Exhibit (a)(1)(F)

Amended and Restated Offer to Purchase for Cash

by

BLUE WOLF MONGOLIA HOLDINGS CORP.

of

Up to 1,467,970 of its Ordinary Shares

at a Purchase Price of $9.97 Per Share

In Connection with its Consummation of a Proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON THURSDAY, JULY 11, 2013 UNLESS THE OFFER IS EXTENDED.

 If you support Blue Wolf Mongolia Holdings Corp.’s proposed acquisition of Li3 Energy, Inc.,

do not tender your Ordinary Shares in the Offer because if more than 1,467,970 Ordinary Shares are tendered in the Offer, we will not be able to consummate the Transaction.

Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company limited by shares (“Blue Wolf,” “we,” “us” or “our”) hereby offers to purchase up to 1,467,970 of Blue Wolf’s issued and outstanding ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $9.97 per share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), for a total Purchase Price of up to $14,635,661 upon the terms and subject to certain conditions described in this Amended and Restated Offer to Purchase for Cash (the “Offer to Purchase”) and in the amended and restated letter of transmittal for the Ordinary Shares (the “Letter of Transmittal”) (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”). In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 1,467,970 Ordinary Shares are so tendered, we may, and we expressly reserve our right to, accept for payment an additional amount of shares not to exceed 2% of our issued and outstanding Ordinary Shares without amending the Offer or extending the Expiration Date (such amount, the “2% Increase”). However, if more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the Merger Condition (as defined herein), we may amend, terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Transaction (as defined below) in accordance with the terms of the Agreement and Plan of Merger described in this Offer to Purchase.

The Share Purchase Price of $9.97 is equal to the per share amount of the Ordinary Shares sold in our initial public offering (“IPO”) on deposit in the trust account established to hold the proceeds of our IPO (the “Trust Account”) as of two business days prior to the commencement of the Offer. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.”

The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of May 21, 2013 (as may be amended from time-to-time, the “Agreement and Plan of Merger”), by and among Blue Wolf, Blue Wolf Acquisition Sub, Inc., a wholly owned subsidiary of Blue Wolf (“Merger Sub”), and Li3 Energy, Inc., a Nevada corporation (“Li3”) pursuant to which, subject to the terms, conditions, and transactions contemplated therein including, but not limited to approval by Li3’s shareholders of such transaction, Merger Sub will merge with and into Li3 (the “Transaction”). Pursuant to its Amended and Restated Memorandum and Articles of Association (the “Charter”), Blue Wolf is required, in connection with its business combination, to provide all holders of its Ordinary Shares with the opportunity to redeem their Ordinary Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Offer is being made to provide Blue Wolf shareholders with such opportunity to redeem their Ordinary Shares. Upon consummation of the Transaction, Blue Wolf intends to change its name to “Li3 Energy Corp.” by resolution of its board. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Li3 will separately solicit its shareholders for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the Securities and Exchange Commission (“SEC”) to register the distribution of the Ordinary Shares issuable by Blue Wolf to Li3’s stockholders. The Registration Statement, which shall include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE MAXIMUM TENDER CONDITION AND THE MERGER CONDITION (EACH AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Ordinary Shares in the Offer with cash available to us from the Trust Account. Except as otherwise set forth in the Agreement and Plan of Merger, all expenses (including, without limitation, each party’s respective legal, accounting and roadshow travel expenses) incurred in connection with the Agreement and Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Transaction is consummated. As of April 30, 2013, Blue Wolf had approximately $76,000 of cash and cash equivalents held outside the Trust Account (which amounts reflect the balance of loan proceeds received from the Sponsor). See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the satisfaction of the Merger Condition. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “—Conditions of the Offer.”

Blue Wolf’s Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MNGL.” As of July 3, 2013, the last reported closing price of the Ordinary Shares was $10.00 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer. See “Price Range of Securities and Dividends.”

We also have outstanding Units comprised of one Ordinary Share and one warrant to acquire one Ordinary Share (a “Warrant” and, together with one Ordinary Share, “Units”). Blue Wolf’s Warrants and Units also are listed on Nasdaq under the symbols “MNGLW” and “MNGLU,” respectively. The Offer is only open for our Ordinary Shares, but not those together as part of our Units. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Warrants prior to tendering such Ordinary Shares. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. See “The Offer — Procedures for Tendering Shares.”

Our intention is to consummate the Transaction. Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Transaction and approved the Agreement and Plan of Merger and the Transaction, and (iii) determined that the Transaction is in the best interests of the shareholders of Blue Wolf and, if consummated, would constitute our initial business combination pursuant to our Charter. If you tender your Ordinary Shares in the Offer, you will not be participating in the Transaction because you will no longer hold such Ordinary Shares in Blue Wolf upon the consummation of the Transaction. Further, if more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, subject to the 2% Increase, we will not be able to consummate the Transaction. See “Price Range of Securities and Dividends” and “The Offer.”

THEREFORE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES.

The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of Blue Wolf shareholders. See “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction.”   You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor. See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer.

Blue Wolf MHC, Ltd., our Sponsor, which is owned by certain of our officers, directors, advisors, their respective affiliates and other non-affiliates, and each of our officers and directors in their individual capacities, has agreed not to tender any Ordinary Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Certain Relationships and Related Transactions — Blue Wolf.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Ordinary Shares or passed upon the accuracy or adequacy of this Offer to Purchase or related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), at the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

July 5, 2013

IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the accompanying Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company (the “Depositary”) at the address shown on the back cover of this Offer to Purchase. Do not send such materials to Blue Wolf or the Information Agent;

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares;” or

•	if you are the holder of Units and wish to tender Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Units prior to tendering such Ordinary Shares pursuant to the Offer. You must instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Ordinary Shares prior to the expiration of the Offer.

Li3 will separately solicit its shareholders for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Merger Consideration Shares issuable by Blue Wolf to Li3’s stockholders. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the Information Agent for the Offer, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Where You Can Find More Information.”

Annex I — Agreement and Plan of Merger, dated as of May 21, 2013 by and among Blue Wolf Mongolia Holdings Corp., Blue Wolf Acquisition Sub, Inc., a wholly-owned subsidiary of Blue Wolf, and Li3 Energy, Inc.

Certain Definitions

Unless otherwise specified in this Offer to Purchase or the context otherwise requires:

•	references to “Blue Wolf” are to Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company;

•	references to “Li3” are to Li3 Energy, Inc., a Nevada corporation;

•	references to “combined company” are to Blue Wolf and Li3 following the Transaction;

•	references to “we,” “our” and “us” prior to consummation of the Transaction are to Blue Wolf and Li3, as applicable; and

•	References to “we,” “our” and “us” following the consummation of the Transaction are to Blue Wolf and its wholly owned subsidiary, Li3.

i

Summary Term Sheet and Questions and Answers

This summary term sheet highlights important information contained in the Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company limited by shares (“Blue Wolf,” “we,” “us” or “our”), Amended and Restated Offer to Purchase for Cash (the “Offer to Purchase”) the Ordinary Shares (as defined below) and the Transaction (as defined below). To understand the Offer (as defined below) and the Transaction fully and for a more complete description of the terms of the Offer and the Transaction, you should carefully read this entire Offer to Purchase, including any Annexes hereto, and the amended and restated letter of transmittal (the “Letter of Transmittal”), which collectively constitute the “Offer.” We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Ordinary Shares Subject of the Offer	Up to 1,467,970 ordinary shares, no par value (the Ordinary Shares”) of Blue Wolf. However, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares not to exceed 2% of our issued and outstanding Ordinary Shares without amending the Offer or extending the Expiration Date (such amount, the “2% Increase”), if it permits us to accept for payment all Ordinary Shares validly tendered in this Offer.

Price Offered Per Ordinary Share	$9.97 net to the seller in cash, without interest thereon (the “Share Purchase Price” or “Purchase Price”).

Scheduled Expiration of Offer	11:59 p.m., New York City time, on July 11, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of Securities and Exchange Commission (“SEC”) review of this Offer to Purchase and the Registration Statement on Form F-4 to be filed separately by Blue Wolf or terminated (the “Expiration Date”).

Party Making the Offer	Blue Wolf Mongolia Holdings Corp.

For further information regarding the Offer, see “The Offer.”

Who is offering to purchase the Ordinary Shares?

Blue Wolf is offering to purchase the Ordinary Shares. See “Business of Blue Wolf” and “The Offer.”

What Ordinary Shares are sought?

We are offering to purchase up to 1,467,970 outstanding Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer. However, in accordance with the rules of the SEC, in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date. Any such purchases would only be made if it permitted us to accept for payment all Ordinary Shares validly tendered in this Offer.

Unless otherwise expressly stated, this Offer to Purchase assumes that no more than 1,467,970 Ordinary Shares will be accepted for payment in this Offer, and that Blue Wolf will not elect to exercise its rights pursuant to the 2% Increase to purchase any additional shares.

1

Why is the Offer for 1,467,970 Ordinary Shares?

Pursuant to our Charter, Blue Wolf is required, in connection with its business combination, to provide all holders of its Public Shares with the opportunity to redeem their Ordinary Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Offer is being made to provide Blue Wolf shareholders with such opportunity to redeem their Ordinary Shares in connection with consideration of our initial business combination. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” Of the approximately $80 million originally held in the trust account (the “Trust Account”) established to hold the proceeds of our initial public offering (the “IPO”), approximately $22.5 million remains therein, after approximately $57.8 million was released from the Trust Account and used to purchase approximately 5.8 million Ordinary Shares tendered by our shareholders in connection with the approval of the amendment of our Amended and Restated Memorandum and Articles of Association (the “Charter”) and the agreement governing the funds in the Trust Account. Also, as contemplated in our IPO prospectus, an aggregate of $2,415,000 of the underwriting commissions were deferred and deposited in the Trust Account, which fees have been modified to provide for a minimum fee of $1.0 million and a maximum fee of up to approximately $1.4 million payable upon consummation of our initial business combination. In addition, as of April 30, 2013, Blue Wolf had approximately $76,000 of cash and cash equivalents on hand outside of the Trust Account (which amounts reflect the balance of loan proceeds received from the Sponsor). Accordingly, $14,635,661 will be available to us to purchase 1,467,970 Ordinary Shares, and consistent with our Charter and the disclosure set forth in our IPO prospectus. As further required by the terms of the Agreement and Plan of Merger, we cannot consummate the Transaction unless the shareholders of Li3 approve the Transaction and retain an amount of cash no less than $5 million after payment of the Purchase Price for shares validly tendered in the Offer and after payment of our expenses. Therefore, and subject to the 2% Increase, if more than 1,467,970 Ordinary Shares (or approximately 34.5% of our publicly held Ordinary Shares) are validly tendered and not properly withdrawn, we will be unable to consummate the Transaction.

What if more than 1,467,970 Ordinary Shares are validly tendered in this Offer?

In the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date. Any such purchases would only be made if it permitted us to accept for payment all Ordinary Shares validly tendered in this Offer. However, if more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the Merger Condition (as defined herein), we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to this Offer or (ii) consummate the Transaction in accordance with the terms of the Agreement and Plan of Merger described in this Offer to Purchase. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer.

What will be the purchase price for the Ordinary Shares and what will be the form of payment?

The Share Purchase Price for the Offer is $9.97 per share. All Ordinary Shares we purchase pursuant to the Offer will be purchased at the Share Purchase Price. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.” If your Ordinary Shares are purchased in the Offer, you will be paid the Share Purchase Price, in cash, without interest, promptly after the Expiration Date. Our Charter requires that we offer a price per Ordinary Share equal to the amount held in the Trust Account pending completion by Blue Wolf of an initial business combination as of the date that is two business days prior to commencement of the Offer but net of taxes payable, divided by the 2,255,881 Ordinary Shares sold as part of the Units in our IPO that are still outstanding (the “Public Shares”). Although we do not anticipate any change to the Share Purchase Price, if we need to adjust the Share Purchase Price to comply with our Charter, we will amend the Offer and, if necessary, extend the Expiration Date for at least 10 business days. Under no circumstances will we pay interest on the Share Purchase Price including but not limited to, by reason of any delay in making payment. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.”

Why is Blue Wolf tendering for the Ordinary Shares if Blue Wolf’s board recommends that I DO NOT tender my shares?

Blue Wolf cannot consummate the Transaction if the Maximum Tender Condition is not satisfied. Accordingly, Blue Wolf’s board recommends that you do not tender your Ordinary Shares so the acquisition of Li3 can be consummated. However, Blue Wolf commenced this Offer to Purchase because Blue Wolf is required pursuant to its Charter to allow shareholders who do not support the Transaction an opportunity to tender their Ordinary Shares to us for purchase.

How is the Offer different from typical tender offers?

Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase. In this case, Blue Wolf does not want its shareholders to tender any Ordinary Shares, and Blue Wolf’s board of directors recommends that existing shareholders not tender their Ordinary Shares after they review this Offer to Purchase. In fact, unlike most tender offers where an offeror’s purchase of securities enables them to consummate a business combination, here, your decision to tender your Ordinary Shares may make it less likely that we can consummate the Transaction with Li3 because if more than 1,467,970 Ordinary Share are validly tendered and not properly withdrawn in the Offer and our rights pursuant to the 2% Increase are not exercised, we will not be able to consummate the Transaction. In essence, the Offer functions as a “reverse” tender offer in which a shareholder can exercise their redemption rights for Ordinary Shares and we will only be able to consummate the Transaction if the Maximum Tender Condition is not satisfied. Accordingly, your decision to tender your Ordinary Shares in the Offer would make it less likely that we will be able to consummate the Transaction.

2

In addition, unlike a typical tender offer, there will be no proration in the event more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. Assuming no shares are purchased pursuant to the 2% Increase, if more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Shareholders have the right, pursuant to our Charter, to a pro rata portion of our Trust Account, absent a business combination, only in the event of our liquidation. Consequently, if we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Agreement and Plan of Merger, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

What is the background of Blue Wolf?

Blue Wolf was formed on March 11, 2011, pursuant to the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses. Blue Wolf consummated its IPO of 8,050,000 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share (a “Warrant” and, together with one Ordinary Share, a “Unit”) on July 20, 2011. The net proceeds of the IPO, together with $3,125,000 from Blue Wolf’s sale of 4,166,667 Warrants (the “Sponsor Warrants”) to Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability which is owned by certain of our officers, directors, advisors and their respective affiliates (our “Sponsor”), plus deferred underwriting fees in connection with our IPO for an aggregate of approximately $80 million, were deposited in the Trust Account.

On April 15, 2013, Blue Wolf’s shareholders approved the amendment of our Charter to provide an extension of Blue Wolf’s corporate existence until July 22, 2013. Blue Wolf conducted a tender offer, funded with the proceeds then held in the Trust Account, in connection with the Charter amendment, pursuant to which it purchased approximately 5.8 million Public Shares for approximately $57.8 million. As a result, approximately $22.5 million remains in the Trust Account. If Blue Wolf does not consummate its initial business combination by July 22, 2013, it must liquidate the Trust Account to the holders of the Ordinary Shares issued in its IPO and dissolve.

Is there an Agreement and Plan of Merger related to the Offer?

Yes. On May 21, 2013, Blue Wolf and Blue Wolf Acquisition Sub, Inc., a wholly-owned subsidiary of Blue Wolf (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Agreement and Plan of Merger”) with Li3 Energy, Inc., a Nevada corporation (“Li3”) and, pursuant to which, among other things and subject to the terms and conditions contained in the Agreement and Plan of Merger, Merger Sub will merge with and into Li3 with Li3 surviving. Upon consummation of the Transaction, Blue Wolf intends to change its name to “Li3 Energy Corp.” by resolution of its board. Li3 will be required to obtain its shareholder approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Ordinary Shares issuable by Blue Wolf to Li3’s stockholders. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders. Pursuant to its Charter, Blue Wolf is required, in connection with its business combination, to provide all holders of its Public Shares with the opportunity to redeem their Ordinary Shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. See “The Transaction” and “The Agreement and Plan of Merger.”

Who is Li3?

Li3 (OTCBB: LIEG), a Nevada corporation, is a South America-based exploration stage company in the lithium mining and energy sector which files public reports with the SEC. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. It is currently focused on exploring, developing and commercializing its 60% controlling interest in its flagship Maricunga Project located in the northeast section of the Salar de Maricunga in Region III of Atacama, in northern Chile. In Chile, its assets consist of 1,888 hectares exploitation mining concessions located within the Salar de Maricunga as well as 4,900 hectares of exploration mining concessions that are strategically located within close proximity to the salar that could serve as potential processing sites for the project. Together, its total Chilean land holdings consist of 6,788 hectares, and it believes it is one of the only companies with an advanced stage lithium and potassium project within the Salar de Maricunga. Li3 plans to continue exploring other synergistic opportunities to further augment and strengthen this property and its land portfolio throughout the region. With the completion of the NI 43–101 Compliant Measured Resource Report in May 2012, Li3’s goals are to: (a) advance Maricunga to the Feasibility Stage; (b) support the global implementation of clean and green energy initiatives; (c) meet growing lithium market demand; and (d) become a mid-tier, low cost supplier of lithium, potassium nitrate, and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. See “Business of Li3.”

3

What is the Structure of the Transaction and the Merger Consideration?

Pursuant to the terms of the Agreement and Plan of Merger, among other things, Li3 will seek approval from its stockholders for the Transaction, in which Merger Sub will merge with and into Li3 with Li3 surviving as a wholly-owned subsidiary of Blue Wolf in exchange for consideration in the form of newly-issued Ordinary Shares of Blue Wolf. Concurrently with the Closing, Merger Sub and Li3 will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the Nevada Revised Statutes (the “NRS”). The time when the Transaction shall become effective is herein referred to as the “Effective Time.”

In connection with the Transaction, at the Effective Time, Blue Wolf shall cause to be issued to the shareholders of record of Li3 one Ordinary Share for every 250 shares of Li3 common stock owned by them (the “Merger Consideration”). In addition, each option and warrant to purchase shares of Li3 common stock which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such Li3 option (the “Converted Option”) or warrant (the “Converted Warrant”) and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time.

Li3 will separately solicit its shareholders for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Merger Consideration. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders.

See “The Transaction,” “The Agreement and Plan of Merger,” “Description of Securities” and “Price Range of Securities and Dividends.”

The diagram below depicts our organizational structure immediately following the consummation of the Offer and the Transaction. The voting percentages provided below assume the following: (i) the issuance of 1,581,990 registered Ordinary Shares to Li3 shareholders as the Merger Consideration; (ii) that no Warrants are exercised (including the Sponsor Warrants and the Converted Warrants); (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Li3 Options are exercised; and (v) that the maximum number of Ordinary Shares are validly tendered in the Offer.

4

Are there any restrictions on the transfer of the Merger Consideration?

Management believes, based upon discussions with Li3 and their largest individual stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will support and agree to approve the Transaction, and that such stockholders will further agree to lock up any Merger Consideration received by them in connection with the Transaction in accordance with the proposed terms of such an agreement (the “Lock-Up and Support Agreement”). These stockholders will agree to lock-up such shares for the earlier of (1) one year following the closing of the Transaction or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (subject to earlier release if the stock price meets certain price targets). Pursuant to the Lock-Up and Support Agreements, during this period, none of such shareholders nor any permitted transferee will be able to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Merger Consideration, whether any such transaction is to be settled by delivery of securities, cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Execution of the Lock-Up and Support Agreements is a closing condition of the Agreement and Plan of Merger. See “The Agreement and Plan of Merger–Closing Conditions of the Transaction” for a further description of the proposed Lock-Up and Support Agreements.

Are there other agreements that will be entered into in connection with the Transaction?

Yes. In addition to the Agreement and Plan of Merger, on May 21, 2013, Blue Wolf and its Sponsor entered into the Sponsor Agreement. Additionally, on June 13, 2013, Blue Wolf and Li3 entered into the Investor Rights Agreement and a Lock-up and Support Agreement with POSCO. Li3 is in the process of obtaining executed Lock-Up and Support Agreements from holders of a majority of its issued and outstanding shares of common stock. The terms of such agreements are described in greater detail below under the heading “Related Agreements.”

What assumptions have we made when disclosing ownership information?

Unless otherwise expressly stated, this Offer to Purchase assumes that no more than 1,467,970 Ordinary Shares will be accepted for payment in this Offer, and that Blue Wolf will not elect to exercise its rights pursuant to the 2% Increase to purchase any additional shares.

We have made several assumptions with respect to ownership of our Ordinary Shares following the consummation of the Transaction. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this Offer to Purchase. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-transaction assume: (i) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration to Li3 shareholders; (ii) that no Warrants (including the Sponsor Warrants and Converted Warrants) are exercised; (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Converted Options are exercised; and (v) that 1,467,970 Ordinary Shares are validly tendered pursuant to the Offer.

Are the Offer and the Transaction conditioned on one another?

Yes. Pursuant to the Agreement and Plan of Merger, it is a condition to the consummation of the Transaction that Blue Wolf shall have conducted the Offer and satisfied each of the Maximum Tender Condition and the Merger Condition. If the Merger Condition is not satisfied upon a then scheduled Expiration Date, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer and we will not consummate the Transaction. See “The Agreement and Plan of Merger.”

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What are the most significant conditions to the Offer?

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn, subject to our right to accept for payment an additional amount of shares pursuant to the 2% Increase, prior to the Expiration Date is conditioned upon, among other things:

•	no more than 1,467,970 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

•	the Transaction, in our reasonable judgment to be determined immediately prior to the Expiration Date, is capable of being consummated by July 22, 2013. We refer to this condition, which is not waivable, as the “Merger Condition.”

We refer to the conditions to the Offer, including the Merger Condition, as the “offer conditions.” See “The Agreement and Plan of Merger — Conditions to the Closing of the Transaction” and “The Offer — Conditions of the Offer.”

What are the most significant conditions to the Transaction?

Pursuant to the Agreement and Plan of Merger, the consummation of the Transaction is conditioned upon, among other things, (i) Blue Wolf shall have completed the Offer and accepted for payment all Ordinary Shares that have been validly tendered and not properly withdrawn in the Offer; (ii) approval of the Transaction by Li3’s stockholders and (iii) standard transaction closing conditions (e.g., representations and warranties are true and correct, covenants and agreements have been performed, certificates and other instruments have been executed and delivered, antitrust and regulatory approvals have been obtained, no material adverse effect has occurred with respect to Blue Wolf or Li3, and no law or order is in effect prohibiting the Transaction). Additionally, the Transaction is conditioned upon the parties entering an Investor Rights Agreement with POSCO as well as Lock-up and Support Agreements with holders of a majority of Li3’s outstanding shares of common stock. On June 13, 2013, POSCO executed the Investor Rights Agreement and a Lock-Up and Support Agreement. Li3 is in the process of obtaining executed Lock-Up and Support Agreements from holders of a majority of its issued and outstanding shares of common stock. Li3 has determined that no additional third party consents are required to consummate the Transaction. If any of the conditions to the Transaction are not met, Li3 or Blue Wolf may choose to exercise any applicable right to terminate the Agreement and Plan of Merger. See “Risk Factors — Risks Related to the Transaction” and “The Agreement and Plan of Merger — Conditions to the Closing of the Transaction.”

Does the Transaction require the approval of Li3’s stockholders?

Li3 will separately solicit its shareholders, and convene a meeting of its stockholders, for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Merger Consideration. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders. However, management believes, based upon discussions with Li3 and their largest individual stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will support and agree to approve the Transaction.

Will there be a single controlling shareholder of Blue Wolf following the completion of the Transaction?

No. However, immediately following the Transaction, the existing Blue Wolf shareholders will hold voting securities representing between approximately 62.7% of our voting power, in the event no Ordinary Shares are validly tendered in the Offer, and approximately 42.9% of our voting power in the event 1,467,970 Ordinary Shares are accepted for payment in the Offer (in each case not including outstanding options and warrants). In addition, POSCO, an existing Li3 stockholder, will hold voting securities representing between approximately 9.5% of our voting power, in the event no Ordinary Shares are validly tendered in the Offer, and approximately 14.5% of our voting power in the event 1,467,970 Ordinary Shares are accepted for payment in the Offer.

See “Beneficial Ownership of Securities” for more information regarding our beneficial ownership following the Transaction.

Why are we making the Offer?

We are making the Offer in connection with the Transaction because the provisions of our Charter, as disclosed in the prospectus related to our IPO, and the Agreement and Plan of Merger require us to conduct the Offer to provide our shareholders an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account upon our consummation of a business combination. We also represented that in connection with this redemption opportunity, we would provide our shareholders with offering documents that contained substantially the same financial and other information about our proposed business combination and redemption rights that would otherwise be required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies. Accordingly, we are making the Offer so that we may provide our shareholders with appropriate disclosure regarding the business and finances of Blue Wolf, Li3 and the post-transaction company so that our shareholders can decide whether to hold their Ordinary Shares, or ask that they be redeemed by us pursuant to this Offer if the offer conditions are satisfied.

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Promptly following the scheduled Expiration Date, we will publicly announce whether the Maximum Tender Condition and Merger Condition, and the other conditions to this Offer have been satisfied or waived (as applicable) and whether the Offer has been completed, extended or terminated. If such conditions are satisfied or waived, promptly after the Expiration Date Blue wolf shall purchase and pay the Purchase Price for each Ordinary Share validly tendered and not properly withdrawn. Upon consummation of the Transaction, which shall occur no later than July 22, 2013, Li3 will become a wholly-owned subsidiary of Blue Wolf. The Transaction would be completed without a meeting of Blue Wolf’s shareholders pursuant to our Charter and BVI law. See “The Transaction”.

Why must we complete our business combination by July 22, 2013?

Pursuant to our Charter, we have until July 22, 2013 to complete a business combination. If we do not consummate a business combination within such time, we (i) will distribute the Trust Account, pro rata, to holders of our Public Shares by way of redemption and (ii) cease all operations except for the purposes of any winding up of our affairs. Consequently, if we do not consummate the Transaction, we will not be able to consummate a different business combination by July 22, 2013 because we will not have enough time to identify another target, perform due diligence, negotiate a definitive agreement related to the business combination and complete a new tender offer.

How will Blue Wolf fund the payment for the Ordinary Shares?

Blue Wolf will use a portion of the approximately $22.5 million which is currently held in the Trust Account to purchase the Ordinary Shares tendered in the Offer. See “The Offer — Source and Amount of Funds” and “The Agreement and Plan of Merger.”

How does Blue Wolf intend to allocate the approximate $22.5 million in the Trust Account and approximately $76,000 cash on hand?

Of the approximate $22.5 million in the Trust Account, Blue Wolf intends to: (i) retain an amount of cash no less than $5 million to satisfy the Merger Condition; (ii) use between $1.0 million and $1.4 million to pay the deferred IPO underwriting fees; (iii) use approximately $1.4 million to pay the fees and expenses in connection with the Offer and Transaction, although we may subsequently seek to defer a portion of such fees and expenses if needed to facilitate the consummation of the Transaction; and (iv) use up to $14,635,661 to purchase Ordinary Shares validly tendered and not properly withdrawn in this Offer. If sufficient cash is available from the Trust Account subsequent to the above payments, we would also intend to use approximately $400,000 to repay loans from our Sponsor before the remaining balance, if any, is allocated pursuant to the direction of the combined company, for general working capital or other purposes.

Depending on the results of the Offer, we expect that at least approximately $7,836,737 million (if 1,467,970 Ordinary Shares are tendered) to approximately $22,472,398 million (if no Ordinary Shares are tendered) of cash will be released to us from the Trust Account upon consummation of the Transaction.

As of April 30, 2013, Blue Wolf had approximately $76,000 of cash on hand outside of the Trust Account (which amounts reflect the balance of loan proceeds received from the Sponsor), which amount can be used for any purpose, including satisfaction of the Merger Condition, at the direction of Blue Wolf.

See “The Offer — Source and Amount of Funds.”

How long do I have to tender my Ordinary Shares?

You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with a condition of the Offer, Blue Wolf may need to extend the Offer depending on the timing and process of the SEC’s staff review of this Offer to Purchase and related materials. The Offer will expire on Thursday, July 11, 2013, at 11:59 p.m., New York City time, unless we terminate or extend the Offer. We may extend the Offer for various reasons, including to provide sufficient time to enable Blue Wolf’s Registration Statement on Form F-4 to be declared effective or to enable Li3 to convene a meeting of its stockholders to approve the Transaction. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

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Can the Offer be extended, amended or terminated and, if so, under what circumstances?

 We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to certain restrictions in the Agreement and Plan of Merger. We may extend the Offer for various reasons, including to provide sufficient time to enable Blue Wolf’s Registration Statement on Form F-4 to be declared effective or to enable Li3 to convene a meeting of its stockholders to approve the Transaction. If we extend the Offer, we will delay the acceptance of any Ordinary Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination. See “The Offer — Extension of the Offer; Termination; Amendment.”

How do I tender my Ordinary Shares?

If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Thursday, July 11, 2013, or such later time and date to which we may extend the Offer. Shareholders should not deliver any such materials to Blue Wolf or the Information Agent .

If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Ordinary Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares.”

You may contact Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), or your broker for assistance. The telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my Units or Warrants?

No. If you hold Units, comprised of one Ordinary Share and a Warrant, and desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Warrants that comprise the Units prior to tendering your Ordinary Shares pursuant to the Offer. You may instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires you will likely not be able to validly tender those Ordinary Shares prior to the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.

Furthermore, our Warrants are not exercisable until 30 days after the consummation of the Transaction and therefore a Warrant holder will not be able to exercise his, her or its Warrants to purchase Ordinary Shares and then tender the Ordinary Shares pursuant to the Offer.

Until what time can I withdraw previously tendered Ordinary Shares?

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Thursday, July 11, 2013. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Wednesday, July 17, 2013 if not accepted prior to such time, we will cease operations, distribute the proceeds held in our Trust Account to the holders of our Ordinary Shares purchased in our IPO and begin to liquidate Blue Wolf if we do not consummate the Transaction by July 22, 2013. Except as otherwise provided in “The Offer — Withdrawal Rights,” tenders of Ordinary Shares are irrevocable.

How do I properly withdraw Ordinary Shares previously tendered?

 You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares. Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

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Has Blue Wolf or its board of directors adopted a position on the Offer?

Our intention is to consummate the Transaction. Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of and approved the Transaction, and (iii) determined that the Transaction is in the best interests of the shareholders of Blue Wolf and, if consummated, would constitute our initial business combination pursuant to our Charter. If the Maximum Tender Condition is not satisfied, we will be unable to consummate the Transaction. Our board of directors therefore unanimously recommends that you do not tender your Ordinary Shares pursuant to the Offer. If you tender your Ordinary Shares pursuant to the Offer, you will not be participating in the Transaction because you will no longer hold such Ordinary Shares in Blue Wolf upon the consummation of the Transaction. Because we can only satisfy the Merger Condition (assuming the Transaction is approved by Li3’s shareholders) and therefore consummate the Transaction if the Maximum Tender Condition is not satisfied, each Ordinary Share tendered may make it less likely that we can consummate the Transaction. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of holders of our Public Shares. See “Risk Factors — Risks Related to the Transaction” and “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction.” You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

When and how will Blue Wolf pay for the Ordinary Shares I tender that are accepted for payment?

Blue Wolf will pay the Share Purchase Price in cash, without interest, for the Ordinary Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are satisfied or, if waivable, waived. The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

 If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale of your tendered Ordinary Shares or (ii) a corporate distribution. See “The Offer — Material U.S. Federal Income Tax Considerations.”

How will the Transaction be treated for U.S. federal income tax purposes?

It is expected by the parties to the Transaction that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code, with the further expectation that Section 367(a) of the Internal Revenue Code should also apply to the Transaction requiring U.S. Holders of Li3 common stock to recognize gain (but not loss) on the exchange of the Li3 shares. The amount of gain recognized should equal the excess, if any, of the fair market value of the Blue Wolf Ordinary Shares received in the Transaction over the U.S. stockholder's adjusted tax basis in the shares of Li3 common stock surrendered. See the section entitled “The Offer - Material U.S. Federal Income Tax Considerations to Li3 Shareholders.”

What will be the accounting treatment for the Transaction?

Blue Wolf’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. See the section entitled “The Transaction — Accounting Treatment.”

Will there be any differences in the rights of Li3 shareholders as a result of the Transaction?

Yes. As a result of the Transaction, there will be several differences in the rights of Li3 shareholders as they will become shareholders of Blue Wolf. These differences include, but are not limited to, notice requirements for shareholder meetings, approval requirements for charter amendments, and rights relating to dividends and other distributions. See “Material Differences in the Rights of Blue Wolf Shareholders Following the Offering — Nevada Company Considerations” for detailed information on the various differences.

Will I have to pay stock transfer tax if I tender my Ordinary Shares?

 We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone (800) 662-5200 (banks and brokerage firms: (203) 658-9400); email: mngl.info@morrowco.com.

How will the Offer and issuance of the Merger Consideration affect the number of our outstanding shares and holders?

Immediately following the Transaction, we will have 4,240,371 Ordinary Shares outstanding in the event no Ordinary Shares are tendered in this Offer, and 2,772,401 Ordinary Shares outstanding in the event 1,467,970 Ordinary Shares are accepted in the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Securities.”

To the extent any of our shareholders validly tender their Ordinary Shares (without subsequently properly withdrawing such tendered Ordinary Shares) and that tender is accepted, the number of our holders following the Transaction would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

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Will our Sponsor, officers or directors tender their Ordinary Shares in the Offer?

No. Our Sponsor, and each of our officers and directors in their individual capacities, has agreed not to tender any Ordinary Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Related Agreements—Sponsor Agreement.”

What will happen if I do not tender my Ordinary Shares?

Shareholders who choose not to tender their Ordinary Shares will retain their Ordinary Shares. However, such shareholders’ ownership interests will be diluted following the completion of the Offer and the consummation of the Transaction as a result of the issuance of the Merger Consideration to Li3’s shareholders. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Securities.”

If I object to the price being offered for my Ordinary Shares, will I have appraisal rights?

No. No appraisal rights will be available to you in connection with the Offer or the Transaction. See “Appraisal Rights.” Li3’s public stockholders will have dissenters’ rights in connection with the business combination in accordance with the provisions of Nevada law.

What is the recent market price for the Ordinary Shares?

As of July 3, 2013, the last reported closing price on the Nasdaq Capital Market (“Nasdaq”) of Blue Wolf’s Ordinary Shares was $10.00. You are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender your Ordinary Shares. See “Price Range of Securities and Dividends.”

Will the Ordinary Shares be listed on a stock exchange following the Transaction?

Blue Wolf’s Ordinary Shares are currently listed on Nasdaq. Although there can be no assurance concerning our ability to meet Nasdaq’s continued qualification standards in the future, we commenced this Offer pursuant to our Charter to provide our shareholders with an opportunity to redeem their Ordinary Shares in connection with the Transaction, and not for the purpose of causing our Ordinary Shares to be delisted from Nasdaq. We intend for our securities to continue to be listed on Nasdaq subsequent to the consummation of the Transaction. We also intend to apply for the listing of our securities on the TSX or TSX Venture in Canada subsequent to the closing of the Transaction. See “Risk Factors — Risks Related to the Offer” and “— Risks Related to Blue Wolf.”

What interests do the directors and executive officers of Blue Wolf have in the Transaction?

Directors and executive officers of Blue Wolf have interests in the Transaction that may be different from, or in addition to, the interests of Blue Wolf shareholders. These interests include:

•	Our Sponsor owns 2,012,500 Ordinary Shares, which it acquired for $25,000 and which have an aggregate value of $20,125,000 based on the closing price of the Ordinary Shares on Nasdaq of $10.00 as of July 3, 2013. It has waived its right to receive distributions with respect to its shares upon Blue Wolf’s liquidation, which will occur if Blue Wolf is unable to consummate the Transaction by July 22, 2013. Accordingly, the Sponsor’s Ordinary Shares will be worthless if Blue Wolf is forced to liquidate.

•	Our Sponsor owns 4,166,667 Sponsor Warrants, which it acquired for $3,125,000 and which have an aggregate value of $1,250,000 based on the closing price of the Warrants on Nasdaq of $0.30 as of July 3, 2013. In the event of Blue Wolf’s liquidation, the Sponsor Warrants will expire worthless.

•	As of the date of this Offer to Purchase, our Sponsor has made loans to us in the aggregate amount of $400,000. In the event of liquidation, we will not be able to repay the loans to our Sponsor.

•	Each of our current directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred by him in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, but only if the business combination is consummated. In the event we consummate the Transaction, all such expenses will be paid by us in full.

•	If Blue Wolf liquidates in the event it is unable to consummate the Transaction, Messrs. Kraus and Edwards may be liable to us in the event any claims by a vendor for services rendered or a prospective target business with which we have discussed entering into a business combination reduce the amounts in the Trust Account below $9.97 per share except in certain circumstances. See “Certain Relationships and Related Transactions.”

These interests may influence the Blue Wolf directors and executive officers in the negotiation of the Agreement and Plan of Merger, the Related Agreements and the approval of the Transaction. See “Risk Factors — Risks Related to the Transaction,” “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone (800) 662-5200 (banks and brokerage firms: (203) 658-9400); email: mngl.info@morrowco.com.

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FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements.

 Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of the Offer to Purchase, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

These risks, uncertainties and other important factors include, but are not limited to, the statements set forth under “Risk Factors” and the following:

•	the risk that more than 1,467,970 Ordinary Shares will be validly tendered and not properly withdrawn prior to the Expiration Date which would then cause us to (i) be unable to satisfy the Maximum Tender Condition and the Merger Condition, (ii) be unable to consummate the Transaction and (iii) withdraw the Offer;

•	the risk that Blue Wolf’s Registration Statement on Form F-4 is not declared effective prior to July 22, 2013, or even if effective, Li3 may not have sufficient time subsequent to effectiveness to seek stockholder approval of the Transaction under Nevada law, or even if so, that Li3 stockholders do not approve the Transaction.

•	the risk that governmental and regulatory review of the tender offer documents may delay the Transaction or result in the inability of the Transaction to be consummated by July 22, 2013 and the length of time necessary to consummate the proposed Transaction;

•	the risk that a condition to consummation of the Transaction may not be satisfied or waived;

•	the risk that the anticipated benefits of the Transaction may not be fully realized or may take longer to realize than expected;

•	the risk that any projections, including earnings, revenues, expenses, margins, mineral reserve estimates or any other financial items are not realized;

•	changing legislation and regulatory environments including those in foreign jurisdictions in which Li3 intends to operate;

•	the ability to list and comply with Nasdaq’s continuing listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees;

•	Li3’s mineral operations are subject to Chilean law and government regulation. Even if Li3 discovers lithium in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of lithium;

•	the risk that lithium, iodine and nitrates prices are subject to unpredictable fluctuations; and

•	the risk that Li3 may be unable to amend the mining claims that it is seeking to acquire to cover the primary minerals that Li3 plans to develop.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in (i) Blue Wolf’s other filings with the SEC, including the final prospectus related to our IPO dated July 14, 2011 (Registration No. 333-173419) and our Annual Report on Form 10-K/A (File No. 001-35234) for the fiscal year ended February 29, 2012 and (ii) Li3’s filings with the SEC, including its Registration Statement on Form S-1 (Registration No. 333-175329), Registration Statement on Form S-1 (Registration No. 333-185714) and its Annual Report on Form 10-K (File No. 000-54303) for the fiscal year ended June 30, 2012. The documents filed with the SEC, including those referred to above, also discuss some of the risks that could cause actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in the Offer. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein, as well as in the final prospectus related to our IPO dated July 14, 2011 (Registration No. 333-173419) and our Annual Report on Form 10-K for the fiscal year ended February 29, 2012 (File No. 001-35234).

Risks Related to the Offer

Holders of our Ordinary Shares may fail to understand that they should NOT tender their Ordinary Shares if they support the Transaction. To the extent the Maximum Tender Condition is not satisfied, we will be unable to consummate the Transaction.

There is a risk that holders of Ordinary Shares will tender their Ordinary Shares despite the fact that they support the Transaction. We are a blank check, or special purpose acquisition company (“SPAC”), and the Offer is designed to afford holders of Ordinary Shares with the opportunity to redeem their shares if they do not approve of our proposed business combination, Unlike a typical third party or issuer tender offer in which the offeror desires that shareholders tender securities that are the subject of the tender offer, confusion may arise stemming from the fact that we have commenced the Offer but we do not want our shareholders to tender their Ordinary Shares in the Offer. Furthermore, our board of directors recommends that shareholders not tender Ordinary Shares pursuant to the Offer. If shareholders approve of the proposed Transaction and desire to retain their Ordinary Shares, the shareholders should not tender any of their Ordinary Shares which results in more than 1,467,970 Ordinary Shares being validly tendered and not properly withdrawn, we will terminate or extend the Offer. If we terminate the Offer, we will be unable to consummate the Transaction and be required to liquidate if we cannot consummate a business combination by July 22, 2013.

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. Certain events following the consummation of the Transaction may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will bear the risk of ownership of your Ordinary Shares after the consummation of the Transaction, and there can be no assurance that you can sell your shares in the future for a greater amount than the Share Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions to the Offer are not met, Blue Wolf will not have access to the funds in the Trust Account to purchase any shares which are validly tendered and not properly withdrawn and will terminate the Offer.

We plan to use the cash available from the funds held in the Trust Account to purchase the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer. Accordingly, if the conditions to the Offer are not satisfied, including the Maximum Tender Condition and the Merger Condition, we will not be able to access the funds held in the Trust Account and thus will terminate or extend the Offer. See “The Tender Offer — Conditions of the Offer.”

Following the Offer, the amount of cash available to us for working capital purposes may be reduced, additional sources of financing may not be available and our purchase of shares in the Offer will cause our public float to be reduced. As a result, our stock price could decline and our shareholders may be disadvantaged by reduced liquidity in our securities.

Although our board of directors has unanimously determined that the Transaction and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	use of funds to purchase Ordinary Shares in the Offer and to pay expenses of the IPO, Offer and Transaction will reduce the funds available as working capital for the continuation of Li3’s business through the combined company;

•	we may not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, may be reduced, which may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.

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If Li3’s stockholders do not approve the Transaction, we will be unable to consummate the Transaction.

Li3’s shareholders will be required to approve the Transaction. Li3 will separately solicit its shareholders for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Merger Consideration. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders. There is no assurance that the Form F-4 will be declared effective by the SEC with sufficient time to convene a meeting of Li3’s stockholders prior to July 22, 2013. Even if the Form F-4 is declared effective by the SEC with sufficient time to convene a meeting of Li3’s stockholders prior to July 22, 2013, there is a risk that Li3’s stockholders will not approve the Transaction at the meeting of stockholders. In the event Li3’s stockholders do not approve the Transaction for any reason, we will be unable to consummate the Transaction.

Risks Related to Blue Wolf

Your only opportunity to affect the investment decision regarding the Transaction will be limited to the exercise of your right to redeem your Ordinary Shares from us for cash.

Since our board of directors may consummate a business combination without seeking shareholder approval in accordance with our Charter and the Agreement and Plan of Merger, shareholders will not have the right or opportunity to vote on the Transaction. Accordingly, your only opportunity to affect the investment decision regarding the Transaction may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended from time to time. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied. See “The Offer.”

If the Transaction is not consummated, we will not have sufficient time to consummate a different business combination and will be required to liquidate.

Pursuant to our Charter, we have until July 22, 2013 to complete a business combination. If we are unable to consummate the Transaction, we will not have sufficient time to identify another target, perform due diligence, negotiate a definitive agreement related to the business combination and complete a tender offer by July 22, 2013. Additionally, we would have fewer funds at our disposal to pay for the costs associated with consummating a different business combination. Consequently, if we do not consummate the Transaction, we may not be able to consummate a different business combination by July 22, 2013. If we are unable to consummate our business combination by July 22, 2013, we will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to holders of our Public Shares by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein.

If we are unable to consummate a business combination, our public shareholders will be forced to wait until July 22, 2013or longer before receiving distributions from our Trust Account.

We have until July 22, 2013 to complete a business combination. If we are unable to consummate our business combination by July 22, 2013, we will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of Public Shares from the Trust Account shall be effected automatically by function of our Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the BVI Business Companies Act, 2004 (the “Companies Act”). In that case, investors may be forced to wait beyond July 22, 2013 before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our business combination prior thereto and only then in cases where investors have sought to redeem their Ordinary Shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our business combination.

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Upon our liquidation, distributions from out Trust Account may be delayed while the liquidator determines the extent of potential creditor claims.

Pursuant to, among other documents, our Charter, if we do not complete our business combination by July 22, 2013, this will trigger an automatic redemption of our Ordinary Shares using the available funds in the Trust Account pursuant to our Charter, resulting in our repayment of available funds in the Trust Account together with our subsequent voluntary liquidation as may be determined by our directors. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement locally in the British Virgin Islands and in Blue Wolf’s principal place of business or in the place the liquidator believes such advertising is most likely to come to the attention of Blue Wolf’s creditors , and taking any other steps he considers appropriate, after which our assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his or her statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”) that the liquidation has been completed. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

In any liquidation proceedings of Blue Wolf under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the redemption amounts payable to them.

Our independent directors may decide not to enforce indemnification obligations against Messrs. Kraus and Edwards, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below approximately $9.97 per share and Messrs. Kraus or Edwards asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against such person to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against such person to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below approximately $9.97 per share.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (1) to exercise your Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (2) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (3) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Sponsor Warrants will be redeemable by us so long as they are held by members of the Sponsor or their permitted transferees.

We have not registered the Ordinary Shares issuable upon exercise of the warrants under the Securities Act or states securities laws, and such registration may not be in place when an investor desires to exercise its warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws. If the Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the Ordinary Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the ordinary shares included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying ordinary shares for sale under all applicable state securities laws.

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An active market for our securities may not develop following the Transaction, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities may never develop following the Transaction or, if developed, it may not be sustained. Additionally, if our securities are delisted from Nasdaq, , and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of our securities may be more limited than if we were listed on Nasdaq or another national or foreign exchange. You may be unable to sell your securities unless a market can be established and sustained.

As a foreign private issuer, we are permitted to rely on exemptions from certain NASDAQ corporate governance standards and other Exchange Act requirements applicable to U.S. issuers. This may afford less protection to holders of our securities.

As a foreign private issuer, we are permitted to follow home country corporate governance practices instead of certain corporate governance rules of the Nasdaq Capital Market. The corporate governance practice in our home country, the British Virgin Islands, does not require the implementation of various Nasdaq Capital Market corporate governance rules. Accordingly, we intend to rely on our home country corporate governance practice including, among other things, the composition and responsibilities of its board of directors and board committees (including the audit, compensation and nominating committees), the participation of independent directors in the determination of executive compensation and the nomination of directors, the requirement of annual meetings of shareholders, the review and oversight of related-party transactions, the scheduling of executive sessions, the availability and content of a code of conduct, the number of shareholders representing a quorum at shareholders’ meetings and any other home country practice that would be permitted by the Nasdaq Capital Market under its rules from time to time. Furthermore, we intend to follow home country practice instead of Rule 5635 of the Nasdaq Capital Market, which requires shareholder approval for certain issuances of securities, including acquisitions of stock or assets of third parties resulting in the issuance of 20% or more of an issuer’s outstanding shares, issuances resulting in a change of control of an issuer and certain equity compensation plans.

As a foreign private issuer, we will also be exempt from those rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, selective disclosure rules pursuant to Regulation FD and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic and current reports with the SEC as frequently or as promptly as U.S. issuers. Because of these exemptions, our shareholders are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We do not currently intend to hold an annual meeting of shareholders until after our consummation of a business combination.

We are not required under BVI law to hold an annual meeting of shareholders and we do not currently intend to hold an annual meeting of shareholders until after we consummate our initial business combination. If our shareholders want us to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above such 30 percent level. Until we hold an annual meeting of shareholders, public shareholders may not be afforded the opportunity to elect directors and to discuss company affairs with management.

Our securities may not continue to be listed on Nasdaq in the future, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other requirements. If and when we consummate the Transaction, we will be required to comply with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. We may not be able to meet those listing requirements.

If we fail to meet all applicable Nasdaq requirements and Nasdaq delists our securities from trading on its exchange, we expect our securities could be quoted on the OTC Bulletin Board or the “pink sheets.” If this were to occur, we could face significant material adverse consequences, including:

•	limited availability of market quotations for our securities;

•	reduced liquidity of our securities;

•	a determination that our shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

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•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Furthermore, The National Securities Markets Improvement Act of 1996 (“NSMIA”) is a federal statute which prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our securities are listed on Nasdaq, they are covered securities for the purpose of NSMIA. If our securities were no longer listed on Nasdaq and therefore not “covered securities,” we would be subject to regulation in each state in which we offer our securities.

You may face difficulties in protecting your interests, and your ability to protect your rights through the United States federal courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our Charter, the BVI Business Companies Act, 2004 of the British Virgin Islands (the “Companies Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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Our Charter permits the board of directors to create additional classes of securities, including shares with rights, preferences, designations and limitations as they determine which may have an anti-takeover effect.

Our Charter permits the board of directors to designate rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect to the terms or the issuance. If issued, the rights, preferences, designations and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding ordinary shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers. Notwithstanding the foregoing, any such issuance should not affect the redemption or liquidation rights of our ordinary shareholders.

Risks Related to the Transaction

Our working capital will be reduced to the extent Ordinary Shares are tendered in connection with the Offer or to the extent our cash and cash equivalents are lower than expected.

The approximately $22.5 million in funds to be released from the Trust Account to us and Blue Wolf’s cash and cash equivalents on hand immediately prior to the consummation of the Transaction will be used to (i) pay the Share Purchase Price to shareholders of Blue Wolf who have validly tendered and not properly withdrawn their Ordinary Shares pursuant to the Offer, and (ii) then, subject to the discretion of its board of directors, allocate any funds released to it towards the payment of its obligations pursuant to the Agreement and Plan of Merger and/or to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to us in connection with the Transaction, in addition to between $1.0 million and up to approximately $1.4 million in deferred underwriting fees from our IPO and repayment of all outstanding loans from our Sponsor. The remaining funds, in an amount no less than $5 million (after payment of the Purchase Price for shares validly tendered in the Offer and payment of Blue Wolf’s expenses), will be used for working capital by the combined company.

If the Transaction is consummated and amount remaining amount of funds is insufficient to fund our post-Transaction working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all.

Directors and executive officers of Blue Wolf have potential conflicts of interest in structuring, negotiating and the approval of the Transaction.

When considering whether to tender your Ordinary Shares pursuant to the Offer, Blue Wolf shareholders should be aware that directors and executive officers of Blue Wolf have interests in the Transaction that may be different from, or in addition to, the interests of Blue Wolf shareholders. These interests include:

•	Our Sponsor owns 2,012,500 Ordinary Shares, which it acquired for $25,000 and which have an aggregate value of $20,125,000 based on the closing price of the Ordinary Shares on Nasdaq of $10.00 as of July 3, 2013. It has waived its right to receive distributions with respect to its shares upon Blue Wolf’s liquidation, which will occur if Blue Wolf is unable to consummate the Transaction by July 22, 2013. Accordingly, the Sponsor’s Ordinary Shares will be worthless if Blue Wolf is forced to liquidate.

•	Our Sponsor owns 4,166,667 Sponsor Warrants, which it acquired for $3,125,000 and which have an aggregate value of $1,250,000 based on the closing price of the Warrants on Nasdaq of $0.30 as of July 3, 2013. In the event of Blue Wolf’s liquidation, the Sponsor Warrants will expire worthless.

•	As of the date of this Offer to Purchase, our Sponsor has made loans to us in the aggregate amount of $400,000. In the event of liquidation, we will not be able to repay the loans to our Sponsor.

•	Each of our current directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred by him in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, but only if the business combination is consummated. In the event shareholders we consummate the Transaction, all such expenses will be paid by us in full.

•	If Blue Wolf liquidates in the event it is unable to consummate the Transaction, Messrs. Kraus and Edwards may be liable to us in the event any claims by a vendor for services rendered or a prospective target business with which we have discussed entering into a business combination reduce the amounts in the Trust Account below $9.97 per share except in certain circumstances. See “Business of Blue Wolf—Introduction—Redemption of Public Shares And Liquidation If No Initial Business Combination.”

These interests may influence the Blue Wolf directors and executive officers in the negotiation of the Agreement and Plan of Merger, the Related Agreements and the approval of the Transaction. See “Risk Factors — Risks Related to the Transaction,” “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction.”

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None of the Merger Consideration issued in the Transaction will be held in escrow. Consequently, Blue Wolf may not be able to be compensated for indemnifiable damages that it may sustain.

None of the Merger Consideration issued in the Transaction will be held in escrow to cover the indemnification obligations of Li3 to Blue Wolf against losses that Blue Wolf may sustain and that result from, arise out of or relate to any breach by Li3 or Merger Sub of any of their representations, warranties, or the covenants or agreements contained in the Agreement and Plan of Merger. As a consequence, Blue Wolf may not be able to be compensated for indemnifiable damages that it may sustain.

The exercise of discretion by Blue Wolf’s directors and executive officers in agreeing to changes to the terms of or waivers of closing conditions in the Agreement and Plan of Merger or the Offer may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the Blue Wolf shareholders’ best interest.

In the period leading up to the consummation of the Transaction, events may occur that, pursuant to the Agreement and Plan of Merger, would require Blue Wolf to agree to amend the Agreement and Plan of Merger, to consent to certain actions taken by Li3 or Merger Sub or to waive rights that Blue Wolf is entitled to under the Agreement and Plan of Merger. Such events could arise because of changes in the course of Li3’s business, a request by Li3 to undertake actions that would otherwise be prohibited by the terms of the Agreement and Plan of Merger or the occurrence of other events that would have a material adverse effect on Li3’s business and would entitle Blue Wolf to terminate the Agreement and Plan of Merger. In any of such circumstances, it would be in the discretion of Blue Wolf, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors and executive officers described elsewhere in this Offer to Purchase may result in a conflict of interest on the part of one or more of the directors or executive officers between what he may believe is best for Blue Wolf and its shareholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this Offer to Purchase, Blue Wolf does not believe there will be any changes or waivers that its directors and executive officers would be likely to make prior to consummation of the Transaction. While certain changes could be made without notification to shareholders, if there is a change to the terms of the Transaction that would have a material impact on the shareholders, Blue Wolf may be required to circulate a new or amended Offer to Purchase or supplement thereto prior to the Expiration Date of the Offer.

If the Transaction’s benefits do not meet the expectations of investors and/or shareholders, the market price of our securities may decline.

The market price of Blue Wolf’s securities, including its Ordinary Shares, prior to the consummation of the Transaction or the market price of our securities following the consummation of the Transaction may decline as a result of the Transaction if we do not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by investors and/or shareholders. Accordingly, shareholders may experience a loss as a result of a decline in the market price of our securities prior to or following the consummation of the Transaction. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The conversion or exercise of our outstanding convertible securities after the Transaction will result in substantial dilution and could have an adverse effect on the market prices of our securities.

Upon the consummation of the Transaction and issuance of the 1,581,990 Ordinary Shares as Merger Consideration, Blue Wolf’s existing shareholders will own:

•	approximately 62.7% of the outstanding shares of Blue Wolf assuming no tender of Ordinary Shares in connection with the Offer; or

•	approximately 42.9% of the outstanding shares of Blue Wolf assuming 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased, in the Offer.

In addition, should our options and warrants outstanding upon the consummation of the Transaction be exercised, there would be an additional 9,534,440 Ordinary Shares eligible for trading in the public market. Such securities, if exercised, will substantially increase the number of our issued and outstanding Ordinary Shares. Therefore, the sale, or even the possibility of sale, of the Ordinary Shares underlying these warrants and options could have an adverse effect on the market price for our securities.

See “Beneficial Ownership of Securities — Voting Interests of Existing Blue Wolf Shareholders Following the Transaction.”

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We have not obtained an opinion from an independent investment banking firm as to whether the acquisition of Li3 represents fair value to our shareholders.

We are not required to obtain an opinion from an independent investment banking firm as to whether the price we are paying in connection with our initial business combination represents fair value to our shareholders. Pursuant to our Charter, our board of directors determined that the acquisition of Li3 represented fair value based upon standards generally accepted by the financial community to value comparable businesses, such as future earnings and cash flow, and the price for which comparable businesses are currently valued by the public equity markets.

Risks Related to Li3

You should carefully consider the risks described below, together with all of the other information included herein, before making an investment decision. If any of the following risks actually occurs, Li3’s business, financial condition or results of operations could suffer.

Li3 is an exploration stage company and currently has no revenues. Its business plan depends on its ability to explore for and develop mineral reserves and place any such reserves into extraction. Because Li3 has a limited operating history, it is difficult to predict its future performance.

Although Li3 was formed in June 2005, it has been and continues to be an exploration stage company. Therefore, it has limited operating and financial history available to help potential investors evaluate its past performance and the risks of investing in Li3. Moreover, Li3’s limited historical financial results may not accurately predict its future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to Li3’s business and companies with limited operating histories in general, it is possible that Li3 may not be successful in implementing its business strategy.

Li3 has generated no revenues to date and does not anticipate generating any revenues in the near term. Li3’s activities to date have been limited to capital formation, organization, acquisition of interests in mining properties and limited exploration on its projects, including digging and sampling of test pits and brine analysis on its Maricunga property. Li3 has yet to generate positive earnings and there can be no assurance that it will ever operate profitably. Li3’s success is significantly dependent on a successful exploration, mining and production program. Its operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. Li3 may be unable to locate exploitable quantities of mineral resources or operate on a profitable basis. Li3 is in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If Li3’s business plan is not successful, and it is not able to operate profitably, investors may lose some or all of their investment.

Li3’s past losses raise doubt about its ability to continue as a going concern.

Li3’s consolidated financial statements contained herein have been prepared assuming Li3 will continue as a going concern. As of March 31, 2013, Li3 had no source of current revenue, a cash balance of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. Li3 had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, Li3 received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”). On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar.

Li3 does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, and requires immediate cash flow for which it is seeking interim funding.

Li3 has sustained and continues to sustain losses as a result of its operations and cannot predict if and when it may generate profits. In the event Li3 identifies commercial reserves of lithium or other minerals, it will require substantial additional capital to develop those reserves. Li3 expects to finance its future operations primarily through future equity or debt financings. However, as discussed in Li3’s consolidated financial statements, there exists substantial doubt about Li3’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital through an equity or debt financing, or any combination thereof, on satisfactory terms or at all.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mineral operations are subject to applicable law and government regulation, which could restrict or prohibit the exploitation of that mineral resource.

Both mineral exploration and extraction in Chile require obtaining mining concessions as well as permits from various foreign, federal, state, provincial and local governmental authorities, as the case may be, and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that Li3 will be able to obtain or maintain any of the mining rights and permits required for the continued exploration of its mineral properties or for the construction and operation of a mine on its properties (especially but not limited to extracting lithium) nor that it will be able to obtain or maintain any of such rights and permits at economically viable costs.

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In Chile, the Chilean Organic Law on Mining Concessions (“LOCM”) and the Chilean Mining Code (“CMC”) provide that lithium may not be granted in a mining concession without prejudice of the mining concessions validly granted before lithium was declared as a mineral the exploration and exploitation of which could not be the object of a mining concession. As a result, only mining exploitation concessions initiated before January 1, 1979 are authorized for the exploitation of lithium. For all other cases, the CMC establishes the reserve of lithium to Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of Chile for each case. Additionally, Law 16,319, which created the Chilean Nuclear Energy Commission (the “NEC”), provides in its article 8th that, for reasons of national interest, any act or contract in connection with lithium will require the previous authorization of NEC (or have NEC as a party thereto). NEC is entitled to subject any such authorization to the fulfillment by the applicant of certain conditions. Once any such authorization is granted, NEC is not authorized to amend it or terminate it, nor the applicant to resign it, for reasons other than those set forth in the resolution granting it.

Since the constitution process of the Litio 1-6 Mining Concessions was initiated in 2000, the Maricunga Companies are not authorized to exploit lithium in the area covered by such concessions, unless they also obtain a CEOL authorizing such exploitation. Since the constitution process of the Cocina Mining Concessions was initiated in 1937, Minera Li (a wholly-owned subsidiary of Li3), as the owner of the Cocina Mining Concessions, is authorized to exploit lithium in the area covered by the Cocina Mining Concessions.

Lithium exploitation both in the area covered by the Cocina Mining Concessions as well as in the area covered by the Litio 1-6 Mining Concessions (in case in the future it becomes legally possible to exploit lithium in this latter area) shall require the NEC authorization. To the best of our understanding (i) NEC provided its authorization when requested to do so in the past, subjecting the applicant to commercially reasonable production quotas; and (ii) the third party whose option to acquire the Cocina Mining Concessions (via acquiring 100% shares of the Cocina Company) recently expired, obtained a NEC authorization for the exploitation of lithium from the area covered by such concessions subject to a production quota of 50,000 tons; and (iii) NEC granted an authorization to whomever were awarded with the CEOL public offer, provided that such entity informs the NEC on the price, purchaser, volume and use of each sale of lithium; informs the NEC, on an annual basis, on the volume sold, the amount of metallic lithium, the volume of extracted brine to produce the volume of lithium sold as well as the density and lithium volume in the brine; and sells or otherwise commercializes all the lithium produced in the best market conditions.

Even though the authorization that NEC granted to the third party is not transferable and the authorization that NEC granted to whomever were awarded with the CEOL public offer should be considered extinguished as a consequence of the ineffectiveness of the CEOL public offer (and for as long as it remains ineffective), those authorizations shed light on the type of conditions that NEC may impose on Minera Li or the Maricunga Companies should any of them request an authorization from NEC to extract lithium from the area covered by the Cocina Mining Concessions or the Litio 1-6 Mining Concessions (in case lithium exploitation from these latter concessions is authorized). Moreover, the granting of the NEC authorization (as well as the conditions such authorization could be subject to) should be decided exclusively on the grounds that it is related to the “production, acquisition, transfer, transport, and specific use of atomic energy and fertile fissionable and radioactive materials”, since that is the purpose of the NEC, which, in turn, determines NEC’s scope of authority.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium, production quotas and licenses (Special Lithium Operations Contracts, or “CEOL”) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty (in addition to paying taxes in accordance with the ordinary Chilean tax regime. In September 2012, Li3 formed a consortium consisting of Li3, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, on September 14, 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed Li3 that the Consortium’s bid was not the winning bid. The Consortium made the second highest offer.

On September 25, 2012, the Ministry of Mining issued a resolution awarding the CEOL public offer to the highest bidder.

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On September 28, 2012, the Consortium filed a petition to the Ministry of Mining requesting (i) to exclude the highest bidder from the CEOL bidding process since it did not comply with certain of the requirements set forth in the CEOL public offer in order to participate in such process (ii) and to award the CEOL public offer to the Consortium instead.

On October 1, 2012, the Ministry of Mining resolved (i) to invalidate the September 25, 2012 resolution since the highest bidder had not complied with the rules of the CEOL public offer; and (ii) not to award the CEOL public offer to any of the other bidders.

On October 5, 2012, Li3 submitted a “Request for Reconsideration” to the Chilean Government, requesting it to reconsider the invalidation of the CEOL public offer and award the CEOL to the Consortium as the second highest bidder during the September 2012 bidding process.

On October 17, 2012, the Chilean Government ratified its decision to invalidate the CEOL process and not to accept any of the bids.

On October 22, 2012, Li3 submitted another “Request for Reconsideration” to the Chilean Government. The Chilean Government had 30 days to answer Li3´s request.

On November 19, 2012, the Ministry of Mining ratified its decision to invalidate the September 25, 2012 resolution and rejected Minera Li’s request that the CEOL public offer should be awarded to the Consortium.

On January 16, 2013, Li3 submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing judicial remedies. Li3 is awaiting a response from the Chilean Controller to its letter. A negative response would imply that Li3 is not authorized to exploit lithium from the area covered by the Litio 1-6 Mining Concessions since such concessions do not authorize to exploit lithium. Accordingly, there can be no assurance that Li3 will be able to obtain the permits necessary to exploit any minerals that its exploration activities discover in a timely manner or at all. Any such delay or failure would have a material adverse effect on the development horizon for Maricunga and its prospects.

Li3’s option on the Alfredo Property has expired, and Li3 may have a continuing obligation in the event Li3 develops future iodine nitrate properties in Chile.

On August 3, 2010, Li3 signed an agreement to acquire Alfredo Holdings, Ltd. which held an option to acquire six mining concessions in Pozo Almonte, Chile. Li3 allowed the option to expire because Li3 determined that the project was not economically viable. Pursuant to an amendment to the agreement with the Alfredo Sellers, if and when certain milestones are achieved with respect to any future Li3 Chilean iodine nitrate project, Li3 must make additional payments to the Alfredo Sellers in an aggregate amount of up to $5.5 million. There can be no assurance that financing sufficient to make such payments will be available to Li3 when needed. Li3 is not currently planning to explore, exploit or develop any iodine nitrate project in Chile.

All of Li3’s properties are in the exploration stage. Investment in exploration projects increases the risks inherent in its mining activities. There is no assurance that Li3 can establish the existence of any mineral resource on any of its properties in commercially exploitable quantities, and its mining operations may not be successful.

Li3 has not established that any of its mineral properties contains any meaningful levels of mineral reserves. There can be no assurance that future exploration and mining activities will be successful.

A mineral reserve is defined by the SEC in its Industry Guide 7 (which can be viewed at http://www.sec.gov/divisions/corpfin/forms/industry.html.secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Li3 may never establish any mineral reserves.

Even if Li3 does eventually discover a meaningful mineral reserve on one or more of its properties, Li3 may not be able to develop its properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines. Furthermore, Li3 cannot be sure that an overall exploration success rate or extraction operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time. The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond Li3’s control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

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Li3 owes certain of its shareholders approximately $630,000 in cash as a result of certain registration rights penalties.  While Li3 intends to obtain waivers from each of these shareholders to ameliorate this debt, there is no guarantee that Li3 will be able to do so in terms that are favorable to Li3.

On March 22, 2011, Li3’s board of directors approved a private placement offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). Li3 also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years. Pursuant to a registration rights agreement for this offering, Li3 agreed to file a registration statement with the SEC within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the warrants under the Securities Act, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at Li3’s expense. Pursuant to the registration rights agreement, in the event Li3 did not meet these deadlines, Li3 agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819). Li3 was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and Li3 recorded a monetary penalties accrual of $38,750, which has not yet been paid as of March 31, 2013.  Li3 was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and Li3 increased the monetary penalties accrual to $518,243, (plus accrued interest of $111,401, included in accrued expenses, which is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of March 31, 2013.  Although Li3 intends to seek a waiver for these monetary penalties, there is no assurance Li3 will be successful in obtaining a waiver.

Li3 has limited financial resources and may not be able to fund its anticipated exploration activities. If Li3 is unable to fund its exploration activities, its potential profitability will be adversely affected.

Li3’s anticipated exploration activities will require financial resources substantially in excess of its current working capital. If Li3 is not able to finance its exploration activities, then Li3 will be unable to identify commercially exploitable resources even if present on its properties. If Li3 fails to adequately support its exploration activities, it could have a material adverse effect on its results of operations. There can be no assurance that capital will be available to Li3 when needed, on favorable terms or at all.

If Li3 establishes the existence of a mineral resource on any of its properties in a commercially exploitable quantity, Li3 will require additional capital in order to develop the property into a producing mine. If Li3 is unable to obtain additional funding, its business operations will be harmed and if Li3 does obtain additional financing, existing shareholders may suffer substantial dilution.

If Li3 does discover mineral resources in commercially exploitable quantities on any of its properties, Li3 will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although Li3 may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that Li3 will be able to raise the funds required for development on a timely basis.

Li3 currently does not have any contracts or firm commitments for additional financing. There can be no assurance that additional financing will be available in amounts or on terms acceptable to Li3, if at all. An inability to obtain additional capital would restrict Li3’s ability to grow and could diminish its ability to continue to conduct its business operations. If Li3 is unable to obtain additional financing, Li3 will likely be required to curtail exploration and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

Newer battery and/or fuel cell technologies could decrease demand for lithium over time which could significantly impact Li3’s prospects and future revenues.

Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive. Some of these technologies could be successful and could impact demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. Advances in nanotechnology, in particular, offer the prospect of significantly better batteries in the future. For example, researchers at Stanford University have recently demonstrated ultra-lightweight, bendable batteries and super capacitors made from paper coated with ink made of carbon nanotubes and silver nanowires; the material charges and discharges very quickly, making it potentially useful in hybrid and electric vehicles, which need rapid power for acceleration and would benefit from quicker charging than is available with current technologies. Li3 cannot predict which new technologies may ultimately prove to be commercializable and on what time horizon. While lithium battery technology is currently among the best available for electronics, vehicles and other applications, commercialized battery technologies that offer superior weight, capacity, charging time and/or cost could significantly adversely affect the demand for lithium in the future and thus could significantly adversely impact Li3’s prospects and future revenues.

Mineral exploration and development is subject to extraordinary operating risks. Li3 does not currently insure against these risks. In the event of a cave-in or similar occurrence, Li3’s liability may exceed its resources, which could have an adverse impact on Li3.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Li3’s operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if Li3 discovers a mineral resource in commercially exploitable quantity, its operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which Li3 cannot insure or against which Li3 may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. Li3 does not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on Li3.

Lithium, iodine and nitrates prices are subject to unpredictable fluctuations, making it difficult to predict the economic viability of Li3’s exploration properties and projects.

Li3 may derive revenues, if any, either from the extraction and sale of lithium, iodine and potassium nitrate, as well as other potentially economic salts produced from the lithium salar brines, or from the sale of our mineral resource properties. The price of these commodities may fluctuate widely, and is affected by numerous factors beyond Li3’s control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the price of these minerals, and therefore the economic viability of any of Li3’s exploration properties and projects, cannot accurately be predicted.

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The mining industry is highly competitive, and Li3 faces competition from many established global companies.  Li3 may not be able to compete effectively with these companies which may adversely affect Li3’s prospects.

The markets in which Li3 operates are highly competitive.  The mineral exploration, development, and production industry is largely un-integrated.  Li3 competes against numerous well-established national and foreign companies in every aspect of the mineral mining industry.  Some of Li3’s competitors have longer operating histories and greater technical facilities, and significantly greater recognition in the market and financial and other resources, than Li3.  Li3 may not compete effectively with other exploration companies in locating and acquiring mineral resource properties, and customers may not buy any or all of the mineral products that Li3 expects to produce.

If Li3 is unable to make payments due on July 16, 2013 to the  sellers of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”) and the owner of certain mining concessions in Chile, the sellers could execute on their mortgage and retain the concessions.

On April 16, 2013, Li3 entered into a purchase agreement with Jose Resk Nara and Carlos Alfonso Iribarren to purchase all of the outstanding shares of SLM, which became become a wholly owned subsidiary of Li3. SLM owns the group of mining concessions “Cocina 19 through 27”.

Pursuant to the purchase agreement, Li3 agreed to pay the sellers $7.3 million, of which $2.0 million was paid on the closing date, $2.0 million is to be paid 90 days following the closing date or July 16, 2013, $1.8 million is to be paid 180 days after the closing date, and $100,000 is to be paid annually on the anniversary of the closing date for fifteen years beginning in 2014. If Li3 is unable to make the July 16, 2013 payment, or any of the other payments due to the sellers, the sellers could execute on their mortgage. At execution, the concession could go to public auction and could be acquired by a third party, or retained by the seller if nobody offers the minimum auction price.

Because Li3 is small and has limited capital, Li3 may have to limit its exploration and developmental mining activity which may adversely affect Li3’s prospects.

Because Li3 is a small exploration stage company and does not have much capital, Li3 may have to limit its exploration and production activity.  As such, Li3 may not be able to complete an exploration program that is as thorough as Li3 would like.  In that event, existing reserves may go undiscovered.  Without finding reserves, Li3’s ability to generate revenues and its prospects will be adversely affected.

Compliance with environmental and other government regulations could be costly and could negatively impact production and adversely affect Li3’s operating results.

Li3’s operations are subject to numerous federal, state and local laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations:

•	require that Li3 acquire permits before commencing extraction operations, including, but not limited to, the approval of the pertinent project’s environmental impact study (as applicable). With respect to mineral extracting activities taking place within the area of the Salar de Maricunga, this approval will probably be particularly difficult to obtain since that area is part of a Zone of National Touristic Interest denominated Salar de Maricunga-Volcán Ojos del Salado;

•	restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Under these laws and regulations, Li3 could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties.  Li3 does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost, and Li3 does not maintain any such insurance.  Also, Li3 does not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost.  Accordingly, Li3 may be subject to liability or Li3 may be required to cease production (subsequent to any commencement) from properties in the event of environmental damages.

The Maricunga Project requires, as a condition precedent for commencing any extracting activity, the approval by the Chilean environmental authorities of its environmental impact study. The process to obtain the approval of an environmental impact study includes, among other things, requiring the opinion of all relevant authorities with environmental powers. Once the environmental impact study is approved, no sectional environmental permit can be denied.

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The developer of the Maricunga Project also needs to obtain all non-environmental permits necessary to carry out exploration and exploitation mining activities in the area. The environmental impact assessment system regulated in law 19 300 considers the inclusion of the mitigation measures to protect the habitat of vulnerable animals in the area which should be included by Li3 in the environmental impact study or statement, as applicable.

Li3 may be legally required to obtain water rights as a condition precedent to commencing any extraction of minerals from the Maricunga Project.

The Maricunga Project, if successful, involves extracting mineral (lithium and potash) from the Salar de Maricunga. The Salar de Maricunga has a high presence of semi superficial water. Li3 may be legally required to obtain water rights as a condition precedent to commencing any extraction of minerals from the Maricunga Project.

Li3 may be unable to amend the mining claims that Li3 is seeking to acquire to cover the primary minerals that Li3 plans to develop.

Li3’s business plan includes acquisition, exploration and development of lithium brine properties.  However, Li3 may pursue this goal by acquiring salt-mining claims and/or options or other interests in salt-mining claims or other types of claims, which Li3 intends to seek to have amended to cover lithium extraction.  There can be no assurance that Li3 will be successful in amending any such claims timely, economically or at all. See Risk Factors - “Mineral operations are subject to applicable law and government regulation” above.

Li3 may have difficulty managing growth in its business which could have a material adverse effect on Li3’s business, financial condition and results of operations and its ability to timely execute its business plan.

Because of the relatively small size of Li3’s business, growth in accordance with its long-term business plans, if achieved, will place a significant strain on its financial, technical, operational and management resources.  As Li3 increases its activities and the number of projects Li3 is evaluating or in which Li3 participates, there will be additional demands on its financial, technical, operational and management resources.  The failure to continue to upgrade its technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of required personnel could have a material adverse effect on Li3’s business, financial condition and results of operations and its ability to timely execute its business plan.

If Li3 is unable to keep its key management personnel, then Li3 is likely to face significant delays at a critical time in its corporate development and its business is likely to be damaged which could have a material adverse affect on Li3’s business, financing condition and operations.

Li3’s success depends upon the skills, experience and efforts of its management and other key personnel, including its Chief Executive Officer.  As a relatively new company, much of Li3’s corporate, scientific and technical knowledge is concentrated in the hands of a few individuals.  Li3 does not have employment agreements with any of its employees other than its Chief Executive Officer, Chief Financial Officer and Vice President.  Li3 does not maintain key-man life insurance on any of its management or other key personnel.  The loss of the services of one or more of its present management or other key personnel could significantly delay its exploration and development activities as there could be a learning curve of several months or more for any replacement personnel.  Furthermore, competition for the type of highly skilled individuals Li3 require is intense and Li3 may not be able to attract and retain new employees of the caliber needed to achieve its objectives.  Failure to replace key personnel could have a material adverse effect on Li3’s business, financial condition and operations.

Difficult conditions in the global capital markets may significantly affect Li3’s ability to raise additional capital to continue operations.

The ongoing worldwide financial and credit upheaval may continue indefinitely.  Because of reduced market liquidity, Li3 may not be able to raise additional capital when Li3 needs it.  Because the future of Li3’s business will depend on its ability to explore and develop the mineral resources on its existing properties and to complete the acquisition of one or more additional mineral resource properties for which, most likely, Li3 will need additional capital, Li3 may not be able to complete such development and acquisition projects or develop or acquire revenue producing assets.  As a result, Li3 may not be able to generate income and, to conserve capital, Li3 may be forced to curtail its current business activities or cease operations entirely.

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INFORMATION ABOUT THE COMPANIES

Blue Wolf

Blue Wolf, incorporated in the British Virgin Islands on March 11, 2011, is organized as a blank check business company limited by shares (meaning the public shareholders have no liability, as members of Blue Wolf, for the liabilities of Blue Wolf) formed for the purpose of acquiring, engaging in share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets. If Blue Wolf does not consummate an initial business combination by July 22, 2013, it (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of the Public Shares by way of redemption and (ii) will cease all operations except for the purposes of any winding up of its affairs. This redemption of Public Shares from the Trust Account will be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the Companies Act. Prior to the IPO, our efforts were limited to organizational activities and the IPO. Subsequent to the IPO, our efforts have been limited to the search for a suitable business combination.

A registration statement for the IPO was declared effective July 14, 2011. On July 20, 2011, we sold 8,050,000 Units at a price of $10.00 per Unit in the IPO. Each Unit consists of one Ordinary Share and one Warrant to purchase one Ordinary Share. Simultaneously with the consummation of our IPO, we consummated the private sale of 4,166,667 Sponsor Warrants to our Sponsor for $3.125 million.  Each Warrant entitles the holder to purchase from us one ordinary share at an exercise price of $12.00 per share commencing 30 days after the consummation of an initial business combination, provided that we have an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder.  The Warrants expire five years from the date of the initial business combination, unless earlier redeemed.  The Warrants will be redeemable in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days notice after the Warrants become exercisable, only in the event that the last sale price of our Ordinary Shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period.  If the Warrants are redeemed by us, management will have the option to require all holders that wish to exercise Warrants to do so on a cashless basis.

Subsequent to the IPO, the net proceeds from our IPO and the sale of the Sponsor Warrants of approximately $80,237,500 ($9.97 per share), including deferred underwriting commissions, was deposited in an interest-bearing Trust Account and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. See “Business of Blue Wolf.”

On April 15, 2013, Blue Wolf’s shareholders approved the extension of Blue Wolf’s corporate existence until July 22, 2013. Blue Wolf conducted a tender offer in connection with the extension, pursuant to which it purchased approximately 5.8 million Public Shares for an aggregate purchase price of approximately $57.8 million who. As a result, approximately $22.5 million remains in the Trust Account.

Blue Wolf’s Ordinary Shares, Warrants and Units are currently traded on Nasdaq under the symbols “MNGL,” “MNGLW” and “MNGLU,” respectively. See “Price Range of Securities and Dividends.”

Our executive offices are located at Suite 409, Central Tower, 2 Sukhbaatar Square, Sukhbaatar District 8, Ulaanbaatar 14200, Mongolia, and our telephone number is 976-7010-0248.

Li3

Li3 (OTCBB: LIEG) was incorporated under the laws of the state of Nevada on June 24, 2005. Li3 is a South America-based exploration stage company in the lithium mining and energy sector which files public reports with the SEC. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. It is currently focused on exploring, developing and commercializing its 60% controlling interest in its flagship Maricunga Project located in the northeast section of the Salar de Maricunga in Region III of Atacama, in northern Chile. In Chile, its assets consist of 1,888 hectares located within the Salar de Maricunga as well as 4,900 hectares of other prospective land holdings that are strategically located within close proximity to the salar that could serve as potential processing sites for the project. Together, its total Chilean land holdings consist of 6,788 hectares, and it believes it is one of the only companies with an advanced stage lithium and potassium project within the Salar de Maricunga. Li3 plans to continue exploring other synergistic opportunities to further augment and strengthen this property and its land portfolio throughout the region. With the completion of the NI 43–101 Compliant Measured Resource Report in May 2012, Li3’s goals are to: (a) advance Maricunga to the Feasibility Stage; (b) support the global implementation of clean and green energy initiatives; (c) meet growing lithium market demand; and (d) become a mid-tier, low cost supplier of lithium, potassium nitrate and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Li3 has no current source of revenue and Li3’s auditor has issued an opinion about the company’s ability to continue as a going concern. See “Business of Li3.”

Through Li3’s strategic partner POSCO, Li3 has been evaluating the use of their patented, Lithium Direct Extraction technology that may further improve upon the economics and address the inefficiencies in the lithium market (time to market and yield loss) that could improve upon the economics and shorten the commercial production timeline of Li3’s Maricunga project. Li3 plans to further evaluate this technology in test facilities that will measure both effectiveness and economic feasibility when measured against the conventional lithium commercialization process. Li3’s corporate office is located at Marchant Pereira 150, Of. 803, Providencia, Santiago de Chile, Chile, and its telephone number is +56 (2) 2896-9100.

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Selected Historical Financial Information

Blue Wolf Mongolia Holdings Corp.

Blue Wolf is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operations data for the four months ended June 30, 2012 and the period from March 11, 2011 (date of inception) through February 29, 2012 and the balance sheet data as of June 30, 2012 and February 29, 2012 have been derived from Blue Wolf’s audited financial statements included elsewhere in this Offer to Purchase. The statement of operations data for the nine months ended March 31, 2013 and the balance sheet data as of March 31, 2013 have been derived from Blue Wolf’s unaudited financial statements included elsewhere in this Offer to Purchase. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf” and Blue Wolf’s financial statements and related notes to those financial statements included elsewhere in this Offer to Purchase.

			March 11, 2011
	Nine months	Four months	(date of inception)
	ended March 31,	Ended June 30,	To February 29,
	2013	2012	2012
Statement of Operations Data (unaudited):
Revenue	$-	$-	$-

General and administrative expenses	607,559	166,702	401,940
Loss from operations	(607,559)	(166,702)	(401,940)
Interest income	4,595	2,660	4,287
Change in fair value of warrant liability	2,443,333	855,167	977,333
Net income	$1,840,369	$691,125	$579,680

Weighed average number of ordinary shares, excluding shares subject to possible redemption – basic and diluted	3,234,334	3,531,758	3,020,601

Net income per ordinary share, excluding shares subject to possible redemption - basic and diluted	$0.57	$0.20	$0.19

Balance Sheet Data (at end of period) (unaudited):
Cash (including investments held in trust account)	$80,298,131	$80,475,848	$80,634,412
Total assets (including investments held in trust account)	$80,305,098	$80,537,893	$80,722,741
Total shareholders' equity	$5,000,010	$5,000,004	$5,000,010

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Li3 Energy, Inc.

Li3 is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operations data for each of the years ended June 30, 2012, 2011, 2010, 2009 and 2008 and the balance sheet data as of June 30, 2012, 2011, 2010, 2009 and 2008 have been derived from Li3’s audited financial statements included elsewhere in this Offer to Purchase. The statement of operations data for the nine months ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 and 2012 have been derived from Li3’s unaudited financial statements included elsewhere in this Offer to Purchase. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3” and Li3’s financial statements and related notes to those financial statements included elsewhere in this Offer to Purchase.

	(unaudited)
	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except for share data)
SELECTED BALANCE SHEET DATA
Assets:
Total current assets	$2,450	$47	$37	$1,097	$359	$10	$25

Mineral rights	63,741	64,041	63,741	64,041	340	-	-

Total assets	66,339	64,547	63,963	65,138	703	18	37
Liabilities:
Accounts payable and accruals	1,815	2,604	3,949	803	1,650	9	5
Convertible debt	1,779	1,615	1,783	373	-	-	.
Notes payable	95	395	1,245	95	95	95	50
Derivative liabilities – warrant instruments	5,849	10,597	7,654	15,245	8,030	-	-
Total liabilities	9,539	15,211	14,631	16,516	9,775	104	55
Total equity of Li3 Energy, Inc	33,865	25,883	26,212	23,126	(9,072)	(86)	(18)
Non-controlling interests	22,933	23,453	23,121	25,496	-	-	-
Total equity	$56,798	$49,336	$49,332	$48,622	$(9,072)	$(86)	$(18)

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	(unaudited)
	For the Nine Months Ended March 31,				For the Year Ended June 30,
	2013		2012		2012		2011		2010		2009		2008
	(Dollars in thousands, except for share data)
SELECTED INCOME STATEMENT DATA	$		$		$		$		$		$		$
Exploration expenses		(457)		(5,609)		(6,194)		(560)		(2,336)		-		-
Mineral rights impairment expense		-		-		(300)		(4,120)		(4,719)		-		-
General and administrative expenses		(3,700)		(4,988)		(6,996)		(5,449)		(2,762)		(63)		(96)
Change in fair value of derivative liability – warrant instruments		6,454		7,838		10,780		(6,116)		(6,224)		-		-
Interest expense, net		(299)		(880)		(1,151)		(410)		(3)		(5)		(0)
Net income (loss)		1,804		(4,448)		(4,687)		(19,219)		(16,049)		(68)		(96)
Net loss attributable to non-controlling interests		188		2,043		2,375		-		-		-		-
Net income (loss) attributable to Li3 Energy, Inc		1,991		(2,405)		(2,312)		(19,219)		(16,049)		(68)		(96)

PER COMMON SHARE DATA
Basic earnings per share		$0.01		$(0.01)		$(0.01)		$(0.16)		$(0.19)		$(0.01)		$(0.01)
Diluted earnings per share		$0.01		$(0.01)		$(0.01)		$(0.16)		$(0.19)		$(0.01)		$(0.01)
Basic weighted average common shares		380,373,535		310,810,095		313,997,372		123,690,841		83,014,592		121,052,721		7,645,677
Diluted weighted average common shares		395,841,166		310,810,095		313,997,372		123,690,841		83,014,592		121,052,721		7,645,677

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Selected Unaudited Condensed COMBINED Pro Forma Financial Information

The following unaudited condensed combined pro forma balance sheet data as of March 31, 2013 and the unaudited condensed combined pro forma statements of operations data for the nine months ended March 31, 2013 are based on the separate historical financial statements of Blue Wolf and Li3, included elsewhere in this Offer to Purchase, after giving effect to the Transaction.

The unaudited condensed combined pro forma statement of operations for the nine months ended March 31, 2013 and for the year ended June 30, 2012 give pro forma effect to the Transaction as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma balance sheet as of March 31, 2013 gives pro forma effect to the Transaction as if it had occurred on such date.

Blue Wolf’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. Li3 is the larger of the two entities and is the operating company within the combining companies.  Following the Transaction, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf.  Although, depending on the amount of shares tendered, there is a possibility that a larger portion of the voting rights in the combined entity is likely to be held by pre-Transaction Blue Wolf shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Blue Wolf shareholders are expected to represent a diverse group of shareholders at completion of the Transaction and we are not aware of any voting or other agreements that suggest that they can act as one party. See the section entitled “The Transaction — Accounting Treatment” for more information.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transaction, are factually supportable and, in the case of the unaudited condensed combined pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transaction.

This information should be read together with the financial statements of Blue Wolf and Li3 and the respective notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3” included elsewhere in this Offer to Purchase.

The unaudited condensed combined pro forma financial statements have been prepared assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration and (b) if 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased by Blue Wolf, and, with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet Data

As of March 31, 2013

	Combined Pro Forma (Assuming No Tender)	Combined Pro Forma (Assuming Maximum Tender)

Cash and cash equivalents	$21,331,713	$7,574,192
Total assets	85,328,345	71,570,824
Total current liabilities	3,776,346	3,776,346
Total long-term liabilities	9,402,557	9,402,557
Common stock subject to rescission	3,041	3,041
Total non-controlling interest	22,932,695	22,932,695
Total stockholders' equity	72,146,401	58,388,880
Total liabilities and stockholders' equity	$85,328,345	$71,570,824

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

  Unaudited Condensed Combined Pro Forma Statements of Operations Data

For the Nine Months Ended March 31, 2013

	Combined Pro Forma (Assuming No Tender)	Combined Pro Forma (Assuming Maximum Tender)

Operating expenses	$4,490,649	$4,490,649
Loss from operations	4,490,649	4,490,649

Other income (expense)	7,743,340	7,743,340
Net income before taxes	3,252,691	3,252,691

Less: net loss attributable to the non-controlling interest	187,898	187,898
Net income attributable to stockholders	$3,440,589	$3,440,589

Weighted Average common shares outstanding - Basic	4,179,875	2,711,905
Weighted Average common shares outstanding - Diluted	4,241,746	2,773,776
Earnings per share attributable to stockholders - Basic	$0.82	$1.27
Earnings per share attributable to stockholders - Diluted	$0.81	$1.24

Blue Wolf Magnolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Statements of Operations Data

For the Year Ended June 30, 2012

		Combined Pro
	Combined Pro	Forma
	Forma	(Assuming
	(Assuming	Maximum
	No Tender)	Tender)

Operating expenses	$13,933,218	$13,933,218
Loss from operations	13,933,218	13,933,218

Other income (expense)	10,134,598	10,134,598
Net loss before taxes	(3,798,620)	(3,798,620)

Less: net loss attributable to the non-controlling interest	(2,375,407)	(2,375,407)
Net loss attributable to stockholders	$(1,423,213)	$(1,423,213)

Weighted Average common shares outstanding - Basic	3,914,370	2,446,400
Weighted Average common shares outstanding - Diluted	3,914,370	2,446,400
Loss per share attributable to stockholders - Basic	$(0.36)	$(0.58)
Loss per share attributable to stockholders - Diluted	$(0.36)	$(0.58)

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COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Blue Wolf and Li3 and unaudited condensed combined pro forma per share ownership information after giving effect to the Transaction, assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration, and (b) the existence of 4,240,371 Ordinary Shares if no Ordinary Shares are validly tendered in the Offer or 2,772,401 Ordinary Shares if 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased by Blue Wolf, and, with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

Blue Wolf is providing this information to aid you in your analysis of the financial aspects of the Transaction. The historical information should be read in conjunction with “Selected Historical Financial Information” included elsewhere in this Offer to Purchase, the historical financial statements of Blue Wolf and the related notes thereto and the historical financial statements of Li3 and the related notes thereto each included elsewhere in this Offer to Purchase. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this Offer to Purchase.

The unaudited condensed combined pro forma per share information reflects the Transaction being accounted for as a as a recapitalization by Li3. See “The Transaction — Accounting Treatment” for more information.

Unaudited Condensed Combined Pro Forma Per Share Information

	Li3 Energy, Inc.	Blue Wolf Holdings Corp. and Subsidiary	Li3 Energy, Inc. Pro Forma (Assuming No Tender)	Li3 Energy, Inc. Pro Forma (Assuming Maximum Tender)	Combined Pro Forma (Assuming No Tender)	Combined Pro Forma (Assuming Maximum Tender)

Book value per share at March 31, 2013(2)(3)(6)	$0.09	$7.22	$0.05	$0.05	$11.61	$12.79
Earnings per share - Nine months ended March 31, 2013
Basic earnings (loss) per share (4)(7)	$0.01	$0.57	$0.00	$0.01	$0.82	$1.27
Diluted earnings (loss) per share (5)(7)	$0.01	$0.57	$0.00	$0.01	$0.81	$1.24

Earnings per share - Twelve months ended June 30, 2012
Basic earnings (loss) per share (7)(8)	$(0.01)	$0.36	$0.00	$0.00	$(0.36)	$(0.58)
Diluted earnings (loss) per share (7)(8)	$(0.01)	$0.36	$0.00	$0.00	$(0.36)	$(0.58)

(1)	As of March 31, 2013, Li3 had 394,041,586 outstanding shares of common stock that were used to calculate the book value per share.

(2)	Book value per share of Blue Wolf is computed by dividing the sum of total shareholders’ equity plus Ordinary Shares subject to possible redemption by the 10,062,500 Ordinary Shares (which includes 1,467,970 Ordinary Shares subject to possible redemption and 2,012,500 Ordinary Shares currently held by our Sponsor) outstanding at the balance sheet date.

(3)	Book value per share for the pro forma columns is computed by dividing the sum of total shareholders’ equity by the Ordinary Shares assumed to be outstanding after the Transaction. Combined Pro Forma (assuming no tender of Ordinary Shares) assumes 4,240,371 shares are outstanding and equals the sum of 4,268,381 Ordinary Shares currently outstanding and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders, less 1,610,000 Ordinary Shares forfeited by the Sponsor. Combined Pro Forma (assuming maximum allowable tender of Ordinary Shares) assumes 2,772,401 shares are outstanding and is (i) the sum of 4,268,381 Ordinary Shares currently outstanding and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders less (ii) the maximum allowable tender of 1,467,970 Ordinary Shares and 1,610,000 Ordinary Shares forfeited by the Sponsor.

(4)	Basic earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 4,179,875 Ordinary Shares (assuming no tender of Ordinary Shares), and 2,711,905 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the nine months ended March 31, 2013 included elsewhere in this Offer to Purchase.

(5)	Diluted earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 4,241,746 Ordinary Shares (assuming no tender of Ordinary Shares), and 2,773,776 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the nine months ended March 31, 2013 included elsewhere in this Offer to Purchase.

(6)	Equivalent book value per share was calculated using the combined pro forma amount divided by the 250 to 1 exchange ratio.

(7)	Equivalent pro forma earnings per share was calculated using the combined pro forma net income (loss) per share divided by the 250 to 1 exchange ratio.

(8)	Basic and diluted earnings (loss) per share in the pro forma columns was calculated using the 3,914,370 weighted average shares (assuming no tender of Ordinary Shares) and 2,446,400 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the year ended June 30, 2012 included elsewhere in this Offer to Purchase.

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The Transaction

General Description of the Transaction

On May 21, 2013, Blue Wolf, Merger Sub and Li3 entered into the Agreement and Plan of Merger, pursuant to which Merger Sub will merge with and into Li3. The Agreement and Plan of Merger and the consideration to be delivered in connection therewith are described below in greater detail under “The Agreement and Plan of Merger” and “The Agreement and Plan of Merger—Merger Consideration,” respectively. The description of the Agreement and Plan of Merger is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, which is attached hereto as Annex I. Upon consummation of the Transaction, Blue Wolf intends to change its name to “Li3 Energy Corp.” by resolution of its board.

Merger Consideration

Upon consummation of the Transaction, each 250 shares of Li3 owned by Li3 shareholders will automatically convert into one Ordinary Share of Blue Wolf. In addition, each option and warrant to purchase shares of Li3 common stock which is outstanding immediately prior to the consummation of the Transaction will automatically convert into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such Li3 option or warrant on the same terms and conditions as were in effect immediately prior to the consummation of the Transaction. Such Merger Consideration will represent between approximately 37.3% of our voting power, in the event no Ordinary Shares are validly tendered in the Offer, and approximately 57.1% of our voting power in the event 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn and are accepted in the Offer. See “The Agreement and Plan of Merger — Structure of the Transaction; —Consideration to be Paid” for a further description of the Merger Consideration.

Please see the diagram in “Summary Term Sheet and Questions and Answers” that depicts our organizational structure immediately following this Offer and the Transaction.

The Offer

Under the terms of the Agreement and Plan of Merger and its Charter, Blue Wolf will conduct, prior to the consummation of the Transaction, a tender offer to provide its shareholders with the opportunity to redeem their Ordinary Shares for cash equal to $9.97 per Ordinary Share, upon and subject to the consummation of the Offer. See “The Offer.”

Shareholder Approvals

The approval of the Transaction by Blue Wolf’s shareholders is not required. Li3 will separately solicit its shareholders, and convene a meeting of its stockholders, for approval of the Transaction. Blue Wolf will file a Registration Statement on Form F-4 with the SEC to register the distribution of the Merger Consideration. The Registration Statement, which will include a proxy statement/prospectus for Li3’s stockholders, must be declared effective by the SEC before the Transaction can be approved by Li3’s shareholders. However, management believes, based upon discussions with Li3 and their largest individual stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will support and agree to approve the Transaction.

Related Agreements

In addition to the Agreement and Plan of Merger, on May 21, 2013, Blue Wolf and its Sponsor entered into the Sponsor Agreement. The terms of such agreement is described in greater detail below under the heading “Related Agreements.” Additionally, Blue Wolf and Li3 have agreed, as a closing condition to the Agreement and Plan of Merger, to enter into related agreements with certain of Li3’s shareholders, including the Lock-up and Support Agreements and the Investor Rights Agreement with POSCO (the counterparties to both of which have indicated their intention to execute the same). The terms of such agreements are described in greater detail below under the heading “The Agreement and Plan of Merger–Closing Conditions of the Transaction.”

Background of the Transaction

The terms of the Agreement and Plan of Merger are the result of negotiations between the representatives of Blue Wolf and Li3. The following is a brief description of the background of these negotiations and the related transactions.

Blue Wolf is a blank check or special purpose acquisition company formed as a British Virgin Islands business company limited by shares on March 11, 2011 specifically for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses or assets, which we refer to throughout as our initial business combination. In March 2011, our Sponsor purchased an aggregate of 2,012,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.012 per share.

A registration statement for Blue Wolf’s IPO was declared effective on July 14, 2011. On July 20, 2011, Blue Wolf consummated its IPO of 8,050,000 Units, including the underwriters’ exercise of their over-allotment option in full. The Units were sold at an offering price of $10.00 per Unit. Simultaneously with the consummation of the IPO, Blue Wolf consummated the private sale to our Sponsor of 4,166,667 Sponsor Warrants at $0.75 per warrant (for an aggregate purchase price of $3,125,000). Upon the closing of the IPO and the private placement, $80,237,500 ($9.97 per share) was placed in a Trust Account, including deferred underwriting commissions, which will be paid only upon the consummation of our business combination.

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Each Unit consists of one Ordinary Share of Blue Wolf and one Warrant. Each Warrant entitles its holder to purchase from Blue Wolf one Ordinary Share at an exercise price of $12.00 commencing 30 days following the completion of a business combination, and will expire five years from the date of the consummation of the business combination. The Warrants may be redeemed by Blue Wolf at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable if, and only if, the volume weighted average price of Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending three business days before Blue Wolf sends the notice of redemption. The Units commenced public trading on July 15, 2011, and the Ordinary Shares and Warrants commenced separate trading on August 3, 2011.

The underwriters’ exercise of their over-allotment option in full established that 591,912 founder shares are subject to forfeiture based on share price performance subsequent to an initial business combination. The founder shares were originally subject to forfeiture as follows: (1) 304,924 founder shares were subject to forfeiture in the event the last sales price of our shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination and (2) 286,988 founder shares were subject to forfeiture in the event the last sales price of our shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination. In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 80% of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 80% of its Sponsor Warrants. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement.”

Prior to the consummation of its IPO, neither Blue Wolf, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Blue Wolf.

Subsequent to the consummation of the IPO, Blue Wolf commenced consideration of potential target companies with the objective of consummating an initial business combination. Blue Wolf met with over 50 potential targets identified by directors, officers and representatives of Blue Wolf, including Composite Capital LLC (“Composite”), a boutique investment advisory firm with offices in Greenwich, CT and Ulaanbaatar, Mongolia. Composite assisted Blue Wolf officers and directors with the identification, analysis and evaluation of potential targets. Composite, an entity owned by Messrs. Kraus and Edwards, is a stockholder of the Sponsor. Blue Wolf reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Transaction, which include management capabilities, growth opportunities, financial results, competitive position and industry dynamics. Blue Wolf narrowed its focus based on the interest expressed by the potential targets and their suitability as merger partners. Discussions between Blue Wolf and targets that expressed interest progressed to a point of sufficient mutual interest that Blue Wolf entered into non-disclosure agreements with 16 of such targets.

On May 17, 2012, a new regulation called the Law of Mongolia on the Regulation of Foreign Investment in Business Entities Operating in Sectors of Strategic Importance became effective in Mongolia. The enactment of this law was in response to an April 1, 2012 announcement by Aluminum Corporation of China Limited (“ChinAlCo”), a sovereign- controlled company, that it would launch a tender offer to purchase up to 60% of South Gobi Resources Ltd., a publicly-listed coal producer operating in Mongolia, and by Ivanhoe Mines Ltd. that it had entered into an agreement with ChinAlCo to tender their 57.6% ownership stake in South Gobi Resources to ChinAlCo. The law provides for a mandatory approval process for certain acquisitions of Mongolian companies by foreign investors. As a result of the passage of this law, a period of uncertainty ensued as to the regulatory regime that would evolve in Mongolia related to this law. In August 2012, in light of the limited time for Blue Wolf to complete an initial business combination and in consideration of the uncertain investment climate in Mongolia, Blue Wolf’s board of directors decided that Blue Wolf should broaden the scope of its search for potential targets to include public and private companies outside Mongolia.

Based on the criteria described herein, Blue Wolf’s analysis of the potential targets progressed to the due diligence phase with six companies, with the sixth company being Li3. The first company was eliminated in August 2012 as its owners determined that a merger with Blue Wolf would create adverse tax consequences. Later in August 2012, in light of the limited time for Blue Wolf to complete an initial business combination and in consideration of the deteriorating investment climate in Mongolia, Blue Wolf’s board of directors decided that Blue Wolf should broaden the scope of its search for potential targets to include public and private companies outside Mongolia. In November 2012, the second company was eliminated because some of its key owners did not want the company to be publicly listed. In December 2012, Blue Wolf executed a letter of intent for a business combination with a third company, which was eliminated in January 2013 because its audited financial statements would not meet SEC requirements. On January 15, 2013, the Blue Wolf directors approved the execution of a letter of intent for a business combination with a fourth company which was eliminated in February 2013 due to its inability to obtain audited financial statements that meet SEC requirements. On March 9, 2013, Blue Wolf terminated discussions with a fifth company because it could not reach agreement on basic terms with its largest shareholder and lender.

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On February 1, 2013, Myron Manternach, an investor in Blue Wolf’s Sponsor, called Marc Lubow, Executive Vice President of Li3, to discuss a possible transaction with Li3. Mr. Manternach contacted Mr. Lubow after reviewing public information regarding Li3 and did not have a pre-existing relationship with Mr. Lubow prior to that time.

On February 4, 2013, Mr. Manternach attended a conference call with Li3’s management team, including Mr. Lubow, Luis Saenz, CEO, and Luis Santillana, CFO. Later that day, Mr. Manternach and Li3 management attended a conference call with representatives of Ellenoff Grossman & Schole, LLP, legal counsel of Blue Wolf and representatives of Anslow & Jaclin, LLP, legal counsel of Li3. After the call, Mr. Manternach emailed a draft non-disclosure agreement and a preliminary letter of intent and pro forma analysis for a merger.

On February 5, 2013, Blue Wolf executed the non-disclosure agreement with Li3. Blue Wolf began conducting due diligence and was given access to Li3’s online data room. Later that day, a conference call was held between Mr. Manternach, Li3 management, Blue Wolf legal counsel and Li3 legal counsel to discuss the letter of intent and the structure and process for a potential merger. After the call, Mr. Manternach emailed the group a brief presentation that included information about Blue Wolf, a preliminary pro forma analysis for a potential merger between Blue Wolf and Li3, and a preliminary timeline for a merger.

On February 6, 2013, Mr. Saenz sent an email to Mr. Manternach and stated that Li3 held a board call to discuss a potential merger between Blue Wolf and Li3 and that the board did not reach a consensus in favor of the merger on the terms shown in the preliminary letter of intent and pro forma analyses.

In a memorandum dated February 18, 2013, Li3’s management evaluated the various financial requirements of Li3 as well as the alternatives explored to date to obtain said financing. The conclusion and recommendation by management was to advance the Blue Wolf transaction while continuing to explore potential financing alternatives.

On March 3, 2013, Mr. Saenz sent an email to Mr. Manternach and stated that Li3 had gained support of additional directors for a merger with Blue Wolf and that Li3 wanted to move forward with a merger in anticipation that all Li3 directors will ultimately support a merger on the terms shown in the preliminary letter of intent.

On March 4, 2013, Lee Kraus, Chairman and CEO of Blue Wolf, called Mr. Saenz to discuss the terms of the preliminary letter of intent and to gauge Li3’s level interest and ability to pursue a merger with Blue Wolf. Later that day, a conference call was held with Mr. Kraus, Mr. Manternach, Li3 management, and legal counsel of Blue Wolf and Li3.

On March 7, 2013, after a series of communications with Li3 management and their legal counsel, Blue Wolf executed a non-binding letter of intent for a merger with Li3.

On March 11, 2013, Mr. Manternach sent to Li3 management a preliminary draft Memorandum of Understanding (“MOU”) for a merger between Blue Wolf and Li3. The MOU was similar to the letter of intent, except that it included additional exclusivity and termination provisions allowing for Blue Wolf to conduct a tender offer and convene a meeting of its shareholders to vote on certain amendments to its charter, including an extension of Blue Wolf’s corporate existence.

On March 11, 2013, Blue Wolf held a conference call with its board of directors in which the Blue Wolf board unanimously approved execution of the MOU and negotiations with Li3 for a potential merger. In making its decision, the Blue Wolf board considered a range of factors, including the key terms of the MOU, as well as Li3's valuation, management and corporate governance. Prior to this conference call, the management of Li3 provided Composite Capital, an affiliate of Blue Wolf's sponsor, with certain information regarding Li3's business, including its NI 43-101 corporate presentations, preliminary estimation of costs for production of lithium and also its anticipated timing for bringing its product to market. This information was based solely on Li3 management's preliminary estimates of production, capital costs and operating costs, which were all subject to various uncertainties.   The Blue Wolf board considered this information as well as Li3's valuation implied by the terms of the MOU and the market price of Li3's publicly traded stock. The Blue Wolf board also considered the attractiveness of entering the lithium industry, including the outlook for supply, demand and price, cost competitiveness and potential development options, such as acquisitions, joint ventures and partnerships. The board also considered several risks associated with Li3's business, including political risk, regulatory risk and uncertainty in Li3's ability to obtain an exploitation license from the Chilean government and its timing impact on production, risks related to Li3's ability to finance production, and other uncertainties typical of early stage mining companies, such as the lack of feasibility studies prepared by independent consulting firms.

On March 14, 2013, Nicholas Edwards, President of Blue Wolf, Mr. Kraus and Mr. Manternach attended a lunch in New York City with Harvey McKenzie, an Li3 director, Mr. Santillana, Mr. Lubow and Li3’s legal counsel. At this meeting and in other conference calls, the parties agreed that the 250:1 exchange ratio, which reflected the relative market price of each of their respective shares, with Blue Wolf being valued at $10.00 per share and Li3‘s current market price of $0.04 per share was fair, considering the difficult market conditions. No other valuation ratios were considered. Additionally, the parties negotiated a termination fee up to a maximum of $150,000 payable by Li3 to Blue Wolf in the event the Transaction was terminated for any reason as well as a closing condition that a minimum of $5 million remain in the trust account after giving effect to redemptions and Blue Wolf’s other expenses. In addition, the parties and the Sponsor agreed to reduce the forfeiture percentage of the Sponsor Warrants from 100% to 80% of the Sponsor Warrants.

On March 18, 2013, after a series of communications and negotiations with Li3 management and their legal counsel, Blue Wolf executed an MOU for a merger with Li3.

On March 20, 2013, Blue Wolf announced the execution of the MOU for a merger with Li3 and commenced a proxy solicitation for shareholder approval of certain amendments to its charter, including an extension of Blue Wolf’s corporate existence. Blue Wolf filed with the SEC a Schedule TO for a tender offer concurrent with the commencement of the proxy solicitation.

On March 21, 2013, Li3 announced that it had entered into a Memorandum of Understanding with Blue Wolf to explore a possible business combination. This was after careful consideration of the alternatives available in the capital markets for financing for Li3.

On April 9, 2013, Mr. Kraus and Mr. Saenz attended meetings and conference calls with investors in New York City to discuss the proxy solicitation and tender offer. The meetings were arranged by representatives of Deutsche Bank Securities.

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On April 15, 2013, at a meeting of shareholders of Blue Wolf, the Blue Wolf shareholders approved (a) amendments to the Charter to (i) extend the date by which Blue Wolf must consummate its initial business combination from April 20, 2013 to July 22, 2013 and (ii) to remove the requirement that Blue Wolf acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Trust Account and (b) an amendment to the Investment Management Trust Agreement (the “IMTA”), by and between Blue Wolf and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the concurrent tender offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to July 22, 2013.

Public shareholders of Blue Wolf were afforded the opportunity through a tender offer concurrent with the proxy solicitation with respect to the extension to redeem their Public Shares through a tender offer. On April 16, 2013, the expiration date for the tender offer, an aggregate of 5,794,119 Ordinary Shares were validly tendered and thereafter purchased pursuant to the tender offer for aggregate consideration of $57.8 million, leaving approximately $22.5 million in the Trust Account.

Subsequent to the approval of the charter amendments and the completion of the tender offer, Blue Wolf, Li3 and their respective counsels negotiated the terms of a definitive agreement. The terms of the definitive agreement largely followed the terms set forth in the MOU with limited negotiations on material provisions.

On May 6, 2013, at the Li3 board of directors meeting of Li3, its Chairman, Patrick Cussen, requested that a special committee (the “Special Committee”) be formed to review the merits of the Blue Wolf transaction proposal, evaluate and compare other possible financing alternatives, and to approve the execution of the Transaction. The board chose Luis Saenz, Li3’s CEO, Harvey McKenzie and Alan Fraser, both of whom are independent directors for the Special Committee. Mr. McKenzie and Mr. Fraser were chosen due to their respective investment banking, capital markets and M&A expertise as well as Li3’s CEO, who has extensive experience as an investment banker and has established relationships with numerous investment banking firms. Mr. Saenz was assigned the responsibility of on-going negotiations with Blue Wolf as well as gathering market intelligence pertaining to the state of the capital markets and exploring Li3’s ability to obtain alternate sources of funding. In those conversations, it was concluded that given the difficult market conditions and the tepid investor appetite for mineral resource and lithium projects, the Blue Wolf transaction offered the company an alternate funding vehicle. Mr. Saenz reported his findings to the Special Committee and, upon further review, it was unanimously concluded that given the difficult market conditions and the tepid investor appetite for mineral resource and lithium projects, the Blue Wolf transaction offered the company an alternate funding vehicle.

On May 9, 2013, Li3 filed its Form 10-Q for the quarter ended March 31, 2013. Mr. Manternach sent Li3 management a revised pro forma merger analysis reflecting updated information from the Form 10-Q and Li3 management estimates of cash, debt and remaining acquisition related liabilities for the period ending July 22, 2013.

On May 15, 2013, Blue Wolf and Li3 completed negotiations of the definitive agreement. Blue Wolf also completed its financial due diligence, including a review of Li3’s potential use of proceeds. Blue Wolf and Li3 management also completed a joint investor presentation. In advance of a conference call the next day, Blue Wolf emailed the definitive agreement and investor presentation prepared for the Transaction to its board of directors which was filed as Exhibit (a)(5)(A) to Amendment No. 1 to Schedule TO filed by Blue Wolf on June 24, 2013.

On May 16, 2013, the directors of Blue Wolf held a conference call to review the Li3 transaction and consider the definitive agreement for the Transaction. Mr. Kraus, Mr. Edwards and Mr. Manternach discussed the investor presentation developed for the Transaction. The presentation included an overview of the mechanics and key terms of the transaction, a description of Li3 and its lithium assets in Chile, a description of the Maricunga Project and the terms of the recent acquisition of Cocina, Li3 management’s estimate of capital requirements during the next 18 months, pro forma analyses for transaction proceeds and share ownership, updated lithium market statistics and forecasts, and comparable valuation analyses prepared by Li3 management. This information was included, in all material respects, in the investor presentation filed by Blue Wolf with the SEC on May 21, 2013. The directors of Blue Wolf did not consider or review any other forecasts or financial projections prepared by Li3 management at this meeting. The directors of Blue Wolf recognized that estimates by their very nature may change in material elements and that they are merely a good faith estimate of how the market or business may perform in the future based upon a series of assumptions. The directors of Blue Wolf also considered several risks, including Li3’s limited balance sheet liquidity and the risk that depending on tender offer redemption levels, the transaction may not retain enough proceeds to fund all of Li3’s capital needs for the next 18 months.

On May 21, 2013 the Special Committee held a conference call to review the Blue Wolf transaction and consider the definitive agreement for the Transaction. After weighing the positives and negatives, as described below, and the Special Committee approved the Agreement and Plan of Merger and the Transaction.

On May 22, 2013, Li3 entered into an investor rights agreement modifying the IRA, pursuant to which to which POSCO is entitled to certain rights as a shareholder of the combined company. Pursuant to the modified investor rights agreement, for every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a Registration Statement on Form F-4 to be filed by the Company. The modified investor rights agreement provides that the company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares of the company. In addition, POSCO’s rights under the modified investor rights agreement include, but are not limited preemptive rights, consent rights and certain information rights.

On June 20, 2013, Blue Wolf announced that it was extending the Offer until July 15, 2013. As of June 19, 2013, 1,871,703 ordinary shares had been validly tendered, which exceeded the maximum threshold provided by the Offer. Since June 20, 213, management of Blue Wolf and Li3 have conducted, and will continue to conduct, meetings and calls with existing and potential shareholders regarding the merits of the Transaction. The information shared at these meetings is limited to the information included in the investor presentations filed as exhibits to the Schedule TO. No additional inducement has or will be offered to potential shareholders.

On July 5, 2013, Blue Wolf announced that the expiration date of the Offer would be changed to July 11, 2013.

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Blue Wolf’s Board of Directors’ Reasons for the Approval of the Transaction

Blue Wolf’s board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Transaction and approved the Agreement and Plan of Merger and (iii) determined that the Transaction is in the best interests of the shareholders of Blue Wolf and if consummated would constitute our initial business combination pursuant to our Charter.

Blue Wolf’s board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of Blue Wolf’s board of directors may have given different weight to different factors.

Blue Wolf’s board of directors considered the growth prospects and risks for lithium market demand, growth prospects and risks for lithium market supply, the potential value of Li3’s lithium mining assets and its ability to enter the lithium market and effectively compete as a low cost producer, potential opportunities for Li3 to obtain lithium exploitation licenses for the Maricunga Project in Chile, the potential opportunity to develop the Maricunga Project in partnership with POSCO, the opportunity to develop a potash project if Li3 is unable to obtain lithium exploitation licenses for the Maricunga Project, Li3’s balance sheet and historical investment performance, capabilities of management and its ability to raise capital and develop and operate lithium projects, corporate governance, reporting transparency and risk management. These factors were considered by Blue Wolf’s board of directors in evaluating the combined company’s relative valuation and its prospects for generating risk-adjusted total returns. All of the factors above, including other various risks discussed in the section entitled “Risk Factors”, were considered by Blue Wolf’s board of directors in reaching its determination that the Transaction is in the best interests of Blue Wolf’s shareholders and to approve the Transaction.

In considering the Transaction, Blue Wolf’s board of directors gave consideration to the following positive factors (although not weighted or in any order of significance):

▪	Li3 is focused on lithium mining, which the board believes to be an attractive industry. The supply of lithium is highly concentrated among four lithium mining companies which account for 80% of the industry’s estimated total supply of 175,000 tonnes of lithium carbonate in 2012. Supply growth is constrained by significant barriers to entry, including limited availability of economic lithium resources and significant capital requirements and time required to develop lithium resources and build lithium production facilities. Demand is expected to accelerate as technological developments improve lithium battery cost/performance and drive the adoption of lithium batteries for a broad range of applications, especially electric vehicles and electric grid energy storage.

▪	Li3 has potentially valuable lithium mining assets that could allow it to enter the lithium market as a low cost producer.

▪	The Maricunga Project has a NI 43-101 compliant lithium brine resource with a relatively high concentration of lithium and relatively low concentrations of impurities. Based on the characteristics of its resource, the Maricunga Project has the potential to produce lithium at lower costs than that of hard rock-based producers and at costs that are competitive with other brine-based producers.

▪	Li3 has multiple potential opportunities to obtain lithium exploitation licenses for the Maricunga Project. These opportunities include participation in government auctions of licenses, acquisitions, and partnerships.

▪	The potential opportunity to develop the Maricunga Project in partnership with POSCO, which could provide the project with process technology and services. Under an MOU signed with Li3 in 2011, POSCO has built and operated a pilot plant and demonstrated its ability to extract lithium from brine produced from the Salar de Maricunga. During 2011 and 2012, POSCO invested a total of $18 million in two tranches of equity of Li3. POSCO currently owns 25.4% of Li3’s outstanding shares (and beneficially owns 41% of the shares on a fully-diluted basis) and remains its largest shareholder and is entitled to designate a member on Li3’s board of directors.

▪	The opportunity to develop a potash project if Li3 is unable to obtain lithium exploitation permits. The acquisition of the mining concessions “Cocina 19 through 27.” The exploitation of these properties is not subject to obtaining a CEOL permit for the exploitation of lithium in Chile.

▪	Li3 has a strong core management team and board of directors. As an SEC-registered company and current SEC filer, Li3 has established corporate governance, reporting transparency and risk management practices.

Blue Wolf’s board of directors also considered the following negative factors (although not weighted or in any order of significance), many of which can also be found in the section entitled “Risk Factors”:

▪	Li3 currently is not licensed for the exploitation of lithium in Chile. Without these licenses, Li3 will be unable to develop and operate the Maricunga Project for the production of lithium. In 2012, Li3 participated in a government auction for lithium exploitation licenses. Due to irregularities with the auction, the government cancelled the auction. Li3 has lodged a formal protest against the cancellation and the government’s decision not to award the licenses to Li3 as the second highest bidder in the auction. Li3 is also pursuing acquisitions and partnerships in order to obtain lithium exploitation licenses.

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▪	Chile is considered a relatively attractive mining jurisdiction with a stable fiscal economy and body of law; however, the recent cancellation of the lithium auction indicates that Chile has political and legal risks that may prove to be detrimental to Li3’s ability to pursue its plans to develop a lithium business.

▪	Li3 is an exploration stage mining company. While the company has an NI 43-101 compliant resource, it does not have SEC-compliant proven and probable reserves. Moreover, the company has not completed an economic feasibility study of the Maricunga Project for the production of lithium and/or potash and other potential co-products.

▪	Li3 has a relatively weak balance sheet and limited access to the capital markets. As of March 31, 2013, the company had $2.4 million of cash and $2.0 million of debt due in September 2013. Without the Blue Wolf merger and/or access to the capital markets, Li3 may be unable to fund acquisitions and develop the Maricunga Project.

▪	Li3’s auditors have expressed doubt in Li3’s ability to continue as a going concern.

Interest of Blue Wolf Shareholders in the Transaction

Upon consummation of the Transaction and issuance of the Merger Consideration to Blue Wolf’s shareholders, holders of Blue Wolf’s Ordinary Shares prior to the Transaction will own approximately between 62.7% of our outstanding shares following consummation of the Transaction, in the event no Ordinary Shares are tendered in the Offer, and approximately 42.9% of our outstanding shares following consummation of the Transaction, in the event 1,467,970 Ordinary Shares are accepted in the Offer. These figures assume: (i) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration to Li3 shareholders; (ii) that no Warrants (including the Sponsor Warrants and Converted Warrants) are exercised; (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Converted Options are exercised; and (v) that 1,467,970 Ordinary Shares are validly tendered pursuant to the Offer. See “Beneficial Ownership of Securities.”

Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction

Blue Wolf’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	Our Sponsor owns 2,012,500 Ordinary Shares, which it acquired for $25,000 and which have an aggregate value of $20,125,000 based on the closing price of the Ordinary Shares on Nasdaq of $10.00 as of July 3, 2013. It has waived its right to receive distributions with respect to its shares upon Blue Wolf’s liquidation, which will occur if Blue Wolf is unable to consummate the Transaction by July 22, 2013. Accordingly, the Sponsor’s Ordinary Shares will be worthless if Blue Wolf is forced to liquidate.

•	Our Sponsor owns 4,166,667 Sponsor Warrants, which it acquired for $3,125,000 and which have an aggregate value of $1,250,000 based on the closing price of the Warrants on Nasdaq of $0.30 as of July 3, 2013. In the event of Blue Wolf’s liquidation, the Sponsor Warrants will expire worthless.

•	As of the date of this Offer to Purchase, our Sponsor has made loans to us in the aggregate amount of $400,000. In the event of liquidation, we will not be able to repay the loans to our Sponsor.

•	Each of our current directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred by him in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, but only if the business combination is consummated. In the event shareholders we consummate the Transaction, all such expenses will be paid by us in full.

•	If Blue Wolf liquidates in the event it is unable to consummate the Transaction, Messrs. Kraus and Edwards may be liable to us in the event any claims by a vendor for services rendered or a prospective target business with which we have discussed entering into a business combination reduce the amounts in the Trust Account below $9.97 per share except in certain circumstances. See “Business of Blue Wolf—Introduction—Redemption of Public Shares And Liquidation If No Initial Business Combination.”

These interests may influence the Blue Wolf directors and executive officers in the negotiation of the Agreement and Plan of Merger, the Related Agreements and the approval of the Transaction. See “Risk Factors — Risks Related to the Transaction.”

Accounting Treatment

Blue Wolf’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. Li3 is the larger of the two entities and is the operating company within the combining companies.  Following the Transaction, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf.  Although, depending on the amount of shares tendered, there is a possibility that a larger portion of the voting rights in the combined entity is likely to be held by pre-Transaction Blue Wolf shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Blue Wolf shareholders are expected to represent a diverse group of shareholders at completion of the Transaction and we are not aware of any voting or other agreements that suggest that they can act as one party.

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THE AGREEMENT AND PLAN OF MERGER

This section of the Offer to Purchase describes the material provisions of the Agreement and Plan of Merger but does not purport to describe all of the terms of the Agreement and Plan of Merger. The following summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Agreement and Plan of Merger, a copy of which is attached as Annex I hereto, in its entirety because it is the primary legal document that governs the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement and Plan of Merger.

The Agreement and Plan of Merger has been included to provide information regarding the terms of the Transaction. In your review of the representations and warranties contained in the Agreement and Plan of Merger and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Agreement and Plan of Merger may have the right to not close the Transaction if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the Agreement and Plan of Merger, rather than establishing matters of fact. The representations and warranties and other provisions of the Agreement and Plan of Merger should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Offer to Purchase and the Annex.

The Agreement and Plan of Merger contains representations, warranties and covenants that the respective parties made to each other as of the date of the Agreement and Plan of Merger or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Agreement and Plan of Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Agreement and Plan of Merger and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this Offer to Purchase. The representations, warranties and covenants in the Agreement and Plan of Merger are also modified in important part by the underlying disclosure schedules. Blue Wolf and Li3 do not believe that these schedules contain information that is material to an investment decision.

Nature of Transaction

The nature of Li3’s business is primarily the implementation, or exploration, stage of a project rather than a fully developed operating business generating revenue, which stage will be achieved once Li3 develops one of its assets and obtains all applicable permits from the Chilean regulatory authorities.

Structure of Transaction

On May 21, 2013, Blue Wolf, Merger Sub and Li3 entered into the Agreement and Plan of Merger pursuant to which Blue World will acquire Li3. The Agreement and Plan of Merger is described below in greater detail under “The Agreement and Plan of Merger.” Pursuant to the terms of the Agreement and Plan of Merger, Merger Sub will merge with and into Li3 with Li3 surviving as a wholly-owned subsidiary of Blue Wolf. Concurrently with the Closing, the parties will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS. The time when the Transaction shall become effective is referred to as the “Effective Time.”

Prior to and/or concurrently with the closing of the Transaction, Blue Wolf will have:

(i)	completed the Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the tender offer, shareholders of Blue Wolf will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Offer; and

(ii)	filed a registration statement with the SEC to register the Merger Consideration and such registration statement shall have been declared effective on or prior to the Effective Time.

Transaction Consideration to be Delivered

In connection with the Transaction, at the Effective Time, the Company shall cause to be issued to the shareholders of record of Li3 one Ordinary Share for every 250 shares of Li3 common stock owned by them at the Effective Time (the “Merger Consideration”). In addition, each option and warrant to purchase shares of Li3 common stock which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such Li3 option or warrant and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time. Any fractional shares shall be rounded up to the nearest whole number.

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Sponsor Agreement

Concurrent with the execution of the Agreement and Plan of Merger, Blue Wolf’s Sponsor entered into an agreement with Blue Wolf pursuant to which it has agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement” for a further description of the terms of such agreement.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated no later than one business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transaction,” unless Blue Wolf and Li3 agree in writing to hold the Closing at another time but no later than July 22, 2013.

Conditions to Closing of the Transaction

The obligations of the parties to the Agreement and Plan of Merger to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Agreement and Plan of Merger before consummation of the Transaction:

•	the Blue Wolf registration statement registering the Merger Consideration shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

•	the Offer shall have been completed and Blue Wolf shall have accepted for payment the Ordinary Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	the applicable waiting period (and any extension thereof) under any antitrust laws, if any, shall have expired or been terminated;

•	all consents required to be obtained from, or made with, any governmental authority in order to consummate the transactions contemplated by the Agreement and Plan of Merger shall have been obtained or made;

•	no governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;

•	there shall be no pending action against any party or any affiliate, or any of their respective properties or assets, or any officer or director, in his or her capacity as such, of any party or any of their affiliates, with respect to the consummation of the Transaction or the transactions contemplated thereby which could reasonably be expected to have a material adverse effect; and

•	the Li3 shareholder approval of the Transaction shall have been obtained in accordance with the NRS and Li3’s articles of incorporation.

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The obligation of Blue Wolf to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by Blue Wolf):

•	each of the representations and warranties of Li3 shall be true and correct ;

•	Li3 having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under the Agreement and Plan of Merger;

•	Li3 having delivered to Blue Wolf a certificate, dated the closing date, signed by an executive officer of Li3 in such capacity certifying as to the satisfaction of certain of Li3’s conditions;

•	Li3 having delivered to Blue Wolf a true copy of the resolutions of Li3’s board of directors authorizing the execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated therein;

•	no material adverse effect shall have occurred with respect to Li3 since the date of the Agreement and Plan of Merger;

•	Blue Wolf shall have received an opinion from Li3’s counsel in form and substance reasonably satisfactory to it, addressed to Blue Wolf and dated as of the closing date;

•	Blue Wolf shall have received a certificate of good standing of Li3 issued by the appropriate Governmental Authority;

•	Li3 shall have procured all of the third party consents required in order to effect the Closing;

•	Shareholders of Li3 holding a majority of the issued and outstanding Li3 common stock shall have entered into Lock-Up and Support Agreements with Blue Wolf and Li3 pursuant to which such Li3 shareholders agree to: (a) vote in favor of the Transaction and (b) be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the earlier of (1) one year after the consummation of the Transaction or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up Period”); provided, however, if the trading price of the Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up; and

•	Blue Wolf and Li3 shall have entered into an investor rights agreement modifying Li3’s previous agreement with POSCO, pursuant to which POSCO will be entitled to certain rights as a shareholder of combined company, including without limitation, preemptive rights, consent rights, information rights and the right to nominate one director to the board of directors.

The obligation of Li3 to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by Li3):

•	each of the representations and warranties of Blue Wolf being true and correct ;

•	Blue Wolf having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under the Agreement and Plan of Merger;

•	Blue Wolf having delivered to Li3 a certificate, dated the closing date, signed by an executive officer of Blue Wolf in such capacity certifying as to the satisfaction of certain of Blue Wolf’s conditions;

•	Blue Wolf having delivered to Li3 a true copy of the resolutions of Blue Wolf’s board of directors authorizing the execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated therein;

•	no material adverse effect shall have occurred with respect to Blue Wolf since the date of the Agreement and Plan of Merger;

•	Li3 shall have received a certificate of good standing of Blue Wolf issued by the appropriate Governmental Authority;

•	Li3 shall have received an opinion of counsel from Blue Wolf’s counsel in form and substance reasonably satisfactory to it, addressed to Li3 and dated as of the closing date;

•	Blue Wolf having no less than $5 million after payment of the Purchase Price for shares validly tendered in the Offer and after payment of Blue Wolf’s expenses; and

•	Blue Wolf shall have caused the directors set forth in the Agreement and Plan of Merger to be appointed to the board of directors as of the closing date.

Termination

The Agreement and Plan of Merger may be terminated prior to the Closing as follows:

•	by mutual written agreement of Blue Wolf and Li3;

•	by written notice by either Blue Wolf or Li3 if any of the closing conditions set forth in the Agreement and Plan of Merger have not been satisfied by Blue Wolf or Li3, as the case may be (or waived by Blue Wolf or Li3, as the case may be) by July 22, 2013. Notwithstanding the foregoing, the right to terminate shall not be available to Blue Wolf or Li3 if the failure by Blue Wolf, on one hand, or Li3, on the other hand, to fulfill any obligation under the Agreement and Plan of Merger has been the cause of, or resulted in, the failure of the Closing to occur on or before July 22, 2013;

•	by written notice by Blue Wolf, if (1) there has been a material breach by Li3 of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any material representation or warranty of Li3 shall have become untrue or inaccurate, and (2) the breach or inaccuracy is incapable of being cured or is not cured within 20 days of notice of such breach or inaccuracy; and

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•	by written notice by Li3, if (1) there has been a material breach by Blue Wolf of any of its material representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any material representation or warranty of Blue Wolf shall have become untrue or inaccurate and (2) the breach or inaccuracy is incapable of being cured or is not cured within 20 days of notice of such breach or inaccuracy.

Effect of Termination

If the Agreement and Plan of Merger is terminated, it shall become void, and there shall be no liability on the part of any party thereto or any of their respective affiliates or directors, officers, employees, agents or other representatives of any of them, and all rights and obligations of each party thereto shall cease; except for liability for any fraud committed of the Agreement and Plan of Merger prior to termination.

Fees and Expenses

All expenses incurred in connection with the Agreement and Plan of Merger and the Transaction shall be paid by the party incurring such expense; provided, however, in the event the Agreement and Plan of Merger is terminated for any reason, Li3 shall pay Blue Wolf a termination fee of up to a maximum of $150,000 for expenses documented and actually incurred by Blue Wolf in connection with the preparation of the Agreement and Plan of Merger, the registration statement and the proxy solicitation and tender offer conducted by Blue Wolf prior to the execution of the Agreement and Plan of Merger.

Management Following the Transaction

Immediately following the Closing, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf. The following persons will serve as directors of Blue Wolf following the Closing: Luis Francisco Saenz, Patrick Cussen (Chairman), Harvey McKenzie, SungWon Lee, Patricio Campos, Myron Manternach and Jonathan Lee. Following the Closing, the following persons shall serve as the officers of Blue Wolf: Luis Francisco Saenz (President and Chief Executive Officer) and Luis Santillana (Chief Financial Officer). See “Management Following the Transaction.”

Tender Offer

The Agreement and Plan of Merger obligates Blue Wolf to consummate prior to the Closing a tender offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the Tender Offer, shareholders of Blue Wolf will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Offer. The obligation of Blue Wolf to purchase Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to, among others, the Maximum Tender Condition and the Merger Condition.

Representations and Warranties

The Agreement and Plan of Merger contains a number of representations that each of Blue Wolf and Li3 have made to each other. These representations and warranties, among others, relate to the following: (i) Due Organization and Good Standing; (ii) Capitalization; (iii) Subsidiaries; (iv) Authorization; Binding Agreement; (v) Governmental Approvals; (vi) No Violations; (vii) SEC Filings and Financial Statements; (viii) Absence of Certain Changes; (ix) Absence of Undisclosed Liabilities; (x) Compliance with Laws; (xi) Regulatory Agreements; Permits; Qualifications; (xii) Litigation; (xiii) Restrictions on Business Activities; (xiv) Material Contracts; (xv) Intellectual Property; (xvi) Employee Benefit Plans; (xvii) Taxes and Returns; (xviii) Finders and Investment Bankers; (xix) Title to Property; Assets; (xx) Employee Matters; (xxi) Environmental Matters; (xxii)Transactions with Affiliates; (xxiii) Insurance; (xxiv) Books and Records; (xxv) Accounts Receivable; (xxvi) Title to Mining Concessions; (xxvii) Listing; (xxviii) Investment Company Act and (xxix) Information Supplied.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Agreement and Plan of Merger, material adverse effect means any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of a party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from certain limited circumstances, including: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such party conducts business that is material to the business of such party, so long as such party is not disproportionately affected thereby, (iii) the announcement of the execution of the Agreement and Plan of Merger, or the pendency of the consummation of the transactions contemplated thereby, (iv) any change in United States generally accepted accounting principles or interpretation thereof after the date of the Agreement and Plan of Merger or (v) the execution and performance of or compliance with the Agreement and Plan of Merger.

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Covenants of the Parties

Each of Blue Wolf and Li3 has agreed to use their commercially reasonable efforts to take all necessary actions to effect the Transaction and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transaction. Li3 also covenanted to conduct its business in a manner consistent with past practice, to consult with Blue Wolf and obtain the permission of the other party before, among other things, amending any of its organizational documents, modifying its outstanding equity interests, terminating or waiving any material right under any material contract, closing or materially reducing any of its activities, assuming additional obligations or liabilities other than in the ordinary course of business consistent with past practice. In addition, Blue Wolf and Li3 shall prepare and Blue Wolf shall file a registration statement under the Securities Act registering the Merger Consideration. The registration statement will include a proxy statement/prospectus which Li3 shall cause to be mailed to its stockholders in connection with convening a meeting of stockholders to approve the Transaction. The Agreement and Plan of Merger also contains covenants related to notifications, exchange listing, access to information, and confidentiality. Furthermore, the Agreement and Plan of Merger also contains covenants which restrict and govern the activities of Li3 with respect to the solicitation or receipt of Acquisition Proposals.

Trust Account Waiver

Li3 agreed that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Blue Wolf and Li3, the Agreement and Plan of Merger or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Claims”). Li3 irrevocably waived any Trust Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Blue Wolf and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of the Agreement and Plan of Merger). Li3 agreed and acknowledged that such irrevocable waiver is material to the Agreement and Plan of Merger and specifically relied upon by Blue Wolf to induce it to enter into the Agreement and Plan of Merger, and Li3 further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Li3 or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Blue Wolf, which proceeding seeks, in whole or in part, monetary relief against Blue Wolf, Li3 (on behalf of itself and its respective affiliates) acknowledged and agreed that its or their sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Li3 (or its affiliates or any party claiming on its behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Li3 or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Blue Wolf, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Blue Wolf public shareholders, whether in the form of money damages or injunctive relief, Blue Wolf shall be entitled to recover from Li3 or any of its affiliates commencing any such action or proceeding, as the case may be, the associated legal fees and costs in connection with any such action or proceeding, in the event Blue Wolf prevails in such action or proceeding.

Public Announcements

Blue Wolf and Li3 agreed not to make any public announcement with respect to the Agreement and Plan of Merger or the Transaction without the prior written consent of the other parties, except to the extent required by applicable law or the rules and regulations of a securities exchange, and in such case the party making such announcement shall provide the other parties with reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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Related Agreements

This section of the Offer to Purchase describes the material provisions of the Related Agreements but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, which were filed as exhibits to Blue Wolf’s Schedule TO. Shareholders and other interested parties are urged to read such agreements in their entirety. See “Where You Can Find More Information.”

Sponsor Agreement

Blue Wolf’s Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. The number of founder shares and sponsor warrants to be forfeited by the Sponsor pursuant to this agreement was negotiated by the parties and was a material term of the Agreement and Plan of Merger as Li3 would not have entered into such agreement without the forfeiture provision since otherwise the ownership percentage of Li3’s shareholders would have been significantly diluted as a result of the business combination. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect.

Investor Rights Agreement

On June 13, 2013, Blue Wolf and Li3 entered into an investor rights agreement with POSCO pursuant to which POSCO will be entitled to certain rights as a shareholder of combined company. For every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a registration statement to be filed by Blue Wolf. The modified investor rights agreement provides that the combined company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the combined company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares. POSCO is also entitled to preemptive rights, consent rights and information rights. In addition, pursuant to the investor rights agreement, without the approval of POSCO, the combined company may not: (i) substantially change the scope of its business; (ii) amend or waive non-competition or non-solicitation provisions of the employment agreement with its Chief Executive Officer; (iii) adopt a plan of reorganization for the combined company or any subsidiary; (iv) effect a sale of substantially all of its assets or a sale that results in POSCO owning less than a majority of the voting power of the combined company, other than an equity financing; (v) transfer or license any of its proprietary technology to a third party; or (vi) amend, alter, waive or repeal any provision of its memorandum and articles of association.

Lock-up and Support Agreements

On June 13, 2013, Blue Wolf and Li3 entered into a Lock-up and Support Agreements with POSCO, pursuant to which POSCO agreed to: (a) vote in favor of the Transaction and (b) be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the earlier of (1) one year after the consummation of the Transaction or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up Period”); provided, however, if the trading price of the Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up. Li3 is in the process of obtaining executed Lock-Up and Support Agreements from holders of a majority of its issued and outstanding shares of common stock.”

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The Offer

Number of Ordinary Shares; Share Purchase Price; No Proration

Number of Ordinary Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 1,467,970 Ordinary Shares validly tendered and not properly withdrawn, in accordance with the “Withdrawal Rights” described below, before the Expiration Date, at a Share Purchase Price of $9.97 per share, net to the seller in cash, without interest, for an aggregate Purchase Price of up to $14,635,661, as further described below under the heading “Share Purchase Price.”

In accordance with the rules of the SEC, in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in this Offer, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date.

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Merger Condition. See “The Offer — Conditions of the Offer.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Ordinary Shares tendered and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following our termination of the Offer or the Expiration Date.

Share Purchase Price

The Share Purchase Price is $9.97 per share. Pursuant to our Charter, the Share Purchase Price has been calculated based on the aggregate amount on deposit in the Trust Account as of two business days prior to the commencement of the Offer including interest (not otherwise released to Blue Wolf) but net of taxes payable, divided by the total number of outstanding Ordinary Shares sold as part of the Units in our IPO. We will not increase the Share Purchase Price. We are required to conduct the Offer in accordance with the terms of our Charter. See “The Offer — Extension of the Offer; Termination; Amendment.”

No Proration

There will be no proration in the event of over-subscription of the Offer.

In order for the Transaction to be consummated, and without giving effect to any purchases pursuant to the 2% Increase, no more than 1,467,970 Ordinary Shares can be validly tendered and not properly withdrawn pursuant to the Offer. If more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the Merger Condition, we may amend, terminate or extend the Offer. Accordingly, we will not offer proration in the Offer. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Agreement and Plan of Merger, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer. See “The Agreement and Plan of Merger — Conditions to the Closing of the Transaction” for a description of conditions to consummation of the Transaction.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Blue Wolf’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Ordinary Shares.

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Purpose of the Offer; Certain Effects of the Offer

Blue Wolf, Li3 and the other parties thereto executed the Agreement and Plan of Merger on May 21, 2013. In connection with the announcement of the Transaction on May 21, 2013, Blue Wolf announced that it would offer to purchase up to 1,467,970 of its outstanding Ordinary Shares as contemplated by the Offer. The Offer provides our shareholders an opportunity to have Blue Wolf redeem their Ordinary Shares for a pro-rata portion of our Trust Account as required by our Charter, and as disclosed in the prospectus for our IPO.

Our Sponsor, and each of our officers and directors in their individual capacities, has agreed not to tender, and Blue Wolf will not purchase, any of their Ordinary Shares pursuant to the Offer.

Our intention is to consummate the Transaction. Our board of directors has unanimously (i) approved the Offer, (ii) declared the advisability of the Transaction and approved the Agreement and Plan of Merger and the other Transactions contemplated thereby and (iii) determined that the Transaction is in the best interests of the shareholders of Blue Wolf and, if consummated, would constitute our initial business combination pursuant to our Charter. If you tender your Ordinary Shares pursuant to the Offer, you will not be participating in the Transaction because you will no longer hold such Ordinary Shares in Blue Wolf following the consummation of the Transaction. Therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of Blue Wolf shareholders. See “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction.” You must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

Certain Effects of the Offer

Approximately $14,635,661 will be required to purchase Ordinary Shares in the Offer at the Share Purchase Price of $9.97 per share if the Offer is fully subscribed. In addition, we estimate approximately $1.4 million will be required to pay fees and expenses specifically related to the Offer and Transaction, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. In addition, we will be required to pay between $1.0 million and up to approximately $1.4 million in deferred underwriting fees and $400,000 in repayment of outstanding loans from our Sponsor. The purchase of Ordinary Shares in the Offer will be funded by Blue Wolf from the IPO proceeds held in our Trust Account. Assuming LI3’s shareholders timely approve the Transaction and the Transaction is successfully completed, we believe that our anticipated financial condition, cash flow and access to capital will provide us with adequate financial resources to meet our working capital requirements and to fund our activities.

Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We believe that our purchase of Ordinary Shares pursuant to the Offer will not result in the Ordinary Shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer. Our securities are currently listed on Nasdaq and, following the Transaction, although there can be no assurance that we will continue to meet the appropriate listing standards, we intend that such securities continue to be so listed on Nasdaq. See “Risk Factors —Risks Related to Blue Wolf.”

Ordinary Shares acquired pursuant to the Offer will be held as treasury shares, subject to future transfer by Blue Wolf unless otherwise retired, provided that Blue Wolf may not hold in treasury more than 50% of its total issued shares under the Act.

Except as disclosed in this Offer to Purchase, including without limitation under the headings “The Transaction,” “The Agreement and Plan of Merger,” “Related Agreements,” “The Offer—Material U.S. Federal Income Tax Considerations— Non-Participation in the Offer” and “Price Range of Securities and Dividends,” Blue Wolf currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Blue Wolf;

•	any purchase, sale or transfer of a material amount of assets of Blue Wolf;

•	any material change in Blue Wolf’s present dividend rate or policy, indebtedness or capitalization;

•	any other material change in Blue Wolf’s business;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of Blue Wolf, or the disposition of any material amount of securities of Blue Wolf; or

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•	any changes to Blue Wolf’s Charter.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares pursuant to the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the nominees and not directly to the Depositary.

Units and Warrants

The Offer is only for Ordinary Shares. No Units or Warrants tendered will be accepted and will be promptly returned. We have outstanding Units comprised of an Ordinary Share and a Warrant. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Units prior to tendering them.

To separate your Ordinary Shares from the Units, you must instruct your broker to do so for Units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your broker must also initiate electronically, using Depository Trust Company’s (“DTC”) DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant Units and a deposit of an equal number of Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit your broker to tender pursuant to the Offer the Ordinary Shares received upon the split up of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender your Ordinary Shares prior to the Expiration Date.

If you hold Units registered in your own name, you must deliver the certificate for such Units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such Units into Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit the mailing of the certificates for Ordinary Shares back to you so that you may then tender pursuant to the Offer the share certificates received upon the split up of the Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)  the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)  Ordinary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Ordinary Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those Ordinary Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Ordinary Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase prior to the Expiration Date. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Blue Wolf may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered shares are not purchased, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

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All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder. A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of our Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase, including the Annex thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering shareholder. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any waivable conditions of the Offer with respect to all tendered shares or waive any defect or irregularity in any tender with respect to any particular securities or any particular shareholder whether or not we waive similar defects or irregularities relating thereto in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Blue Wolf, the Information Agent, the Depositary or any other person will be under any duty to give notification of defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Thursday, July 11, 2013. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Wednesday, July 17, 2013 if not accepted prior to such time, we will cease operations, distribute the proceeds held in our Trust Account to the holders of our Ordinary Shares purchased in our IPO and begin to liquidate Blue Wolf if we do not consummate the Transaction by July 22, 2013. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described above in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

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Withdrawals of tenders of Ordinary Shares may not be rescinded, and any Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Blue Wolf, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf. Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 1,467,970 Ordinary Shares validity tendered and not properly withdrawn prior to the Expiration Date. There will be no proration in the event that more than 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If more than 1,467,970 Ordinary Shares have been validly tendered and not properly withdrawn prior to the Expiration Date or if the Merger Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Ordinary Shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Ordinary Shares tendered be made unless the Merger Condition has been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

Blue Wolf will pay for Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us of Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, as applicable, unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

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We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Ordinary Shares through their nominee and not directly to the Depositary.

Conditions of the Offer

All the conditions of the Offer within the control of Blue Wolf must be satisfied or waived prior to the Expiration Date (as the same may be extended). Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer, we will not be required to accept Ordinary Shares tendered and we may terminate or amend the Offer, or postpone our acceptance of the Ordinary Shares that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5) and Rule 14e-1(c), at any time on or after the commencement of the Offer and before or on the Expiration Date if any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	more than 1,467,970 Ordinary Shares having been validly tendered and not properly withdrawn, subject to our right to accept for payment an additional amount of shares pursuant to the 2% Increase, prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

•	the Transaction, in our reasonable judgment, to be determined as of immediately prior to the Expiration Date, is not capable of being consummatedby July 22, 2013. In determining whether the Transaction is capable of being consummated by July 22, 2013, we will consider whether the parties will be able to satisfy the closing conditions to the Transaction. For a description of the conditions to the Transaction, see “The Agreement and Plan of Merger — Conditions to the Closing of the Transaction.” We refer to this condition, which is not waivable, as the “Merger Condition.”

We will not accept for payment, purchase or pay for any Ordinary Shares tendered, and may amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Ordinary Shares tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless we have earlier terminated the Offer. We intend to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders. Upon notification from the SEC that it has no further comment regarding the Offer, to the extent the Offer has been materially modified, we will redistribute the Offer to Purchase, as amended or supplemented, or a supplement to a previously distributed Offer to Purchase, and the Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Blue Wolf to extend, terminate and/or modify the Offer (subject to the terms and conditions of the Agreement and Plan of Merger), we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any Ordinary Shares tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) and Rule 14e-1(a) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Ordinary Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date the Agreement and Plan of Merger shall have been terminated in accordance with its terms.

In addition: (i) no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred and (ii) there shall not have been instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the Ordinary Shares pursuant to the Offer.

The foregoing addresses only conditions under which we are not obligated to complete the Offer. The offer conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time during the period beginning on or after the commencement of the Offer and ending before or on the Expiration Date, in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, all of the conditions to the Offer, including the Maximum Tender Condition and the Merger Condition, must have been satisfied or waived prior to the Expiration Date. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

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You should evaluate current market quotes for our Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $14,635,661 will be required to purchase Ordinary Shares tendered pursuant to the Offer if the Offer is fully subscribed, and up to an additional $1.4 million will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. The purchase of shares tendered in the Offer will be funded by Blue Wolf from the IPO proceeds held in our Trust Account. Of the approximately $22.5 million of cash in our Trust Account, approximately $14,635,661 million will be allocated to purchase of Ordinary Shares in the Offer, a minimum of $5 million (after payment of the Purchase Price for shares validly tendered in the Offer and payment of our expenses) must be reserved for working capital of the combined company, approximately $1.4 million for fees and expenses incurred by Blue Wolf in connection with the Offer and the Transaction, and between $1.0 million and up to approximately $1.4 million in deferred IPO underwriting fees. The receipt of funds necessary to purchase Ordinary Shares tendered in the Offer is dependent on the consummation of the Transaction.

After the consummation of the Transaction, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources to meet our working capital requirements.

Certain Information Concerning Blue Wolf, Li3 and the Transaction

Set forth elsewhere in this Offer to Purchase is information concerning Blue Wolf, Li3 and the Transaction. Shareholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Ordinary Shares.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Ordinary Shares

See “The Transaction — Certain Benefits of Blue Wolf’s Directors and Officers and Others in the Transaction,” “The Agreement and Plan of Merger,” “Related Agreements,” “Description of Securities,” “Management Following the Transaction,” “Certain Relationships and Related Transactions,” and “Description of Securities” herein for information related to the proposed Transaction, our management following the consummation of the Transaction and certain transactions and arrangements concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Ordinary Shares during the 60 days prior to the date of this Offer to Purchase, other than the 5,794,119 shares we redeemed for $9.97 per share (for a total of $57.8 million) on or about April 18, 2013 in connection with a tender offer we conducted in connection with the extension of our corporate existence.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders (as defined below) whose Ordinary Shares are tendered and accepted for payment. In addition, this summary also describes the material U.S. federal income tax consequences of our expected future activities, which may be relevant to U.S. holders and non-U.S. holders (as defined below) that do not tender their Ordinary Shares in the Offer. This discussion assumes that holders hold Ordinary Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, or (ii) the special tax rules that may apply to certain holders, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

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•	financial institutions or broker-dealers;

•	non-U.S. individuals, and non-U.S. corporations;

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates (except to the extent discussed herein);

•	persons who received our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer and our expected future activities for holders that do not participate in the Offer. Holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer and our expected future activities for holders that do not participate in the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Ordinary Shares Pursuant to the Offer

The exchange of Ordinary Shares for cash pursuant to the Offer will be a taxable redemption of the Ordinary Shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of Ordinary Shares or as a distribution with respect to Ordinary Shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment under Section 302.”

Criteria for Determining Sale or Distribution Treatment Under Section 302

Whether an exchange of Ordinary Shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of Ordinary Shares treated as held by the holder before and after the exchange (including any Ordinary Shares constructively owned by the holder as a result of, among other things, owning Warrants). The exchange of Ordinary Shares for cash pursuant to the Offer generally will be treated as a sale of the Ordinary Shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below. If the receipt of cash pursuant to the Offer is treated as a sale, then holders will have the tax effects described under “Passive Foreign Investment Company Rules” below.

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In determining whether any of the foregoing tests are satisfied, a holder takes into account not only Ordinary Shares actually owned by the holder, but also Ordinary Shares that are constructively owned by it. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which would generally include Ordinary Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding shares actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s shares interest if either (i) all of the Ordinary Shares actually and constructively owned by the holder are redeemed or (ii) all of the Ordinary Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other shares in us. The exchange of Ordinary Shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of Ordinary Shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering Ordinary Shares pursuant to the Offer. A U.S. holder owning at least 1% of our outstanding shares who exchanges any Ordinary Shares for cash pursuant to the Offer may be required to comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2).

If none of the foregoing tests is satisfied, then the exchange of Ordinary Shares for cash pursuant to the Offer will be treated as a corporate distribution and the tax effects will be as described below under “Passive Foreign Investment Company Rules.”

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a blank check company, with no past or current active business, we believe that we have been a PFIC since our inception.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Ordinary Shares and the U.S. holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Ordinary Shares, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

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•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which our taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.  U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Ordinary Shares with respect to which the purging election was made.

If the redemption pursuant to the Offer is treated as a sale, a U.S. holder that made a timely QEF election with respect to our Ordinary Shares generally will recognize capital gain on such sale based on its adjusted basis in its Ordinary Shares (as increased for QEF inclusions previously included in income and decreased by any distributions previously made that were not treated as dividends). On the other hand, a U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any gain realized from a redemption that is treated as a sale.

If the redemption pursuant to the Offer is treated as a corporate distribution, the deemed dividend generally should not be treated as a taxable to the extent attributable to amounts previously included in income by the U.S. holder pursuant to a QEF election. A U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any such deemed dividend.

U.S. holders should consult their own tax advisors regarding the PFIC rules in connection with the Offer.

Information Reporting and Backup Withholding

Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our Ordinary Shares and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

In order for a non-U.S. holder to qualify as an exempt recipient, that holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Ordinary Shares where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

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Non-Participation in the Offer

Holders of Ordinary Shares who do not tender any of their Ordinary Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

Material U.S. Federal Income Tax Considerations to Li3 Shareholders

The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder of common stock of Li3 that receives Blue Wolf Ordinary Shares in the Transaction. This summary is based on the Internal Revenue Code and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Offer to Purchase and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to Li3 shareholders that are U.S. Holders. A U.S. Holder is a beneficial owner of Li3 common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a United States trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to Li3 shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Li3 equity;

•	holders owning shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Li3 common shares through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to shareholders who do not hold Li3 common shares as a capital asset (generally, assets held for investment). Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences, and it should not be construed as legal or tax advice to any particular shareholder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Li3 common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Transaction.

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Neither Li3 nor Blue Wolf intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the Transaction and as a result there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF SHARES OF COMMON STOCK OF Li3 SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTION AND THE ONGOING OWNERSHIP OF BLUE WOLF SHARES.

The Transaction

The following discussion as to the U.S. federal income tax consequences of the Transaction assumes that the Transaction will be consummated as described in the Agreement and Plan of Merger and as otherwise described in the Offer to Purchase. The following discussion further assumes (1) the accuracy and completeness of the facts, information, representations, and covenants contained in originals or copies, certified or otherwise identified, of the Agreement and Plan of Merger and the Offer to Purchase, (2) the accuracy and completeness of certain statements, representations, covenants and agreements on factual matters made by Blue Wolf, Merger Sub and Li3 in written certifications provided to SorinRand LLP (the “Certifications”), (3) the absence of changes in existing facts and law, (4) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents described herein, the conformity to original documents of all documents submitted as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies, and (5) that where documents have been provided in draft form, the final executed versions of such documents will not differ materially from such drafts. To the extent that the discussion in this subsection relates to matters of U.S. federal income tax law, and subject to the qualifications, assumptions and limitations set forth herein, such discussion is the opinion of SorinRand LLP to Li3 and U.S. Holders of Li3 common stock as to the material U.S. federal income tax consequences of the Transaction and the ownership of Blue Wolf Ordinary Shares by Li3 shareholders. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion, or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service. No opinion is given as to non-U.S., state or local income tax consequences.

Subject to the discussion below, and based on the terms of the Agreement and Plan of Merger, our review of other records and documents, the representations provided in the Certifications and the facts described in the Offer to Purchase, the Transaction should qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code, and Blue Wolf, Merger Sub and Li3 should each be “a party to a reorganization” within the meaning of Code Section 368(b). Nevertheless, Section 367(a) of the Internal Revenue Code should also apply to the Transaction requiring U.S. Holders of Li3 common stock to recognize gain (but not loss) on the exchange of the Li3 shares (see discussion below under “Section 367”). Assuming the Transaction qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, the following material U.S. federal income tax consequences should result:

•	None of Li3, Blue Wolf or Merger Sub should recognize gain or loss in the Transaction;

•	a Li3 U.S. shareholder’s tax basis in Blue Wolf Ordinary Shares received in the Transaction will be the same as such shareholder’s tax basis in Li3 common shares exchanged therefor (increased by any gain recognized on the transfer, including any gain recognized under Code Section 367 (see discussion below)); and

•	a Li3 U.S. shareholder’s holding period for Blue Wolf Ordinary Shares received in the Transaction will include such shareholder’s holding period for Li3 common shares exchanged therefor.

In order for the Transaction to qualify as a reorganization for tax purposes, the Transaction must comply with certain technical requirements of Section 368 of the Code, including, among others, the “continuity of interest” test, the “continuity of business enterprise” requirement, and a requirement that the transaction have a bona fide business purpose other than tax avoidance. The continuity of interest test will be satisfied if the Li3 shareholders receive Ordinary Shares of Blue Wolf that are worth at least 40% of the total consideration received. As set forth in the Agreement and Plan of Merger, 100% of the consideration being received by the Li3 shareholders in exchange for their Li3 common stock consists of Ordinary Shares of Blue Wolf, and consequently the continuity of interest test should be satisfied. The continuity of business enterprise will be satisfied so long as a significant portion of Li3’s historic assets are under the control of Blue Wolf. The parties to the transaction expect that these requirements and all other requirements for a reorganization under Code Section 368 will be satisfied. These expectations are based on certain facts and assumptions, and certain representations and undertakings, from Blue Wolf, Merger Sub and Li3. If, notwithstanding the expectations of the parties to the Transaction, it is ultimately determined that the Transaction does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Li3 shareholder would recognize gain or loss equal to the difference between the fair market value of the Blue Wolf Ordinary Shares it receives in the Transaction and its tax basis in the Li3 shares surrendered in exchange therefor.

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Section 367.

Under Section 367(a) of the Code, each Li3 shareholder should recognize gain (but not loss) equal to the excess of the fair market value of the Blue Wolf Ordinary Shares it receives in the Transaction over its tax basis in the Li3 shares surrendered in exchange therefor. The regulations promulgated under Section 367 provide an exception to the gain recognition requirement for certain transfers of stock of domestic corporations to foreign corporations where 5% U.S. Holders agree to enter into a five-year “gain recognition agreement” with the IRS. However, a prerequisite to this exception is that Blue Wolf must have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the transfer. Based on representations made by Blue Wolf, it does not appear that this active trade or business requirement is satisfied and, consequently, the “gain recognition agreement” exception to Section 367 should not be available to Li3 shareholders.

An additional exception under the Section 367 regulations provides that Section 367 shall not apply to any property transferred to a foreign corporation for use by such foreign corporation in the active conduct of a trade or business outside of the United States. It is not clear that the activities of Blue Wolf post-transaction would constitute an active trade or business for purposes of this exception. Li3 U.S. shareholders should consult with their own tax advisors to determine if any of the exceptions to Section 367 gain recognition rules would be applicable.

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Taxation of Li3 U.S Shareholders .

Any gain recognized by Li3 U.S. shareholders would generally be long-term capital gain if the U.S. Holder has held the Li3 common shares for more than one year at the time the Transaction is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 20% with respect to taxable years beginning on or after January 1, 2013. Also new in 2013, capital gains income may be subject to an additional 3.8% Medicare surtax for a single filer with an income over $200,000 or a married couple with an income over $250,000. The deductibility of capital losses is subject to limitations.

For a holder who acquired different blocks of Li3 common shares at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the Transaction, and a loss realized (but not recognized) on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Li3 shareholders that have acquired different blocks of Li3 common shares at different times or at different prices should consult their tax advisors regarding the allocation of their tax basis among, and their holding period of, Blue Wolf Ordinary Shares received in exchange for such Li3 common shares.

Ownership of Blue Wolf Ordinary Shares

The following discussion is a summary of material U.S. federal income tax consequences of the ownership and disposition of Blue Wolf Ordinary Shares to U.S. Holders who receive such shares pursuant to the Transaction.

Taxation of Dividends

Dividends will generally be taxed as ordinary income to U.S. Holders to the extent that they are paid out of Blue Wolf’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the discussion below of special rules applicable to Passive Foreign Investment Companies (“PFICs”), the gross amount of the dividends, if any, paid by Blue Wolf to U.S. Holders, may be eligible to be taxed at lower rates applicable to certain qualified dividends. The maximum U.S. federal income tax rate imposed on dividends received by individuals from U.S. and certain foreign corporations is 20% with respect to taxable years beginning on or after January 1, 2013. Additionally, dividend income may be subject to an additional 3.8% Medicare surtax for a single filer with an income over $200,000 or a married couple with an income over $250,000. Recipients of dividends from foreign corporations will be taxed at the qualified dividend rate, provided that certain holding period requirements are satisfied and certain other requirements are met, if the dividends are received from certain “qualified foreign corporations,” which includes, among others, a foreign corporation that is readily tradable on an established securities market in the U.S. The U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the U.S. such as NASDAQ. However, to the extent that Blue Wolf is considered a PFIC during the taxable year the dividend is paid or the preceding year, Blue Wolf will not be a qualified foreign corporation. In such case, dividends would be taxable at ordinary income rates, which currently are at a maximum rate of 39.6% for taxable years beginning on or after January 1, 2013, in addition to the potential 3.8% Medicare surtax. Dividends paid by Blue Wolf will not qualify for the dividends received deduction otherwise available to corporate shareholders.

To the extent that the amount of any dividend exceeds Blue Wolf’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in Blue Wolf Ordinary Shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held Blue Wolf Ordinary Shares for more than one year at the time the dividend is received (as described below in “— Sale, Exchange or Other Taxable Disposition”).

In certain circumstances, a U.S. Holder may be eligible to receive a foreign tax credit for the BVI withholding taxes (if any) payable in respect of dividends received by the U.S. Holder and, in the case of a corporate U.S. Holder owning 10% or more of the voting shares of Blue Wolf, for a portion of the BVI taxes paid by Blue Wolf (if any).

It is possible that Blue Wolf is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Blue Wolf as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. Holder’s ability to claim a foreign tax credit for the BVI withholding taxes payable in respect of the dividends.

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. Holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of Blue Wolf Ordinary Shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in Blue Wolf Ordinary Shares. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.

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Gain or loss realized on the sale, exchange or other taxable disposition of Blue Wolf Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if Blue Wolf Ordinary Shares have been held for more than one year. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 20% with respect to taxable years beginning on or after January 1, 2013, and may be subject to an additional 3.8% Medicare surtax. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income”, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination as to PFIC status is made annually. As a blank check company, Blue Wolf believes that it has been a PFIC since inception. If a U.S. Holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. Holder of dividends paid by Blue Wolf and of sales, exchanges and other dispositions of Blue Wolf Ordinary Shares, and may result in other adverse U.S. federal income tax consequences.

If Blue Wolf is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Blue Wolf Ordinary Shares and the U.S. holder did not make either a timely qualified electing fund (“QEF”) election for Blue Wolf’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Ordinary Shares, as described below, such holder generally will be subject to special rules with respect to: (a) any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares; and (b) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares). Under these rules:

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to Blue Wolf Ordinary Shares by making a timely QEF election to include in income its pro rata share of Blue Wolf’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Blue Wolf’s taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Ordinary Shares with respect to which the purging election was made.

As stated above, Blue Wolf believes it has been a PFIC since the date of its inception. It is not clear at this time as to whether Blue Wolf will continue to be a PFIC following the Transaction. Such determination will be wholly dependent upon Blue Wolf’s assets, income and business operations going forward and, subject to certain look through rules, the assets, income and business operations of Li3 and its subsidiaries.

U.S. Holders should consult their own tax advisors regarding the PFIC rules in connection with the Transaction.

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Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of Blue Wolf Ordinary Shares and the proceeds received on the disposition of Blue Wolf Ordinary Shares effected within the U.S. (and, in certain cases, outside the U.S.), paid to U.S. Holders other than certain exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker or other appropriate withholding form) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Assuming the Transaction is treated as a reorganization, U.S. Holders who receive Blue Wolf Ordinary Shares as a result of the Transaction will be required to retain records pertaining to the Transaction. Each U.S. Holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Blue Wolf Ordinary Shares in the Transaction will be required to file a statement with such U.S. federal income tax return setting forth such shareholder’s basis in the Li3 common shares surrendered and the fair market value of such stock immediately before the Transaction along with other information. A “significant holder” is generally a Li3 shareholder who, immediately before the Transaction , owned at least 5% of the outstanding stock of Li3 (by vote or value).

Foreign Asset Reporting

Generally, certain U.S. citizens and resident aliens must file Form 8938 with their annual U.S. federal tax return if they have an interest in “specified foreign financial assets” and the value of those assets is more than the applicable reporting threshold. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Blue Wolf Ordinary Shares may be considered a “specified foreign financial asset.” U.S. Holders required to report information relating to their ownership of Blue Wolf Ordinary Shares must attach a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they held Blue Wolf Ordinary Shares. U.S. Holders Thanks. at are individuals are urged to consult their tax advisors regarding the application of these reporting requirements regarding their ownership of Blue Wolf Ordinary Shares.

THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER OF LI3 COMMON STOCK. U.S. HOLDERS OF LI3 COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Ordinary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Ordinary Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Ordinary Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the Share Purchase Price, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, including the material terms of the Agreement and Plan of Merger, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, the Offer will remain open for at least five business days following the date that a notice concerning a material change in the terms of, or information concerning, the Offer is first published, sent or given to shareholders. If (i) we make any change to increase the Share Purchase Price for Ordinary Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Blue Wolf for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if any such shareholder tenders Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

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In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Ordinary Shares in any state in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that state. We are not aware of any state in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Ordinary Shares in accordance with the Offer would not be in compliance with the laws of such state. We, however, reserve the right to exclude shareholders in any state in which it is asserted that the Offer cannot lawfully be made or tendered Ordinary Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such state is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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Description of Securities

Blue Wolf

The following is a summary of the rights and preferences of Blue Wolf’s securities and related provisions of its Charter and the Companies Act. While we believe that the following description covers the material terms of our securities, the description may not contain all the information that is important to you. We encourage you to read carefully this entire Offer to Purchase, our Charter and the other documents we refer to for a more complete understanding of our securities. See “Where You Can Find More Information.”

For a summary of the material differences in the securities of Blue Wolf following the Transaction, see “Material Differences in the Rights of Blue Wolf Shareholders Following The Transaction.”

Blue Wolf is a BVI business company (company number 1637055) and our affairs are governed by our Charter, the Companies Act and the common law of the British Virgin Islands. We are authorized to issue an unlimited number of both Ordinary Shares of no par value and preferred shares of no par value. The following description summarizes certain terms of our shares as set out more particularly in our Charter. Because it is only a summary, it may not contain all the information that is important to you. See “Where You Can Find More Information.”

Units

We consummated the IPO of 8,050,000 Units on July 20, 2011. Each Unit consists of one Ordinary Share and one Warrant. Each Warrant entitles the holder to purchase one Ordinary Share.

Ordinary Shares

Upon closing of our IPO, 10,062,500 Ordinary Shares were issued and outstanding. Upon our purchase of Ordinary Shares validly tendered and not properly withdrawn in connection with our prior tender offer conducted concurrent with the shareholder meeting called, among other things, for the purpose of amending our Charter, we purchased an aggregate of 5,794,119 Ordinary Shares. Consequently as of the date of this Offer to Purchase, there are 4,268,381 Ordinary Shares issued and outstanding (including founder shares).

Under the Companies Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock & Trust Company, which entered the name of Cede & Co. in our register of members on the closing of the IPO as nominee for each of the respective shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy will have one vote for each ordinary share in which such ordinary shareholder is the holder. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Up until the consummation of the earlier of (a) our initial business combination and (b) July 22, 2013, all resolutions of shareholders must be passed on a poll. Prior to the consummation of our initial business combination, the rights attaching to Ordinary Shares (including those provisions designed to provide certain rights and protections to our ordinary shareholders) may only be amended by a resolution of persons holding 65% of our issued and outstanding Ordinary Shares. Other provisions of our Charter may be amended prior to the consummation of our initial business combination if approved by a majority of the votes of shareholders who being so entitled attend and vote at the general meeting (to be decided by poll) or by resolution of the directors. Following the consummation of our initial business combination, the rights and obligations attaching to our Ordinary Shares and other provisions of our Charter may be amended if approved by holders of a majority of the Ordinary Shares who being so entitled attend and vote at the general meeting or by resolution of the directors. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefore.

We are not required under BVI law to hold an annual meeting of shareholders and we do not currently intend to hold an annual meeting of shareholders until after we consummate our initial business combination. Therefore, if our shareholders want us to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above such 30 percent level.

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Pursuant to our Charter, if we are unable to consummate our initial business combination prior to July 22, 2013, we will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the Trust Account will be done automatically by function of our Charter and prior to any voluntary winding up. Our Sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares if we fail to consummate our initial business combination prior to July 22, 2013. However, if our Sponsor or any of our officers, directors or affiliates acquire Public Shares after our IPO, they will be entitled to receive liquidating distributions with respect to such Public Shares if we fail to consummate our initial business combination within the required time period.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after our initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our shareholders with the redemption rights set forth above.

Founder Shares

The founder shares are identical to the Ordinary Shares included in the Units and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our Sponsor has agreed (A) to waive its redemption rights with respect to its founder shares and Public Shares in connection with the consummation of our initial business combination and (B) to waive its redemption rights with respect to its founder shares if we fail to consummate our initial business combination prior to July 22, 2013, although they will be entitled to redemption rights with respect to any Public Shares they hold if we fail to consummate our initial business combination within such time period.

With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our Sponsor until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, we agreed with our Sponsor that in the event the sales price of our shares reaches or exceeds $11.50 for any 20 trading days within any 30-trading day period during such one year period, 50% of the founder shares shall be released from the lock-up and, if the sales price of our shares reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the founder shares shall be released from the lock-up. 591,912 of our founder shares were originally subject to forfeiture by our Sponsor as follows: (1) 304,924 founder shares were subject to forfeiture in the event the last sales price of our shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination and (2) 286,988 founder shares were subject to forfeiture in the event the last sales price of our shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination. Any forfeiture of shares would be effected by our redeeming such shares from the Sponsor for nominal consideration pursuant to the provisions of the insider letter entered into between us, the Sponsor and the representative of the underwriters. In addition, notwithstanding our Sponsor’s ability to transfer, assign or sell its founder shares to permitted transferees during the lock up periods described above, our Sponsor has agreed not to transfer, assign or sell the founder earn out shares (whether to a permitted transferee or otherwise) before the applicable forfeiture provisions with respect to such shares lapse.

In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. This forfeiture will take effect by way of redemption. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement.”

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Preferred Shares

Our Charter authorizes the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E each with such designation, rights and preferences as may be determined by a resolution of our board of directors to amend the Charter to create such designations, rights and preferences. We have five classes of preferred shares to give us flexibility as to the terms on which each Class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preference shares will allow us to issue shares at different times on different terms. No preferred shares are currently issued or outstanding. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. However, the underwriting agreement prohibits us, prior to our initial business combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the Ordinary Shares on our initial business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we may do so in the future.

The rights of preferred shareholders, once the preferred shares are in issue, may only be amended by a resolution to amend our Charter provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If our preferred shareholders want us to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above 30 percent.

Warrants

Public Shareholders’ Warrants

Each Warrant entitles the registered holder to purchase one ordinary share at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to issue any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the ordinary share underlying such Unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a post-effective amendment to the registration statement relating to our IPO, or a new registration statement, for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by us, the Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. In addition, we agree to use our best efforts to register the Ordinary Shares issuable upon exercise of a Warrant under the blue sky laws of the states of residence of the exercising Warrant holder to the extent an exemption is not available.

If any such post-effective amendment or registration statement has not been declared effective by the 60th business day following the closing of our initial business combination, holders of the Warrants will have the right, during the period beginning on the 61st business day after the closing of our initial business combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period when we will fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant exercise price and the fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or our securities broker or intermediary.

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Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants unless an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $12.00 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our initial business combination. If we call our Warrants for redemption and our management does not take advantage of this option, members of our Sponsor and their permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other of our shares into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of our Public Shares upon our failure to consummate our initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of Warrants will have the right to purchase and receive upon the occurrence of certain events, and that if less than 70% of the consideration receivable by the holders of Ordinary Shares in the applicable event is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or on the OTC Bulletin Board, or is to be so listed for trading immediately following such event, then the Warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement relating to our IPO, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder.

Sponsor Warrants

The Sponsor Warrants (including the Ordinary Shares issuable upon exercise of the Sponsor Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants,” to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by members of the Sponsor or their permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in our IPO, except that such Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than members of the Sponsor or their permitted transferees, the Sponsor Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units being sold in our IPO.

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If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or their affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following our initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their Warrants and sell the Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Members of our Sponsor have agreed (except with respect to permitted transferees) not to transfer, assign or sell any of the Sponsor Warrants (including the Ordinary Shares issuable upon exercise of any of these Warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants,” transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor. In addition, notwithstanding the members of our Sponsor’s ability to transfer, assign or sell its founder shares to permitted transferees during the lock up periods described herein, our Sponsor has agreed not to transfer, assign or sell the founder earn out shares (whether to a permitted transferee or otherwise) before the applicable forfeiture provisions with respect to such shares lapse.

In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 80% of its Sponsor Warrants. See “Related Agreements—Sponsor Agreement.”

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $500,000 of such loans may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the lender. The Warrants would be identical to the Sponsor Warrants. See “Certain Relationships and Related Transactions.”

Our Transfer Agent and Warrant Agent

The transfer agent for our Ordinary Shares and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

•	consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares;

•	reduce the maximum number of Ordinary Shares the Company is authorized to issue; or

•	create new classes of shares with preferences to be determined by resolution of the board of directors to amend the Charter to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under our Charter.

Variation of Rights of Shares

As permitted by the Companies Act and our Charter, we may vary the rights attached to any class of shares only with the consent of not less than 65% of the votes of all issued and outstanding shares, in the case of the Ordinary Shares prior to our initial business combination and a majority of the votes of shareholders who being so entitled attend and vote at the general meeting following our initial business combination, or more than 50% in the case of the preferred shares of the votes of shareholders who being so entitled attend and vote at a meeting of such class, except where a greater majority is required under our Charter or the Companies Act, provided that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our Charter be effected by resolution of directors without shareholder approval.

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Our Information Agent

The Information Agent for the Offer is Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902.

Li3

 Set forth below is a summary of selected provisions of Li3’s articles of incorporation, bylaws and the Nevada Revised Statutes relating to its capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to the articles of incorporation and bylaws.

Authorized Capital Stock

Li3’s articles of incorporation, as amended, provide for the issuance of 1,000,000,000 shares of capital stock, of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Equity Securities Issued and Outstanding

As of April 30, 2013, there were issued and outstanding:

•	395,497,453 shares of common stock;
•	No shares of preferred stock;
•	Options to purchase 1,450,000 shares of common stock of which 1,200,000 options are currently exercisable;
•	399,999 shares of common stock issuable pursuant to vested Restricted Stock Units;
•	Warrants to purchase 162,776,432 shares of our common stock, all of which warrants are currently exercisable.

In addition, Li3 has granted the following rights to purchase its securities:

•	A convertible note in the principal amount of $45,000, which provides that the principal and interest balance due thereon are convertible at the holder’s option pursuant to terms to be mutually agreed upon by Li3 and the holder; to date, no conversion price has been agreed to by the parties; and
•	An aggregate of $1,880,000 face amount of zero-coupon convertible notes which are convertible into shares of common stock at the lender’s option at a conversion price of $0.095.

Common Stock

Holders of Li3’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available thereof. Upon Li3’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably Li3’s net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Li3 may designate and issue in the future. Each outstanding share of common stock is duly authorized, fully paid and non-assessable.

Preferred Stock

Under the terms of the articles of incorporation, Li3’s board of directors has authority, without any vote or action of stockholders, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series and to fix the relative rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

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While Li3 does not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;
•	Diluting the voting power of the common stock;
•	Impairing the liquidation rights of the common stock; or
•	Delaying or preventing a change in control of Li3 without further action by the stockholders.

Dividends

Since inception, Li3 has not paid any dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future on the common stock. Although Li3 intends to retain its earnings, if any, to finance the exploration and growth of its business, Li3’s board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon Li3’s earnings, capital requirements, and other factors, which Li3’s board of directors may deem relevant.

2009 Plan

Li3’s board of directors adopted, and its stockholders approved, the 2009 Plan on October 19, 2009. The 2009 Plan reserves a total of 5,000,000 shares of its common stock for issuance under the 2009 Plan. If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

Options

As of April 30, 2013, Li3 has outstanding 1,450,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.22 per share, of which options for 1,200,000 are currently vested.   For all option grants, Li3’s board of directors has set (or will set) the exercise price of the options at a price equal to or greater than the fair market value of its common stock on the date of grant of the options.  Of the outstanding options under the 2009 Plan, 1,200,000 have vested.  200,000 of such options vested immediately and have a five year term, 1,000,000 options were fully vested as of December 31, 2012 and have five year terms, and the remaining 250,000 options vest on September 1, 2013 and have a five year term.

Restricted Stock

On August 11, 2010, Li3 granted to MIZ an award under the 2009 Plan pursuant to which it issued 2,500,000 restricted shares of common stock (the “Restricted Stock”) as part of the compensation for the services of its former Chief Operating Officer, Tom Currin. Following the resignation of Mr. Currin on December 5, 2012, all the restricted shares have vested.

On June 27, 2011, Li3 granted to Luis F. Saenz, its Chief Executive Officer, an award under the 2009 Plan of 700,000 shares of Restricted Stock, vesting in three equal installments on each of January 15, 2012, January 15, 2013 and January 15, 2014, pursuant to the terms of an award agreement between Li3 and Mr. Saenz.

During December 2011, Li3 entered into a one-year employment agreement with its new Vice President of Finance (now called the Chief Financial Officer, the “CFO”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the CFO was granted 250,000 restricted stock units under its 2009 Plan vesting in three equal installments in each of March 1, 2013, March 1, 2014 and March 1, 2015.

Furthermore, Li3 has committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares; however, it does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations.

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Warrants

Li3 has the following outstanding warrants to purchase common stock:

•	7,198,584 “A” warrants; $0.26 per share exercise price; expiring November-December 2014;
•	7,269,374 “B” Warrants; $0.38 per share exercise price; expiring November-December 2014;
•	11,729,615 “C Warrants; $0.26 per share exercise price; expiring September 2015;
•	646,645 “Agent C” Warrants; $0.17 per share exercise price; expiring September 2015;
•	1,400,000 “D” Warrants; $0.05 per share exercise price; expiring November 2015 ;
•	4,890,418 “E” Warrants; $0.15 per share exercise price; expiring February 2016;
•	5,416,953 “F” Warrants; $0.35 per share exercise price; expiring February 2016;
•	11,960,049 “G” Warrants; $0.29 per share exercise price; expiring April 2014;
•	1,913,606 “Agent G” Warrants; $0.22 per share exercise price; expiring April 2014;
•	1,500,000 “Lender” Warrants; $0.34 per share exercise price; expiring May 2016;
•	75,000 “Arranger” Warrants; $0.29 per share exercise price; expiring May 2016;
•	800,000 “Consultant” Warrants; $0.29 per share exercise price; expiring April 2014;
•	38,095,300 “POSCAN A” Warrants; $0.20 per share exercise price; expiring September 2014;
•	62,499,938 “POSCAN B” Warrants; $0.20 per share exercise price; expiring August 2015;
•	5,000,000 “POSCAN Bonus” Warrants; $0.15 per share exercise price; expiring August 2014; and
•	2,380,950 “Luscar” Warrants; $0.21 exercise price; expiring August 2017.

Certain of the warrants, at the option of the holders, may be exercised by cash payment of the exercise price, or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. Li3 will not receive proceeds upon exercise of warrants to the extent that such warrants are exercised by cashless exercise. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and (in some cases) number of shares issuable upon exercise upon the occurrence of specific events.

At Li3’s option , upon written notice to the holders, it may call the A Warrants or B Warrants for redemption if the closing bid price of Li3’s common stock equals or exceeds $0.75 per share or $1.50 per share, respectively, on any trading day within 20 days prior to such written notice; provided that a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon exercise of the relevant class of Warrants has been effective for at least 45 days and such registration statement remains effective until redemption.

No holder of Warrants will possess any rights as a stockholder with respect to the Warrants, except to the extent such Warrants are exercised.

Convertible Securities

Li3 issued an unsecured Convertible Promissory Note (the “Convertible Note”) dated April 30, 2009, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due on November 8, 2010, to Milestone Enhanced Fund Ltd. (“Milestone”).  The Convertible Note provides that principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by Li3 and Milestone in writing at a later date.  Li3 and Milestone have not yet negotiated such conversion terms. The Convertible Note is in default as of December 31, 2012 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

On May 2, 2011, Li3 entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, Li3 issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes were originally convertible into shares of the Company’s common stock at the lender’s option at an exercise price of $0.40 per share.  The aggregate face amount of the notes at maturity is $1,677,438. Li3 may prepay the notes at it option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by us.

Pursuant to an Amendment and Waiver Agreement between Li3 and the holders of its zero-coupon bridge notes, dated as of August 25, 2011 (the “Waiver Agreement”), effective upon the September 14, 2011, closing of POSCAN’s initial $8 million investment, the zero-coupon bridge notes are now due on June 30, 2012, and Li3 is not required to make any prepayment out of the proceeds of the POSCAN investment.  The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes to $0.12 per share.

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On September 28, 2012, Li3 entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”). Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes’ maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1%. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share. In connection with the Waiver Agreement, Li3 agreed to pay an arranger a cash fee (“arranger fee”) of $37,600.

Stock Splits

On July 29, 2008, Li3 effected a forward stock split pursuant to which each share of its common stock then outstanding was converted into 3.031578 shares of common stock. Then, on November 16, 2009, Li3 effected another forward stock split pursuant to which each share of its common stock then outstanding was converted into 15.625 shares of common stock.  All share and per share amounts in this prospectus have been adjusted to give retroactive effect to such stock splits, unless otherwise stated.

Registration Rights

We granted “piggy-back” registration rights to the investors purchasing units in the 2009 Private Placement and 2010 Private Placements. If Li3 determines to register for sale for cash any of its common stock for its own account or for the account of others, then the holders of the common stock and warrants issued in the 2009 Private Placement and 2010 Private Placements have the right to have such shares, and the shares of common stock issuable upon exercise of the warrants, included in such registration statement, subject to customary exceptions and scale backs.

Li3 granted “demand” registration rights under the POSCAN Agreements that give POSCAN the right to demand registration after 12 months following the date of issuance of any registrable securities under the POSCAN Agreements. Additionally, POSCAN was granted “piggy-back” registration rights. If Li3 registers for sale for cash any of its common stock for its own account or for the account of others, then POSCAN will have the rights to have any registrable securities under the POSCAN Agreements included in such registration statement, subject to customary exceptions and scale backs. All registration rights set forth in the POSCAN Agreements shall terminate five years following the date of the issuance of securities under the POSCAN Agreements.

Rights of First Refusal and Preemptive Rights

Under the POSCAN Agreements, Li3 also granted a “preemptive” right to POSCAN. Li3 agreed not to issue any new securities to any person unless Li3 also offers to POSCAN the right to purchase the number of shares of Common Stock necessary such that POSCAN’s pro rata percentage upon the new issuance remains equal to that prior to the new issuance.

Adjustments to Exercise and Conversion Prices of Outstanding Securities

All of Li3’s outstanding warrants contain weighted-average anti-dilution provisions that will be triggered if and to the extent securities are issued (or deemed issued) for a price per share that is less than the then-effective respective exercise prices of such warrants.

On April 30, 2009, Li3 issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by Li3 and Milestone in writing at a later date.   Li3 and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at March 31, 2013 and June 30, 2012 was $14,454 and $11,678, respectively. The Convertible Note is in default as of December 31, 2012 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

Anti-Takeover Effects of Provisions of Nevada State Law

Li3 may be or in the future become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of May 16, 2013, we have 188 stockholders of record and none of them have addresses of record in Nevada.

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The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Li3 from doing so if it cannot obtain the approval of Li3’S board of directors.

Transfer Agent

The transfer agent for Li3’s common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

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MATERIAL DIFFERENCES IN THE RIGHTS OF BLUE WOLF SHAREHOLDERS
FOLLOWING THE TRANSACTION

Provisions Relating to Business Combination

Following the consummation of the Transaction, provisions of Articles 30 through 44 of Blue Wolf’s Charter, which afford certain protections to holders of our Ordinary Shares issued as part of the Units in our IPO, will no longer be applicable following the consummation of the Transaction. Such Articles provide for:

•	Automatic redemption of the Public Shares in the event that Blue Wolf does not consummate a business combination by July 22, 2013.

•	Unless a resolution of shareholders in connection with a business combination is required by law or the directors determine to propose such a resolution, Blue Wolf may enter into a business combination without approval by a resolution of shareholders.

•	In the event a resolution of shareholders is proposed to approve a business combination, Blue Wolf shall be authorized to consummate the business combination if such resolution of shareholder is passed.

•	The redemption of Ordinary Shares held by public shareholders, effective upon consummation of a business combination, for cash equal to the redemption price (as noted below) either through a tender offer or in conjunction with a shareholder vote and the solicitation of proxies. If the redemption is conducted through a tender offer, Blue Wolf shall file tender offer documents with the SEC containing substantially the same financial and other information about the business combination and the redemption rights as is required under the Exchange Act proxy rules.

Nevada Company Considerations

Li3’s corporate affairs are governed by its articles of incorporation and the provisions of applicable Nevada law, including the Nevada Revised Statutes. The Nevada Revised Statutes differs from the Companies Act applicable in the British Virgin Island corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Nevada Revised Statutes applicable to Li3 and the Companies Act applicable to companies incorporated in the British Virgin Islands and their shareholders. A brief discussion of certain other provisions of the Nevada Revised Statutes also follows.

We cannot predict whether U.S. courts, which have developed a substantial body of case law, would reach the same conclusions based on a particular set of facts as the British Virgin Islands courts would be expected to reach. The following table provides a comparison between the statutory provisions of the Nevada Revised Statutes relating to shareholders’ rights and the Companies Act together with the provisions of our memorandum and articles of association.

Nevada	British Virgin Islands
Shareholder Meetings

Held at a time and place as determined by the entire board of directors, any two directors or the president.	Held at a time and place as determined by the directors or such other persons as may be authorized by the memorandum or articles of association to call the meeting. Blue Wolf directors must call a meeting if the holders of 30% of the voting shares requisition one.

May be held within or without the state of Nevada.	May be held within or without the British Virgin Islands.

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Notice:	Notice:

A copy of the notice of any meeting must be given not more than sixty (60) days and no fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.	Under Blue Wolf’s memorandum and articles of association, a copy of the notice of any meeting shall be given not fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.

Shareholders’ Voting Rights

Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member.	Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member.

Quorum consists of a majority of the voting power, which includes the voting power that is present in person or by proxy.	Quorum is fixed by Blue Wolf’s memorandum and articles of association, to consist of the holder or holders present in person or by proxy entitled to exercise at least a majority of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon.

Under Blue Wolf’s memorandum and articles of association, subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy. If a poll is demanded it shall be taken in such manner as the chairman directs.

Changes to the articles of incorporation require approval of a majority outstanding shares entitled to vote.	Changes in the rights attaching to shares as set forth in the memorandum and articles of association require approval of not less than 65% of the votes of all issued and outstanding shares, prior to the consummation of our initial business combination and the approval of 50% of the votes of all issued shares in the case of a written consent and the approval of the holders of a majority of the shares who being so entitled attend and vote at the shareholder meeting following the consummation of our initial business combination, in the case of the ordinary shares, or in the case of the preferred shares, the approval of 50% of the votes of the issued shares of that class in the case of a written consent and the approval of the holders of a majority of the shares who being so entitled attend and vote at a meeting of such class, except where a greater majority is required under our memorandum and articles of association or the Companies Act, provided that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.

The articles of incorporation may provide for cumulative voting.	Blue Wolf’s memorandum and articles of association do not provide for cumulative voting in the election of directors.

Approval of a plan of merger, conversion or exchange for domestic limited partnership must be done by a majority of outstanding shares entitled to vote.	Matters to be decided upon by the shareholders require a majority vote of shareholders who being so entitled attend and vote at the general meeting, unless the Companies Act or the memorandum and articles of association requires a higher majority. Blue Wolf’s memorandum and articles of association also may be amended by resolution of directors, including to create the rights, preferences, designations and limitations attaching to any blank check preferred shares.

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Directors

A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.	Board must consist of at least one member. Maximum and minimum number of directors can be changed by an amendment to the articles of association, with such amendment being passed by a resolution of shareholders or a resolution of directors

Under Nevada law, prior to the expiration of the term for which the directors sought to be removed are sitting, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause. Nevada law provides that any director may be removed either for or without cause by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting. The two-thirds requirement does not apply at an annual meeting where another candidate may simply be elected by a majority of the quorum to fill an expiring term of an incumbent director.	Directors are appointed for three year staggered terms by the shareholders or the directors. The directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Directors do not have to be independent.	Directors do not have to be independent.

Fiduciary Duties

Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation.	Directors and officers owe fiduciary duties at both common law and under statute as follows:

Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider:	Duty to act honestly and in good faith in what the directors believe to be in the best interests of the company;

(a) The interests of the corporation’s employees, suppliers, creditors and customers;

(b) The economy of the State and Nation;

(c) The interests of the community and of society; and

(d) The long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The board would be well advised, however, to prioritize the best interests of the corporation and its shareholders, despite this statutory ability to consider other interests.

Duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the Companies Act or the memorandum and articles of association;

Duty to exercise the care, diligence and skill that a responsible director would exercise in the circumstances taking into account, without limitation:

- the nature of the company;

- the nature of the decision; and

- the position of the director and the nature of the responsibilities undertaken by him.

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Under Nevada law, a director breaches her duty of loyalty to the corporation if the director takes a business opportunity that is within the scope of the corporation’s potential business for himself or presents it to another party without first giving the corporation an opportunity to fairly consider the business opportunity. All such opportunities should be presented first to the corporation and fully considered.

However, a contract or other transaction is not void or voidable solely because the contract or transaction is between a Nevada corporation and its director if the fact of financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote of the interested director, and the contract or transaction is fair as to the corporation at the time it is authorized.

Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction. It would be prudent, however, for an interested director to also abstain from a vote on a transaction in which the director is interested.	The Companies Act provides that, a director of a company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. A director is not required to comply with such disclosure requirements where the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. The failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders and the transaction is approved or ratified by a resolution of shareholders entitled to vote at a meeting of shareholders or (b) the company received fair value for the transaction. Otherwise, if a director fails to comply with the disclosure obligations, the transaction is voidable by the company although such avoidance of a transaction does not affect the title or interest of a person in or to property which that person has acquired if the property was acquired:

(a) from a person other than the company;

(b) for valuable consideration; and

(c) without knowledgeof the circumstances of the transaction under which the transferor acquired the property from the company.

Pursuant to the Companies Act, and the company’s memorandum and articles of association, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board he/she may:

	-	vote on a matter relating to the transaction;

	-	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

	-	sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

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Shareholders’ Derivative Actions

In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.	Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the permission of the British Virgin Islands Court, bring an action in the name and on behalf of the company or intervene in a matter to which the company is a party in certain circumstances. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.	-	the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and

Nevada law permits advancing expenses of defense subject to an undertaking by the potential indemnitee to repay the expenses in the event the potential indemnitee is ultimately found to be ineligible for indemnification.	-	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole

Nevada also follows Delaware regarding the creation of and deference to the ultimate judgment of independent litigation review committees.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

	-	whether the shareholder is acting in good faith;

	-	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

	-	whether the action is likely to succeed;

	-	the costs of the proceedings in relation to the relief likely to be obtained; and

	-	whether another alternative remedy to the derivative action is available/

Dividends and Other Distributions

Nevada law prohibits distributions to stockholders when the distributions would (i) render the corporation unable to pay its debts as they become due in the usual course of business and (ii) render the corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.	Distributions and dividends of the company’s money or assets can only be made if the directors are satisfied on reasonable grounds that the company will, immediately after the distribution, satisfy the solvency test, (i.e. that the value of its assets exceeds it liabilities and it is able to pay its debts as they fall due.)”

Section 78.300 of the NRS imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 3 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

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Price Range of Securities and Dividends

Blue Wolf

Price Range of Blue Wolf Securities

The Units, Ordinary Shares and Warrants of Blue Wolf are listed on Nasdaq under the symbols “MNGLU,” “MNGL” and “MNGLW,” respectively. The Units commenced public trading on July 15, 2011, and the Ordinary Shares and Warrants commenced separate trading on August 3, 2011.

The following table sets forth the high and low sales prices on Nasdaq for our Units, Ordinary Shares and Warrants for the periods indicated.

	Units		Ordinary Shares		Warrants
Quarter Ended	Low	High	Low	High	Low	High
June 30, 2013	$10.05	$10.50	$9.93	$12.78	$0.10	$0.40
March 31, 2013	$10.10	$10.38	$9.87	$9.99	$0.29	$0.40
December 31, 2012	$10.01	$10.41	$9.80	$10.34	$0.00	$0.40
September 30, 2012	$10.10	$10.30	$9.50	$9.90	$0.00	$0.60
June 30, 2012	$10.11	$10.94	$9.60	$10.10	$0.60	$0.72
March 31, 2012	$10.05	$10.37	$9.50	$10.08	$0.00	$0.72
December 31, 2011	$10.05	$10.33	$9.49	$9.62	$0.00	$0.80
September 30, 2011	$10.03	$10.49	$9.58	$10.10	$0.65	$0.87

On July 2, 2013, the last reported closing prices of our Units, Ordinary Shares and Warrants were $10.15, $10.00 and $0.30, respectively.

Holders

As of the date of this Offer to Purchase, there were two holders of record of our Ordinary Shares, two holders of record of our Warrants and one holders of record of our Units.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time and subject to the Companies Act. The Companies Act provides that, subject to our Charter the directors may, by resolution, authorize a distribution to shareholders at such time and of such an amount as they think fit, if they are satisfied on reasonable grounds that we will immediately after the distribution, satisfy the ‘solvency test’. A company will satisfy the solvency test if (i) the value of the company’s assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company’s failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Li3

Price Range of Li3 Common Stock

Li3’s common stock trades on the OTCBB under the symbol “LIEG”. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of the Li3 common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

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	Fiscal Year Ending June 30, 2013		Fiscal Year Ending June 30, 2012		Fiscal Year Ending June 30, 2011
	High	Low	High	Low	High	Low

First Quarter (July 1 - September 30)	$0.10	$0.06	$0.23	$0.10	$0.42	$0.18
Second Quarter (October 1 – December 31)	$0.08	$0.05	$0.13	$0.06	$0.32	$0.10
Third Quarter (January 1 – March 31)	$0.06	$0.03	$0.14	$0.07	$0.51	$0.21
Fourth Quarter (April 1 – June 30)	$0.06	$0.03	$0.10	$0.06	$0.45	$0.19

On July 2, 2013, the last reported sale price per share for the Li3 common stock as reported by the OTCBB quotation service was $0.027 per share.

Holders of Common Stock

As of June 30, 2013, there were approximately 186 Li3 stockholders of record. Because shares of Li3’s common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of such shares is substantially larger than the number of stockholders of record.

Dividends

Li3 has never declared any cash dividends with respect to its common stock. Future payment of dividends is within the discretion of its board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Li3 presently intends to retain future earnings, if any, for use in its business and it has no present intention to pay cash dividends on its common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The Li3 board of directors adopted, and its stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”) on October 19, 2009.  The 2009 Plan reserves a total of 5,000,000 shares of common stock for issuance pursuant to awards granted thereunder.  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

As of March 31, 2013, Li3 has outstanding 1,450,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.22 per share, of which options for 1,200,000 are currently vested.  In addition, Li3 has granted (a) an award of 2,500,000 shares of restricted stock under the 2009 Plan, of which 2,500,000 shares are currently issued and vested, and (b) awards of restricted stock units with respect to 950,000 shares of common stock, 550,001 of which are currently issued and vested.  For all option grants, the board of directors has set (or will set) the exercise price of the options at a price equal to or greater than the fair market value of the common stock on the date of grant of the options. Of the outstanding options under the 2009 Plan, 1,200,000 have vested. 200,000 of such options vested immediately and have a five year term, 1,000,000 options were fully vested as of December 31, 2012 and have a five year term, and the remaining 250,000 options vest on September 1, 2013 and have a five year term. Furthermore, Li3 has committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares; however, it does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations.

The following table provides information as of March 31, 2013, with respect to the shares of common stock that may be issued under existing Li3 equity compensation plans:

Weighted-
		average	Number of securities
	Number of securities	Exercise price of	remaining available for
	to be issued upon	Outstanding	future issuance under equity
	exercise of	options,	compensation plans
	outstanding options,	Warrants and	(excluding securities reflected
	warrants and rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,450,000	$0.22	1,050,000	(2)
Equity compensation plans not approved by security holders	-	-	-
Total	1,450,000	$0.22	1,050,000	(2)

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(1) Represents the 2009 Equity Incentive Plan.

(2) 950,000 of such shares are reserved for issuance pursuant to Restricted Stock Units granted under the 2009 Plan, of which 550,001 shares have vested.

See “Executive Compensation of Li3” for information regarding individual equity compensation arrangements received by Li3’s executive officers pursuant to their employment agreements with Li3. See “The Agreement and Plan of Merger — Transaction Consideration to be Delivered” for a description of the treatment of Li3’s outstanding options and warrants in the Transaction.

Dividend Policy Following the Transaction

Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. We presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our ordinary shares.

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BUSINESS OF BLUE WOLF

Introduction

We are a blank check company incorporated as a British Virgin Islands, or BVI, business company limited by shares and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets. While we intended to focus on operating businesses that had their primary operations in Mongolia, we also considered other geographic regions or industries if we believed those regions or industries were better able to provide attractive financial returns to our investors.

To date our efforts have been limited to organizational activities, activities relating to our IPO and activities relating to identifying and evaluating prospective acquisition candidates. The registration statement for the IPO was declared effective July 14, 2011. We consummated the IPO of 8,050,000 Units on July 20, 2011 (including the underwriters’ exercise of their over-allotment option in full). Simultaneously with the consummation of the IPO, we consummated the private sale to our Sponsor of 4,166,667 Sponsor Warrants at $0.75 per Warrant (for an aggregate purchase price of $3,125,000). Upon the closing of the IPO and the private placement, $80,237,500 ($9.97 per share) was placed in the Trust Account, including $2,415,000 in deferred underwriting commissions, payable only upon the consummation of our business combination. In April 2013 Blue Wolf and the underwriters agreed to a modification of such deferred commissions, such that, in lieu of payment of $2.4 million upon consummation of the business combination, the underwriters will receive an amount equal to the sum of (i) $1.0 million and (ii) (a) $1.4 million multiplied by (b) the quotient of (x) the amount of cash remaining in the Trust Account at the closing of the Business Combination after payment of the aggregate Purchase Price to holders of Public Shares that have tendered such shares to Blue Wolf, divided by $80,237,500. In June 2013, Blue Wolf and the underwriters agreed to another modification of such deferred commissions, such that, upon consummation of the business combination, the underwriters will receive an amount equal to the to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Business Combination after payment of the aggregate Purchase Price to holders of Public Shares that have tendered such shares to Blue Wolf attributable to Blue Wolf's existing shareholders or new shareholders introduced to Blue Wolf by the underwriters. Blue Wolf may also pay similar fees to other registered broker-dealers. Such fees in the aggregate shall not exceed $1.4 million.

We have not generated any revenues, other than interest income earned on the proceeds held in the Trust Account from our IPO. As of April 30, 2013 approximately $22,470,123 was held in the Trust Account and we had cash outside of the Trust Account of $76,125 (which amounts reflect the balance of loan proceeds received from the Sponsor). Through April 30, 2013, we have withdrawn $11,040 of interest earned on the funds held in the Trust Account. Other than the deferred underwriting commissions, no amounts are payable to the underwriters of our IPO in the event of a business combination.

In January 2013, we issued a non-interest bearing unsecured promissory note (the “January Note”) in the amount of $200,000 to our Sponsor in consideration for the payment by the Sponsor of various expenses. In March 2013, we issued a non-interest bearing unsecured promissory note (the “March Note”) in the amount of $100,000 to our Sponsor in consideration for the payment by the Sponsor of various expenses. In April 2013, we issued a non-interest bearing unsecured promissory note (the “April Note”) in the amount of $100,000 to our Sponsor in consideration for the payment by the Sponsor of various expenses. The January Note, March Note and April Note are due upon consummation of the business combination. They do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $9.97.

Redemption of Public Shares and Liquidation If No Initial Business Combination

Our Sponsor, officers and directors have agreed that we must complete our initial business combination by July 22, 2013. We may not be able to find a suitable target business and consummate our initial business combination within such time period. If we are unable to consummate our initial business combination by July 22, 2013, we will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the Companies Act.

The redemption will trigger automatic distribution procedures and any subsequent necessary action by us in the discretion of our directors, resulting in our voluntary liquidation and subsequent dissolution. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement locally in the British Virgin Islands and in Blue Wolf’s principal place of business or in the place the liquidator believes such advertising is most likely to come to the attention of Blue Wolf’s creditors, and taking any other steps he considers appropriate to identify our creditors, after which our assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

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We will instruct the trustee to distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to our public shareholders. Our Sponsor has agreed to waive its redemption rights with respect to its founder shares if we fail to consummate our initial business combination by July 22, 2013. However, to the extent our Sponsor, or any of our officers, directors or affiliates acquire Public Shares in the open market, they will be entitled to redemption rights with respect to such Public Shares if we fail to consummate our initial business combination by July 22, 2013. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless in the event we do not consummate our initial business combination by July 22, 2013. We will pay the costs of our liquidation of the Trust Account from our remaining assets outside of the Trust Account. However, if those funds are not sufficient to cover these costs and expenses, we may request the trustee to release to us an amount of up to $50,000 of such accrued interest to pay those costs and expenses. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

Additionally, in any liquidation proceedings under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the liquidation amounts payable to them.

If we were to expend all of the net proceeds of our IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $9.97. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. The actual per-share redemption amount received by shareholders may be less than $9.97 (net of any taxes payable).

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Messr. Kraus and Edwards have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below approximately $9.97 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Messr. Kraus and Edwards will not be responsible to the extent of any liability for such third party claims. However, Messr. Kraus and Edwards may not be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. We have not independently verified whether such persons have sufficient funds to satisfy their indemnity obligations and, therefore, our existing shareholders may not able to satisfy those obligations. We believe the likelihood of our existing shareholders having to indemnify the Trust Account is limited because we endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In the event that the proceeds in the Trust Account are reduced below approximately $9.97 per share and Messrs. Kraus or Edwards assert that he is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against such person to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against such person to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price may be less than $9.97 per share.

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We will seek to reduce the possibility that Messr. Kraus and Edwards will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Messr. Kraus and Edwards will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. If we are deemed insolvent for the purposes of the BVI Insolvency Act, 2003 (the “Insolvency Act”) (i.e. (i) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of ours is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or we are unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part.

Additionally, if we enter insolvent liquidation under the Insolvency Act, the funds held in our Trust Account will likely be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the Trust Account you may not be able to return to our public shareholders the liquidation amounts due them.

Our public shareholders will be entitled to receive funds from the Trust Account only in the event of a redemption to public shareholders prior to any winding up in the event we do not consummate our initial business combination or our liquidation or if they redeem their shares in connection with an initial business combination that we consummate. In no other circumstances shall a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Properties

We currently maintain our executive offices in Ulaanbaatar, Mongolia. The cost for this space is included in the $10,000 per month fee that we pay our sponsor for office space, utilities and secretarial and administrative services. We consider our current office space adequate for our current operations until consummation of the Transaction.

Legal Proceedings

There are no legal proceedings pending against Blue Wolf.

Enforceability of Liabilities against Blue Wolf in the United States

Blue Wolf is a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against Blue Wolf’s directors or officers.

Blue Wolf’s corporate affairs will be governed by its Charter, the BVI Business Companies Act, 2004 of the British Virgin Islands (the “Companies Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Blue Wolf’s directors to Blue Wolf under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of Blue Wolf’s shareholders and the fiduciary responsibilities of Blue Wolf’s directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

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The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against Blue Wolf judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•	to impose liabilities against Blue Wolf, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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Management’s Discussion and Analysis

of Financial Condition and Results of Operations of Blue WOLF

The following discussion should be read in conjunction with our financial statements, together with the notes to those statements, included elsewhere herein. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

Blue Wolf is a blank check company formed on March 11, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While our efforts in identifying prospective target businesses were initially focused on businesses within Mongolia, we also considered opportunities in other business sectors or geographic regions. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Sponsor Warrants, our shares, debt or a combination of cash, shares and debt. In addition, we will not effect a business combination with another blank check company or a similar company with nominal operations.

Results of Operations

Our efforts have been limited to organizational activities, activities relating to our IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. As of March 31, 2013, $80,248,791 was held in the Trust Account (including $2.415 million of deferred underwriting commissions, $3.125 million from the sale of the Sponsor Warrants and $11,543 in accrued interest) and we had cash outside of the Trust Account of $49,340 (which amounts reflect the balance of loan proceeds received from the Sponsor). Interest income on the balance of the Trust Account (net of taxes payable) may be available to us to fund our working capital requirements but given the current interest rates, it is doubtful that we will earn a significant amount of interest. The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the Trust Account, to locate, conduct due diligence, structure, negotiate and close our initial business combination. Through March 31, 2013, Blue Wolf had not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting commissions, no amounts are payable to the underwriters of our Public Offering in the event of a business combination.

For the nine months ended March 31, 2013, we had net income of $1,840,369 ($607,559 of expenses, $2,443,333 of gainfrom the change in the fair value of the warrant liability and earned $4,595 of interest income). For the period from March 11, 2011 (date of inception) to March 31, 2013, we had a net income of $3,111,174 ($1,176,202 of expenses, $4,275,833 of gain from the change in fair value of the warrant liability and earned $11,543 in interest income, of which none had been withdrawn as of March 31, 2013. We incurred offering costs of approximately $4,980,000 (including $2,012,500 of underwriting fees paid at closing and $2,415,000 of deferred underwriting commissions), which were charged to shareholders’ equity upon the completion of the IPO. All of our funds in the Trust Account are invested in U.S. government treasury bills with a maturity of 180 days or less.

Liquidity and Capital Resources

On July 20, 2011, we consummated our IPO of 8,050,000 units at a price of $10.00 per unit. Simultaneously with the consummation of our IPO, we consummated the private sale of 4,166,667 Sponsor Warrants to our Sponsor for $3,125,000. We received net proceeds from our IPO and the sale of the Sponsor Warrants of $80,237,500 (including the deferred portion of the underwriting commission of $2.415 million) net of the non-deferred portion of the underwriting commissions of approximately $2.013 million and other offering costs of approximately $665,000 and cash deposited outside of our Trust Account. As of March 31, 2013, we had cash of $49,340, including loans in the amount of $300,000.

Public shareholders of Blue Wolf were afforded the opportunity concurrent with the proxy solicitation with respect to the extension of time to consummate our initial business combination to redeem their Public Shares through a tender offer. On April 16, 2013, the expiration date for the tender offer, an aggregate of 5,794,119 Ordinary Shares had been validly tendered and were accepted for purchase pursuant to the tender offer for an aggregate purchase price of approximately $57.8 million. Consequently, approximately $22.5 million remains in the Trust Account. As a result, the amount of deferred underwriting commissions payable to our IPO underwriters has been modified to provide for a minimum fee of $1.0 million and a maximum fee of up to approximately $1.4 million payable upon consummation of our initial business combination.

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We will depend on sufficient interest being earned on the proceeds held in the Trust Account to provide us with additional working capital to identify one or more target businesses, conduct due diligence and complete our initial business combination, as well as to pay any taxes that we may owe. The amounts in the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the Trust Account, to locate, conduct due diligence, structure, negotiate and close our initial business combination. As a result, we may need to seek additional capital to continue our operations. In such event, we intend to borrow sufficient funds from our Sponsor or management team to operate until we close our initial business combination. Neither our Sponsor nor our management team is under any obligation to advance funds to us. If our Sponsor or its affiliate or our management team loans us any funds, they may, at their option, convert up to $500,000 of those loans into warrants at $0.75 per warrant. These warrants would have the same terms as the Sponsor Warrants. Any such loans would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will cease operations and liquidate the Trust Account. As of March 31, 2013, loans in the aggregate amount of $300,000 were outstanding, none of which are convertible to warrants.

For the period from July 20, 2011 (consummation of our IPO) through March 31, 2013, we disbursed an aggregate of approximately $980,000 out of the proceeds of our IPO held outside the trust, for legal expenses, accounting expenses and filing fees relating to our SEC reporting obligations, general corporate matters, and miscellaneous expenses.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 payable to our Sponsor, for office space, utilities, secretarial and administrative services.

We began incurring these fees on July 15, 2011 (the date Blue Wolf’s securities were first listed on Nasdaq) and will terminate upon the earlier of (i) the consummation of an initial business combination or (ii) the liquidation of Blue Wolf. We had a balance outstanding of $60,000 for unpaid fees as of March 31, 2013.

Critical Accounting Policies

The preparation of interim financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Cash Equivalents

Blue Wolf considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Development Stage Company

Blue Wolf is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Blue Wolf’s efforts to date have been limited to organizational activities, activities relating to its IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Blue Wolf has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. Blue Wolf will not generate any operating revenues until after completion of an initial business combination, at the earliest. Blue Wolf will continue to generate non-operating income in the form of interest income on the designated Trust Account until the earlier of our initial business combination or our liquidation.

Redeemable Ordinary Shares

All of the Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of Ordinary Shares under Blue Wolf's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of Blue Wolf require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although Blue Wolf does not specify a maximum redemption threshold, our Charter provides that in no event will Blue Wolf redeem its Public Shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

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Blue Wolf recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares shall be affected by charges against paid-in capital.

Accordingly, at March 31, 2013, 6,782,032 of the 10,062,500 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable (approximately $9.97 as of March 31, 2013).

Ne Income/(Loss) Per Ordinary Share

Net income/(loss) per share is computed by dividing net income/(loss) applicable to ordinary shareholders by the weighted average number of Ordinary Shares outstanding for the period. The 12,216,667 shares issuable upon exercise of the Warrants related to our IPO and the private placement of the Sponsor Warrants are contingently issuable shares and are excluded from the calculation of diluted earnings per share because they are anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on Blue Wolf’s interim financial statements.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. We are not presently engaged in and, if we do not consummate a suitable business combination prior to the prescribed liquidation date of the Trust Account, we may not engage in, any substantive commercial business. Accordingly, we are not and, until such time as we consummate a business combination, we will not be, exposed to significant risks associated with foreign exchange rates, commodity prices, equity prices or other market driven rates or prices. The net proceeds of our IPO held in the Trust Account may be invested by the trustee only in U.S. Treasuries with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Given our limited risk in our exposure to government securities and money market funds, we do not view the interest rate risk to be significant.

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MANAGEMENT OF BLUE WOLF

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Lee Kraus	57	Chief Executive Officer and Chairman of the Board

Paul (Nicholas) Edwards	51	President and Chief Financial Officer

John A. Shapiro	61	Director

George Ireland	56	Director

Koji Fusa	53	Director

Stephen Quin	53	Director

Giacomo E. Di Mase	34	Director

Buyankhishig Ishdorj	33	Vice President, Business Development

Elena Bagayeva	32	Vice President, Finance

Lee Kraus has been our Chief Executive Officer and Chairman of the Board since inception. Mr. Kraus is co-founder of Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector. In February 2007, he founded the predecessor firm to Composite Capital Advisors, LLC (an affiliate of Composite Capital, LLC), a natural resources financial advisory firm focused principally on activities in Central Asia, including Kazakhstan and Uzbekistan. In February 2011, Mr. Kraus co-founded Blue Wolf Fund L.P., a Cayman Islands exempted limited partnership which makes private and public equity investments in Asia, including Mongolia. All investment decisions of Blue Wolf Fund L.P. are made by Composite Capital, LLC. In March 2011, he co-founded Blue Wolf MHC Ltd., our Sponsor, and has served as a director since inception. In Mr. Kraus has in-depth experience in the natural resources area, and has been actively involved in mergers and acquisitions, restructurings, and debt and equity capital raising for this class of assets on a global basis for three decades. From June 2007 to December 2012, Mr. Kraus served as a director of Max Petroleum, Plc, or Max, an exploration and production company with assets in Kazakhstan and listed on the London Stock Exchange and the Frankfurt Stock Exchange. From September 2007 to January 2008, Mr. Kraus also served as interim Chief Operating Officer of Max. Mr. Kraus is also a member of the board of directors of Duraseal Holding S.r.l., a nanotechnology-based coatings company focused on the oil and gas, aerospace and automotive sectors. From January 2005 until January 2007, Mr. Kraus served as Managing Director and Head of Natural Resources at Dresdner Kleinwort. From 2000 through 2004, he was involved as a venture investor in software startups. From 1991 to 2000, Mr. Kraus worked at Lazard Frères & Co. in mergers and acquisitions. From 1998 to 2000, Mr. Kraus was a Managing Director and served on the Board of Directors of Lazard Moscow. From 1984 to 1991, Mr. Kraus was in Morgan Stanley’s Natural Resources Group. He also served as a field engineer with Schlumberger in Venezuela and as a systems design consulting engineer on refining and petrochemicals projects before studying for his MBA. He received his Bachelors degree in Electrical Engineering from Stanford University and his Masters of Business Administration from the University of Chicago.

We believe Mr. Kraus is well qualified to serve as our Chief Executive Officer and Chairman of the Board due to his public company experience as well as his experience in operations, financing and natural resources. We believe Mr. Kraus’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Kraus’s strategic experience and background in negotiating, structuring and consummating numerous business combinations over career spanning four decades will further our purposes of consummating a business combination.

Nicholas Edwards has been our President and Chief Financial Officer since inception. From inception to December 30, 2012, he also served as a director of Blue Wolf. Mr. Edwards is co-founder of Composite Capital LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector. In February 2011, he co-founded Blue Wolf Fund L.P., a Cayman Islands exempted limited partnership which makes private and public equity investments in Asia, including Mongolia. All investment decisions of Blue Wolf Fund L.P. are made by Composite Capital, LLC. In March 2011, Mr. Edwards co-founded Blue Wolf MHC Ltd., our Sponsor, and has served as a director since inception. Since 2003, Mr. Edwards has been the Managing Partner of Nicholas Edwards Investments LLC, a Japan-focused investment management company. From 1995 until 2001, Mr. Edwards was the partner in charge of the Japanese equity business at Warburg Pincus and opened Warburg Pincus’ Tokyo office in 1996. Subsequently, he founded Nicholas Edwards Investments, Japan, a Japan-focused investment management company. At Warburg Pincus, Mr. Edwards’s other areas of responsibility included the firm’s technology investments elsewhere in Asia, specifically in Taiwan, Korea, and Thailand, and mining investments in Latin America, specifically in Mexico, Chile and Peru. From July 1991 until July 1995, Mr. Edwards worked as a portfolio manager in Jardine Fleming in Tokyo. From January 1989 to June 1991, he worked at Robert Fleming in New York, where he ran the Japan equity research sales desk, including the specialist smaller company mandates and the Japan Technology Fund. From July 1984 to January 1989, Mr. Edwards worked as an analyst covering a variety of sectors, including technology and basic raw materials, at Jardine Fleming in Tokyo. He received a First Class Honors degree in Oriental Studies from Oxford University and his Masters degree equivalent from Hiroshima University. Mr. Edwards is fluent in English, Japanese, French and Spanish.

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John A. Shapiro has served as a Director since July 2211. Mr. Shapiro has served as a director of Blueknight Energy Partners, L.P., a service provider for companies engaged in the production, distribution and marketing of crude oil and asphalt product, since November 2009. He retired as an officer at Morgan Stanley & Co. in 2008 where he had served for more than 24 years in various capacities, most recently as Global Head of Commodities. While an officer at Morgan Stanley, Mr. Shapiro participated in the successful acquisitions of TransMontaigne Inc. and Heidmar Inc. and served as a member of the board of directors of both companies. Prior to joining Morgan Stanley & Co., Mr. Shapiro worked for Conoco, Inc. and New England Merchants National Bank. Mr. Shapiro has been a lecturer at Princeton University, Harvard University School of Government, HEC Business School (Paris, France) and Oxford University Energy Program (Oxford, UK). In addition, he serves on the board of directors of Citymeals-on-Wheels and holds an MBA from Harvard University and a Bachelors degree in Economics from Princeton University.

We believe Mr. Shapiro is well-qualified to serve as our Director due to his commodity and finance experience. We believe Mr. Shapiro’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups, and investment bankers will allow us to generate attractive acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Shapiro’s background in commodities, finance and investing will further our purpose of consummating our initial business combination.

George Ireland has served as a Director since May 2011. Mr. Ireland is the Chief Executive Officer and Managing Member of Geologic Resource Partners, LLC and Portfolio Manager of the associated Geologic Resource Funds. Mr. Ireland has over 30 years of experience in most aspects of the mining sector, ranging from field geology to banking and venture capital. Mr. Ireland founded Geologic Resource Partners LLC in 2004. From 2000 to 2004, he was the general partner of Ring Partners, LP, an investment partnership that later merged with the Geologic Resource Fund. From 1991 to 2000, he was an analyst for Knott Partners LP. Mr. Ireland graduated from Phillips Academy and the University of Michigan with a Bachelors degree from the School of Natural Resources. Mr. Ireland also serves on the board of directors of Kiska Metals Corporation (TSX.V: KSK), a mineral exploration company primarily engaged in the exploration and development of mineral properties primarily in the United States and Canada, and Merrill & Ring Inc., a private timber company in the United States. Mr. Ireland served as a director of Uranium Resources, Inc. from 1995 to 2008.

We believe Mr. Ireland is well qualified to serve as our Director due to his public company experience as well as his experience in operations, finance and natural resources. We believe Mr. Ireland’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates.

Koji Fusa has served as a Director since July 9, 2012. He served as the Chief Executive Officer and a Director of Sandringham Capital Partners Limited, an investment manager and advisory company in the United Kingdom, since September 2004. Since February 2012, he has also served as chief executive officer and director of Collabrium Japan Acquisition Corporation (Nasdaq: JACQ) a blank check company formed for the purpose of consummating a business combination with one or more businesses or entities. From July 2003 to August 2004, Mr. Fusa served as a Managing Director at Credit Suisse First Boston Ltd. based in London. From July 2200 to June 2003, he served as Head of Investment Banking at Credit Suisse First Boston Ltd. in its Japanese office.

We believe Mr. Fusa is well-qualified to serve as our Director due to his commodity and finance experience. We believe Mr. Fusa’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups, and investment bankers will allow us to generate attractive acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Fusa’s background in commodity and finance will further our purpose of consummating our initial business combination.

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Stephen Quin has served as a Director since August 27, 2012. He is a professional geologist registered with the Association of Professional Engineers and Geoscientists of BC, and a Fellow of the Geologic Association of Canada and Society of Economic Geologists. Mr. Quin has more than 30 years of international experience in exploration, mine development and operations and corporate development. Since January 2011, he has served as President and Chief Executive Officer of Midas Gold Corp. (TSE:MAX), a Canadian company involved in exploration and evaluation of the Golden Meadows Project in Idaho. From November 2008 to December 2010, Mr. Quin served as President and Chief Operating Officer of Capstone Mining Corp. (TSE: CS), a Canadian mining company. From September 2005 until November 2008, Mr. Quin served as President and Chief Executive Officer of Sherwood Copper Corp., where he led the acquisition and subsequent feasibility, financing and development of the Minto Mine in Yukon and, subsequently, its merger with Capstone Mining Corp. Prior to his employment at Sherwood Copper Corp., Mr. Quin served as Executive Vice President (January 1994 to August 2005) and director (May 1987 to June 2002) of Miramar Mining Corporation, where he participated in the acquisition of the Con Mine in the Northwest Territories of Canada and in the acquisition and exploration of the Hope Bay project in Nunavut, Canada. In parallel, Mr. Quin led the acquisition and subsequent exploration of copper and gold properties for Miramar’s affiliate, Northern Orion Exploration, including the giant Agua Rica copper-gold-molybdenum deposit in Argentina. Mr. Quin currently serves as a director of the following Canadian companies: Mercator Minerals Ltd. (TSE: ML), Troon Ventures Ltd. (CVE:TVN) and Chalice Gold Mines Ltd. (TSE:CXN). From May 2005 to July 2011, Mr. Quin served as a director of Rare Element Resources Ltd. (NYSE MKT:REE).

We believe Mr. Quin is well qualified to serve as our Director due to his public company experience as well as his experience in operations, finance and natural resources. We believe Mr. Quin’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates.

Giacomo E. Di Mase has served as a Director since December 30, 2012. Mr. Di Mase has served as chief executive officer and a director of Orange Park Records srl, an independent record label and music publishing company in Rome, Italy, since March 2007. From May 2000 to March 2012, Mr. Di Mase served in various capacities including business analyst, business development, and strategic management at Piaggio Aero Industries, an aircraft manufacturing company in Genoa, Italy, which is family owned in partnership with Mubadala and Tata Group. He also serves as a director of Xurex Inc., a company that develops anti-corrosion and anti-abrasion chemicals, Duraseal Coatings Company, a company that produces coatings for drilling and extraction pipes, and Universal Nanotech Ltd., a marketing and public relations company for nanotechnology coating products. Mr. Di Mase received his B.A. in Business Administration from John Cabot University in Rome, Italy.

We believe Mr. Di Mase is well qualified to serve as our Director due to his experience in operations and finance. We believe Mr. Di Mase’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates.

Buyankhishig Ishdorj has been our Vice President, Business Development since December 30, 2012. Mr. Ishdorj has served as a Vice President of Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector, since December 2011 and as an Associate from March 2011 to December 2011. From September 2009 to March 2011, he served as General Manager of Monet Capital Investment, an investment bank in Mongolia. Mr. Ishdorj served as the Head of Marketing and the Chief Operating Officer of Altai Cashmere LLC, a garment manufacturing company, from November 2007 to September 2009.  From September 2007 to November 2007, he served as the Chief Executive Officer of UBOS LLC, a trading company owned by Just Group LLC. Mr. Ishdorj served as Manager of Business Development for Just Group LLC, a diversified holding company, from May 2006 to September 2007, and as the Chief Executive Officer of MTML LLC, a trading company, from January 2004 to May 2006. He has served as a board member of the Mongolia-Turkey Association of Mongolia since 2008 and as a member of the Association of New Market since 2011. Mr. Ishdorj received his B.A. in International Relations and Economics at the University of Uludag in Turkey and a M.B.A. in International Relations and Economics at the University of Ankara in Turkey.

Elena Bagayeva has been our Vice President, Finance since December 30, 2012. Ms. Bagayeva has served as project manager at Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector, since September 2012. From November 2011 to June 2012, she served as manager of corporate development and investor relations of Xanadu Mines Ltd. (ASX:XAM). From October 2009 to November 2011, Ms. Bagayeva served as business development manager and projects coordinator of Wardell Armstrong International Ltd., a United Kingdom consulting company serving the international mineral industry. From February 2006 to September 2009, she served in various capacities at Sary Kazna LLC, an operating subsidiary of Central Asia Metals PLC (AIM:CAML). Ms. Bagayeva received a B.A. in Linguistics from Kazakh State University and is studying for her MBA at the London School of Business and Finance.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Messr. Shapiro and Quin, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messr. Ireland and Fusa, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messr. Kraus and Di Mase, will expire at the third annual meeting of shareholders. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Charter as it deems appropriate. Our Charter provide that our officers may consist of a chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

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See “Management Following the Transaction” for a description of the officers and directors of Blue Wolf following the Transaction.

Committees of the Board of Directors

The Board of Directors has established an audit committee and a corporate governance and nominating committee, each of which is comprised of directors who are independent under the Nasdaq listing standards.

Audit Committee

The audit committee of the board of directors consists of Mr. Shapiro (chairman), Mr. Fusa and Mr. Quin. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of directors who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Shapiro satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The corporate governance and nominating committee considers persons identified by its members, management, shareholders, investment bankers and others. Each of Messr. Ireland and Shapiro serve on the committee, with Mr. Ireland serving as its chair.

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Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.

Compensation Discussion and Analysis

None of our executive officers or directors has or will receive any cash compensation for services rendered prior to the consummation of our initial business combination. Commencing on July 15, 2011, the date that our securities were first listed on Nasdaq, through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor, an entity controlled by our officers and directors, a total of $10,000 per month for office space, utilities and secretarial and administrative services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on an ongoing basis all material payments to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, our directors and/or members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. However, it is unlikely the amount of such compensation will be known at such time, as executive and director compensation will be determined by the directors of the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation and Compensation Committee Report

We do not presently have a compensation committee of our board of directors. Our board of directors intends to establish a compensation committee upon the consummation of an initial business combination and, at that time, adopt a charter for such committee. We do not believe a compensation committee is necessary prior to the consummation of an initial business combination because there will be no salary, fees or other compensation paid to our officers or directors prior to such time other than as disclosed herein. All members of our board of directors reviewed the “Compensation Discussion and Analysis” and agreed that it should be included in our public reports.

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Business of Li3

General

Li3 Energy, Inc. is a South America based and U.S. listed exploration company in the lithium and mining sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. Li3 is currently focused on further exploring, developing and commercializing its 60% controlling interest in its flagship Maricunga Project, located in the northeast section of the Salar de Maricunga in Region III of Atacama, in northern Chile. The recently completed technical report produced in accordance with National Instrument 43 101 of the Canadian Securities Administrator proves Maricunga’s attractive lithium and potassium grades and recommends the project to advance to the Feasibility Study stage. Li3 is seeking to be a low cost producer of lithium, potassium nitrate and other mineral products.

In Chile, Li3’s assets consist of 1,888 hectares located within the Salar de Maricunga as well as 4,900 hectares of other prospective land holdings that are strategically located within close proximity to the Salar de Maricunga that could serve as potential processing sites for the project. Together, its total Chilean land holdings consist of 6,788 hectares, and to the best of Li3’s knowledge, it is one of the only companies with an advanced stage lithium and potassium project within the Salar de Maricunga. Li3 plans to continue exploring other synergistic opportunities to further augment and strengthen this property and its land portfolio throughout the region.

Through its strategic partners, Li3 has been evaluating the use of advanced process technologies that may further improve upon the economics and shorten the commercial production timeline of its Maricunga Project. Li3 plans to further evaluate these technologies in pilot/demonstration and test facilities that will measure both effectiveness and economic feasibility when measured against the conventional lithium commercialization process.

Upon Li3 obtaining the necessary permits to exploit lithium, its goals are to:

•	advance the Maricunga project to the Feasibility Study stage;

•	support the global implementation of clean and green energy initiatives;

•	meet growing lithium market demand; and

•	become a mid-tier, low cost secondary supplier of lithium, potassium nitrate, and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries.

A summary of Li3’s key recent activities is found below:

•	May 2011 - Completed acquisition of 60% Controlling Interest in Maricunga Project.

•	June 2011 - Maricunga identified as “Top 11 Lithium Projects in the World” - signumBOX.

•	August 2011 - Strategic Partnership with POSCO Canada Ltd., a wholly owned subsidiary of POSCO (NYSE: PKX), which established an $18 million Exploration and Development program for Maricunga, among other things.

•	September 2011 - Completed $8 million funding tranche with POSCAN and launched $8 million Phase One Plan.

•	March 2012 - MOU with POSCO to construct Test Facility (advanced process technology).

•	May 2012 - As required by POSCAN, Li3 issued a technical report, which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators validating its earlier exploration campaign at Maricunga recommending the project to advance to the Feasibility Study stage.

•	August 2012 - Completed a $10 million funding tranche from POSCAN.

•	Sept 2012 - Organized a consortium to bid on auction for lithium exploitation permit.

•	Participated in government auction for lithium exploitation permit in September 2012, and initially have been unsuccessful.

•	December 2012 – Evaluating the production of potassium and other bi-products from the Maricunga properties.

•	March 2013 – Executed MOU with Blue Wolf Mongolia Holdings Corp. to explore a possible business combination.

•	April 2013 – Acquired 100% of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company.

•

May 2013 – signumBox, a leading, independent resource sector market analysis firm, ranked Li3's Maricunga project in its current state as the 4th top undeveloped lithium project in the world out of 47 other brine salars.

Li3 believes that if it is successful in (i) advancing the Maricunga Project through the Feasibility Study stage, (ii) obtaining the government of Chile to either reconsider its decision to cancel the 2012 CEOL public offer and instead awards it to the Consortium or adjudicates a new CEOL public offer issued by the government to the Consortium (or any other Li3 entity); (iii) obtaining all other necessary Chilean government approvals/licenses, (iv) closing and acquiring additional land acreage to support further development of the Maricunga project, (v) achieving a Definitive Feasibility Study, and (vi) raising the necessary capital, it could begin commercial production and begin generating revenues by the end of calendar year 2015. However, there can be no assurance that Li3 will achieve its stated objectives. Li3 is led by a management team of seasoned industry veterans with extensive exploration, mining, minerals, finance and commercialization expertise and a board of directors which includes global industry leaders who have advised, led and operated numerous mining entities and an experienced technical team, many of whom have worked on other junior lithium projects.

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Li3 is an exploration stage company and as such, it has never generated revenues from operations and currently does not expect to generate any such revenues in the near term.

Strategic Plan

Part of Li3’s strategic plan is to explore and develop its existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium and other industrial minerals properties. Li3’s primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. Management believes the key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies. The third leg of Li3’s strategic plan is to develop improved technologies for the extraction of lithium from brines.

Through Li3’s strategic partner POSCO, Li3 has been evaluating the use of their patented, Lithium Direct Extraction technology that may further improve upon the economics and address the inefficiencies in the lithium market (time to market and yield loss) that could improve upon the economics and shorten the commercial production timeline of Li3’s Maricunga project. Li3 plans to further evaluate this technology in test facilities that will measure both effectiveness and economic feasibility when measured against the conventional lithium commercialization process.

Acquisition of Additional Accretive Land Acreage for Potential Processing Facility

On May 11, 2012, Li3 signed an agreement to receive 100% ownership from a group of 18 concessions, named Verde 1, 2, 3, 4, 5, 6, 7, and Amarillo 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12. These concessions are located in Region III of Atacama in northern Chile, 55km northeast of the city of Copiapo and 70 km west of the Maricunga Project. Collectively, these concessions cover a total area of 4,900 hectares. Li3 paid approximately $10,000 to acquire the property concessions. Li3 is evaluating Llano de Varas as a potential site for processing facilities.

Value added Nitrate Project

Li3 believes that Maricunga, when combined with a potential nitrate acquisition, would create the following rooted synergies:

•	Based on preliminary chemical analysis, the Maricunga Project has the potential to produce lithium as well as a significant amount of potassium chloride. Li3 believes that production of potassium would significantly improve the economics of any potential Nitrate Acquisition, as sodium nitrate from the caliche deposit can be reacted with potassium chloride (potash) to produce a value added potassium nitrate (KNO3). Potassium nitrate is a valuable product used in fertilizers, which could create additional revenue.

•	A stand-alone potential Nitrate project would produce iodine and a sodium sulfate byproduct, which is needed to remove magnesium from brines in order to purify the lithium product. The sodium sulfate can then be used as a low cost raw material which can be employed in Maricunga, subsequently improving its economics. This would generate a credit for the lithium carbonate (Li2CO3) produced at Maricunga.

Evaluation of Advanced Process Technologies

As such, the third aspect of Li3’s strategic plan involves exploring the use of technologies that, when measured against the conventional approach to lithium commercialization could possibly improve the project economics and shorten time to market. Li3 believes that the lithium industry (specifically the juniors) has not embarked upon much R&D efforts addressing several critical areas that it hopes to gain a competitive edge if it can improve upon:

1) The approximately 60% lithium yield loss from brine to end-product;

2) The land and capital intensive (CAPEX) foot-print necessary for solar evaporation ponds; and

3) The typical 4 year speed to market of a typical lithium project from start to commercial production.

In the current lithium market, in which three large global companies supply 80% of the world’s lithium with few mid-tier producers, Li3’s management believes that in order to compete it must address these critical areas. Accordingly, Li3 has sought strategic partners who it believes are capable of deploying both the intellectual and financial capital necessary to assist it in these initiatives.

Strategic Partners

POSCO / POSCAN

On August 24, 2011, Li3 entered into a Securities Purchase Agreement (the “SPA”) and an Investor Rights Agreement (the “IRA” and, together with the SPA, the “POSCAN Agreements”) with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO. Pursuant to the POSCAN Agreements, on September 14, 2011, POSCAN purchased 38,095,300 Units of Li3’s securities for approximately $8 million, with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $0.40 per share.

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The SPA further provided that POSCAN would purchase an additional 47,619,000 Units at the same $0.21 price per Unit (for an aggregate additional purchase price of approximately $10 million) upon satisfaction of certain conditions, including: (i) completion of a resource report prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators, that concludes that the Maricunga property meets certain technical requirements and that proceeding to the feasibility study phase for the Maricunga project is warranted; (ii) completion of a work program agreed to by Li3 and POSCAN; and (iii) having the necessary permits and approvals in place for building and operating a brine test facility on the Maricunga property. In addition to being the relevant milestone under the agreement with POSCAN, Li3 believe that the Canadian standards for Resource Reports are generally perceived as the industry standard, having marketability worldwide. The SPA provides that Li3 is to use the proceeds from such investments exclusively for activities related to the development of the Maricunga project, pursuant to budgets mutually agreeable to Li3 and POSCAN. However, Li3 and POSCAN ultimately modified the terms of POSCAN’s second tranche investment as described below.

The SPA includes provisions for POSCAN to purchase brine from the Maricunga property and test it at POSCAN’s test facility in Korea. In addition, the SPA provides that Li3 and POSCAN will discuss and evaluate the development, financing and construction of a brine testing facility on the Maricunga property, and that if such facility is built, Li3 would (i) supply the test facility with brine and other materials and utilities and (ii) assist POSCAN in obtaining any rights, licenses and permits required to build and operate such facility.

The securities purchased by POSCAN will be locked up and may not be sold (subject to customary exceptions) until the earlier of nine months from their issuance and November 20, 2012. Pursuant to the IRA, Li3 has granted POSCAN the right to demand registration of the common stock included in the Units, and issuable upon exercise of the Warrants included in the Units, commencing 12 months after the date of issuance of the Units and ending five years after the date of the IRA. As of the date of this Offer to Purchase, POSCAN has not required a registration of such shares. The obligation to register any such shares shall terminate once they may be sold without registration in any 30 day period pursuant to Rule 144 under the Securities Act. Upon a registration demand made by POSCAN pursuant to the IRA, Li3 must file a registration statement covering the relevant shares within 75 calendar days of such demand, and use best efforts to have it declared effective within 120 calendar days of filing. If Li3 do not meet these deadlines, Li3 must pay liquidated damages of 2% of the purchase price of the relevant securities per month until such failures are cured (up to an aggregate maximum of 10%). POSCAN will also have “piggy-back” registration rights with respect to such shares.

The IRA provides that Li3 will appoint a director nominated by POSCAN to Li3’s board of directors, and will continue to nominate a POSCAN-designee at each annual meeting for as long as POSCAN owns not less than 10% of the issued and outstanding shares of common stock. So long as POSCAN holds any shares of common stock (subject to customary exceptions), Li3 shall not issue any new securities to any person unless Li3 has also offered to POSCAN the right to purchase its pro rata share of such securities on the same terms and conditions as are offered, as to maintain its then percentage interest in Li3 outstanding capital. The IRA also provides that, until the earlier of (i) POSCAN owning less than 10% of the issued and outstanding common stock and (ii) Li3’s aggregate market capitalization exceeding $250 million, Li3 may not undertake certain actions without the approval of POSCAN (which approval may be evidenced by the affirmative vote or consent of POSCAN’s director nominee), including: a liquidation, merger or reorganization; a sale of all or substantially all of Li3’s assets; incurring indebtedness in excess of $1,000,000 (subject to certain exceptions); create or take any action that results in Li3 holding the capital stock of any subsidiary that is not wholly owned (with certain exceptions); transfer or license Li3’s proprietary technology to a third party; substantially change the scope of its business; or amend or waive any non-competition or non-solicitation provision applicable to Li3’s Chief Executive Officer or Chief Operating Officer.

POSCO (with its subsidiaries) is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world. There can be no assurance that any final agreement will be reached with POSCAN with respect to a pilot plant, a commercial plant, any further investment by POSCAN, any purchase by POSCAN of Li3’s production, or otherwise.

On February 23, 2012, POSCO announced that it has developed technology that may improve lithium recovery from brine and shorten processing times compared to the conventional processes currently being use in the lithium market. On March 7, 2012, Li3 and POSCO executed a Non-Binding Memorandum of Understanding to construct a test facility for the recovery of lithium and other products at POSCO’s expense, with technical support from Li3 as necessary. The parties expect that products from the test facility will not be commercialized and will be for testing purposes only. Upon successful completion of the test facility, evaluating the merits and validation of the technology, the parties may discuss commercialization of the products in detail, including off-take agreements between the parties.

On August 17, 2012, Li3 entered into an Additional Agreement to Stock Purchase Agreement (the “Additional Agreement”) with POSCAN which, among other things, modified certain provisions of the SPA. Also on August 17, 2012, Li3 closed on POSCAN’s second tranche of investment under the SPA, selling 62,499,938 Units to POSCAN for $9,999,990, with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

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The Additional Agreement reduced POSCAN’s purchase price per Unit for the second tranche of investment from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the SPA (the “POSCAN Unit Warrants”) from $0.40 per share to $0.21 per share. Pursuant to the Additional Agreement, Li3 also agreed to issue to POSCAN a two-year warrant (the “POSCAN Bonus Warrant”) to purchase 5,000,000 shares of common stock at an exercise price of $0.15 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, Li3 must issue additional shares of common stock to POSCAN in the event that Li3 issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following August 17, 2012.

The Additional Agreement provides restrictions on Li3’s use of the proceeds from the Second Closing, and includes Li3’s agreement to use its best efforts to obtain the Cocina Mining Concessions and to take certain steps towards commercialization of potassium, boron and lithium (if later authorized) from the flagship Maricunga property. Other than having the right to participate in future fundings, POSCAN has no current commitments to provide Li3 with any additional funding in the future.

In March 2013, POSCO announced that it had successfully completed testing of its proprietary, patented Direct Lithium Extraction Process. This process addresses the current economics and inefficiencies in the lithium market by significantly improving lithium recovery yields and shortening the time to commercial production. This process includes the following benefits:

•	When measured against traditional forms of commercialization (via natural solar evaporation), its technology increased lithium yields from the same resource from 40-50% to 80% with a substantially reduced land footprint;
•	Substantially improved process times and has achieved lithium carbonate end product from existing brine resources in 8 hours, as opposed to the industry average of 12 months;
•	Non-dependent on climatic conditions, self contained and eliminates the use of evaporation ponds; and
•	Technology is adaptable, scalable and represents a paradigm shift in how lithium is commercialized.

On June 13, 2013, Blue Wolf and Li3 entered into an investor rights agreement with POSCO pursuant to which POSCO will be entitled to certain rights as a shareholder of combined company. For every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a registration statement to be filed by Blue Wolf. The modified investor rights agreement provides that the combined company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the combined company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares. POSCO is also entitled to preemptive rights, consent rights and information rights. In addition, pursuant to the investor rights agreement, without the approval of POSCO, the combined company may not: (i) substantially change the scope of its business; (ii) amend or waive non-competition or non-solicitation provisions of the employment agreement with its Chief Executive Officer; (iii) adopt a plan of reorganization for the combined company or any subsidiary ; (iv) effect a sale of substantially all of its assets or a sale that results in POSCO owning less than a majority of the voting power of the combined company, other than an equity financing; (v) transfer or license any of its proprietary technology to a third party; or (vi) amend, alter, waive or repeal any provision of its memorandum and articles of association.

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Project Overviews

Chile - Maricunga Project

Location

The Salar de Maricunga is located in Region III of northern Chile at an elevation of approximately 3,750 m. It is classified as a mixed type of salar of the Na-Cl-Ca/SO4 system. The Salar de Maricunga was originally sampled by CORFO (the Chilean governmental organization that promotes economic growth in Chile) in the early 1980s. Based on the due diligence conducted in connection with the acquisition of Li3’s Maricunga interest and on its recently issued technical report, which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrator (“NI 43-101 report”), Li3’s management believes the local brine contains high grades of lithium and potassium with reasonable magnesium levels and low sulphate content and the salar had a highly productive aquifer system within the extensive colluvial/alluvial sediments surrounding the salar.

Location of the Salar de Maricunga

Maricunga Project within the Salar

The Maricunga property is undeveloped and covers an area of approximately 1,888 hectares comprising six exploitation mining concessions granted by the Chilean government, each held by one of the Maricunga Companies, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile. Each mining concession grants the owner the right to explore and develop commercially, mineral deposits at the Maricunga property, except for lithium, and hydrocarbons (liquid or gas).  These mining properties are not subject to royalties or other agreements.  However, Li3 must pay annual licenses in March of each year, aggregating approximately $15,000 per year for exploration and exploitation concessions.

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On May 20, 2011, Li3 and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, (the “Acquisition Agreement”) whereby Li3, through its Chilean subsidiary, Minera Li Energy SPA (“Minera Li”), acquired from the Maricunga Sellers a 60% interest in each of the Maricunga Companies. The purchase price was $6,370,000 in cash, including amounts paid to agents, and Li3’s 127,500,000 restricted shares of common stock (the “Maricunga Purchase Price Shares”), 50% of which was restricted from sale for nine months and the remainder of which is restricted from sale for 18 months as provided in the Acquisition Agreement (the “Lock-Up”). Li3 has registered all of the Maricunga Purchase Price Shares.

As part of the acquisition, Li3 agreed with the Maricunga Sellers: (a) to increase the number of directors constituting Li3’s board of directors to seven; (b) that during the Lock-Up period (which expired in December 2012), the Maricunga Sellers will have the right to nominate three of Li3’s directors and that a fourth director (who shall hold the position of Chairman of the Board) will be jointly nominated by the Maricunga Sellers and by Li3’s management (such persons, or any successors thereto nominated by the Maricunga Sellers or by the Maricunga Sellers and management, as the case may be, the “Nominees”), and that the Board shall appoint such Nominees to fill vacancies created in the board of directors by the increase in the number of directors and by resignations, to serve until the next annual meeting of shareholders; (c) that the Nominees shall continue to be nominated as directors by Li3’s management at the next and subsequent annual meetings of its shareholders, and at any special meeting of the shareholders at which directors are to be elected (collectively, a “Meeting”), during the period of the Lock-Up (but the Nominees will be subject to reelection by the shareholders as provided in Li3’s by-laws); and (d) that if any Nominee is not elected by the shareholders pursuant to the by-laws, the Maricunga Sellers, or the Maricunga Sellers and management, as the case may be, will have the right to designate the same or another person as their Nominee at the next Meeting, provided it is within the Lock-Up period. Pursuant to these provisions, Li3’s board of directors was expanded and Messrs. De Aguirre, Campos and Fraser were appointed to the board as Nominees of the Maricunga Sellers. While the Lock-Up period has ended, the Nominees will remain as directors until the next shareholder meeting, at which point the Company will not be required to re-nominate them.

Li3 currently maintains 60% ownership of the Maricunga project, with minority shareholders owning the remaining 40%. The Chilean Mining Code (sometimes referred to as “CMC”) requires shareholders of legal mining companies (such as the Maricunga Companies) to contribute their pro rata portion of exploration and exploitation expenses that are established at a shareholders meeting (“Required Contributions”).

At shareholders meetings held on October 6, 2011, the Maricunga Companies established Required Contributions that were to be funded by the shareholders on or prior to January 4, 2012. The minority shareholders of each Maricunga Company defaulted on their obligations to fund such Required Contributions.

The Chilean Mining Code permits any legal mining company to initiate an executive trial, the final resolution of which would state that shares held by shareholders who fail to make any Required Contribution must be sold at a public auction. The Chilean Mining Code establishes that the minimum bid in such auction shall be the amount of the Required Contribution that the defaulting shareholders failed to contribute (the “Default Amount”). The proceeds of such auction shall go first to the relevant legal mining company in the amount of the Default Amount, and any proceeds in excess thereof shall be paid to the defaulting shareholders. If the minimum bid is not achieved in the auction, then the defaulting shareholders’ shares in the legal mining company will be cancelled and each non-defaulting shareholder’s funding obligations will increase proportionally. The defaulting shareholders may cancel this procedure by paying the Default Amount plus expenses at any time before the sale in the public auction.

As the majority shareholder, each of the Maricunga Companies has filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against each of the minority shareholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority shareholders have not paid their contributions to the costs of conservation and exploration, which were agreed upon at the shareholders’ meeting on October 6, 2011. Mainly because they are subject to the jurisdiction of four different courts, not all said law suits are in the same procedural stage. Except for one of those law suits, in which no defense was filed, in all the other of those law suits the minority shareholders filed substantially the same defenses. The resolution of those defenses is still pending in 29 of those law suits, while in six of them the court already rejected them. As of today, no court has accepted any defense. The sale in public auction of the shares of each minority shareholder in each Maricunga Company shall take place once and if the defenses filed in the corresponding law suit are finally rejected.

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As indicated above, the shares of the minority shareholders of the Maricunga Companies will be cancelled in the scenario where the minimum bid is not achieved in the public auctions of all the law suits. If this scenario occurred, Minera Li would become the exclusive shareholder of each of the Maricunga Companies thereby absorbing them as a matter of law. Note however that (i) the shares of the minority shareholders are subject to pledges, injunction orders and judicial liens created in favor of third parties before the initiation of the above referred law suits; and (ii) there is no legal norm regulating how (i) would impact the absorption outcome.

Finally, in order to prevent the Maricunga Companies from collecting the pro rata share of the minority shareholders in the Required Contributions, groups of minority shareholders filed law suits (12) to obtain the annulment of the six shareholders meetings whereby the Required Contributions were decided. These actions are subject to the Chilean regular civil procedure and all of them are still in the first stage of such procedure (discussion stage).

Under Article 189 of the CMC, the transfer of the mining concession(s) which caused the legal mining company to exist requires the vote of 2/3 of the legal mining company’s shares. The legal mining company requires the same majority for entering into a promise (or equivalent) to totally or partially sell such concession(s). Accordingly and as of today, Minera Li’s rights in the Maricunga Companies are not sufficient to have the Maricunga Companies transfer the Litio 1-6 Concessions or promise to sell them.

The mining industry in Chile is regulated by the Political Constitution of Chile (“Constitution”), the Constitutional Organic Mining Law (“COM”) and the Chilean Mining Code along with other general and special regulations.  Specifically, the Constitution provides that the national government is the owner of all mines, although it also states that any individual or company may apply for an Exploration Concession or Exploitation Concession to explore or mine mineral deposits, respectively; the COM regulates all concessions and claims; and the MC elaborates on the provisions of the Constitution and the COM. The civil courts receive applications for concessions, grant concessions, terminate and resolve issues arising with respect to concessions. The National Geology and Mining Service (“NGMS”) within the Chilean Ministry of Mining is responsible for approving the technical requirements related to the form, boundary and location of concessions. The NGMS also maintains a public record of concessions and supervises technical compliance with mining regulations. There is no binding legal code for reporting on mineral resources and reserves The right to explore or exploit a designated area, and apply for concessions is on a first come first served basis, subject to an Exploration concession holder's exclusive right to file for an exploitation concession in respect of their concession area. Concessions can be freely assigned or transferred, mortgaged, and in general subject to any legal contracts.  The ownership rights of a concession can be enforced against the government of Chile or any other party.

The ownership rights of a concession holder differ from the ownership rights of a surface title holder in that a concession holder has the right to:

a)	upon providing the agreed indemnity payment to the surface land holder, occupy as much of the surface land as is necessary for the exploration or exploitation works;

b)	impose an easement on an unwilling surface land holder through a simple and summary procedure before the relevant civil court. Certain restrictions will apply where surface land is covered by dwellings and/ or is land where vineyards and fruit trees are planted. The respective surface land holder is entitled to compensation equivalent to the damage effectively suffered as a consequence of the easement, fixed by mutual agreement or judicial resolution, as requested.

The significant differences between an Exploration Concession and an Exploitation Concession are summarized below:

An exploration concession:

•	is granted by the competent Chilean Civil Court for an initial period of two years with a right to apply for a further two year period prior upon expiry of the initial concession. Where an extension is granted, the concession holder must relinquish half of the original designated area;

•	requires annual payment;

•	entitles the owner to explore for minerals in that concession area and to exclude anybody else from doing so;

•	provides a right to file for an exploitation concession in respect of all or part of a concession area;

•	must be greater than 100 hectares and less than or equal to 15,000 hectares in area;

•	does not require an environmental authorization for exploration works unless the exploration involves mining prospecting;

•	does not require work to be undertaken on the concession area in order to maintain interest in that concession; and

•	does not authorize its owner to exploit the minerals in that concession.

An exploitation concession:

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•	is of unlimited duration;

•	requires annual payment;

•	involves a more onerous process for filing and higher costs for filing and compliance;

•	does not require work to be undertaken on the concession in order to maintain interest in that concession;

•	must be greater than 1 hectare and less than or equal to 5,000 hectares in area;

•	does not require an environmental authorization for exploration works unless the exploration involves mining prospecting;

•	grants mining rights which prevail over third party claims; and

•	entitles the owner to exploit the minerals in that concession area and to exclude anybody else from doing so.

Li3’s Lithium exploitation mining concessions have the following grant numbers:

a)	Litio 1- 1/29 is registered in folio 478 overleaf N° 158 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

b)	Litio 2- 1/29 is registered in folio 485 overleaf N° 159 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

c)	Litio 3- 1/58 is registered in folio 491 overleaf N° 160 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

d)	Litio 4- 1/60 is registered in folio 498 N° 161 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

e)	Litio 5- 1/60 is registered in folio 504 N° 162 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

f)	Litio 6- 1/60 is registered in folio 511 N° 163 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

The area of each of such concessions is:

a)	Litio 1- 1/29 - 130 hectares.

b)	Litio 2- 1/29 - 143 hectares.

c)	Litio 3- 1/58 - 286 hectares.

d)	Litio 4- 1/60 - 297 hectares.

e)	Litio 5- 1/60 - 300 hectares.

f)	Litio 6- 1/60 - 282 hectares.

Acquisition of “Grandfathered” Lithium Properties

Upon expiry of an option granted by the Sellers in favor of a third party, on April 16, 2013, Minera Li (a 100% wholly-owned subsidiary of Li3) entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) whereby it purchased all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean legal mining company (the “Cocina Company”). Cocina Company is the sole owner of a group of mining concessions named “Cocina 19 through 27” (the “Cocina Mining Concessions”).

Pursuant to the Purchase Agreement, Minera Li agreed to pay the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million is to be paid 90 days following the Closing Date, $1.8 million is to be paid 180 days after the Closing Date and $100,000 is to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014. After the initial $2.0 million payment, Minera Li´s cash balance was approximately $100,000. Li3 intended to use the funds available in the trust account following the Transaction, which are expected to be a minimum of $5 million, together with additional financing to be obtained by Li3, to make the payment due to the Sellers on July 16, 2013. While Li3 has held discussions with parties regarding additional financing, it has not yet identified sources of, or received any commitments for, any additional funding. Li3 does not believe it will have sufficient funds to make the July 16, 2013 payment until the closing of the Transaction, which it expects to occur on July 22, 2013. Li3 intends to make such payment immediately following the closing of the Transaction. Li3’s failure to make the July 16, 2013 payment, or any of the other payments due to the Sellers, could result in the Sellers executing on their mortgage. At execution, the concession could go to public auction and could be acquired by a third party, or retained by the Sellers if no one offers the minimum auction price.

The transfer of the shares sold therein is currently in process and once it is completed, Minera Li will absorb, as a matter of law, the Cocina Company. As a consequence thereof, Minera Li will become the sole owner of the Cocina Mining Concessions.

The Cocina Mining Concessions were previously mortgaged in favor of a third party as a security of the Sellers’ obligations under the option agreement with the third party. The lifting of the third party mortgages is currently in process, and Li3 expects to receive authorized certificates confirming that the mortgages have been lifted by the end of July 2013. The mortgage given by Li3 in favor of the Sellers as a security of Li3’s payment obligations will not be lifted until Li3’s payment obligations are satisfied.

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The Cocina Mining Concessions are located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. They are comprised of 450 hectares, increasing Li3’s land holdings within Maricunga to 1,888 hectares. The Cocina Mining Concessions adjoin the company´s existing Litio 1-6 Mining Concessions and were constituted prior to the 1979 Lithium Exploitation Restrictions, meaning that, from a mining law point of view, their holder is authorized (having a constitutionally protected ownership right) to exploit lithium in the area covered by those concessions. It is, however, subject to obtain the NEC authorization as explained above. Also, the exploitation of the Cocina Mining Concessions is not subject to obtaining a CEOL for the exploitation of lithium in the area covered by those concessions; however, and as any mineral exploitation in Chile, it requires, as a condition precedent, all other permits which according to Chilean law are necessary to exploit minerals.

2011 Maricunga Project Exploration and Drilling Campaign

Li3 plans to utilize co-by-product credits in the commercialization of its Maricunga Project. The Maricunga project is being explored as a source of lithium carbonate and potassium chloride, with co-product boric acid. Lithium carbonate would be sold in the open market as battery grade material.  Potassium chloride production is planned to be used in the production of potassium nitrate from a potential sodium nitrate/iodine project. If Li3 is successful in acquiring it, or another sodium nitrate/iodine project, a portion of the by-product sodium sulphate production from any iodine operation that Li3 may have, could be returned to Maricunga to adjust the sulphate balance for calcium removal in the lithium brine.

In December 2011, Li3 completed on schedule, the $8 million Phase One of the $18 million Exploration and Development Program established in August 2011. Li3 reported the initial results from brine samples taken during the sonic and reverse circulation well drilling program initiated in October 2011. The drilling contractors used by Li3 in Maricunga are leading Sonic Drilling Contractors and leading Reverse Circulation Well Drilling Contractors. Li3 carried out sonic drilling for the collection of undisturbed samples from continuous core for porosity determinations and brine samples for laboratory chemical analyses.  Six sonic boreholes for a total of 900 meters were drilled and completed to a depth of 150 meters each. Li3 carried out reverse circulation well drilling with isolated brine sampling. A total of 884 meters of 6-inch monitoring wells were drilled and a total of 300 meters of 17 inch production wells were drilled.

From the Phase One Program, a total of 431 samples were taken during the drilling and were submitted to the University of Antofagasta in Antofagasta, Chile for analysis. The preliminary laboratory analysis of the 431 Maricunga brine samples, demonstrated the following values and characteristics:

MARICUNGA						Ratio	Ratio	Ratio
(mg/l)	K	Li	Mg	Ca	SO4	K/Li	Mg/Li	SO4/Li
Average	8,988	1,240	8,284	12,417	718	7.2	6.7	0.6
Maximum	14,669	2,050	15,100	31,600	2,960	7.2	7.4	1.4

Other Properties

Li3 acquired other interest in certain Peruvian and Argentina properties during 2010. Li3 has determined that these properties were not economically feasible, and as a result, Li3 has impaired any investment in these properties and will not be pursuing them any further. Li3 has recorded an impairment of $300,000 in fiscal 2012 and $50,000 in fiscal 2011 relating to these properties.

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Lithium Exploitation Permitting in Chile

The mining industry is heavily regulated and changes in international laws and regulations can be significant. Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

In Chile, lithium is not exploitable via regular mining concessions. The Chilean Mining Code establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither Li3 nor its subsidiaries have sufficient authority (or permits) to exploit lithium in Chile.

The government of Chile introduced a process to increase the exploitation of lithium in Chile. In February 2012, the Chilean Government outlined plans to improve its worldwide competiveness. The Boost Competitive Agenda (a package of reforms intended to remove regulatory red tape, to encourage entrepreneurship, innovation, competition and boost productivity of the economy), is coordinated by the Office of Competiveness of the Ministry of Economy and was initiated in August 2011. In February 2012, the Office of Competitiveness introduced ten new measures to extend the government’s commitment to ensure that development continues to reach Chile, including “Re-launching the Chilean Lithium Industry”, which Chile’s Minister of Economy stated seeks to lift restrictions and implement mechanisms to improve competitiveness within the industry, promote further investment and protect the country’s market share and standing in the world lithium market. In light of the events described in the following paragraphs, it remains to be seen whether the Chilean government is still interested in re-launching the Chilean lithium industry in the manner indicated above.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium, production quotas and licenses (Special Lithium Operations Contracts, or “CEOL”) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty. In September 2012, Li3 formed a consortium consisting of Li3, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, on September 14 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed Li3 that the Consortium’s bid was not the winning bid. The Consortium made the second highest offer.

On September 25, 2012, the Ministry of Mining issued a resolution awarding the CEOL public offer to the highest bidder.

On October 1, 2012, the Ministry of Mining resolved (i) to invalidate the September 25, 2012 resolution since the winner had not complied with the rules of the CEOL public offer; and (ii) not to award the CEOL public offer to any of the other bidders.

On October 5, 2012, Li3 submitted a “Request for Reconsideration” to the Chilean Government, requesting it to reconsider the invalidation of the CEOL public offer and award the CEOL to the Consortium as the second highest bidder during the September 2012 bidding process.

On October 17, 2012, the Chilean Government ratified its decision to invalidate the CEOL process and not to accept any of the bids.

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On October 22, 2012, Li3 submitted another “Request for Reconsideration” to the Chilean Government. The Chilean Government had 30 days to answer Li3´s request.

On November 19, 2012, the Ministry of Mining ratified its decision to invalidate the September 25, 2012 resolution and rejected Minera Li’s request that the CEOL public offer should be awarded to the Consortium.

On January 16, 2013, Li3 submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing judicial remedies. Li3 is awaiting a response from the Chilean Controller to its letter. A negative response would imply that Li3 is not authorized to exploit lithium from the area covered by the Litio 1-6 Mining Concessions. Accordingly, there can be no assurance that Li3 will be able to obtain the permits necessary to exploit any minerals that its exploration activities discover in a timely manner or at all. Any such delay or failure would have a material adverse effect on the development horizon for Maricunga and its prospects.

On April 16, 2013, Minera Li (a 100% wholly-owned subsidiary of Li3) acquired a group of mining concessions named “Cocina 19 through 27” (the “Cocina Mining Concessions”). Cocina Mining Concessions are not subject to obtaining a CEOL for the exploitation of lithium in the area covered by those concessions; however, and as any mineral exploitation in Chile, it requires, as a condition precedent, all other permits which according to Chilean law are necessary to exploit minerals.

Other Permits

Li3’s operations are subject to numerous Chilean and international laws and regulations governing the operation and maintenance of its facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	Require that Li3 acquire permits before commencing extraction operations;

•	Restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	Limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	Require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Companies must meet, maintain and abide by strict environmental regulations in accordance with Chilean and international laws and regulations. Li3 will also have to abide and comply with national labor laws that protect and govern its employees. Additionally, Li3 believes that between its management team, the consultants and experts Li3 has hired, it will be able to satisfy any and all regulatory and compliance requirements.

Brine Exploration Phases

The life cycle of a brine mining operation can be divided into five phases:

•	Mining activity begins with the “exploration phase,” in which one seeks to define the type, extent, location and value of deposits and to estimate the grade and size of the deposits;

•	The “feasibility phase” then ensues to address the financial viability of the project (including any permitting requirements) and to determine whether or not to proceed to development - the end of the feasibility stage is marked by the conclusion of a feasibility study;

•	If the decision is made to move forward after the feasibility stage, then the “development phase” follows, in which the infrastructure needed to begin operations is constructed;

•	Upon completion of such infrastructure, a project enters the “production phase,” during which the applicable minerals are extracted, produced and sold; and

•	Once all economically extractable minerals have been produced, a mine is closed and it enters the “reclamation phase,” in which the area is made suitable for future uses.

Li3 is currently in the exploration phase, seeking to define the type, extent, location and value of deposits.

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Competition

Li3 is currently categorized as a junior mineral resource exploration company that competes with other mineral resource exploration companies for financing, personnel and equipment and for the acquisition of mineral properties. Although Li3 commissioned report which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators completed by Hains Technology Associates deemed Maricunga suitable to advance to the Feasibility Study stage and a Chilean based independent research firm signumBOX listed Maricunga as one of the top lithium salars in the world, many of the mineral resource exploration companies with whom Li3 competes have greater financial and technical resources than those available to Li3. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties and on exploration and development. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and/or development. This competition could adversely impact on Li3’s ability to finance further exploration and to achieve the financing necessary for it to develop its mineral properties.

Comparable Company Statistics

Li3’s research has shown that it has a relatively low valuation based on the relative public market valuations and relative lithium resources.

Compliance with Government Regulation

Li3 is committed to complying with and is, to its knowledge, in compliance with, all governmental and environmental regulations applicable to Li3 and its properties. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. Li3 cannot predict the extent to which these requirements will affect it or its properties if Li3 identifies the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of its properties.

Employees

Li3 has eight full-time employees and/or contract employees, including its Chief Executive Officer, Chief Financial Officer, and Executive Vice President.  In addition, Li3 engages several advisors and consultants.

Li3 engages contractors from time to time to consult with it on specific corporate affairs or to perform specific tasks in connection with its exploration programs.

Subsidiaries

Li3 currently has six wholly owned subsidiaries:

1.	Li3 Energy Peru SRL, a private limited company organized under the laws of Peru;

2.	Minera Li Energy SPA, a wholly owned subsidiary in Chile;

3.	Alfredo Holdings, Ltd., an exempted limited company incorporated under the laws of the Cayman Islands;

4.	Pacific Road Mining Chile, S.A. a Chilean corporation, which is a subsidiary of Alfredo;

5.	Noto Energy S.A., an Argentinean corporation; and

6.	Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands.

Li3 also owns 60% of each of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six Chilean mining companies, which are wholly owned by Minera Li Energy SPA.

Intellectual Property

Li3 does not own, either legally or beneficially, any patent or trademark nor any material intellectual license, and is not dependent on any such rights. Li3 has trademarked Li3 Energy, its logo and registered the domain name www.li3energy.com. Li3 considers many of its lithium mining site evaluation, exploration and development techniques to be proprietary, and periodically evaluates whether to seek protection for any such techniques.

Lithium and Lithium Mining

Lithium is the lightest metal in the periodic table of elements.  It is a soft, silver white metal and belongs to the alkali group of elements, which includes sodium, potassium, rubidium, cesium and francium. The chemical symbol for lithium is “Li,” and its atomic number is 3.

Like the other alkali metals, lithium has a single valence electron that is easily given up to form a cation (positively charged ion). Because of this, it is a good conductor of both heat and electricity and highly reactive, though it is the least reactive of the alkali metals.  Lithium possesses a low coefficient of thermal expansion (which describes how the size of an object changes with a change in temperature) and the highest specific heat capacity (a measure of the heat, or thermal energy, required to increase the temperature of a given quantity of a substance by one unit of temperature) of any solid element.

No other metal is as lightweight, better at holding a charge or as good at dissipating heat as lithium. These properties make lithium an excellent material for manufacturing batteries (lithium-ion batteries).  According to the U.S. Geological Survey’s (“USGS”) “Mineral Commodity Summaries 2011,” batteries accounted for 23% of lithium end-usage globally, and Li3 expects demand for lithium from the battery segment to grow along with demand for such batteries.  Although lithium markets vary by location, global end-usage was estimated by the USGS as follows:  ceramics and glass, 31%; batteries, 23%; lubricating greases, 10%; air treatment, 5%; continuous casting, 4%; primary aluminum production, 3%; and other uses, 24%.  Lithium use in batteries expanded significantly in recent years, because rechargeable lithium batteries are being used increasingly in portable electronic devices and electrical tools.

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As mentioned earlier, lithium belongs to the alkali group of metals. This group of metals is typically extracted from solutions called brines, which are associated with evaporite deposits.  Lithium is also contained in the mineral spodumene, which occurs in a rock called pegmatite.  To a lesser extent lithium occurs as a component of certain clay minerals.

Historically, and especially during the period leading up to and during World War II, lithium was designated a strategic metal, heavily used in the aircraft industry because it is light and strong. During this period the mineral spodumene (a lithium aluminum silicate) was mined by open pit hard rock mining methods and processed to recover the lithium.  During the post-war period, lithium production from the higher cost hard rock mines was replaced by the lower cost extraction of lithium from the mineral rich brines associated with evaporite deposits. Evaporite deposits occur in environments characterized by arid conditions with extremely high evaporation rates. This environment typically occurs at high altitudes, greater than 12,000 feet above sea level, so evaporite deposits occur in only a very few locations in the world, including China (the province of Qinghai and the Autonomous Region of Tibet); the Puna Plateau, a high altitude plateau covering part of Argentina, Chile, Bolivia and the southern portion of Peru; and in a small region in Nevada, which is the core of what is called the Great Basin of the western United States.  Over 70% of the world’s lithium is produced from the brines associated with the evaporite deposits on the Puna Plateau of South America.

Brine extraction (mining) and the recovery of lithium and other economic compounds is analogous to pumping water from an aquifer, but instead of fresh water, the water contains a variety of mineral salts in solution, including lithium, potassium (K), magnesium (Mg) and sodium (Na).  This form of “mining” is much more efficient, cost effective and environmentally friendly than open pit mining.  Lithium production from spodumene can typically cost in the range of $4,300 to $4,800 per metric ton of lithium carbonate and is a process that is highly sensitive to energy costs.  On the other hand, lithium production from brines can be accomplished at costs in the range of $2,200 to $2,600 per metric ton of lithium carbonate.  However, the processing cost can vary by a wide range, depending largely on:

•	lithium concentration in the particular brine;

•	evaporation rates at the site, which determine how quickly the brine can be concentrated; and

•	the balance of other minerals in the brine, which affects the degree of processing needed to remove impurities.

Lithium use in Batteries

Lithium demand is being driven by its increasing use in the batteries of portable consumer electronics, including mobile phones and laptop computers, and in a range of industrial applications including ceramics and lubricants.  The most dramatic increase in demand is being spurred by auto makers racing to bring lithium-ion battery powered and hybrid electric cars to market, as major automobile manufacturers are forming partnerships with established battery manufacturers to build battery plants for their mass production. In addition, lithium-ion batteries used in transportation is expected to increase to approximately $8 billion by 2015 from $876 million in 2010, largely fueled by government subsidies and incentives.

A lithium-ion battery (Li-ion battery) is a type of rechargeable battery in which lithium ions move from the anode (negative terminal) to the cathode (positive terminal) during discharge, and from the cathode to the anode when charging.  Lithium-ion batteries are one of the most popular types of battery, because they have one of the best energy-to-weight ratios, no memory effect (the effect in which certain other rechargeable batteries lose their maximum energy capacity if they are repeatedly recharged after being only partially discharged) and a slow loss of charge when not in use.

Rechargeable battery materials used in electric vehicles include lead-acid (traditional “wet” and gel or “valve regulated”), nickel-cadmium, nickel-metal-hydride, lithium-ion, lithium-ion polymer, and, less commonly, zinc-air and molten salt.  Ideally, a battery for an electric car needs to be light, small, energy dense, quick to recharge, relatively inexpensive, long lasting, and safe.  Today’s electric and hybrid vehicles are primarily powered by nickel-metal-hydride (NiMH) batteries.  NiMH batteries are safe, abuse-tolerant and offer much longer life cycles than older lead-acid batteries, while providing reasonable energy density.   However, NiMH batteries are more expensive than lead-acid batteries, as a result of the high nickel content.

Li-ion batteries have a higher energy density than most other types of rechargeable batteries.  A Li-ion battery can achieve power density of 100-170 watt hours (Wh) per kilogram (kg) of weight, versus NiMH’s 30-80 Wh/kg.  This means that for their size or weight they can store more energy than other rechargeable batteries. Li-ion batteries also operate at higher voltages than other rechargeable batteries, typically about 3.7 volts for Li-ion vs. 1.2 volts for NiMH or NiCd.  This means a single cell can often be used rather than multiple NiMH or NiCd cells.

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Finally, Li-ion batteries have a lower self-discharge rate than other types of rechargeable batteries.  This means that once they are charged they will retain their charge for a longer time than other types of rechargeable batteries.  NiMH and NiCd batteries can lose anywhere from 1-5% of their charge per day (depending on the storage temperature) even if they are not installed in a device. Li-ion batteries, on the other hand, can retain most of their charge even after months of storage.

Ideal Brine Conditions

The most important metrics when evaluating lithium brine resources are:

1)	lithium content;

2)	evaporation rate;

3)	magnesium to lithium ratio;

4)	potassium content; and

5)	sulphate to lithium ratio.

The boron content is also important, as it allows for the production of another saleable product, boric acid.

The lithium concentration in the brines is typically measured in parts per million (ppm) or weight percentages. The higher the lithium concentration, the better. However, high local evaporation rates can compensate for lower lithium concentrations.

Providing that lithium contents are high enough, the magnesium to lithium (Mg:Li) ratio is another important chemical feature in assessing favorable brine chemistry and the ultimate economic viability of a site at an early stage.  The lower the ratio the better, as a high ratio means that, during the evaporation process, an increasing amount of lithium will be trapped (“entrained”) in the magnesium salts when they crystallize early.  This will ultimately lead to a lower lithium recovery rate and thus less profitability.  High Mg:Li ratios also generally mean that more soda ash (Na 2 CO 3) reagent is required during the processing of the brine (as described below) and, therefore, may add significantly to costs.

The potassium (K) concentration in the brines is typically measured as a weight percentage.

The lower the sulphate (SO4) to lithium ratio in the final lithium brine pond, the more the brine will be amenable to lithium extraction via the conventional solar evaporation process.  This is because lithium sulphate (Li 2 SO 4) is highly soluble and so, to the extent that it is able to form, the lithium recovery will suffer.

Key Stages of Lithium Recovery

Currently the most economical way to recover lithium from a salar (a dry lake or salt flat) is by solar evaporation.  However, the process is subject to natural conditions, and the evaporation rate, relative humidity, wind velocity, temperature and brine composition have a tremendous influence on the solar pond requirements and in turn on pumping and settling rates to meet production quotas.

Each lithium recovery process has a unique design based on the concentrations of Li, Na, K, Mg, calcium (Ca) and SO4 in the brine, and, although there may be some similarities, each salar has its own customized methodology for optimum recovery due to the varying ionic concentrations.  Wells are drilled, and the mineral rich brine is pumped to the surface into a series of large shallow ponds of increasing concentration.  As water evaporates, the concentration of minerals in solution increases. Typically the brine evaporates over an 18-24 month period until it has a sufficient concentration of lithium salts.  At that point, the concentrate is shipped by truck or pipelined to processing plants where it is converted to usable salt products.  In the plant, sodium carbonate (soda ash) is added to precipitate lithium carbonate, which is dried and shipped to end users to be further processed into pure lithium metal.  The by-products such as potassium chloride (potash), sodium borate (borax) and other salts may also be recovered and sold to end users.

The primary reagents used to produce lithium from brine are lime and soda ash. Both substances are natural materials, commonly used in many processes and have no detrimental environmental effect when used properly. Other than solar energy, only minor amounts of fuels are consumed in the production process (pumping the brines into the ponds, etc.).

Potentially economic salts produced from the salar brine are NaCl, carnallite, sylvinite and bischoffite, as well as the final end-point brine.  The chemical pond to pond process from the brine feed from the salar to the end-point brine ready for the processing plant is as follows:

•	Calcium Chloride (CaCl2) is added at the beginning in the first pond in order to precipitate out most of the sulphate (SO 4) in the form of gypsum (CaSO 4). Removal of the sulphate is important, as it is detrimental in downstream processing. Furthermore, the gypsum itself has multiple uses from agriculture to construction.

•	In the next two ponds and after solar evaporation, sylvinite will begin to precipitate, which is a combination of table salt and potash (KCl). The sylvinite can be harvested and sent to a froth flotation circuit to produce potash.

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•	Finally, the sequential ponding process moves to the lithium ponds until the end-point brine is sufficiently rich in lithium. The lithium is still largely in the final ponds, because it is extremely soluble (likes to stay dissolved in solution), although there will be some lithium entrained in Mg and K salts in previous ponds.

Global Market

Based on the most recent available information from the United States Geological Survey (“USGS”), market conditions improved for lithium-based products in 2012. Worldwide lithium production increased in 2012. Production volumes of two major lithium producers in Australia and Chile increased moderately through the third quarter of 2012. Argentina’s major lithium producer experienced weather-related complications during the year, which reduced production and delayed efforts to increase production capacity. Industry analysts and the major lithium producers expected worldwide consumption of lithium in 2012 to be between 25,900 and 28,200 tons, increasing by 7.5% to 10% from that of 2011. All of the major brine and mineral-based lithium producers increased their lithium prices in 2012. Many emerging companies continued exploring for lithium on claims worldwide. Numerous claims in Nevada, as well as in Argentina, Australia,, Bolivia, and Canada, have been leased or staked.

Subsurface brines have become the leading raw material for lithium carbonate production worldwide because of lower production costs compared with the mining and processing costs for hard-rock ores. Owing to growing spodumene demand from China in the last several years, however, mineral-sourced lithium has gained market share on brine-sourced lithium. Two brine operations in Chile dominate the world market, and a facility at a brine deposit in Argentina produced lithium carbonate and lithium chloride. One new brine operation in Argentina began limited commercial production in 2012, and several additional brine operations were under development. Brine operations in China produced lithium carbonate, lithium chloride, and lithium hydroxide. Lithium minerals were used directly as ore concentrates in ceramics and glass applications worldwide and, increasingly, as feedstock for lithium carbonate and other lithium compounds in China.

Owing to China’s growing demand for high-quality spodumene by its chemical companies, Australia’s leading lithium ore miner doubled its production capacity, raising its total lithium carbonate equivalent production capacity to 110,000 tons per year. A major lithium brine producer agreed to acquire the Australian lithium ore miner in 2012 to diversify its supply of lithium. An emerging Australian lithium ore producer continued lithium concentrate production in Western Australia and opened a lithium carbonate plant in China, where the lithium concentrate was to be converted to battery-grade lithium carbonate and supplied to the Aisian market. Utilizing a unique reverse-osmosis process, a California company began producing high-purity lithium carbonate from geothermal brines. The reverse osmosis process eliminates the need for solar evaporation, a crucial and lengthy procedure in common brine operations. Initial lithium carbonate production was 500 tons per year.

Batteries, especially rechargeable batteries, are the uses for lithium compounds with the largest growth potential. Demand for rechargeable lithium batteries exceeds that of rechargeable non lithium batteries for use in cellular telephones, cordless tools, MP3 players, and portable computers and tablets. Major automobile companies were developing lithium batteries for electric motor. Non rechargeable lithium batteries were used in calculators, cameras, computers, electronic games, watches and other devices.

Lithium supply security has become a top priority for Asian technology companies. Strategic alliances and joint ventures have been, and are continuing to be, established with lithium exploration companies worldwide to ensure a reliable, diversified supply of lithium for Asia’s battery suppliers and vehicle manufactures.

The increase in 2011 production was due primarily to the increase of the lithium-ion battery market, as global sales were $13.9 billion during 2011. These sales are projected to rise to $16.1 billion in 2012, $18.6 billion in 2013, $23.6 billion in 2015, and $34.3 billion in 2020. Other lithium end uses have increased, but not at the same rates as lithium-ion batteries. According to Roskill Information Services Ltd., lithium-ion batteries were the largest single end use for lithium in 2011 (22% of total end use) , but glass & ceramics were still important (21% of total use in 2011).

According to the USGS, Chile is the leading lithium producer in the world.  Argentina, Australia, China, and the United States are also major producers.  The 2012 edition of the USGS Mineral Commodity Summaries gives the following estimated world lithium mine production (in metric tons of lithium content):

	Mine production
	2012 (est.)		2011
Chile	13,000		12,900
Australia	13,000		12,500
China	6,000		4,144
Argentina	2,700		2,950
Portugal	820		820
Zimbabwe	500		470
Brazil	490		320
United States	Withheld		Withheld
World total (rounded)	37,000	[1]	34,100	[1]

1.	Excludes U.S. production.

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Substitution for lithium compounds is possible in batteries, ceramics, greases, and manufactured glass.  Examples are calcium and aluminum soaps as substitutes for stearates in greases; calcium, magnesium, mercury, and zinc as anode material in primary batteries; and sodic and potassic fluxes in ceramics and glass manufacture. Lithium carbonate is not considered to be an essential ingredient in aluminum potlines. Substitutes for aluminum-lithium alloys in structural materials are composite materials consisting of boron, glass, or polymer fibers in engineering resins.

Nitrate Market and Production

Potassium nitrate is a chemical compound with the formula KNO3. It occurs as a mineral niter and is a natural solid source of nitrogen. Its common names include saltpeter and nitrate of potash.  Major uses of potassium nitrate are in fertilizers, rocket propellants and fireworks. When used as a food additive in the European Union, the compound is referred to as E252.

Potassium nitrate can be produced through various chemical reactions, including:

NH4NO3 (ammonium nitrate) + KCl (potash) NH4Cl (ammonium chloride) + KNO3

NH4NO3 + KOH (potassium hydroxide) NH3 (ammonia) + KNO3 + H2O

NaNO3 (sodium nitrate) + KCl NaCl (table salt) + KNO3

Potassium nitrate is mainly used in fertilizers, as a source of nitrogen and potassium, two of the macro nutrients for plants. Potassium nitrate is also one of the three components of black powder (gunpowder), along with powdered charcoal (substantially carbon) and sulfur, where it acts as an oxidizer.

In the process of food preservation, potassium nitrate, more commonly known as saltpeter, has been a common ingredient of salted meat since the middle ages, but its use has been mostly discontinued due to inconsistent results compared to more modern nitrate and nitrite compounds. Even so, saltpeter is still used in some food applications, such as charcuterie and the brine used to make corned beef.

Potassium nitrate is an efficient oxidizer, which produces a lilac flame upon burning due to the presence of potassium. It is therefore used in amateur rocket propellants and in fireworks.  It is also added to pre-rolled cigarettes to maintain an even burn of the tobacco.

Potassium nitrate is the main component (usually about 98%) of tree stump remover, as it accelerates the natural decomposition of the stump. It is also commonly used in the heat treatment of metals as a solvent in the post-wash. The oxidizing, water solubility and low cost make it an ideal short-term rust inhibitor.

Potassium nitrate can also be found in some toothpastes for sensitive teeth.  Recently, the use of potassium nitrate in toothpastes for treating sensitive teeth (dentine hypersensitivity) has increased dramatically, even though studies to this effect have been inconclusive.

World population growth and its effects on the scarcity of water and increased competition on land use for living, industry, nature and agriculture, increase the need for agriculture efficiency. The amount of land in agriculture per capita will further decrease in the future as world population is expected to grow faster than the growth of arable land. Therefore, crop productivity has to increase in order to provide the same amount of food in relation to the growing world population. The growing importance of specialty plant nutrition products, such as potassium nitrate, has been driven by these factors as one of its main uses is for premium crops.

Properties

The information set forth above under “Business—Project Overviews” relating to Li3’s exploration properties (primarily Maricunga) is incorporated herein by reference.

Li3 previously leased approximately 800 square feet of office space in Lima, Peru, on which its lease payments were $48,262 for fiscal year 2012. Li3 no longer maintains a property in Peru.  Li3 also leases approximately 1,500 square feet of office space in Santiago, Chile, with monthly rent of approximately $3,800. This lease commenced on July 1, 2011, and Li3 paid rent during fiscal year 2012 amounting to $36,762. This lease expires June 30, 2014. Li3 believes its leased facilities are adequate for its needs at present.

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Legal Proceedings

From time to time, Li3 may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

Except as described below, Li3 is currently not aware of any pending legal proceedings to which Li3 are a party or of which any of its property is the subject, nor is Li3 aware of any such proceedings that are contemplated by any governmental authority.

As the majority shareholder, Li3 has filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority shareholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority shareholders have not paid their contributions to the costs of conservation and exploration, which were agreed upon at the shareholders’ meeting on October 6, 2011. In November 2012, Li3 received a favorable decision from one of the civil courts to auction approximately 8% of the shares once the judgment is executed. Chilean law gives Li3 a preference in that auction. The other civil courts have not reached a final decision yet.

Certain minority shareholders have filed counterclaims against Li3 to declare, among other things, the invalidation of such shareholders’ meeting at which required contributions were established that such minority shareholders failed to make. Li3 filed dilatory defenses because Li3 was not served according to law and also filed a complaint against the officer serving the process. This process is on hold because the minority shareholders have not filed a new claim, as requested by the court. Li3’s future plans are not dependent on the outcome of this matter with respect to the development of the Maricunga project.

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Management’s Discussion and Analysis of Financial Condition

and Results of Operations of Li3

You should read the following discussion in conjunction with the sections of this Offer to Purchase entitled “Risk Factors — Risks Related to the Business of Li3,” “Forward-Looking Statements,” “Business of Li3” and Li3’s financial statements and the related notes thereto included elsewhere in this Offer to Purchase. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offer to Purchase.

Li3 Energy, Inc (“Li3” or the “Company”) is a South America based and United States listed exploration company in the lithium and mining sector. We aim to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas.

The Company owns (a) a 60% interest in the Maricunga project, which consists of mining concessions covering an area of approximately 3,553 acres (1,438 hectares) prospective for lithium and potassium brines, and is located in the Salar de Maricunga in northern Chile; and (b) a mining concession on 2,995 acres (1,212 hectares) situated on brine salars in Argentina, known as Cauchari. We are currently evaluating additional exploration and production opportunities. In April 2013, the Company acquired a mining concession on 450 hectares which corresponds to a strategic lithium asset and is located adjacent to the existing Maricunga project.

Going Concern

As of March 31, 2013, the Company had no source of current revenue, a cash balance on hand of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. The Company had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, the Company received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”) a wholly owned subsidiary of POSCO (a South Korean company).

On April 16, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) to purchase all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”), which will become a wholly owned subsidiary of the Company. SLM owns the group of mining concessions “Cocina 19 through 27”. Pursuant to the Purchase Agreement, the Company paid the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million to be paid 90 days following the Closing Date, $1.8 million to be paid 180 days after the Closing Date and $100,000 to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014. After such payment, the Company´s cash balance was approximately $100,000.

The Company does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. The Company requires immediate cash flow for which it is seeking interim funding. The Company believes that the Transaction, if successful, would provide Li3 with additional funding allowing the Company to continue advancing the Maricunga project and to pay for the Cocina Mining Concessions. The additional funding would be provided by the minimum of $5 million that are expected to remain in the Trust Account following the Transaction. The Company expects that the $5 million would be allocated as follows: (i) $2 million payment due to the Sellers under the purchase agreement for the Cocina Mining Concessions, due in July 2013, (ii) $1.9 million payment in September 2013 due on a convertible note to LW Securities, Ltd; (iii) $500,000 payment on a bridge note, and (iv) $600,000 towards working capital of the combined company for three months. In addition, the Company anticipates that it will require additional capital in the amount of $11.0 million over the next 18 months. This additional capital will be allocated as follows: (i) $1.8 million due to the Sellers under the purchase agreement for the Cocina acquisition, (ii) $0.1 million due April 2014, (iii) $3.1 million due May 2014 for resource evaluation, (iv) $1.8 million for working capital, and $4.2 million for the feasibility study (including $0.1 million due April 2015 representing one of 15 annual $0.1 million payments per year for the Cocina acquisition). Depending on the level of redemptions in Blue Wolf’s tender offer, which are unknown at this time, Li3 may have to seek additional sources of capital necessary to fund the 18 month capital requirements to allow the Company to continue advancement of its Maricunga and Cocina properties towards the Feasibility Study stage, fund its ongoing operations and make the required debt and acquisition payments. To date, Li3 has not identified sources of or received any commitments for any additional funding.

In the course of our exploration activities, we have sustained and continue to sustain losses. We cannot predict if and when we may generate profits. In the event we identify commercial reserves of minerals, we will require substantial additional capital to develop those reserves and permits from the Chilean government to exploit the mineral reserves, neither of which is assured (See Operational Update below).

To take us into the operational stage and to begin generating revenues, we will require a substantial injection of funds to progress development of our properties. We expect to finance our future growth primarily through equity and debt financings. However, there exists substantial doubt about our ability to continue as a going concern because there is no assurance that we will be able to obtain such capital. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then our operations would be materially negatively impacted.

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Our ability to complete additional equity or debt offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of us and the offering terms. In addition, our ability to complete an offering may be dependent on the status of our exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required until such time as we can generate sources of recurring revenues and to ultimately attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Operational Update

Maricunga

On May 20, 2011, we, through our Chilean subsidiary, Minera Li, acquired a 60% interest in each of Sociedades Legales Mineras Litio 1 a 6 de la sierra Hoyada de Maricunga.

The Maricunga property is an exploration property and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile. Each concession grants the owner the right to explore for mineral deposits at the Maricunga property.

In September 2011, in order to provide funding to begin the initial assessments of producible minerals from the Maricunga Project, we entered into a subscription agreement with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a South Korean company). In accordance with the subscription agreement, POSCAN purchased 38,095,300 Units of our securities for approximately $8 million, with each “Unit” consisting of one share of our common stock for $0.21 per share and a three-year warrant to purchase one share of our common stock at an exercise price of $0.40 per share.

In December 2011, we completed our phase one exploration work on Maricunga with the $8 million funding from POSCAN. In May 2012, we reported the completion of the NI 43-101 of the Canadian Securities Administrators (NI 43-101) that summarizes and validates the results of our $8 million Phase One Exploration and Development Program on our Maricunga Project in Chile, completed in December 2011. The Technical Report was prepared by Donald H. Hains, P. Geo., Principal of Hains Technology Associates, who is a Qualified Person as defined by NI 43-101. The key highlights of the Compliant Measured Report include:

•	Further exploration work and expenditures are warranted to advance the Maricunga Project to the Feasibility Stage (economic assessment);
•	The property holds significant potential for development as a source of lithium, potassium and boron;
•	Exploration work indicates that the brines in the property are enriched in lithium and potassium and that the brine has a sufficient Mg/Li ratio permitting lithium recovery.

On August 17, 2012, (the “Second Closing”), POSCAN purchased an additional 62,499,938 Units of our securities for gross proceeds of $9,999,990, with each “Unit” consisting of one share of common stock for $0.16 per share and a three-year warrant to purchase one share of common stock for $0.21 per share. In connection with the transaction, we agreed to reduce the exercise price of all of the warrants previously sold to POSCAN from $0.40 per share to $0.21 per share and issued to POSCAN a two-year warrant (the “Bonus Warrant”) to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share.

Furthermore, subject to certain exceptions, we must issue additional shares of our common stock to POSCAN in the event that we issue or sell any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing. During September 2012, the Company entered into settlement agreements providing for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the receivable holder. As a result, this provision was triggered and the Company is seeking a waiver.

Due to the uncertainty regarding the lithium permit in Chile, we are evaluating the Maricunga project as a potential producer of potash or potassium nitrate. Our NI 43-101 of the Canadian Securities Administrators (NI 43-101) shows that potassium resources are available in the Maricunga properties. The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and it is exploitable via regular mining concessions, according to the Chilean Mining Code.

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Initial estimations suggest that a potash project is economically feasible. We are evaluating the next steps that would allow us to maximize shareholder value from the Maricunga properties. However, there can be no assurance that we will be able to do so in the near future or at all. The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

To produce potassium nitrate, the Company will be required to obtain a source of sodium nitrate which could come from either 1) developing a sodium nitrate and iodine project; or 2) buying the sodium nitrate from different producers in the north of Chile.

We may also seek to acquire additional properties for any processing site and we also plan to make improvements to the Maricunga site infrastructure, camp, and property.

In March 2013 the Company obtained approval of the Environmental Impact Declaration for the Maricunga project from the Chilean Environmental Authority. The Company is currently in discussions with consultants regarding the next steps to be taken in order to allow on-site work to continue in October 2013, after the winter season.

Also in March 2013, POSCO announced that it has developed a chemical lithium extraction technology that reduces recovery time from around 12 months to just eight hours. The technology increases the lithium recovery rate from a maximum of 50% using traditional evaporation ponds to more than 80%, and the lithium carbonate produced is more than 99.9% pure. If the Company is able to obtain the necessary lithium permit, it will pursue utilizing this technology as the means of extraction in order to gain efficiencies.

Lithium Permit Update

In 2012, the Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs), which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.

In September 2012, we formed a consortium consisting of us, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government, requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing legal remedies. The Company is waiting for an answer.

Maricunga Shareholders’ Lawsuit Update

As the majority shareholder, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority shareholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority shareholders have not paid their required contributions to the costs of conservation and exploration, which were agreed upon at the shareholders’ meeting on October 6, 2011. In December 2012, we received a favorable decision from one of the civil courts to auction approximately 4% of the shares once the judgment is executed. This is being opposed by the shareholders, and we are awaiting the court’s decision after which the second court of Copiapo should set a date and time for the auction. Evidence is currently being presented in the lawsuits in the other civil courts, after which a final decision should be issued.

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Certain minority shareholders have filed counter claims against us, in two civil courts of Santiago, to declare, among other things, the invalidation of such shareholders’ meeting at which required contributions were established that such minority shareholders failed to make. In one of the courts, the process is on hold because the minority shareholders have not filed a new claim, as requested by the court. In the other court, we have filed our defense claiming that the lawsuits should be dismissed on the basis that the decision made in the shareholders´ meeting on October 6, 2011 was made in accordance with Chilean law, and that the amounts are necessary for the conservation and exploration of the mining property. This lawsuit is still in the discovery stage.

Strategic Plan

Part of our strategic plan is to explore and develop our existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium, potassium, nitrates and other industrial minerals properties.  Our primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. The key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies. The third leg of our strategic plan is to develop improved technologies for the extraction of lithium from brines.

We have acquired a 60% interest in the Maricunga project, an advanced lithium and potassium chloride project in Chile, and we continue to explore other lithium and industrial minerals prospects in the region.

Our current strategy principally involves the exploration of the Maricunga property and the acquisition of a source of iodine and nitrate. On the Maricunga project, we initially received $8 million of funding from POSCAN, which was spent to complete our Phase One Exploration and Development Plan. Such plan has been completed, and we have successfully produced a technical report in accordance with National Instrument 43-101 of the Canadian Securities Administrators for Maricunga. Upon achieving the NI 43-101 compliant resource, we satisfied the conditions to receive an additional $10 million of funding from POSCAN. In August 2012, we received the $10 million second tranche funding as committed by POSCAN.

Since then, we have continued our efforts to advance the Maricunga project. However, a key element in advancing the project lies in securing a special permit to exploit lithium in Chile. We participated in an international auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) to obtain this permit but we were not successful.

In the event that we ultimately do not obtain the necessary permits for lithium exploitation for our current Maricunga properties, we will likely pursue a strategy for the production of potassium from those properties. Our Technical Report in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) shows that potassium resources are available in the Maricunga properties. As part of our strategic plan, we always had plans to produce a potassium by-product alongside the lithium.The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and is exploitable via regular mining concessions, according to the Chilean Mining Code.

In the event we develop a potash production operation on the Maricunga properties, we would complete a feasibility study of the economics of the project and would be required to raise approximately $100 million to $130 million to bring the project into production.

Another alternative would be producing potash that in combination with sodium nitrates will mix to produce potassium nitrate (KNO3). Potassium nitrate is a valuable product used in fertilizers. Potassium nitrate is used extensively as a fertilizer. Its advantage over commodity based fertilizers such as potash is that it provides two essential elements (nitrogen and potassium) in a single product. Because it has no sodium chloride content, it does not rot or damage delicate plants such as tobacco or the roots of fruit trees. As it is totally water soluble, naturally-derived potassium nitrate is especially suitable for use in organic farming and in hydroponic (soil free) agriculture. There is an increase in demand for this product, particularly in China, India, and Brazil. Chile is today the largest producer of potassium nitrate.

To produce potassium nitrate, we will also be required to obtain a source of sodium nitrate which could come from either 1) developing a sodium nitrate and iodine project; or 2) buying the sodium nitrate from different producers in the north of Chile. The Atacama Desert in the north of Chile is rich in sodium nitrate. The Company previously had an option on the Alfredo iodine and nitrates project. At the time we decided not to pursue that option because we were focused on pursuing the Maricunga properties as a lithium project. This property as well as a number of other projects in the north of Chile with the similar characteristics that we have evaluated in the past may continue to be available. Also, there are a number of producers of iodine in the north of Chile that have nitrates stockpiled which, as nitrates by themselves, are not economically profitable. There would be opportunities for us to acquire these to complement our potash production.

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In parallel to these efforts, we continue to consider various alternatives to continue to pursue our lithium strategy. These include the acquisition and/or joint venture of nearby properties within the same Maricunga Salar that do not require special lithium permits for exploitation. On this basis, on April 16, 2013, the Company acquired the exploitation mining concession “Cocina 19 through 27” by the acquisition of 100% of the shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based Company. This exploitation mining concession corresponds to a strategic lithium asset and is located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. It is comprised of 450 hectares, increasing the Company´s land holdings within Maricunga to 1,888 hectares. The acquired “Cocina 19 through 27” mining concession adjoins the Company´s existing Litio 1-6 properties and there is no need to apply for a special contract with the State of Chile in order to exploit the lithium of the Cocina 19 through 27 concession. For further clarity, the exploitation of this concession is not subject to obtaining a CEOL permit; however, the acquisition does not provide the necessary permits to exploit lithium from our existing Maricunga property.

 Results of Operations

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

Revenues

We had no revenues during the three months ended March 31, 2013 and 2012.

Exploration expenses

During the three months ended March 31, 2013 and 2012, we incurred exploration expenses of $79,336 and $2,156,317, respectively.  The expenses incurred during the three months ended March 31, 2013 relate to our efforts to obtain the environmental permits that will allow us to take the project to a feasibility stage.

General and administrative expenses

Our general and administrative expenses for the three months ended March 31, 2013 and 2012 consisted of the following:

			Increase
	March 31, 2013	March 31, 2012	(Decrease)
Salaries and wages	$217,589	$257,760	$(40,171)
Legal fees	239,402	307,876	(68,474)
Accounting and finance fees	63,960	81,424	(17,464)
Audit fees	44,015	12,000	32,015
Other professional fees	76,162	248,774	(172,612)
Marketing and investor relations	2,971	165,842	(162,871)
Travel expenses	35,707	277,692	(241,985)
Board of Directors expense	61,000	151,935	(90,935)
Rent	3,720	25,755	(22,035)
Communications	11,468	15,871	(4,403)
Office expenses	4,505	53,785	(49,280)
Relocation expenses	24,414	-	24,414
Bank fees	1,767	4,674	(2,907)
Other	8,218	12,158	(3,940)
Stock-based compensation	489,705	221,554	268,151
Depreciation and amortization	7,027	13,196	(6,169)
Registration rights penalties	-	337,776	(337,776)
	$1,291,630	$2,188,072	$(896,442)

We incurred total general and administrative expenses of $1,291,630 for the three months ended March 31, 2013 compared to $2,188,072 for the three months ended March 31, 2012, a $896,442 decrease, which is comprised mainly of:

•	Other professional fees decreased by $172,612 primarily due to a reduction in the use of outside professionals and the efforts of the Company to reduce costs;

•	Marketing and investor relations and travel expenses decreased by $162,871 and $241,985, respectively, as a result of the decrease in investor relations activities and the efforts of the Company to reduce costs;

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•	Stock-based compensation increased by $268,151 as a result of accrual for $468,931 in relation to POSCO anti-dilution provisions which may have been triggered during the current year. This has been partially offset by stock issued in settlement of liabilities of $135,000 during the three months ended March 31, 2012 along with reduced amortization of stock based compensation as the stock units and options granted reach their vesting date;

•	Registration rights penalties decreased by $337,776 as there were no penalties incurred during the three months ended March 31, 2013..

 Other income/expense

Other income for the three months ended March 31, 2013, was $155,463 compared to other expense in the amount of $3,873,785 for the three months ended March 31, 2012.  The decrease in other income and expense was primarily due to our recognition of an unrealized gain from the change in fair value of the derivative liability related to our outstanding warrant instruments of $213,163 during the three months ended March 31, 2013 compared to a loss of $3,765,995 during the three months ended March 31, 2012.

Net interest expense amounted to $57,274 and $182,048 during the three months ended March 31, 2013 and 2012, respectively.  The decrease in interest expense was primarily a result of the decrease in amortization of discount on notes payable, which was $50,037 for the three months ended March 31, 2013, compared to $167,194 for the three months ended March 31, 2012.

During the three months ended March 31, 2013, we recorded a loss on foreign currency transactions of $426 compared to a gain on foreign currency transactions of $74,258 for the three months ended March 31, 2012. Such activity was related to our operations in Peru and Chile.

Nine Months Ended March 31, 2013 Compared with Nine Months Ended March 31, 2012

Revenues

We had no revenues during the nine months ended March 31, 2013 and 2012.

Exploration expenses

During the nine months ended March 31, 2013 and 2012, we incurred exploration expenses of $456,945 and $5,608,579, respectively.  The expenses incurred during the nine months ended March 31, 2013 relate to our efforts to obtain the environmental permits that will allow us take the project to a feasibility stage.

General and administrative expenses

Our general and administrative expenses for the nine months ended March 31, 2013 and 2012 consisted of the following:

			Increase
	March 31, 2013	March 31, 2012	(Decrease)
Salaries and wages	$1,046,200	$627,304	$418,896
Legal fees	590,779	802,288	(211,509)
Accounting and finance fees	252,575	294,491	(41,916)
Audit fees	178,640	111,943	66,697
Other professional fees	209,816	633,841	(424,025)
Marketing and investor relations	26,946	288,894	(261,948)
Travel expenses	139,645	777,128	(637,483)
Board of Directors expense	183,000	151,935	31,065
Rent	71,179	97,540	(26,361)
Communications	46,105	51,646	(5,541)
Office expenses	32,119	107,152	(75,033)
Relocation expenses	40,479	-	40,479
Bank fees	6,012	5,703	309
Other	25,917	13,279	12,638
Stock based compensation	819,804	529,937	289,867
Depreciation and amortization	31,113	15,579	15,534
Registration rights penalties	-	479,776	(479,776)
	$3,700,329	$4,988,436	$(1,288,107)

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We incurred total general and administrative expenses of $3,700,329 for the nine months ended March 31, 2013 compared to $4,988,436 for the nine months ended March 31, 2012, a $1,288,107 decrease, which is comprised mainly of:

•	Salaries and wages increased by $418,896 mainly due to hiring a full-time CFO and Vice President in March 2012, redundancy payments and bonus payments, partially offset by reduced salaries in Peru due to office closure and the resignation of the COO in December 2012;

•	Legal fees decreased by $211,509 due to reduced legal activity. For the period ended March 31, 2012, significant legal fees were incurred in relation to financing and capital raising, potential transactions, structures, tax issues and equity incentive plans;

•	Other professional fees decreased by $424,025 primarily due to a reduction in the use of outside professionals and the efforts of the Company to reduce costs;

•	Marketing and investor relations and travel expenses decreased by $261,948 and $637,483, respectively, as a result of the decrease in investor relations activities and the efforts of the Company to reduce costs;

•	Stock-based compensation increased by $289,867 as a result of accrual for $468,931 in relation to POSCO anti-dilution provisions which may have been triggered during the current year. This has been partially offset by stock issued in settlement of liabilities of $135,000 during the nine months ended March 31, 2012 compared with $20,700 during the nine months ended March 31, 2013, along with reduced amortization of stock based compensation as the stock units and options granted reach their vesting date;

•	Registration rights penalties decreased by $479,776 as there were no penalties incurred during the nine months ended March 31, 2013.

Loss on settlements, net

The Company recorded a loss on settlements of $5,816 as a result of settlement agreements with respect to an aggregate of $390,336 of obligations, under which the Company issued an aggregate of 5,825,761 shares of the Company’s common stock, valued at $396,152.

Other income

Other income for the nine months ended March 31, 2013, was $5,966,674 compared to $6,148,875 for the nine months ended March 31, 2012.  The decrease in other income was primarily due to the change in loss on debt extinguishment, recognition of change in fair value of warrant derivative liabilities, warrant modification expense, and the change in interest expense.

We recognized a loss on debt extinguishment of $37,235 compared with a loss on debt extinguishment of $841,752 for the nine months ended March 31, 2013 and 2012, respectively. The differences related to the difference in the terms of existing debt compared to debt under the modified terms of the debt agreements.

We recognized an unrealized gain from the change in the fair value of the derivative liability related to our outstanding warrant instruments of $6,453,869 during the nine months ended March 31, 2013 compared to $7,837,564 during the nine months ended March 31, 2012.  The change in fair value of our derivative warrant liability has no impact on our cash flows from operations.

We recognized warrant modification expense in conjunction with the closing of POSCAN’s second tranche of investment on August 17, 2012, when the Company adjusted the exercise price of the warrants previously issued to POSCAN from $0.40 to $0.21 per share. The incremental value of the warrants before and after the modification was $171,150 and was reported as current period expense.

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Net interest expense amounted to $298,533 and $880,332 during the nine months ended March 31, 2013 and 2012, respectively. The decrease in interest expense was primarily a result of the decrease in amortization of discount on notes payable and deferred financing costs, which was $827,032 during the nine months ended March 31, 2012 and $109,534 during the nine months ended March 31, 2013, and interest income of $35,000 earned on funds on deposit during the nine months ended March 31, 2013. This decrease in interest expense has been partially offset by an increase in interest expense for the nine months ended March 31, 2013 on: registration rights penalties of $69,963, notes payable entered into during 2012 of $57,760, and interest related to late payment of supplier invoices of $37,710.

During the nine months ended March 31, 2013 and 2012, we recorded gains on foreign currency transactions of $19,723 and $33,395, respectively, and such activity was related to our operations in Peru and Chile.

Fiscal Year Ended June 30, 2012 Compared with Fiscal Year Ended June 30, 2011

Revenues

We had no revenues during the years ended June 30, 2012 and 2011.

Exploration Expenses

During the years ended June 30, 2012 and 2011, we incurred exploration expenses of $6,193,533 and $560,075, respectively. The expenses incurred during the year ended June 30, 2012, relate to our efforts to begin exploration activities on our Maricunga project in Chile and principally include drilling expenses and other related expenses. The expenses incurred during the year ended June 30, 2011, relate primarily to our other properties which we no longer are exploring.

Mineral Rights Impairment Expense

During the years ended June 30, 2012 and 2011, we incurred impairment expenses of $300,000 and $4,120,000, respectively. Mineral rights impairment expense for the year ended June 30, 2012, is a result of the impairment of the Noto properties. Mineral rights impairment expense recorded during the year ended June 30, 2011 is a result of the impairments of the Alfredo property ($4,070,000) and the Peru property ($50,000). We determined that these projects did not meet our requirements for additional mining development activities.

Loss on Settlements, Net

During the year ended June 30, 2011, we recorded a loss on settlement of $1,920,000 as a result of issuing 6,000,000 shares of our common stock in connection with a settlement related to the Puna property obligation.  In addition, we recorded a gain on settlement of $422,500 as a result of a settlement with Lacus (payment of $150,000 in cash and 500,000 shares of the Company’s common stock), which was less than we had accrued for these expenses as of June 30, 2010. The Puna and Lacus settlements were related to the Argentinean properties that were terminated. There were no similar transactions during the year ended June 30, 2012.

General and Administrative Expenses

Our general and administrative expenses for the years ended June 30, 2012 and 2011 consisted of the following:

			Increase
	June 30, 2012	June 30, 2011	(Decrease)
Professional fees-legal	$1,210,123	$1,021,198	$188,925
Wages and salaries	1,115,824	571,337	544,487
Travel expenses	896,898	697,729	199,169
Stock based compensation	649,580	1,941,862	(1,292,282)
Registration rights penalties	479,777	38,750	441,027
Write-offs of deposits on potential acquisitions	400,000	-	400,000
Marketing and investor relations	395,416	232,289	163,127
Professional fees-others	375,881	45,868	330,013
Professional fees-finance/accounting	330,798	414,804	(84,006)
Office expenses	307,320	91,864	215,456
Board of Directors expenses	215,935	-	215,935
Professional fees-audit	205,273	150,710	54,563
Insurance	100,079	63,828	36,251
Filing fees	99,791	57,536	42,255
Other	213,348	120,892	92,456
	$6,996,043	$5,448,667	$1,547,376

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We incurred total general and administrative expenses of $6,996,043 for the year ended June 30, 2012 compared to $5,448,667 for the year ended June 30, 2011, a $1,547,376 increase, which comprised of:

•	Professional fees-legal increased by $188,925 due to due diligence expenses in connection to potential acquisitions and the POSCAN funding;
•	Wages and salaries expense increased by $544,487 due to the increase in hiring of new employees, including a CEO, a full time CFO, and office staff;
•	Travel expenses increased by $199,169 due to investor relations activities in relation to seeking sources of funding;
•	Registration rights penalties increased by $441,027 due to penalties incurred in connection with the failure to file a timely registration statement;
•	Write-offs of deposits on potential acquisitions increased by $400,000 due to write-offs of payments to New World Resource Corp. and to the Claritas and Bongos properties;
•	Marketing and investor relations increased by $163,127 due to activities for actively seeking various sources of funding;
•	Professional fees-others increased by $330,013 due to consulting fees related to the acquisition and development of the Maricunga project;
•	Office expenses increased by $215,456 mainly due to the opening of our new office in Chile;
•	Board of Directors fees increased by $215,935 due to the approval of fees to be paid to the Board of Directors in 2012;
•	Professional fees-audit increased by $54,563 due to higher activity as a result of the development of the Maricunga project;
•	Insurance increased by $36,251 mainly due to insurance costs related to the new Chile location;
•	Filing fees increased by $42,255 mainly due to the Form S-1 filings during the year 2012, XBRL requirements which started during 2012 and an increase in press release activities in 2012;
•	Other expenses increased by $92,456 mainly due to the higher activity as result of the development of the Maricunga project.
•	These increases were partially offset by an $84,006 decrease in professional fees-finance/accounting due to the hiring of new employees during 2012 and a $1,292,282 decrease in stock compensation to as a result of fewer services paid for with stock.

Other (Income) Expense

Loss on Debt Extinguishment

We incurred a loss on debt extinguishment of $841,752 during the year ended June 30, 2012 as a result of entering into a waiver agreement with the lenders whereby the terms of the notes were extended and the conversion price was reduced from $0.40 per share to $0.12 per share, which resulted in us expensing all unamortized deferred financing costs and recording the difference between the carrying value of the notes and the estimated fair value of the post-modification notes as expense. There were no similar transactions during the year ended June 30, 2011.

Change in Fair Value of Derivative Liability - Warrant Instruments

During the year ended June 30, 2012, we recorded a gain of $10,780,342 on the change in fair value of derivative liability - warrant instruments, compared to a loss of $6,116,147 during the year ended June 30, 2011.  The change in fair value of our derivative warrant liability has no impact on our cash flows from operations and was primarily a result of the decrease in our stock price during the year ended June 30, 2012.

Warrant Modification Expense

During the year ended June 30, 2011, we modified certain warrants by which new warrants were issued in exchange for the exercise of previously issued warrants.  The newly issued warrants were treated as derivatives as they contain certain anti-dilution features.  We valued the new warrants issued as a result of the modification using a modified lattice model and recorded expense of $1,068,320 during the year ended June 30, 2011. There were no similar transactions during the year ended June 30, 2012.

Interest Expense

During the years ended June 30, 2012 and 2011, interest expense was $1,150,634 and $410,056, respectively.  The increase in interest expense was a result of interest and amortization of the debt discount on the $1.5 million zero coupon convertible notes issued in May 2011, and interest on new promissory notes issued during the second half of fiscal year 2012.

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Gain on Foreign Currency Transactions

During the years ended June 30, 2012 and 2011, gain on foreign currency transactions amounted to $14,142 and $1,383, respectively.

Net Loss

Net loss for the year ended June 30, 2012 was $4,687,478 compared to a net loss of $19,219,382 for the year ended June 30, 2011.  The decrease is primarily due to an unrealized gain on the change in fair value of derivative liabilities - warrant instruments of $10,780,342 in 2012 compared to an unrealized loss of $6,116,147 in 2011. This decrease was partially offset by a $1,863,334 increase in our total operating expenses in 2012, compared to the prior year.

Net Loss Attributable to Non-Controlling Interest

During the years ended June 30, 2012 and 2011, the net loss attributable to non-controlling interests was $2,375,407 and $-0-, respectively.  This represents the non-controlling interest’s 40% share of expenses relating to the exploration of the Maricunga Property.

Liquidity and Capital Resources

We are primarily engaged in exploration and acquisition of new properties and do not generate income from operations currently. Our primary source of liquidity has been debt and equity financing.

Although we have begun the acquisition of certain mining properties, any of such properties that we may acquire will require exploration and development that could take years to complete before it begins to generate revenues. There can be no assurances that we will be successful in acquiring such properties or that if we do complete acquisitions, properties acquired will be successfully developed to the revenue producing stage. If we are not successful in our proposed mining operations, our business, results of operations, liquidity and financial condition will suffer materially.

Various factors outside of our control, including the price of lithium, potassium nitrate and other minerals, overall market and economic conditions, the volatility in equity markets may limit our ability to raise the capital needed to execute our plan of operations. These or other factors could adversely affect our ability to raise additional capital. As a result of an inability to raise additional capital, our short-term or long-term liquidity and our ability to execute our plan of operations could be significantly impaired.

As of March 31, 2013, the Company had a cash balance on hand of $2,349,834, which is not sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. We have implemented a cost reduction program and we are taking the necessary actions to preserve cash. We are in progress of evaluating the total costs and activities that a potassium project requires. The Company has no source of revenue; however management is actively seeking additional funding in the form of equity and/or debt from potential investors.

On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar. After such payment, the Company´s cash balance was approximately $100,000.

On March 18, 2013, the Company signed a Memorandum of understanding with Blue Wolf. If successful, the transaction could provide Li3 with additional funding allowing the Company to contiune advancing the Maricunga project. Under the proposed terms of the merger. Blue Wolf would establish a new subsidiary which would merge into the Company, with Li3 remaining as the surviving entity as a wholly-owned subsidiary of Blue Wolf. Each shareholder of Li3 would receive 1 share of common stock in Blue Wolf for every 250 shares of common stock held in Li3. The Company´s existing warrants will exchange in the same ratio. The closing of the proposed transaction with Blue Wolf is subject to a number of closing conditions, including further due diligence, final approval by both board of Directors of both companies, regulatory and court approvals, shareholder approvals and the execution of a definitive agreement.

POSCAN funding

In September 2011, POSCAN purchased 38,095,300 Units of our securities for approximately $8 million (or $0.21 per Unit), with each “Unit” consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock at an exercise price of $0.40 per share.

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In August 2012, we received the second tranche of funding by POSCAN. We issued 62,499,938 Units to POSCAN for gross proceeds of $9,999,990 (or $0.16 per Unit), with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

Pursuant to the Additional Agreement, we reduced POSCAN’s purchase price per Unit for the second tranche from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the POSCAN SPA from $0.40 per share to $0.21 per share.

Pursuant to the Additional Agreement, we also agreed to issue to POSCAN a two-year Bonus Warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share. Furthermore, subject to certain exceptions, we must issue additional shares of our common stock to POSCAN in the event that we issue or sell any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

POSCAN has no current commitments to provide us with funding in the future.

Shares for Debt Settlement

In addition to utilizing our capital to acquire properties and pay other corporate costs, we periodically issue shares of our common stock as consideration in lieu of cash to conserve our cash and meet our obligations. We likely will continue to issue common stock for these purposes where feasible, if we determine that it is in our economic best interests. In September 2012, we issued 5,825,761 shares of our common stock for the settlement of $390,336 relating to certain outstanding liabilities at June 30, 2012. In April and May 2013, we issued 1,372,533 shares of our common stock for the settlement of $91,960 relating to certain outstanding liabilities at March 31, 2013.

Convertible Notes

In September 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1% or $202,926. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share.

Common Stock Subject to Rescission

On March 19, 2012, the Securities and Exchange Commission declared effective a registration statement that we had filed to cover the resale of shares previously issued and sold (or to be issued upon the exercise of warrants). On March 1, 2013, we filed a post-effective amendment for that registration statement that included our audited financial statements as of and for the year ended June 30, 2012 as had been filed on our Annual Report on Form 10-K for the year ended June 30, 2012 (the “2012 Annual Report”). We believe that the filing of the post-effective amendment fulfilled our obligation to update the registration with current financial information pursuant to Section 10(a)(3) of the Act. However, there were approximately three months when our registration statement contained financial information that was not current. During that period, 65,000 shares sold pursuant to that prospectus in open market transactions which may have violated Section 5 of the Securities Act of 1933, as amended, and, as a result, the purchasers of those shares may have rescission rights or claims for damages. Accordingly, we have reduced shareholders’ equity at March 31, 2013 by $3,041, the total amount that we would have to refund if all the purchasers of those shares exercised their rescission right.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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MANAGEMENT OF Li3

Executive Officers and Directors

Below are the names and certain information regarding Li3’s current executive officers and directors:

Name	Age	Title	Date First Appointed
Luis Francisco Saenz	41	President, Chief Executive Officer and Director	October 19, 2009
Luis Santillana	37	Chief Financial Officer, Secretary and Treasurer	July 1, 2012
Patrick Cussen	63	Chairman of the Board	December 5, 2011
Alan S. Fraser	50	Director	October 23, 2011
Patricio A. Campos	66	Director	October 23, 2011
Eduardo G. de Aguirre	65	Director	October 23, 2011
SungWon Lee	46	Director	December 19, 2012
Harvey McKenzie	66	Director	June 27, 2011
David G. Wahl	68	Director	February 18, 2010

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by the board of directors and serve at its pleasure.

Certain biographical information for each of the executive officers and directors is set forth below.

Luis Francisco Saenz joined Li3’s board of directors on October 19, 2009. Mr. Saenz has been its Chief Executive Officer since October 19, 2009 and President since September 14, 2011. He is currently, and has been since July 21, 2008, the President and a Director of the publicly traded Loreto Resources Corporation (LRTC.OB), and he also served as their Chief Executive Officer from July 21, 2008 until August 25, 2011. Mr. Saenz was formerly employed at Standard Bank (“Standard”) with Standard’s investment banking unit, Standard Americas, Inc. Mr. Saenz joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard’s Peru representative office. While in Peru, Mr. Saenz led Standard’s mining and metals organization effort in the Latin America region. Mr. Saenz returned to New York in 2007 to head Standard’s mining and metals team in the Americas. Mr. Saenz previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America. Mr. Saenz graduated from Franklin and Marshall College in 1991 with a Bachelor of Arts degree in economics and international affairs.

Luis Santillana became Vice President of Finance on March 1, 2012, and has been Chief Financial Officer, Treasurer and Secretary of Li3 since July 1, 2012. Mr. Santillana strengthens the existing management team and brings additional domain expertise, having over 13 years of experience in the mining industry, specifically in finance, fund raising, debt facilities, deal negotiation and execution, strategic and financial planning, financial valuations, treasury management, and improvement of management reporting. Prior to joining Li3, Mr. Santillana held the position of Strategic Planning Manager for ENRC plc,, a $7 billion revenue, diversified mining company listed on the London Stock Exchange (FTSE 100). Based in London, he was involved in strategic and financial planning and management reporting for ENRC. From September 2008 to June 2010, Mr. Santillana was responsible for the financial planning and treasury functions at London Mining plc, an iron-ore mining company listed on the London Stock Exchange (AIM). Prior to joining London Mining plc, Mr. Santillana worked for Hochschild Mining plc, a Peruvian gold and silver producer, where he was part of the core management team that led Hochschild Mining’s successful IPO and listing on the London Stock Exchange (FTSE 250). Mr. Santillana holds an MBA from IESE Business School (Spain) and a Bachelor’s Degree in Industrial Engineering from Universidad de Lima (Peru).

Patrick Cussen joined Li3 as Chairman of the board of directors in September 2011. Mr. Cussen brings us 40 years of mineral and mining expertise and is currently the President of Celta, a Chilean mining consulting and service company to the Latin American mining industry advising global clients including: Antofagasta Minerals, Vale, Phelps Dodge (Freeport), Placer Dome (Barrick), Codelco, Citibank, LS-Nikko Copper and Royal Gold. From 1972 - 1985, Mr. Cussen held numerous positions within Codelco, the world’s largest copper producer, culminating as Managing Director, Chile Copper Ltd., a London based Codelco subsidiary. From 1985 - 1990, Mr. Cussen was VP Sales, Empresa Minera de Mantos Blancos S.A. (subsidiary of Anglo American Chile). Mr. Cussen is currently Chairman of the Board of the Center for Copper and Mining Studies, Cesco, the Chilean think-tank on mining. Mr. Cussen is also a former member of the board of the Chilean Copper Commission. Mr. Cussen is an industrial civil engineer and holds an MA in economics from the University of Chile.

Mr. Cussen’s qualifications to serve on the board of directors include his experience with the mining industry.

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Patricio Campos joined Li3’s board of directors in September 2011. Mr. Campos brings valuable domain expertise having over 39 years’ experience in the mining industry, specifically in project exploration, evaluation, technical and economic preparation. His mineral and mining experience includes copper, gold and non-metallic (coal, phosphate, limestone, nitrate and iodine, lithium (brines) minerals, boron and potassium chloride projects. Mr. Campos has also acted as a consultant in the evaluation of ore deposit reserves, copper, gold, iodine, nitrate, coal, phosphate, lithium salars, boron, potassium chloride and potassium sulphate projects. Prior to joining Li3, Mr. Campos previously led and supervised the construction of several plants (iodine, bagging) for Chemical & Mining Co. of Chile Inc. (NYSE: SQM), a multi-national global producer and seller of fertilizers and specialty chemicals and Bifox Ltd. (phosphoric acid, grinding, crushing). Additionally, Mr. Campos has worked as a consultant spanning 30 years for companies such as Anglo American (Salar de Atacama Project), SQM (Salar de Atacama Project), Falcon Mines, MAGSA, ACF Minera S.A., SCM Montevideo & Montecristo, and Sociedad Minera Isla Riesco. Mr. Campos has also actively participated in due diligence processes and negotiations for assets such as Algorta Norte S.A.’s iodine project, SQM’s Salar de Atacama and Antucoya copper projects, Codelco´s El Hueso gold mine and other exploration projects, Phelp Dodge’s Safford project, among others. Mr. Campos is a former Professor of Mining Economy at the Mining Department, Universidad de Chile and a former Professor for due diligence, Mining Department, Escuela de Ingenieria, Unversidad de Chile and Instituto de Indenieros de Minas de Chile. Currently Mr. Campos is a member of the Comité de Recursos Mineros del IIMCh (Mining Resources Committee, Chile). Mr. Campos received his Civil Mining Engineering degree from Universidad de Chile and Graduated in economic evaluation and project preparation, Bid-Odeplan-Universidad Católica de Chile.

Mr. Campos’s qualifications to serve on the board of directors include his experience with the mining industry.

Alan S. Fraser joined Li3’s board of directors in September 2011 and brings over 24 years of experience in Engineering Business Development specifically for Mining Projects, Mining Project Evaluations, Due Diligence Studies, Process Plants, Power Plants, Petrochemical Process Plants, Sulphuric Acid Plants, Infrastructure and Environmental Assessments. Currently, Mr. Fraser is the Managing Director and shareholder of P3 Consultores S.A, a Project Management Services Company providing risk administration to clients including Anglo American, Colahuasi and others. From 2001 to 2009, Mr. Fraser held numerous positions, culminating as the Director, Business Development for Fluor, Chile S.A. servicing global clients including BHP Billiton Base Metals, Rio Tinto, Anglo American, Xstrata, Codelco, Antofagasta Minerals, Southern Peru Copper Corporation, General Atomics. While in this capacity, Mr. Fraser actively participated in numerous resource projects including; winning the Gaby SX-EW EPCM Project for Codelco, ($900 million), Pascua Lama EPC Project for Barrack Gold ($2.3 billion), Gold Mill EPCM Project for Minera Yanacocha ($240 million), Sulphide Leach EPCM Project of Minera Escondida Ltda. ($780 million), Ilo Smelter Modernization EPCM Project ($400 million), and engineering studies as Codelco Minco 230 k tpd, Salobo Feasibility Study for CVRD (Brazil), additional work for Newmont/Minera Yanacocha including the Gold Mill Project, Collahuasi SX/EW expansion studies and Material Handling support, Minera Escondida Water Supply Studies. Also recent detail engineering services for the expansion of Lomas Bayas ($47 million) and the Feasibility Study of the El Morro project ($1.5 billion). Mr. Fraser is a Civil Mining Engineer, Universidad de Chile, Santiago, Chile.

Mr. Fraser’s qualifications to serve on the board of directors include his experience with the mining industry.

Eduardo de Aguirre joined Li3’s board of directors in October 2011. Mr. de Aguirre brings over 35 years' experience in business development, project management and finance. Since 2007, Mr. de Aguirre has served as Legal Representative to General Dynamics Installation Services Inc., Chile who are building and commissioning radio telescopes for the ALMA Project for a total value of about $150MMUS. ALMA is the largest astronomical project in existence in the world, now in construction in the Atacama desert in Chile and will be fully operational in 2013. Its total cost is in the range of billions of dollars. In addition, since 2005, he has acted as Consultant and Sales Representative for Latin America to General Dynamics SATCOM Technologies Inc. Prior to that, from 2000 - 2011, he acted as a consultant for various Chilean entities including Target-DDI, AACA, ASL, Filmosonido and ViaSat. From 1989 - 2000, Mr. de Aguirre served as Regional Manager in South America and as General Manager of the Chilean Subsidiary of Scientific Atlanta, Inc. Mr. de Aguirre is a Civil Industrial Engineer and attended Engineering School at the Catholic University, Santiago, Chile.

Mr. de Aguirre’s qualifications to serve on the board of directors include his experience in business development, project management and finance.

SungWon Lee, PhD. was appointed to Li3’s board of directors on December 19, 2012, in connection with the closing of POSCAN’s initial investment in Li3’s securities.  Dr. Lee is a metallurgist with vast knowledge in aluminum forming and superplasticity. Dr. Lee joined POSCO in 2000 and has held various roles including Team Leader of the New Business Development Department where his activities included sourcing and reviewing numerous investment projects, joint ventures and organic growth projects. Dr. Lee led the development of the Magnesium Coil Project and the Fe-Mn Alloy Joint Venture both of which are operating units within POSCO Group. Dr. Lee has been serving as the Director of the Lithium Project Department within POSCO since 2010. Dr. Lee graduated with a Bachelor of Science from Yonsei University, Korea, M.S. Metallurgical Engineering, Yonsei University, Korea and PhD. Materials Science and Engineering, University of Southern California, USA.

Dr. Lee’s qualifications to serve on the board of directors include his experience with metallic minerals.

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Harvey McKenzie was appointed to Li3’s board of directors on June 27, 2011. Mr. McKenzie is a Chartered Accountant and has been the CFO and corporate secretary of Anconia Resources Corp. (TSXV: ARA.V) since June 2011 and the CFO and a director of Martina Minerals Corp. (TSXV: MTN.V) (formerly Manor Global Inc., a capital pool company), since February 2005.  Prior thereto, Mr. McKenzie served as the CFO of several Canadian publicly listed exploration, development and producing mining companies, including Eurotin Inc. from May 2011 to September 2011, Sino Vanadium Inc. from May 2010 to March 2011, Iberian Minerals Corp. from July 2007 to June 2009, Carlisle Goldfields Limited from September 2006 to July 2007, and Asian Mineral Resources Limited from July 2006 to January 2008.  From August 2005 to July 2007, he was the CFO and a director of Card One Plus, Ltd., an electronic payment solutions company. Prior thereto he was the CFO of Thistle Mining Inc. from March 1999 to August 2005 (TSXV: TMG.V). He has also served as a consultant for several private companies and on the boards of several junior Canadian natural resource companies for over a decade. Prior thereto, he was in the financial services sector from 1987 to 1995; and from 1983 to 1987 he served as Director of Information Services of Ernst & Young, Chartered Accountants, in Toronto. From 1977 to 1983, he provided management and controllership functions for various financial institutions. From 1970 to 1977, he served as an Auditor for PricewaterhouseCoopers, Chartered Accountants. Mr. McKenzie obtained his Diploma in Alternate Dispute Resolution from the University of Toronto in 2001. He obtained his C.A. from the Institute of Chartered Accountants of Ontario in 1973 and his B.Sc. (Hons.) in Mathematics from the University of Toronto in 1970.

Mr. McKenzie’s qualifications to serve on the board of directors include his experience with companies involved in the mining and mineral industry.

David G. Wahl, P. Eng., P.Geo. ICD.D was appointed to Li3’s Board of Directors on February 18, 2010.  From 2005 to the present, Mr. Wahl has been the President and CEO of Southampton Associates - Consulting Engineers & Geoscientist, a private consulting concern specializing in mining and technical issues for corporate clients, financial institutions and governments. Mr. Wahl is a Director of Renforth Resources Inc. (TSX-V) and Femin Inc (Frankfurt). Mr. Wahl also has served in a technical advisory capacity to certain financial institutions, government agencies, and national legal and accounting firms.  As a past director of the Prospectors and Developers Association, Mr. Wahl provided independent peer review of the OSC/TSE Mining Standard Task Force and for Canadian National Instrument 43-101.  Mr. Wahl contributed to a similar review process as co-chair of the Professional Engineers of Ontario Review Committee.  Mr. Wahl is a graduate of the Colorado School of Mines and received a degree as an Engineer of Mines in 1968.

Mr. Wahl’s qualifications to serve on the board of directors include his experience with companies involved in the mining and mineral industry.

Involvement in Certain Legal Proceedings

To the best of Li3’s knowledge, other than as disclosed below, none of its directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Harvey McKenzie was the Chief Financial Officer of Thistle Mining Inc. when, on January 7, 2005, Thistle Mining obtained protection from creditors pursuant to the Companies’ Creditors Arrangement Act, (Canada). The restructuring was completed on June 30, 2005.

Board of Director Meetings

Li3’s business is under the general oversight of the board of directors as provided by the laws of Nevada and its by-laws. During the fiscal year ended June 30, 2012, the board of directors held seven meetings and took action by unanimous written consent in lieu of a meeting two times. Except as set forth below, each incumbent director attended at least 75% of the board of directors meetings and the meetings of the committees on which he served during fiscal 2012 (or the portion thereof during which he has been a director).

Director	Percentage of meetings attended
Hyundae Kim	11%
Patricio Campos	50%
David Wahl	57%
Eduardo Aguirre	63%

Board Committees

Until December 5, 2011, Li3 had not established any committees of its board of directors.  The entire board of directors has historically performed all functions that would otherwise be performed by committees, including audit and nominating committees.  Effective December 5, 2011, the board of directors formed an Audit Committee, a Compensation Committee, a Health, Safety, Environment and Community Committee and a Nominating and Corporate Governance Committee. It has subsequently adopted charters for all such committees.

Audit Committee

The purpose of the Audit Committee of the board of directors is to represent and assist the board in monitoring (i) accounting, auditing, and financial reporting processes; (ii) the integrity of the financial statements; (iii) Li3’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of the independent registered public accounting firm. The Audit Committee’s responsibilities are set forth in its formal charter. The Audit Committee consists of Mr. McKenzie (Chairperson) and Messrs. Cussen and Fraser. The Audit Committee was formed on December 5, 2011, and has met two times during fiscal 2012.

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Li3’s board of directors has determined that all Audit Committee members are financially literate under the Nasdaq rules of. The board also determined that Mr. McKenzie qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act.

Compensation Committee

The purpose of the Compensation Committee of Li3’s board of directors is to (i) assist the board in discharging its responsibilities with respect to compensation of executive officers, (ii) evaluate the performance of executive officers, and (iii) administer the stock and incentive compensation plans and recommend changes in such plans to the board as needed. The Compensation Committee’s specific responsibilities are set forth in its formal charter. The Compensation Committee currently consists of Mr. De Aguirre (Chairman) and Messrs. Cussen and Saenz. Mr. Saenz, as Chief Executive Officer, is not independent within the meaning of the Nasdaq rules; nonetheless, Li3 believes that his presence on the Compensation Committee is productive, given the size and history of Li3. The Compensation Committee was formed on December 5, 2011, and has met two times during fiscal 2012.

Health, Safety, Environment and Community Committee

The purpose of the Health, Safety, Environment and Community Committee of Li3’s board of directors is to assist the board in discharging its responsibilities with respect to (i) employee health and safety, (ii) the protection of the environment, and (iii) the relationship to the local communities affected by its operations. The Health, Safety, Environment and Community Committee’s specific responsibilities are set forth in its formal charter. The Health, Safety, Environment and Community Committee currently consists of Mr. Campos (Chairman) and Messrs. Fraser and Wahl. The Health, Safety, Environment and Community Committee was formed on December 5, 2011, and has not met during fiscal 2012.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee of the board of directors is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board and its committees, in monitoring a process to assess board effectiveness and in developing and implementing corporate procedures and policies. The Nominating and Corporate Governance Committee’s specific responsibilities are set forth in its formal charter. The Nominating and Corporate Governance Committee currently consists of Mr. Cussen (Chairman) and Messrs. McKenzie and Saenz. Mr. Saenz, as Chief Executive Officer, is not independent within the meaning of the Nasdaq rules; nonetheless, we believe that his presence on the Nominating and Corporate Governance Committee is productive, given the size and history of Li3. The Nominating and Corporate Governance Committee was formed on December 5, 2011, and has not met during fiscal 2012.

Shareholder Communications

Currently, Li3 does not have a policy with regard to the consideration of any director candidates recommended by security holders.  To date, no security holders have made any such recommendations.

Director Independence

Because the common stock is not currently listed on a national securities exchange, Li3 has used the definition of “independence” of The Nasdaq Stock Market to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Li3 or any other individual having a relationship which, in the opinion of Li3’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of Li3;

•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of Li3;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which Li3 made, or from which Li3 received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions); and

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of Li3 served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of Li3’s outside auditor, and who worked on Li3’s audit.

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The board of directors has determined that each of Messrs. De Aguirre, Campos, Cussen, Fraser, Lee, McKenzie and Wahl- is an “Independent Director” within the meaning of the rules of the Nasdaq Stock Market. Furthermore, the board has determined that each member of the Audit Committee is “independent” within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

EXECUTIVE COMPENSATION OF Li3

The following table sets forth information concerning the total compensation paid or accrued by Li3 during the last two fiscal years ended June 30, 2012 and June 30, 2011 to (i) all individuals that served as principal executive officer or acted in a similar capacity for Li3 at any time during the fiscal year ended June 30, 2012; and (ii) all individuals that served as executive officers at any time during the fiscal year ended June 30, 2011 that received annual compensation during such fiscal year in excess of $100,000.

Summary Compensation Table

							Change
							in
							Pension
							Value
							and Non-
						Non-Equity	qualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)
Luis Francisco Saenz	2012	225,000	200,000	-	-	-	-	19,070	444,070
Chief Executive Officer (1)	2011	75,000	-	154,000	-	-	-	-	229,000

Thomas E. Currin	2012	212,500	-	-	-	-	-	-	212,500
Chief Operating Officer (2)	2011	75,000	100,000	1,232,500	343,310	-	-	-	1,750,810

Luis Santillana	2012	61,667	20,000	34,500	30,725	-	-	-	146,892
Chief Financial Officer (3)	2011	-	-	-	-	-	-	-	-

Eric E. Marin	2012	201,772	-	-	-	-	-	-	201,772
Interim Chief Financial Officer (4)	2011	10,000	-	-	-	-	-	-	10,000

(1)	Mr. Saenz was appointed Chief Executive Officer as of October 19, 2009. Mr. Saenz has an employment agreement as described below. Li3 granted Mr. Saenz 1,500,000 shares of restricted common stock upon his initial hire and 700,000 restricted stock units on June 27, 2011, which had a grant date fair value of $154,000. Li3 has been paying Mr. Saenz at the rate of $100,000 per annum for the first calendar quarter of 2011 and $200,000 per annum thereafter. On May 2, 2012, the board of directors approved a cash bonus of $200,000 for Mr. Saenz’ achievements for fiscal years 2010 and 2011 and an increase to Mr. Saenz’ compensation from $200,000 per annum to $250,000 per annum, retroactive as of January 1, 2012. In December 2011, Li3 paid approximately $19,070 for Mr. Saenz’ rental expenses for an apartment located in Chile.

(2) Mr. Currin was appointed Chief Operating Officer on August 11, 2010. Li3 granted 2,500,000 shares of restricted stock to MIZ under the 2009 Plan, which vest upon the achievement of certain milestones, and the grant date fair value of which is $950,000.  During the year ended June 30, 2011, Li3 also granted to MIZ 736,842 shares of common stock outside of the 2009 Plan with a grant date fair value of $282,500.  In connection with the hiring of Mr. Currin, Li3 granted 1,000,000 stock options under the 2009 Plan to MIZ, having a grant date fair value of $343,310.  Mr. Currin’s base salary was $200,000 per annum.  However, pursuant to an amendment to the Employment Services Agreement with MIZ, Li3 issued an aggregate of 500,000 shares of common stock in lieu of (i) all base salary earned in calendar year 2010 and (ii) one-half of the base salary for the first calendar quarter of 2011. On May 2, 2012, the board of directors approved an increase to Mr. Currin’s compensation from $200,000 per annum to $225,000 per annum, retroactive as of January 1, 2012. On December 5, 2012, Mr. Currin submitted a letter of resignation to Li3, effective immediately. He will continue providing services for Li3 as an independent consultant.

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(3) Mr. Santillana served as Vice President of Finance from March 1, 2012 until June 30, 2012, when he was appointed Chief Financial Officer. Mr. Santillana has an employment agreement with Li3 as described below. Li3 agreed to grant Mr. Santillana restricted stock units under the 2009 Plan with respect to 250,000 shares of common stock and options under the 2009 Plan to purchase another 250,000 shares of common stock. Li3 paid Mr. Santillana a $20,000 bonus during fiscal year 2012, and it has been paying Mr. Santillana at the rate of $185,000 per annum for the entire period of his employment.

(4) Mr. Marin was appointed Interim Chief Financial Officer on January 13, 2010.  On November 23, 2011, Li3 entered into a Contractor Services Agreement (the “R&M Agreement”) with R&M Global Advisors, Inc., an entity controlled by Mr. Marin, pursuant to which Li3 retained Mr. Marin’s services as Interim Chief Financial Officer for a term beginning on September 15, 2011, and continuing for six months thereafter with provision for automatic renewal for successive six month periods unless either provides notice of non-renewal.  Under the R&M Agreement, Li3 paid an initial fee of $15,000 plus a monthly fee of $15,000 per month, commencing retroactively on September 15, 2011. The amounts for the fiscal year 2012 represent billings for professional services by R&M Global Advisors. Mr. Marin resigned at the close of business on June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

Li3 has not issued any stock options or maintained any stock option or other incentive plans other than the 2009 Equity Incentive Plan. (See “Market for Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans,” above).

The following tables set forth information regarding stock options held by the Li3 Named Executive Officers at March 31, 2013.

Option Awards
Equity incentive
plan awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised	Option plan
	options	options	unearned	exercise	Option
Name	exercisable (#)	unexercisable (#)	options (#)	price ($)	expiration date
Luis Saenz (2)	-	-	-	-	-
Luis Santillana (3)	-	250,000	250,000	$0.40	3-1-2017
Thomas Currin (4)	1,000,000	-	-	$0.16	8-11-2017
Eric E. Marin	-	-	-	-	-

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
Luis Saenz (2)	-	-	233,333	$13,533
Luis Santillana(3)	-	-	166,666	$9,667
Thomas Currin (4)	-	-	-	-
Eric E. Marin	-	-	-	-

(1)	Value is based on last sale price of the common stock on March 31, 2013, which was $0.058 per share.

(2)	In May 2011, Mr. Saenz received a grant of 700,000 restricted stock units (each unit is equivalent to one common share) under the 2009 Plan of which 466,667 units were vested on March 31, 2013 and the remaining 233,333 units will vest on January 15, 2014.

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(3)	Pursuant to an Employment Agreement, Li3 agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Equity Incentive Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 also agreed to grant Mr. Santillana an option under the 2009 Equity Incentive Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013. In April 2013, Li3 issued 83,334 shares of common stock in respect to the restricted stocks units that vested in March 2013.

(4)	Consists of awards granted to MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin. Mr. Currin was granted 2,500,000 restricted common shares under the 2009 Plan subject to vesting upon achievement of various milestones. 800,000 shares vested as of June 30, 2012. Also includes options granted under the 2009 Plan to purchase 1,000,000 shares of common stock which vests in three equal installments on each of August 10, 2011, 2012 and 2013. Pursuant to a termination agreement dated December 5, 2012, the remaining 1,700,000 restricted stocks units were deemed fully vested and issued. The options to purchase 1,000,000 shares of common stock were also deemed fully vested and the exercise price of the options was adjusted to $0.16 per share.

Li3 has no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Agreements with Executive Officers

Li3 has an employment agreement with each of its Chief Executive Officer, Chief Financial Officer and Executive Vice President.  Each of the former Interim Chief Financial Officer and former Chief Operating Officer is compensated through an agreement between Li3 and his affiliate.

Employment Agreement with Luis Saenz

Li3 has entered into an Employment Services Agreement with its Chief Executive Officer, Luis Saenz, effective as of August 24, 2011.  Under the Employment Services Agreement Li3 will pay Mr. Saenz such base salary as may be determined by the board of directors, which is currently $250,000.  The Employment Services Agreement has an initial term of one year and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.  Li3 may also pay Mr. Saenz an annual bonus at such time and in such amount as may be determined by the board of directors in its sole discretion.

Mr. Saenz’s employment by remains “at-will” and terminable at any time for any reason or for no reason.  If Mr. Saenz’s employment is terminated without Cause, Li3 must continue to pay him any base salary at the rate then in effect for a period of 18 months.  If Mr. Saenz terminates the Employment Services Agreement for Good Reason, or in the event of a termination of employment due to a permanent disability, Li3 will continue to pay him any base salary at the rate then in effect for a period of 18 months.

For the duration of the employment period and, unless Li3 terminates Mr. Saenz’s employment without Cause, for a period of 18 months thereafter, Mr. Saenz has agreed not to directly or indirectly compete with any business engaged in by Li3 or proposed to be engaged in by it during the period of his employment anywhere within the countries in which Li3 is then operating.

The foregoing is a summary of the principal terms of the Employment Services Agreement and is qualified in its entirety by the detailed provisions of the actual agreement, which is incorporated by reference as an exhibit to this Report and is incorporated herein by reference.

Employment Services Agreement with MIZ Comercializadora

Mr. Currin formerly served as Chief Operating Officer from August 11, 2010 until December 5, 2012.  During this period Mr. Currin and his consulting firm MIZ Comercializadora, S. de R.L. received compensation starting at a base fee of $200,000 per year and including the ability to participate in the 2009 Plan. Following his resignation on December 5, 2012, Li3 and Mr. Currin entered into a termination agreement, pursuant to which all previous awards granted under the 2009 Plan vested immediately. Mr. Currin will continue providing services for Li3 as an independent consultant.

Employment Services Agreement with Luis Santillana

Li3 and Minera Li have entered into separate Employment Services Agreements with Mr. Santillana, dated as of December 1, 2011, amended as of March 1, 2012 and dated July 12, 2012, respectively (the “Employment Agreements”). Under the Employment Agreements, Mr. Santillana shall devote his full-time efforts to Li3, and Li3 has been paying Mr. Santillana an annual base salary of $185,000. The Employment Agreements have each an initial term of one year and are automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew. Pursuant to the Employment Agreements, Li3 has agreed to pay Mr. Santillana an initial bonus of $40,000, and it may also pay Mr. Santillana an annual bonus of up to 50% of his base salary, at such time and in such amount as may be determined by the board of directors in its sole discretion. Li3 has agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Equity Incentive Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 has also agreed to grant Mr. Santillana an option under the 2009 Equity Incentive Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013. In April 2013, Li3 issued 83,334 shares of common stock in respect to the restricted stock units that vested in March 2013.

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Mr. Santillana’s employment is “at-will” and terminable at any time for any reason or for no reason. If Mr. Santillana’s employment is terminated without Cause or in connection with a Change of Control (as such terms are defined in the Employment Agreements) or if he terminates his employment for Good Reason (as defined in the Employment Agreements), his restricted stock units and options will vest immediately and expire nine months after such termination. If Li3 terminates Mr. Santillana’s employment without Cause, or in connection with a Change of Control, or if Mr. Santillana terminates his employment for Good Reason, or in the event of a termination of employment due to a permanent disability, Li3 will continue to pay Mr. Santillana his base salary at the rate then in effect for a period of nine months.

For the duration of the employment period and, unless Li3 terminates Mr. Santillana’s employment without Cause, for a period of nine months thereafter, Mr. Santillana has agreed not to directly or indirectly compete with any business engaged in by Li3 or proposed to be engaged in by Li3 during the period of his employment anywhere within the countries in which Li3 is then operating.

The foregoing is a summary of the principal terms of the Employment Agreements and is qualified in its entirety by the detailed provisions of the actual agreements, which are filed as exhibits to Li3’s Annual Report and are incorporated herein by reference.

Compensation of Non-Employee Directors

On May 2, 2012, the Li3 board adopted a plan of compensation for its non-employee directors’ services to Li3, pursuant to which each current and former non-employee director shall be paid cash (the “Cash Director Compensation”) at the greatest of the following annual rates that applies to such director during the relevant time periods: $64,000 for the Chairman of the board; $40,000 for the Audit Committee Chairman; $34,000 for the Chairman of any other standing board committee; and $24,000 for directors who do not chair any committees. The Cash Director Compensation shall be deemed to begin to accrue retroactively for each non-employee director on the later of such director’s initiation of substantial involvement with the board, as determined in good faith by the Chief Executive Officer, and July 1, 2011 (each such director’s “Compensation Start Date”). The increased rates of Cash Director Compensation for the Chairman of the board and committee chairmen shall only apply to the period of time that the relevant director served in such capacity.

The board also determined to grant to each of its non-employee directors other than the Chairman of the board 100,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of such director’s Compensation Start Date. Finally, the board determined to grant to the Chairman of the board 300,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of his becoming Chairman of the board. Such restricted stock units have not yet been granted, as Li3 does not have sufficient shares authorized at this time for issuance pursuant to awards under the 2009 Plan to accommodate all of such restricted stock units.

Equity Compensation Plan Information

On October 19, 2009, the board of directors adopted, and our stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”), which reserved a total of 5,000,000 shares of common stock for issuance under the 2009 Plan (3,050,001 shares of which have been issued and the restrictions thereon lapsed).  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

In addition, the number of shares of common stock subject to the 2009 Plan, any number of shares subject to any numerical limit in the 2009 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

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Administration

It is expected that the Compensation Committee of the board of directors, or the board of directors in the absence of such a committee, will administer the 2009 Plan.  Subject to the terms of the 2009 Plan, the Compensation Committee would have complete authority and discretion to determine the terms of awards under the 2009 Plan.

Grants

The 2009 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•	Options granted under the 2009 Plan entitle the grantee, upon exercise, to purchase a specified number of shares at a specified exercise price per share. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•	The 2009 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment and Termination

The Board has the power to amend, suspend or terminate the 2009 Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2009 Plan would terminate ten years after its adoption.

Grants to Officers and Directors

On December 9, 2009, the board approved non-incentive stock option grants under the 2009 Plan to the individual non-employee directors, and in the amounts, listed in the table below.  These options can be exercised at a price of $0.25 per share, the fair market value of common stock on the date of grant, as determined by the Board, based on the offering price of common stock sold in relatively contemporaneous private placement transactions, vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

Name of Optionee	Number of Shares
Douglas Perkins	50,000
Anthony Hawkshaw	50,000
Kjeld Thygesen	500,000

In connection with Mr. Perkins’s departure from the board on February 18, 2010, the options granted to him on December 9, 2009, terminated.  At such time, Mr. Perkins entered into a consulting arrangement, and the board granted him non-statutory stock options under the 2009 Plan to purchase 50,000 shares of common stock at an exercise price of $1.00 per share, which option vested immediately and expires after two years.

In addition, the Chief Executive Officer gave Anthony Hawkshaw 50,000 of his common stock for services rendered during the year ended June 30, 2010.

Upon Mr. Thygesen’s resignation from the board of directors on September 14, 2011, his options, to the extent unvested, terminated immediately.  Accordingly, only 166,667 of his options remained outstanding following such resignation, and they expired unexercised on December 14, 2011.  Upon Mr. Hawkshaw’s resignation from the board of directors on October 14, 2011, his options, to the extent unvested, terminated immediately.  Accordingly, only 16,667 of his options remain outstanding following such resignation, and they expired on January 14, 2012.

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As noted above, pursuant to the Employment Services Agreement, Li3 has granted to MIZ an option to purchase an aggregate of 1,000,000 shares of common stock under the 2009 Plan, exercisable at $0.16 per share. All of the options have a five year term and are fully vested.

The Board granted 700,000 restricted stock units to Luis Saenz, which vest in three equal installments on January 15, 2012, 2013 and 2014.

Pursuant to an Employment Agreement, Li3 agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 also agreed to grant Mr. Santillana an option under the 2009 Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013.

The board also determined to grant to each of its non-employee directors other than the Chairman of the board 100,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of such director’s Compensation Start Date. Finally, the board determined to grant to the Chairman of the board 300,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of his becoming Chairman of the board. Such restricted stock units have not yet been granted, as Li3 does not have sufficient shares authorized at this time for issuance pursuant to awards under the 2009 Plan to accommodate all of such restricted stock units.

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MANAGEMENT FOLLOWING THE TRANSACTION

Directors and Executive Officers

Pursuant to the terms of the Agreement and Plan of Merger, the parties shall take all necessary action, including causing the directors of Blue Wolf prior to the Closing to resign, so that seven individuals (a majority of whom shall be independent under the applicable rules of the Nasdaq) shall be appointed to Blue Wolf’s board of directors immediately after the Closing Date. Li3 shall have the right to designate four directors to serve on our board of directors immediately after the Closing Date and Blue Wolf shall have the right to designate three directors.

Immediately following the consummation of the Transaction, our directors and executive officers will be as follows:

Name	Age	Position

Luis Francisco Saenz	41	President, Chief Executive Officer and Director(2)
Luis Santillana	37	Chief Financial Officer
Patrick Cussen	63	Chairman of the Board(1)
Patricio Campos	66	Director(1)
Harvey McKenzie	66	Director(1)
SungWon Lee	46	Director(1)
Jonathan Lee	32	Director(2)
Myron Manternach	49	Director(2)

(1)	Designee of Li3

(2)	Designee of Blue Wolf

For biographical information for Messrs. Saenz, Santillana, Cussen, Campos, McKenzie and SungWon Lee, see “Management of Li3.”

Jonathan G. Lee is President of JGL Partners LLC and an independent consultant to investment funds and capital market firms specializing in the natural resources and metals industries. Prior, Mr. Lee was an equity research analyst with Byron Capital Markets Ltd. where he specialized in the specialty metals industry including the lithium, vanadium, cobalt, and graphite markets, and where he developed a network of contacts within the industry. Additionally, Mr. Lee has advised a number of clients in the lithium sector on project due diligence, structuring, capital allocation, and strategic options. Prior, Mr. Lee was an environmental engineer for Camp, Dresser & McKee, Inc., where he designed, constructed and managed treatment facilities for EPA projects listed under the National Priorities List. Mr. Lee began his career with NAC Consultants, Inc. where he managed environmental situations for a wide range of industrial companies. Mr. Lee holds an MBA from the NYU Stern School of Business and a BS degree in Chemical Engineering from Tufts University where he graduated cum laude.

We believe Mr. Lee is well qualified to serve as a director of the combined company because of his scientific background and his significant experience in the specialty metals industry.

Myron Manternach is an independent advisor to investment funds and companies in the natural resources and transportation industries. Mr. Manternach’s current advisory projects include work as a Managing Director of Composite Capital, an Ulaanbaatar-based investment advisory firm focused on the natural resources sector, and ACA Associates, Inc., a New York-based advisory firm focused on the transportation industry. Mr. Manternach has 19 years of experience in managing investments for institutional investment funds and providing financial advice to companies, financial sponsors and projects. Mr. Manternach began his investment career in 1994 as an investment banker at Chase Securities Inc., where he rose to vice president of investment banking of JPMorgan. Mr. Manternach has worked for 10 years as a manager of institutional investment funds, including those of EagleRock Capital, Robeco Investment Management and Octavian Advisors. Mr. Manternach currently serves on the Board of Directors of Prophecy Platinum Corp., a publicly-listed Canadian mining company, and is a member of its Audit Committee, Corporate Governance & Nominating Committee and Compensation Committee. Mr. Manternach also serves as a director of Bosques Amazonicos, a privately-held forestry company based in Peru and focused on the development of REDD projects for the production of carbon credits. Mr. Manternach was an electrical engineer for Texas Instruments, where he designed integrated circuits and was awarded a United States patent. Mr. Manternach holds an MBA from the Wharton School of the University of Pennsylvania and a BS in Electrical Engineering with distinction from Iowa State University.

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We believe Mr. Manternach is well qualified to serve as a director of the combined company due to his public company experience as well as his experience in operations, financing and natural resources. We believe Mr. Manternach’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will enable him to advise us to find and complete mergers and acquisitions and financing for the merged company.

Board Committees

Following completion of the Transaction, our board of directors will have four standing committees: the audit committee, the compensation committee, the health, safety, environment and community committee and the nominating and corporate governance committee.

Audit Committee

The audit committee will assist our board of directors in overseeing:

•	Li3’s accounting and financial reporting processes;

•	the integrity and audits of Li3’s financial statements;

•	Li3’s compliance with legal and regulatory requirements;

•	the qualifications and independence of Li3’s independent registered public accounting firm; and

•	the performance of Li3’s independent registered public accounting firm and any internal auditors.

The committee will also be responsible for engaging Li3’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will:

•	evaluate the performance of our CEO;

•	review the compensation and fees payable to our CEO; and

•	administer the issuance of any stock to our employees.

Health, Safety, Environment and Community Committee

The health, safety, environment and community committee is responsible for assisting our board of directors in discharging its responsibilities with respect to (i) employee health and safety, (ii) the protection of the environment, and (iii) our relationship to the local communities affected by our operations.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee will be responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of shareholders. It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving the general operation of our board of directors and its corporate governance, and annually recommend to the board of directors nominees for each committee of the board of directors. In addition, the committee will facilitate the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to the board of directors.

Code of Business Conduct and Ethics

Our board of directors will amend Li3’s existing code of business conduct and ethics that applies to our executive officers and directors. Among other matters, this code of business conduct and ethics will be designed to deter wrongdoing and to promote:

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•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for executive officers or directors may be made only by our Audit Committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

Following the closing of the Transaction, the Company will determine the compensation to be paid to non-employee directors for their services.

Compensation of Executive Officers

Following the closing of the Transaction, the Company will enter into employment agreements with its Mr. Santillana and Mr. Saenz.

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UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma balance sheet as of March 31, 2013 and the unaudited condensed combined pro forma statements of operations for the nine months ended March 31, 2013 and year ended June 30, 2012, are based on the separate historical financial statements of Li3 and Blue Wolf included elsewhere in this Offer to Purchase.

The unaudited condensed combined pro forma statements of operations for the nine months ended March 31, 2013 and for the year ended June 30, 2012 give pro forma effect to the Transaction as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma balance sheet as of March 31, 2013 gives pro forma effect to the Transaction as if it had occurred on such date.

 The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transaction, are factually supportable and, in the case of the unaudited pro forma condensed combined statements of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transaction.

On May 21, 2013, Blue Wolf entered into an Agreement and Plan of Merger with Li3, pursuant to which Blue Wolf will merge with and into Merger Sub, a wholly-owned subsidiary of Li3. The Transaction will be accounted for as a recapitalization by Li3 based on the evaluation by Blue Wolf’s management of the facts and circumstances of the Transaction. See “The Transaction — Accounting Treatment” for more information.

This information should be read together with the financial statements of Blue Wolf and Li3 and the respective notes thereto included elsewhere in this Offer to Purchase, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3.”

The unaudited condensed combined pro forma financial statements have been prepared assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration upon consummation of the Transaction and (b) with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

The pro forma adjustments principally give effect to:

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of March 31, 2013

Assuming No Tender of Ordinary Shares

		Blue Wolf			No Tender
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.	Pro forma		Combined
	March 31, 2013	March 31, 2013	Adjustments		March 31, 2013
Assets

Current assets:
Cash	$2,349,834	$49,340	80,248,791	(1)	$21,331,713
			(57,767,366	)(2)
			(1,348,886	)(3)
			(1,900,000	)(7)
			(300,000	)(8)
Prepaid expenses and other current assets	99,931	6,967			106,898
Total current assets	2,449,765	56,307			21,438,611

Mineral rights	63,741,000	-			63,741,000
Property and equipment, net	137,551	-			137,551
Other assets	11,183	-			11,183
Investment held in Trust Account	-	80,248,791	(80,248,791	)(1)	-

Total assets	$66,339,499	$80,305,098	$(61,316,252)		$85,328,345

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$246,104	-			$246,104
Accounts payable - related parties	6,329	-			6,329
Accrued expenses	555,102	86,566			641,668
Accrued registration rights penalties	518,243	-			518,243
Common stock payable	489,631				489,631
Zero-coupon convertible debt	1,779,371	-			1,779,371
Notes payable	95,000	-			95,000
Note payable to affiliate		300,000	(300,000	)(8)	-
Total current liabilities	3,689,780	386,566			3,776,346

Long-term liabilities:
Derivative liabilities - warrant instruments	5,849,223	4,886,667	(1,333,333	)(10)	9,402,557
Deferred underwriters compensation	-	2,415,000	(1,348,886	)(3)	-
			(1,066,114	)(4)
Total liabilities	9,539,003	7,688,233			13,178,903

Ordinary shares subject to possible redemption	-	67,616,855	(57,767,366	)(2)	-
			(9,849,489	)(5)
Common stock subject to rescission	3,041				3,041

Stockholders’ equity:

Preferred stock Li3 Energy, Inc. – 10,000,000 shares authorized; none issued and outstanding Blue Wolf Mongolia Holdings Corp. – five classes of unlimited shares authorized; none issued and outstanding Pro forma combined – five classes of unlimited shares authorized; none issued and outstanding	-	-	-		-

Ordinary shares, no par value Blue Wolf Mongolia Holdings Corp - unlimited shares authorized; 3,280,468 issued and outstanding (which excludes 6,782,032 shares subject to possible redemption) Pro forma combined – unlimited shares authorized; 4,240,371 (9) issued and outstanding	-	5,000,010	394,042	(6)	85,496,069
			69,253,081	(6)
			(1,400,000	)(7)
			1,066,114	(4)
			9,849,489	(5)
			1,333,333	(10)
Common stock Li3 Energy, Inc. – 990,000,000 shares authorized; 394,041,586 issued and outstanding	394,042	-	(394,042	)(6)	-

Additional paid-in capital	69,253,081	-	(69,253,081	)(6)	-

Accumulated deficit	(35,782,363)	-	(500,000	)(7)	(36,282,363)
Total stockholders’ equity of Company	33,864,760	5,000,010			49,213,706

Non-controlling interests	22,932,695				22,932,695
Total stockholders’ equity	56,797,455	5,000,010			72,146,401

Total Liabilities and stockholders’ equity	$66,339,499	$80,305,098	$(61,316,252)		$85,328,345

(1)	To record the release of Blue Wolf's investments held in trust account and reclassification of $80,248,791 to cash that becomes available for transaction expenses, redemption of Public Shares and the operating expenses of the combined company following the Transaction.
(2)	To record the payment of approximately $57.8 million for the tender of 5,794,119 ordinary shares of Blue Wolf at $9.97 per share for the ordinary shares actually redeemed in April 2013.
(3)	To record the payment of deferred underwriters compensation. Based on an amendment to the original deferred compensation arrangement in June 2013, the underwriters will receive upon the closing of the Transaction, in lieu of the original fee of $2.415 million, an amount equal to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Transaction after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to Blue Wolf ($22,481,425) attributable to Blue Wolf’s existing shareholders or new shareholders introduced to Blue Wolf by the underwriters.
(4)	To record the reduction of the deferred underwriters compensation liability (as described in footnote (3)) by Blue Wolf that was settled as a reduction to offering costs (Original liability of $2,415,000 less amended compensation liability of $1,348,886).
(5)	To reclassify amounts classified as ordinary shares subject to redemption (temporary equity) to ordinary shares (permanent equity) for shares not redeemed as part of the Transaction.
(6)	To record the merger consideration for the Transaction. Li3 shareholders will receive 1 ordinary share of Blue Wolf for every 250 shares of Li3 common stock held. Upon the consummation of the Transaction, all of the issued and outstanding shares of Li3’s common stock will cease to exist, and all of Li3’s paid-in capital will transfer to ordinary shares of Blue Wolf.
(7)	The total estimated merger costs are $2.2 million (which includes $1.4 million incurred by Blue Wolf, $0.5 million incurred by Li3 and $0.3 million for the payment of the affiliate note payable). The board of directors of each company considered the estimated merger costs in their evaluation of the merits of the business combination.
(8)	To record payment of affiliate note payable of $300,000.
(9)	Pro forma combined ordinary shares equals the sum of 4,268,381 Ordinary Shares currently outstanding (8,050,000 Ordinary Shares issued in Blue Wolf's IPO and 2,012,500 Founder Shares, less 5,794,119 Ordinary Shares redeemed in April 2013) and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders, less 1,610,000 Ordinary Shares forfeited by the Sponsor. In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 80%, or 1,610,000 of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 80%, or 3,333,333 of its Sponsor Warrants. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect.
(10)	To reduce the derivative liability associated with outstanding Blue Wolf warrants for the forfeiture of 3,333,333 Sponsor Warrants in connection with the Transaction (3,333,333 warrants with a fair value of $0.40 per warrant on March 31, 2013). The reduction in the liability results in an increase to permanent equity.

136

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.
Unaudited Condensed Combined Pro Forma Balance Sheet
As of March 31, 2013

Assuming Maximum Tender of Ordinary Shares

		Blue Wolf			Maximum Tender
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.	Pro forma		Combined
	March 31, 2013	March 31, 2013	Adjustments		March 31, 2013
Assets

Current assets:
Cash	$2,349,834	$49,340	80,248,791	(1)	$7,574,192
			(72,403,027	)(2)
			(470,746	)(3)
			(1,900,000	)(7)
			(300,000	)(8)
Prepaid expenses and other current assets	99,931	6,967			106,898
Total current assets	2,449,765	56,307			7,681,090

Mineral rights	63,741,000	-			63,741,000
Property and equipment, net	137,551	-			137,551
Other assets	11,183	-			11,183
Investment held in Trust Account	-	80,248,791	(80,248,791	)(1)	-

Total assets	$66,339,499	$80,305,098	$(75,073,773)		$71,570,824

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$246,104	-			$246,104
Accounts payable - related parties	6,329	-			6,329
Accrued expenses	555,102	86,566			641,668
Accrued registration rights penalties	518,243	-			518,243
	489,631				489,631
Zero-coupon convertible debt	1,779,371	-			1,779,371
Notes payable	95,000	-			95,000
		300,000	(300,000	)(8)	-
Total current liabilities	3,689,780	386,566			3,776,346

Long-term liabilities:
Derivative liabilities - warrant instruments	5,849,223	4,886,667	(1,333,333	)(10)	9,402,557
Deferred underwriters compensation	-	2,415,000	(470,746	)(3)	-
			(1,944,254	)(4)
Total liabilities	9,539,003	7,688,233			13,178,903

Ordinary shares subject to possible redemption	-	67,616,855	(67,616,855	)(2)	-

Common stock subject to rescission	3,041		-		3,041

Stockholders’ equity:

Preferred stock Li3 Energy, Inc. – 10,000,000 shares authorized; none issued and outstanding Blue Wolf Mongolia Holdings Corp. – five classes of unlimited shares authorized; none issued and outstanding Pro forma combined – five classes of unlimited shares authorized; none issued and outstanding	-	-	-		-

Ordinary shares, no par value Blue Wolf Mongolia Holdings Corp - unlimited shares authorized; 3,280,468 issued and outstanding (which excludes 6,782,032 shares subject to possible redemption) Pro forma combined – unlimited shares authorized; 2,772,401 (9) issued and outstanding	-	5,000,010	394,042	(6)	71,738,548
			69,253,081	(6)
			(1,400,000	)(7)
			(4,786,172	)(2)
			1,944,254	(4)
			1,333,333	(10)
Common stock Li3 Energy, Inc. – 990,000,000 shares authorized; 394,041,586 issued and outstanding	394,042	-	(394,042	)(6)	-

Additional paid-in capital	69,253,081	-	(69,253,081	)(6)	-

Accumulated deficit	(35,782,363)	-	(500,000	)(7)	(36,282,363)
Total stockholders’ equity of Company	33,864,760	5,000,010			35,456,185

Non-controlling interests	22,932,695				22,932,695
Total stockholders’ equity	56,797,455	5,000,010			58,388,880

Total Liabilities and stockholders’ equity	$66,339,499	$80,305,098	$(75,073,773)		$71,570,824

(1)	To record the release of Blue Wolf's investments held in trust account and reclassification of $80,248,791 to cash that becomes available for transaction expenses, redemption of Public Shares and the operating expenses of the combined company following the Transaction.
(2)	To record the payment of approximately $72.4 million for the purchase of 7,262,089 ordinary shares of Blue Wolf at $9.97 per share for the ordinary shares redeemed (of which approximately $57.8 million was paid for the purchase of 5,794,119 ordinary shares of Blue Wolf at $9.97 per share for ordinary shares actually redeemed in April 2013). As a result of the liability recorded for the Blue Wolf warrants of $4,886,667, ordinary shares subject to possible redemption were reduced to maintain net tangible assets above $5,000,001. However, this had no impact on the cash held in the Trust Account, and therefore, did not impact the intended maximum redemption of $72.4 million, which provided the target post-Transaction operating cash. As a result, the excess of $4,786,172 of the maximum tender over the ordinary shares subject to possible redemption was adjusted out of permanent equity.
(3)	To record the deferred underwriters compensation. Based on an amendment to the original deferred compensation arrangement in June 2013, the underwriters will receive upon the closing of the Transaction, in lieu of the original fee of $2.415 million, an amount equal to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Transaction after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to Blue Wolf ($7,845,764) attributable to Blue Wolf’s existing shareholders or new shareholders introduced to Blue Wolf by the underwriters.
(4)	To record the reduction of the deferred underwriters compensation liability (as described in footnote (3)) by Blue Wolf that was settled as a reduction to offering costs (Original liability of $2,415,000 less amended compensation liability of $470,746).
(5)	Intentionally omitted.
(6)	To record the merger consideration for the Transaction. Li3 shareholders will receive 1 ordinary share of Blue Wolf for every 250 shares of Li3 common stock held. Upon the consummation of the Transaction, all of the issued and outstanding shares of Li3’s common stock will cease to exist, and all of Li3’s paid-in capital will transfer to ordinary shares of Blue Wolf.
(7)	The total estimated merger costs are $2.2 million (which includes $1.4 million incurred by Blue Wolf, $0.5 million incurred by Li3 and $0.3 million for the payment of the affiliate note payable). The board of directors of each company considered the estimated merger costs in their evaluation of the merits of the business combination.
(8)	To record payment of affiliate note payable of $300,000.
(9)	Pro forma combined ordinary shares equals the sum of (i) 4,268,381 Ordinary Shares currently outstanding (8,050,000 Ordinary Shares issued in Blue Wolf's IPO and 2,012,500 Founder Shares, less 5,794,119 Ordinary Shares redeemed in April 2013) and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders less (ii) the maximum allowable tender of 1,467,970 Ordinary Shares and 1,610,000 Ordinary Shares forfeited by the Sponsor. In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 80%, or 1,610,000 of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 80%, or 3,333,333 of its Sponsor Warrants. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect.
(10)	To reduce the derivative liability associated with outstanding Blue Wolf warrants for the forfeiture of 3,333,333 Sponsor Warrants in connection with the Transaction (3,333,333 warrants with a fair value of $0.40 per warrant on March 31, 2013). The reduction in the liability results in an increase to permanent equity.

137

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Nine Months Ended March 31, 2013

		Blue Wolf
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.			Combined
	Nine months ended	Nine months ended	Pro forma		Nine months ended
	March 31, 2013	March 31, 2013	Adjustments (3)		March 31, 2013
Operating expenses:
Exploration expense	$456,945	$-			$456,945
Selling, general and administrative	3,700,329	607,559	(280,000	)(1)	4,027,888
Loss on settlements, net	5,816				5,816
Total operating expenses	4,163,090	607,559			4,490,649

Operating loss	4,163,090	607,559			4,490,649

Other income (expense):
Change in fair value of derivative liabilities - warrant instruments	6,453,869	2,443,333	(666,667	)(9)	8,230,535
Gain on foreign currency transactions	19,723	-			19,723
Warrant modification expense	(171,150)	-			(171,150)
Interest income (expense)	(298,533)	4,595	(4,595	)(2)	(298,533)
Loss on debt extinguishment	(37,235)	-			(37,235)
Total other income	5,966,674	2,447,928			7,743,340

Net income	1,803,584	1,840,369			3,252,691
Loss attributable to the noncontrolling interest	187,898				187,898
Net income attributable to the Company	$1,991,482	$1,840,369			$3,440,589

Net income per share attributable to shareholders:					No Tender		Maximum Tender
Basic		$0.57			$0.82		$1.27
Diluted		$0.57			$0.81		$1.24

Weighted average shares outstanding:					No Tender	(8)	Maximum Tender	(8)
Basic		3,234,334			4,179,875	(4)	2,711,905	(6)
Diluted		3,234,334			4,241,746	(5)	2,773,776	(7)

(1)	To remove certain general and administrative expenses incurred by Blue Wolf prior to the Transaction which relate to (i) an administrative service agreement under which Blue Wolf paid its Sponsor $10,000 per month for office space, utilities and secretarial and administrative services ($90,000 for the nine months ended March 31, 2013), which agreement terminates upon the consummation of an initial business combination; and (ii) $190,000 of legal and accounting fees incurred in connection with this Transaction. The administrative service fees were incurred in support of Blue Wolf's efforts to identify and complete an initial business combination and will not need to be replaced by the combined company post-Transaction. Because Li3 is already a public registrant, it is anticipated that other fees incurred by Blue Wolf in complying with SEC reporting requirements will be eliminated as they would be duplicative for the combined company post-Transaction. However, it is not certain the total amount of costs that would be eliminated, and therefore, they have not been adjusted out of the pro-forma financial information.
(2)	Reflects the adjustment to eliminate interest income earned on cash held in trust.
(3)	Merger costs are not reflected in the pro-formas as they are not recurring in nature.

(4)	Basic Weighted average shares outstanding were calculated as follows:

	380,373,535	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,521,494	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Hioldings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119 ordinary shares actually redeemed in April 2013)
	4,179,875	Pro forma weighted average outstanding shares

(5)	Diluted Weighted average shares outstanding were calculated as follows:

	395,841,166	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,583,365	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119 ordinary shares actually redeemed in April 2013)
	4,241,746	Pro forma weighted average outstanding shares

(6)	Basic Weighted average shares outstanding were calculated as follows:

	380,373,535	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,521,494	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089, which includes 5,794,119 ordinary shares actually redeemed in April 2013)
	2,711,905	Pro forma weighted average outstanding shares

(7)	Diluted Weighted average shares outstanding were calculated as follows:

	395,841,166	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,583,365	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089, which includes 5,794,119 ordinary shares actually redeemed in April 2013)
	2,773,776	Pro forma weighted average outstanding shares

(8)	At March 31, 2013, Li3 Energy, Inc. excluded 161,376,432/250 exchange = 645,506 warrants and 1,450,000/250 exchange = 5,800 stock options from diluted EPS for anti-dilution reasons.
At March 31, 2013, Blue Wolf Mongolia Holdings Corp. excluded 8,050,000 warrants from diluted EPS for anti-dilution reasons.
At March 31, 2013, the combined pro forma EPS excludes 645,506 Li3 Energy, Inc. warrants, 5,800 stock options, and 8,050,000 Blue Wolf Mongolia Holdings Corp. warrants for anti-dilution reasons.

(9)	To adjust the change in fair value of derivative liabilities for the gain associated with the 3,333,333 Sponsor Warrants which will be forfeited in connection with the Transaction (3,333,333 warrants with a change in fair value of $0.20 per warrant for the nine months ended March 31, 2013).

138

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Year Ended June 30, 2012

		Blue Wolf
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.			Combined
	Year Ended	Year Ended	Pro forma		Year Ended
	June 30, 2012	June 30, 2012	Adjustments (3)		June 30, 2012

Operating expenses:
Exploration expenses	$6,193,533	$-			$6,193,533
General and administrative expenses	6,996,043	563,642	(120,000)	(1)	7,439,685
Mineral rights impairment expense	300,000	-			300,000
Total operating expenses	13,489,576	563,642			13,933,218

Operating loss	13,489,576	563,642			13,933,218

Other income (expense):
Change in fair value of derivative liabilities - warrant instruments	10,780,342	1,832,500	(500,000	)(7)	12,112,842
Gain on foreign currency transactions	14,142	-			14,142
Interest income (expense)	(1,150,634)	6,948	(6,948)	(2)	(1,150,634)
Loss on debt extinguishment	(841,752)	-			(841,752)
Total other income	8,802,098	1,839,448			10,134,598

Net income (loss)	(4,687,478)	1,275,806			(3,798,620)
Loss attibutable to the noncontrolling interest	(2,375,407)	-			(2,375,407)
Net income (loss) attributable to the Company	(2,312,071)	1,275,806			(1,423,213)

Net income (loss) per share attributable to shareholders:					No Tender	Maximum Tender
Basic		$0.36			$(0.36)	$(0.58)
Diluted		$0.36			$(0.36)	$(0.58)

Weighted average shares outstanding:					No Tender (6)	Maximum Tender	(6)
Basic		3,499,477			3,914,370 (4)	2,446,400	(5)
Diluted		3,499,477			3,914,370 (4)	2,446,400	(5)

Pro forma footnotes:

(1) To remove certain general and administrative expenses incurred by Blue Wolf prior to the Transaction which relate to an administrative service agreement under which Blue Wolf paid its Sponsor $10,000 per month for office space, utilities and secretarial and administrative services ($120,000 for the year ended June 30, 2012), which agreement terminates upon the consummation of an initial business combination. The administrative service fees were incurred in support of Blue Wolf's efforts to identify and complete an initial business combination and will not need to be replaced by the combined company post-Transaction. Because Li3 is already a public registrant, it is anticipated that other fees incurred by Blue Wolf in complying with SEC reporting requirements will be eliminated as they would be duplicative for the combined company post-Transaction. However, it is not certain the total amount of costs that would be eliminated, and therefore, they have not been adjusted out of the pro-forma financial information.

(2) Reflects the adjustment to eliminate interest income earned on cash held in trust.

(3) Merger costs are not reflected in the pro-formas as they are not recurring in nature.

(4) Basic and Diluted Weighted average shares outstanding were calculated as follows:

	313,997,372	Weighted average outstanding shares of Li3 Energy, Inc. at June 30, 2012
Divided by	250	To record the 1 for 250 exchange
	1,255,989	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119 ordinary shares actually redeemed in April 2013)
	3,914,370	Pro forma weighted average outstanding shares

(5) Basic and Diluted Weighted average shares outstanding were calculated as follows:

	313,997,372	Weighted average outstanding shares of Li3 Energy, Inc. at June 30, 2012
Divided by	250	To record the 1 for 250 exchange
	1,255,989	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089, which includes 5,794,119 ordinary shares actually redeemed in April 2013)
	2,446,400	Pro forma weighted average outstanding shares

(6) At June 30, 2012, Li3 Energy, Inc. excluded 89,284,712/250 exchange = 357,139 warrants, 533,333/250 exchange = 2,133 stock options, and 14,859,842/250 share exchange = 59,439 of shares issuable from convertible debt from diluted EPS for anti-dilution reasons.

At June 30, 2012, Blue Wolf Mongolia Holdings Corp. excluded 8,050,000 warrants from diluted EPS for anti-dilution reasons.

At June 30, 2012, the combined pro forma EPS exludes 357,139 Li3 Energy, Inc. warrants, 2,133 stock options, 59,439 shares issuable from convertible debt and 8,050,000 Blue Wolf Mongolia Holdings Corp. warrants for anti-dilution reasons.

(7) To adjust the change in fair value of derivative liabilities for the gain associated with the 3,333,333 Sponsor Warrants which will be forfeited in connection with the Transaction (3,333,333 warrants with a change in fair value of $0.15 per warrant during the year ended June 30, 2012).

139

BENEFICIAL OWNERSHIP OF SECURITIES

Blue Wolf

The following table sets forth information known to us regarding the beneficial ownership of the Ordinary Shares as of the date of this Offer to Purchase (pre-Transaction) and the beneficial ownership of the Ordinary Shares immediately following consummation of the Transaction (post-Transaction) by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding Ordinary Shares on the date of this Offer to Purchase (pre-Transaction) and of our Ordinary Shares outstanding after the consummation of the Transaction (post-Transaction);

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director upon consummation of the Transaction;

•	all pre-Transaction executive officers and directors as a group; and

•	all post-Transaction executive officers and directors as a group.

As of the date of this Offer to Purchase, Blue Wolf had 4,268,381 Ordinary Shares issued and outstanding and no outstanding preferred shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).

Information (pre-Transaction) with respect to Blue Wolf’s Ordinary Shares does not reflect beneficial ownership of our outstanding Warrants or Sponsor Warrants.

Information (post-Transaction) with respect to our Ordinary Shares assumes: (i) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration, (ii) that no Warrants are exercised (including the Sponsor Warrants and Converted Warrants); (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Converted Options are exercised; and (v) that 1,467,970 Ordinary Shares held by our public shareholders are validly tendered pursuant to the Offer.

140

	Pre-Transaction		Post-Transaction
	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approx. Percentage of Outstanding Ordinary Shares	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approx. Percentage of Outstanding Ordinary Shares
Name and address of beneficial owners
Blue Wolf MHC Ltd.(1)(2)	2,012,500	47.1%	402,500	14.5%
Lee Kraus (1)(2)(3)	2,012,500	47.1%	402,500	14.5%
Nicholas Edwards (1)(2)(3)	2,012,500	47.1%	402,500	14.5%
Composite Capital, LLC (3)	1,417,500	33.2%	130,972	4.7%
John A. Shapiro (1)	—	*	—	*
Koji Fusa (1)	—	*	—	*
Stephen Quin (1)	—	*	—	*
Giacomo E. Di Mase (1)	—	*	—	*
Buyankhishig Ishdorj (1)	—	*	—	*
Elena Bagayeva (1)	—	*	—	*
Arrowgrass Capital Partners (US) LP (4)	309,100	7.2%	309,100	11.1%
AQR Capital Management LLC (5)	650,000	15.2%	650,000	23.4%
George Ireland (6)	875,000	20.4%	589,583	21.3%
Geologic Resource Partners, LLC (6)	875,000	20.4%	589,583	21.3%
POSCO Canada Ltd.	—	*	402,381	14.5%
Luis Francisco Saenz (7)	—	*	14,231	*
Luis Santillana (7)	—	*	1,527	*
Patrick Cussen (7)	—	*	14,540	*
Harvey McKenzie (7)	—	*	2,573	*
SungWon Lee (7)	—	*	—	*
Eduardo G. de Aguirre (7)	—	*	1,774	*
David G. Wahl (7)	—	*	1,612	*
Alan S. Fraser (7)	—	*	1,421	*
Patricio A. Campos (7)(9)	—	*	75,781	2.7%
Myron Manternach	70,000	1.6%	31,944	1.2%
Jonathan Lee	—	*	—	*
Calcata Sociedad Anónima S.A. (7)(8)	—	*	204,167	7.4%
Campos Mineral Asesorias Professionales Ltd. (7)(9)	—	*	73,500	2.7%
Roberto Gaona Velasco	—	*	65,334	2.4%
Christian H. Reyes	—	*	65,334	2.4%
Jorge Barrozo Sankan	—	*	49,000	1.8%
Jean Pierre Naciff Catalano	—	*	32,667	1.2%

All pre-transaction directors and executive officers as a group (9 persons)	2,362,500	55.3%	752,500	27.1%
All post-transaction directors and executive officers as a group (8 persons)	70,000	1.6%	67,096	2.4%

*Less than 1 percent.

141

(1)	Unless otherwise noted, the business address of each of the following is Suite 409, Central Tower, 2 Sukhbaatar Square, Sukhbaatar District 8, Ulaanbaatar 14200, Mongolia. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement.

(2)	These shares represent one hundred percent of our Ordinary Shares held by our Sponsor. Each of Messr. Kraus and Edwards are directors of our Sponsor and share voting and dispositive power over shares held by our Sponsor. Each director of our Sponsor disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest therein. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement.

(3)	Messr. Kraus and Edwards each own 50% of the membership interests of Composite Capital, LLC, which through its ownership of our Sponsor, owns 1,417,500 Ordinary Shares indirectly through our Sponsor. Each of Messr. Kraus and Edwards disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement as well as the reallocation of the Ordinary Shares between the members of our Sponsor.

(4)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2013, Arrowgrass Capital Partners (US) LP (“Arrowgrass LP”) serves as the investment manager to Arrowgrass Master Fund, Ltd. with respect to the shares and Arrowgrass Capital Services (US) Inc. (“Arrowgrass Inc”) serves as the general partner of Arrowgrass LP. Arrowgrass LP and Arrowgrass Inc. share the power to vote and direct the disposition of the indicated shares and their address is 1330 Avenue of the Americas, 32nd Floor, New York, NY 10019. Michael Edwards serves as director to both Arrowgrass LP and Arrowgrass Inc. The calculation of Arrowgrass LP’s existing holdings is based upon the Schedule 13G/A filed by Arrowgrass LP and information received by Blue Wolf’s information agent in connection with Blue Wolf’s prior tender offer.

(5)	Pursuant to a Schedule 13G/A filed with the SEC by AQR Capital Management LLC on February 14, 2013, AQR Capital Management LLC serves as the investment manager to the AQR Diversified Arbitrage Fund which holds 5.3% of the Ordinary Shares. Abdon Bolivar serves as the chief compliance officer for AQR Capital Management LLC, whose principal business address is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(6)	These shares represent an indirect interest in the Ordinary Shares held by our Sponsor as well as 350,000 units purchased in our initial public offering. Mr. Ireland controls Geologic Resource Partners, LLC and has voting and investment control over these shares. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement as well as the reallocation of the Ordinary Shares between the members of our Sponsor.

(7)	The business address of each of the following is c/o Li3 Energy, Inc., Marchant Pereira 150 Of. 803 Providencia, Santiago de Chile, Chile.

(8)	Calcata Sociedad Anónima S.A. is managed by its Chief Executive Officer, Paolo Cifuentes Corona.

(9)	Campos Mineral Asesorias Profesionales Limitad is controlled by Patricio Campos, its Chief Executive Officer. Mr. Campos’ holdings Post-Transaction include 73,500 shares held by Campos Mineral Asesorias Profesionales Limitada.

Transfers of Founder Shares and Sponsor Warrants

All of the founder shares, Sponsor Warrants and Ordinary Shares issued upon exercise of the Sponsor Warrants are subject to transfer restrictions and are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of our initial business combination or (B) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the Ordinary Shares underlying such Warrants, until 30 days after the completion of our initial business combination, except in the case of both (i) and (ii) (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial business combination; or (g) in the event of our consummation of a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to our consummation of our initial business combination; provided, however, that in the case of each of clauses (a) through (e), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Blue Wolf

Founder Shares and Sponsor Warrants

In March 2011, we issued an aggregate of 2,012,500 founder shares to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.012 per share, of which 591,912 founder shares were subject to forfeiture as follows: (1) 304,924 founder shares were originally subject to forfeiture in the event the last sales price of our shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination and (2) 286,988 founder shares will be subject to forfeiture in the event the last sales price of our shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination. Any forfeiture of shares will be effected by our redeeming such shares from the Sponsor for nominal consideration pursuant to the provisions of the insider letter entered into between us, the Sponsor and the representative of the underwriters prior to the consummation of our IPO. Upon receipt, such forfeited shares would then be immediately cancelled.

In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. Such forfeiture will be effected by way of redemption. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement.”

Members of our Sponsor purchased an aggregate of 4,166,167 Sponsor Warrants in a private placement that occurred simultaneously with the closing of our IPO. Each Sponsor Warrant entitles the holder to purchase one ordinary share at $12.00 per share. The Sponsor Warrants (including the Ordinary Shares issuable upon exercise of the Sponsor Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination. For a description of transfer restrictions with respect to such securities, see “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants.

Presentation of Opportunities

Each of Messr. Kraus and Edwards is a member and director of Blue Wolf MHC Ltd., our Sponsor. Mr. Ireland is the chief executive officer and managing member of Geologic Resource Partners, LLC, which is a member of our Sponsor. Each of our executive officers and directors (other than our independent directors) has agreed, pursuant to a written agreement with us, that until the earliest of our initial business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity with an enterprise value of $60,000,000 or more, subject to any pre-existing fiduciary or contractual obligations he might have.

Below is a table summarizing the companies to which our directors owe fiduciary obligations that would conflict with their fiduciary obligations to us, all of which would have to (i) be presented appropriate potential target businesses, and (ii) reject the opportunity to acquire such potential target business, prior to their presentation of such target business to us:

Individual	Entity	Affiliation
Lee Kraus	Composite Capital, LLC/Blue Wolf Fund L.P.	Managing Partner
	Duraseal Holding S.r.l.	Board member
Nicholas Edwards	Composite Capital, LLC/Blue Wolf Fund L.P.	Managing Partner
John A. Shapiro	Blueknight Energy Partners, L.P.	Board member
George Ireland	Geologic Resource Partners, LLC	Chief Executive Officer/Managing Member
	Kiska Metals Corporation	Board member
	Merrill & Ring Inc.	Board member
Koji Fusa	Sandringham Capital Partners Limited	Chief Executive Officer/Board member
	Collabrium Japan Acquisition Corporation	Chief Executive Officer/Board member
Stephen Quinn	Midas Gold Corp.	Chief Executive Officer/Board member
	Mercator Minerals Ltd.	Board member
	Troon Ventures Ltd.	Board member
	Chalice Gold Mines Ltd.	Board member
Giacomo E. Di Mase	Orange Park Records srl	Chief Executive Officer/Board member
	Xurex Inc	Board member
	Duraseal Coatings Company	Board member
	Universal Nanotech Ltd.	Board member

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If any of our officers or directors (other than our independent directors) becomes aware of our initial business combination opportunity that falls within the line of business of any entity to which he has pre-existing fiduciary or contractual obligations, he may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. With the exception of Messr. Kraus and Edwards, respectively, none of our officers or directors currently has fiduciary duties or contractual obligations that may take priority over their duties to us.

Administrative Services

Blue Wolf MHC Ltd., our Sponsor, an entity controlled by our officers and directors, has agreed, from the date that our securities are first listed on the Nasdaq through the earlier of our consummation of our initial business combination and our liquidation, to make available to us office space, utilities and secretarial and administrative services, as we may require from time to time. We have agreed to pay our Sponsor $10,000 per month for these services, which commenced on July 15, 2011. We had a balance outstanding of $60,000 for unpaid fees as of March 31, 2013.

Sponsor Advance; Sponsor Loan

Our Sponsor advanced to us an aggregate of $200,000 to cover expenses related to the IPO. This loan was paid without interest upon the closing of our IPO from the proceeds of the IPO not placed in the Trust Account.

As of the date of this Offer to Purchase, our Sponsor advanced us $400,000 to cover expenses related to the business combination, which amount is due upon consummation of the business combination.

Registration Rights

The holders of the founder shares, Sponsor Warrants and Warrants that may be issued upon conversion of working capital loans have registration rights pursuant to a registration rights agreement that require us to register a sale of any of our securities held by them. These shareholders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, upon the earlier of (1) one year after the completion of our initial business combination and (2) the date on which when we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective Ordinary Shares underlying such Warrants, 30 days after the completion of our initial business combination. Notwithstanding the foregoing, in the event the sales price of our shares reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, 50% of the founder shares shall be released from the lock-up and, if the sales price of our shares reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the founder shares shall be released from the lock-up. We will bear the costs and expenses of filing any such registration statements.

Future Transactions

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, or FINRA, that our initial business combination is fair to our shareholders from a financial point of view.

144

Li3

In November 2009, Li3 started utilizing the administrative personnel and office space with an office located in Lima, Peru, in which Li3’s Chief Executive Officer functioned in the same capacities (the “Related Party Company”), for which Li3 was obligated for reimbursement of administrative salaries, rent, utilities and maintenance expenses. On July 31, 2010, Li3 was assigned the lease from the Related Party Company and as a result, Li3 did not incur related party expenses related to this lease during the years ended June 30, 2012 and 2011. As of June 30, 2012 and 2011, the payable due to the Related Party Company is $11,400 and $10,986, respectively.

Li3 has retained Mr. Currin’s services as its Chief Operating Officer under an Employment Services Agreement, dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin.On December 5, 2012, Mr. Currin submitted a letter of resignation to the Company, effective immediately. He will continue providing services for the Company as an independent consultant. See “Executive Compensation of Li3 - Employment Services Agreement with MIZ Comercializadora.

Li3 is a party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”), in which Eric Marin (a partial owner of R&M Global Advisors) served as Li3’s interim Chief Financial Officer. R&M Global Advisors was paid $145,187 and $10,000 in cash for compensation during the years ended June 30, 2012 and 2011, respectively.

On June 30, 2012, Li3 entered into Amendment No. 1 to the R&M Agreement (the “R&M Amendment”) with R&M Global Advisors. Pursuant to the R&M Amendment, R&M Global Advisors and Li3 mutually agreed to terminate Eric Marin’s services as Interim Chief Financial Officer at the close of business on June 30, 2012.

145

Appraisal Rights

No appraisal rights are available under the Companies Act to the shareholders of Blue Wolf in connection with the Offer.

Where you can find more information

Blue Wolf is subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

Li3 files annual, quarterly, and current reports and other information with the SEC. Li3’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov and on Li3’s corporate website at www.li3energy.com. The information Li3 files with the SEC or contained on, or linked to through, its corporate website or any other website that we may maintain is not part of the Schedule TO.

You may also read and copy, at the SEC’s prescribed rates, any document filed with the SEC, including the Schedule TO (and its exhibits), at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

146

INDEX TO FINANCIAL STATEMENTS

BLUE WOLF MONGOLIA HOLDINGS CORP.

As of June 30, 2012 and 2011, and for the four months ended June 30, 2012, for the period from March 11, 2011 (date of inception) to June 30, 2011 and for the period from March 11, 2011 (date of inception) to June 30, 2012 (as restated)

Report of Independent Registered Public Accounting Firm	F-2
Interim Balance Sheets	F-3
Interim Statements of Operations	F-4
Interim Statements of Changes in Shareholders’ Equity	F-5
Interim Statements of Cash Flows	F-6
Notes to Financial Statements	F-7

As of February 29, 2012 and for the period March 11, 2011 (date of inception) to February 29, 2012 (as restated)

As of March 31, 2013 and June 30, 2012, and for the nine months ended March 31, 2013 and 2012, for the period from March 11, 2011 (date of inception) to March 31, 2012 and for the period from March 11, 2011 (date of inception) to March 31, 2013

Interm Balance Sheets	F-34
Interm Statements of Operations (unaudited)	F-35
Interm Statements of Changes in Shareholders’ Equity	F-36
Interm Statements of Cash Flows (unaudited)	F-37
Notes to Interm Financial Statements	F-38

Li3 ENERGY, INC.

As of June 30, 2012 and 2011 and for the years ended June 30, 2012 and 2011 and the period June 24, 2005 (inception) through June 30, 2012

As of March 31, 2013 and June 30, 2012 and for the three and nine months ended March 31, 2013 and 2012, and the period from June 24, 2005 (inception) through March 31, 2013.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Blue Wolf Mongolia Holdings Corp.

We have audited the accompanying balance sheet of Blue Wolf Mongolia Holdings Corp. (the “Company”) as of June 30, 2012 and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from March 1, 2012 to June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012, and the results of its operations and its cash flows for the period from March 1, 2012 to June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Rothstein Kass

Roseland, New Jersey

May 9, 2013

F-2

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM BALANCE SHEET

	June 30, 2012	June 30, 2011
	(Audited)	(Unaudited)
	As Restated
ASSETS
Current assets:
Cash	$231,400	$84,042
Deferred offering costs	-	153,908
Prepaid insurance and other current assets	62,045	8,550
Total current assets	293,445	246,500

Investments held in Trust Account	80,244,448	-

Total assets	$80,537,893	$246,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to affiliate	$-	$200,000
Accrued expenses	16,398	5,000
Accrued offering costs	-	21,500

Other liabilities:
Deferred underwriters' compensation	2,415,000	-
Warrant liability	7,330,000	-

Total liabilities	9,761,398	226,500

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,597,441 shares and 0 shares, respectively (at redemption value)	65,776,491	-

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-	-
Ordinary shares, no par value; unlimited shares authorized; 3,465,059 and 2,012,500 issued and outstanding (which excludes 6,597,441 and 0 shares subject to possible redemption, respectively)	5,000,004	25,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	-	(5,000)

Total shareholders' equity	5,000,004	20,000

Total liabilities and shareholders' equity	$80,537,893	$246,500

See accompanying notes to interim financial statements.

F-3

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF OPERATIONS

		For the Period from	For the Period from
	Four Months	March 11, 2011	March 11, 2011
	Ended	(date of inception) to	(date of inception) to
	June 30, 2012	June 30, 2011	June 30, 2012
	(Audited)	(Unaudited)	(Audited)
	As Restated		As Restated
Revenue	$-	$-	$-
General and administrative expenses	166,702	5,000	568,643
Loss from operations	(166,702)	(5,000)	(568,643)
Other income (expense)
Interest income	2,660	-	6,948
Change in fair value of warrant liability	855,167	-	1,832,500
Net income (loss) attributable to ordinary shares not subject to possible redemption	$691,125	$(5,000)	$1,270,805

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption, basic and diluted	3,531,758	2,012,500	3,151,064

Net income (loss) per ordinary share, excluding shares subject to possible redemption, basic and diluted	$0.20	$(0.00)	$0.40

See accompanying notes to interim financial statements.

F-4

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from March 11, 2011 (date of inception) to June 30, 2012

As Restated

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Net loss attributable to ordinary shares not subject to possible redemption				(5,000)	(5,000)

Balances at June 30, 2011 (unaudited)	2,012,500	25,000	-	(5,000)	20,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-	-	3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,597,441 ordinary shares at redemption value	(127,463)	(5)	-	(1,270,805)	(1,270,810)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,275,805	1,275,805

Balances at June 30, 2012, restated (audited)	3,465,059	$5,000,004	$-	$-	$5,000,004

See accompanying notes to interim financial statements.

F-5

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CASH FLOWS

		For the Period from	For the Period from
	Four Months	March 11, 2011	March 11, 2011
	Ended	(date of inception) to	(date of inception) to
	June 30, 2012	June 30, 2011	June 30, 2012
	(Audited)	(Unaudited)	(Audited)
	As Restated		As Restated
Cash Flows from Operating Activities
Net income (loss)	$691,125	$(5,000)	$1,270,805
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(855,167)	-	(1,832,500)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	26,284	(8,550)	(62,045)
Accrued expenses	(20,807)	5,000	16,398

Net cash used in operating activities	(158,565)	(8,550)	(607,342)

Cash Flows from Investing Activities
Principal deposited in Trust Account	-	-	(80,237,500)
Interest reinvested in Trust Account	(2,660)	-	(6,948)

Net cash used in investing activities	(2,660)	-	(80,244,448)

Cash Flows from Financing Activities
Deferred offering costs	-	(132,408)	-
Proceeds from notes payable to affiliate	-	200,000	200,000
Payment of notes payable to affiliate	-	-	(200,000)
Proceeds from sale of ordinary shares to Sponsor	-	25,000	25,000
Proceeds from public offering	-	-	80,500,000
Proceeds from issuance of Sponsor Warrants	-	-	3,125,000
Payment of offering costs	-	-	(2,566,810)

Net cash provided by financing activities	-	92,592	81,083,190

Increase (decrease) in cash and cash equivalents	(161,225)	84,042	231,400
Cash and cash equivalents at beginning of the period	392,625	-	-
Cash and cash equivalents at end of the period	$231,400	$84,042	$231,400

Supplemental Schedule of Non-Cash Financing Activities
Deferred offering costs included in accrued offering costs		$21,500
Deferred underwriters' compensation			$2,415,000
Adjustment for warrant liability in connection with public offering			$9,162,500

See accompanying notes to interim financial statements.

F-6

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)
NOTES TO INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 1. Interim Financial Information

The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2012 and 2011 and the results of operations for the four months ended June 30, 2012, the period from March 11, 2011 (date of inception) to June 30, 2011 and the period from March 11, 2011 (date of inception) to June 30, 2012. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of the results of operations to be expected for a full fiscal year.

Blue Wolf Mongolia Holdings Corp. is filing this Amendment No. 1 to Transition Report on Form 20-F/A (this “Amendment”) to amend and restate its Transition Report on Form 20-F for the period ended June 30, 2012, originally filed on April 1, 2013. This Amendment is being filed to restate our interim financial statements as of June 30, 2012 to correct the accounting for our outstanding warrants. Our original accounting treatment did not recognize a liability for the warrant liability and did not recognize changes in the fair value of that warrant liability in our statement of operations. For additional information regarding this restatement, see “Note 4 – Restatement of Previously Issued Financial Statements”.

Note 2. Organization and Business Operations

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

Effective December 30, 2012, the Company changed its fiscal year end from February 28 to June 30 solely for financial accounting purposes. As a result of this change, the Company’s current fiscal year will end on June 30, 2013.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective on July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 7).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 9).

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 6) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

F-7

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than  $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account, amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation/Going Concern Consideration

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 6).

The Company will pay the costs of liquidation from its remaining assets outside the Trust Account. If such funds are insufficient to cover these costs and expenses, up to $50,000 of the net interest earned on the Trust Account may be released to the Company to pay these costs. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Note 3. Significant Accounting Policies

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through June 30, 2012, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

F-8

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 30, 2012 principally consist of cash in a money market account held by the Company through its Trust Account. There were no cash equivalents as of June 30, 2011.

Net Income/(Loss) Per Share

Basic net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  The effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted income/(loss) per ordinary share because their effect would be anti-dilutive. As a result, dilutive income/(loss) per ordinary share is equal to basic income/(loss) per ordinary share.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the current presentation. Such reclassifications have no effect on previously reported net loss.

Redeemable Ordinary Shares

As discussed in Note 2, all of the 8,050,000 ordinary shares sold as part of a Public Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at June 30, 2012 and June 30, 2011, 6,597,441 and 0 shares respectively of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value (approximately $9.97 per share at June 30, 2012) is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

F-9

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of June 30, 2012 or June 30, 2011. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through June 30, 2011 that were related to the Public Offering and that were charged to capital upon the receipt of the capital raised in the Public Offering.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4. Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of June 30, 2012 to correct its accounting for an adjustment related to its outstanding warrants. The Company’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations. In April 2013, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrants, concluded that the warrants should be accounted for as a derivative liability. The warrants contain a price adjustment provision that in the event the Company completes a business combination subsequent to the initial business combination which results in the Company’s shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company’s own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as a derivative liability with changes in the fair value recorded in the current period earnings.

F-10

The following tables summarize the adjustments made to the previously reported balance sheet, statements of operations and statements of cash flows:

June 30, 2012

Selected balance sheet information

	As Previously Reported	Effect of Restatement	As Restated

Warrant liability	$-	$7,330,000	$7,330,000
Total liabilities	2,431,398	7,330,000	9,761,398

Ordinary shares, subject to possible redemption	73,106,491	(7,330,000)	65,776,491

Ordinary shares	2,436,699	2,563,305	5,000,004
Additional paid-in capital	3,125,000	(3,125,000)	-
Deficit accumulated during the development stage	(561,695)	561,695	-
Total shareholders' equity	5,000,004	-	5,000,004

Total liabilities and shareholders' equity	$80,537,893	$-	$80,537,893

For the Four Months Ended June 30, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$855,167	$855,167

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(164,042)	$855,167	$691,125

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	2,738,347	793,411	3,531,758

Net income / (loss) per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.06)	$0.26	$0.20

F-11

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(164,042)	$855,167	$691,125
Gain on change in fair value of warrant liability	$-	$(855,167)	$(855,167)

For the Period from March 11, 2011 (date of inception) to June 30, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$1,832,500	$1,832,500

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(561,695)	$1,832,500	$1,270,805

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	2,508,199	642,865	3,151,064

Net income / loss per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.22)	$0.63	$0.40

F-12

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(561,695)	$1,832,500	$1,270,805
Gain on change in fair value of warrant liability	$-	$(1,832,500)	$(1,832,500)

Supplemental disclosure of non-cash financing activities:
Adjustment for warrant liability in connection with the Public Offering	$-	$9,162,500	$9,162,500

Note 5. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s initial business combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $7,330,000 as of June 30, 2012. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations.

Note 6. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

F-13

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the market price of the warrants at each reporting date.

Underwriting Agreement —   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

Note 7. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

F-14

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act”). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

Note 8. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. Approximately $40,000, $0 and $120,000 was incurred under this agreement for the four months ended June 30, 2012, the period from March 11, 2011 (date of inception) to June 30, 2011 and the period from March 11, 2011 (date of inception) to June 30, 2012, respectively. As of June 30, 2012, there was no outstanding balance payable to the Sponsor for unpaid administrative fees.

Notes Payable

On April 1, 2011, the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

F-15

Note 9. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the proceeds of the private placement, has been placed in the Trust Account. The trust proceeds are invested in a money market fund which invests exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

Note 10. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2012 and June 30, 2011, respectively, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets and Liabilities as of June 30, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash	$231,400	$231,400
Investments held in Trust Account	80,244,448	80,244,448	$—	$—
Total	$80,475,848	$80,475,848	$—	$—
Liabilities:
Warrant liability	$7,330,000	$—	$7,330,000	$—
Total	$7,330,000	$—	$7,330,000	$—

F-16

Fair Value of Financial Assets as of June 30, 2011

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2011	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash	$84,042	$84,042	$—	$—
Total	$84,042	$84,042	$—	$—

Note 11. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying interim balance sheets.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 12. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited ordinary shares authorized. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At June 30, 2012 and June 30, 2011, there were 3,465,059 and 2,012,500 ordinary shares outstanding, respectively. Ordinary shares outstanding at June 30, 2012 and June 30, 2011 excludes 6,597,441 and 0 ordinary shares subject to possible redemption, respectively.

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2012 and June 30, 2011, there were no preferred shares outstanding.

Note 13. Subsequent Events

On December 30, 2012, the Company changed its fiscal year solely for financial accounting purposes such that the Company’s fiscal year will now end on June 30 of each calendar year. As a result of such change, the current financial accounting fiscal year will end on June 30, 2013. For financial accounting purposes, the period from March 1, 2012 until June 30, 2012 is treated as a transitional period

In January and March 2013, the Company issued a unsecured promissory notes for $200,000 and $100,000 respectively, to Blue Wolf MHC Ltd.  The proceeds from the note have been used to fund operating costs.

On April 15, 2013, Blue Wolf Mongolia Holdings Corp. held a Meeting of Shareholders (the “Meeting”). At the Meeting, shareholders approved the following: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) extending the date by which the Company must consummate its initial business combination from April 20, 2013 to July 22, 2013 (the “Extension Amendment”), (ii) an amendment to the Charter removing the requirement that the Company acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Company’s Trust Account (the “ 80% Amendment”) and (iii) an amendment to the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company permitting the withdrawal and distribution of an amount not to exceed $69,854,955 from the Company’s Trust Account to certain persons holding ordinary shares who wish to exercise their redemption rights in connection with the Extension Amendment and extending the date on which to liquidate the Company’s Trust Account to July 22, 2013 (the “IMTA Amendment”). The affirmative vote of sixty-five percent of the issued and outstanding shares of the Company was required to approve each of the proposals.

F-17

The Company also announced on April 15, 2013 the results of its tender offer to purchase up to 7,006,515 of its ordinary shares in connection with the extension and the other shareholder proposals. The tender offer expired at 11:59 p.m., New York City time, on April 16, 2013. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 5,794,119 ordinary shares had been validly tendered and not properly withdrawn for a total purchase price of approximately $57.8 million. Such ordinary shares represent approximately 58% of the Company’s issued and outstanding ordinary shares as of April 16, 2013.

On April 12, 2013, the Company entered into an agreement with the underwriters to amend the deferred compensation arrangement in the original underwriting agreement (see Note 10). Under the new arrangement, the underwriters will receive upon the closing of an Initial Business Combination, in lieu of the original $2.415 million fee, an amount equal to the sum of (i) $1,000,000 and (ii) (a) $1,400,000, multiplied by (b) the quotient of (x) the amount of cash retained in the Trust Account at the closing of the Initial Business Combination after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to the Company, divided by (y) $80,237,500. As a result of the tender on April 15, 2013, the maximum fee will be approximately $1.4 million.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Blue Wolf Mongolia Holdings Corp.

We have audited the accompanying balance sheet of Blue Wolf Mongolia Holdings Corp. (a corporation in the development stage) (the “Company”) as of February 29, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the period March 11, 2011 (date of inception) to February 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Wolf Mongolia Holdings Corp. (a corporation in the development stage) as of February 29, 2012, and the results of its operations and its cash flows for the period March 11, 2011 (date of inception) to February 29, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the accompanying financial statements have been restated to correct a misstatement.

/s/ Rothstein Kass

Roseland, New Jersey

May 21, 2012, except for Note 3, which is May 9, 2013

F-19

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

BALANCE SHEET

February 29, 2012

As Restated

ASSETS
Current assets:
Cash	$392,625
Prepaid insurance and other current assets	88,329
Total current assets	480,954

Investments held in Trust Account	80,241,787

Total assets	$80,722,741

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$37,204

Other liabilities:
Deferred underwriters' compensation	2,415,000
Warrant liability	8,185,167

Total liabilities	10,637,371

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,528,120 shares (at redemption value)	65,085,360

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-
Ordinary shares, no par value; unlimited shares authorized; 3,534,380 issued and outstanding (which excludes 6,528,120 shares subject to possible redemption)	5,000,010
Additional paid-in capital	-
Deficit accumulated during the development stage	-

Total shareholders' equity	5,000,010

Total liabilities and shareholders' equity	$80,722,741

See accompanying notes to financial statements.

F-20

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS

For the Period March 11, 2011 (date of inception) to February 29, 2012

As Restated

Revenue	$-
General and administrative expenses	401,940
Loss from operations	(401,940)
Other income (expense)
Interest income	4,287
Change in fair value of warrant liability	977,333
Net income attributable to ordinary shares not subject to possible redemption	$579,680

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption basic and diluted	3,020,601

Net income per ordinary share, excluding shares subject to possible redemption - basic and diluted	$0.19

See accompanying notes to financial statements.

F-21

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period March 11, 2011 (date of inception) to February 29, 2012
As Restated

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit, (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-		3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,528,120 ordinary shares at redemption value	(58,142)	1	-	(579,680)	(579,679)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	579,680	579,680

Balances at February 29, 2012, restated (audited)	3,534,380	$5,000,010	$-	$-	$5,000,010

See accompanying notes to financial statements.

F-22

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS

For the Period March 11, 2011 (date of inception) to February 29, 2012

As Restated

Cash Flows from Operating Activities
Net income	$579,680
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(977,333)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	(88,329)
Accrued expenses	37,204

Net cash used in operating activities	(448,778)

Cash Flows from Investing Activities
Principal deposited in Trust Account	(80,237,500)
Interest reinvested in Trust Account	(4,287)

Net cash used in investing activities	(80,241,787)

Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	200,000
Payment of notes payable to affiliate	(200,000)
Proceeds from sale of ordinary shares to Sponsor	25,000
Proceeds from public offering	80,500,000
Proceeds from issuance of Sponsor Warrants	3,125,000
Payment of offering costs	(2,566,810)

Net cash provided by financing activities	81,083,190

Increase in cash and cash equivalents	392,625
Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	$392,625

Supplemental Schedule of Non-Cash Financing Activities
Deferred underwriters' compensation	$2,415,000
Adjustment for warrant liability in connection with public offering	$9,162,500

See accompanying notes to financial statements.

F-23

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Business Operations

Restatement

Blue Wolf Mongolia Holdings Corp. is filing this Amendment No. 1 to Annual Report on Form 10-K/A (this “Amendment”) to amend and restate its Annual Report on Form 10-K for the period ended February 29, 2012, originally filed on May 22, 2012. This Amendment is being filed to restate our audited financial statements as of February 29, 2012 to correct the accounting for our outstanding warrants. Our original accounting treatment did not recognize a liability for the warrant liability and did not recognize changes in the fair value of that warrant liability in our audited statement of operations. For additional information regarding this restatement, see Note 3 – Restatement of Previously Issued Financial Statements.

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

The Company has selected the last day of February as its fiscal year end.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 5) was declared effective July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 6).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 8).

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 5) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

F-24

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account, amounts necessary to purchase up to 15% of the shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done  automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

F-25

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 5).

Note 2. Significant Accounting Policies

Development stage company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through February 29, 2012, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at February 29, 2012 principally consist of cash in a money market account held by the Company through its Trust Account.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the current presentation. Such reclassifications have no effect on previously reported net loss.

Net Income/(Loss) Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  For the period from March 11, 2011 (date of inception) to February 29, 2012, the effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted loss per ordinary share because their effect would be anti-dilutive. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share.

Redeemable Ordinary Shares

As discussed in Note 1, all of the 8,050,000 ordinary shares sold as part of a Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at February 29, 2012, 6,528,120 of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released for working capital. (approximately $9.97 at February 29, 2012).

F-26

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes.  Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of February 29, 2012. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period ended February 29, 2012. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warranty Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-27

Note 3. Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of February 29, 2012 to correct its accounting for an adjustment related to its outstanding warrants. The Company’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations. In April 2013, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrants, concluded that the warrants should be accounted for as a derivative liability. The warrants contain a price adjustment provision that in the event the Company completes a business combination subsequent to the initial business combination which results in the Company’s shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company’s own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as a derivative liability with changes in the fair value recorded in the current period earnings.

The following tables summarize the adjustments made to the previously reported balance sheet, statement of operations and statement of cash flows:

February 29, 2012

Selected balance sheet information

	As Previously Reported	Effect of Restatement	As Restated

Warrant liability	$-	$8,185,167	$8,185,167
Total liabilities	2,452,204	8,185,167	10,637,371

Ordinary shares, subject to possible redemption	73,270,527	(8,185,167)	65,085,360

Ordinary shares	2,272,663	2,727,347	5,000,010
Additional paid-in capital	3,125,000	(3,125,000)	-
Deficit accumulated during the development stage	(397,653)	397,653	-
Total shareholders' equity	5,000,010	-	5,000,010

Total liabilities and shareholders' equity	$80,722,741	$-	$80,722,741

F-28

For the Period from March 11, 2011 (date of inception) to February 29, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$977,333	$977,333

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(397,653)	$977,333	$579,680

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	7,100,281	(4,079,680)	3,020,601

Net loss per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.06)	$0.25	$0.19

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(397,653)	$977,333	$579,680
Gain on change in fair value of warrant liability	$-	$(977,333)	$(977,333)

Supplemental disclosure of non-cash financing activities:
Adjustment for warrant liability in connection with the Public Offering	$-	$9,162,500	$9,162,500

Note 4. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s initial business combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $8,185,167 as of February 29, 2012. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations.

F-29

Note 5. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the warrants’ quoted market price at each reporting date.

Underwriting Agreement   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

Note 6. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

F-30

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

F-31

Note 7. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. During the period ended February 29, 2012, $80,000 has been charged to the Company for administrative services. As of February 29, 2012, there is no outstanding balance due to the Sponsor for administrative fees.

Notes Payable

On April 1, 2011 the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

Note 8. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the private placement, has been placed in the Trust Account. The trust proceeds are invested in a money market fund which invests exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

Note 9. Fair Value Measurement

The Company complies with FASB ASC 820, “Fair Value Measurements”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of February 29, 2012, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

F-32

Fair Value of Financial Assets and Liabilities as of February 29, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	February 29,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,241,787	$80,241,787	$—	$—
Total	$80,241,787	$80,241,787	$—	$—

Liabilities:
Warrant liability	$8,185,167	$—	$8,185,167	$—
Total	$8,185,167	$—	$8,185,167	$—

Note10. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying balance sheet.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 11. Shareholders’ Equity

Ordinary Shares  — The Company is authorized to issue an unlimited number of ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At February 29, 2012, there were 3,534,380 ordinary shares outstanding. Ordinary shares outstanding at February 29, 2012 excludes 6,528,120 ordinary shares subject to possible redemption

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.  At February 29, 2012, there were no preferred shares issued.

F-33

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM BALANCE SHEET

	March 31, 2013	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$49,340	$231,400
Prepaid insurance and other current assets	6,967	62,045

Total current assets	56,307	293,445

Investments held in Trust Account	80,248,791	80,244,448

Total assets	$80,305,098	$80,537,893

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to affiliate	$300,000	$-
Accrued expenses	86,566	16,398

Other liabilities:
Deferred underwriters' compensation	2,415,000	2,415,000
Warrant liability	4,886,667	7,330,000

Total liabilities	7,688,233	9,761,398

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,782,032 shares and 6,597,441 shares, respectively (at redemption value)	67,616,855	65,776,491

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-	-
Ordinary shares, no par value; unlimited shares authorized; 3,280,468 and 3,465,059 issued and outstanding (which excludes 6,782,032 and 6,597,441 shares subject to possible redemption, respectively)	5,000,010	5,000,004
Additional paid-in capital	-	-
Deficit accumulated during the development stage	-	-

Total shareholders' equity	5,000,010	5,000,004

Total liabilities and shareholders' equity	$80,305,098	$80,537,893

See accompanying notes to interim financial statements.

F-34

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

			For the Period from	For the Period from
			March 11, 2011	March 11, 2011
	Nine Months Ended		(date of inception) to	(date of inception) to
	March 31, 2013	March 31, 2012	March 31, 2012	March 31, 2013

Revenue	$-	$-	$-	$-
General and administrative expenses	607,559	437,409	442,409	1,176,202
Loss from operations	(607,559)	(437,409)	(442,409)	(1,176,202)
Other income (expense)
Interest income	4,595	4,925	4,925	11,543
Change in fair value of warrant liability	2,443,333	366,500	366,500	4,275,833
Net income (loss) attributable to ordinary shares not subject to possible redemption	$1,840,369	$(65,984)	$(70,984)	$3,111,174

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption, basic and diluted	3,234,334	3,436,601	3,024,458	3,124,439

Net income (loss) per ordinary share, excluding shares subject to possible redemption, basic and diluted	$0.57	$(0.02)	$(0.02)	$1.00

See accompanying notes to interim financial statements.

F-35

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from March 11, 2011 (date of inception) to March 31, 2013

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Net loss attributable to ordinary shares not subject to possible redemption				(5,000)	(5,000)

Balances at June 30, 2011 (unaudited)	2,012,500	25,000	-	(5,000)	20,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit, (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-	-	3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,597,441 ordinary shares at redemption value	(127,463)	(5)	-	(1,270,805)	(1,270,810)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,275,805	1,275,805

Balances at June 30, 2012 (audited)	3,465,059	5,000,004	-	-	5,000,004

Change in proceeds subject to possible redemption to 6,782,032 ordinary shares at redemption value	(184,591)	6	-	(1,840,369)	(1,840,363)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,840,369	1,840,369

Balances at March 31, 2013 (unaudited)	3,280,468	$5,000,010	$-	$-	$5,000,010

See accompanying notes to interim financial statements.

F-36

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

			For the Period from	For the Period from
			March 11, 2011	March 11, 2011
	Nine Months Ended		(date of inception) to	(date of inception) to
	March 31, 2013	March 31, 2012	March 31, 2012	March 31, 2013
Cash Flows from Operating Activities
Net income	$1,840,369	$(65,984)	$(70,984)	$3,111,174
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(2,443,333)	(366,500)	(366,500)	(4,275,833)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	55,078	80,738	(81,720)	(6,967)
Accrued expenses	70,168	2,787	29,287	86,566

Net cash used in operating activities	(477,718)	(348,959)	(489,917)	(1,085,060)

Cash Flows from Investing Activities
Principal deposited in Trust Account	-	(80,237,500)	(80,237,500)	(80,237,500)
Interest reinvested in Trust Account	(4,342)	(4,925)	(4,925)	(11,290)

Net cash used in investing activities	(4,342)	(80,242,425)	(80,242,425)	(80,248,790)

Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	300,000	-	200,000	500,000
Payment of notes payable to affiliate	-	(200,000)	(200,000)	(200,000)
Proceeds from sale of ordinary shares to Sponsor	-	-	25,000	25,000
Proceeds from public offering	-	80,500,000	80,500,000	80,500,000
Proceeds from issuance of Sponsor Warrants	-	3,125,000	3,125,000	3,125,000
Payment of offering costs	-	(2,566,810)	(2,566,810)	(2,566,810)

Net cash provided by financing activities	300,000	80,858,190	81,083,190	81,383,190

Increase (decrease) in cash and cash equivalents	(182,060)	266,806	350,848	49,340
Cash and cash equivalents at beginning of the period	231,400	84,042	-	-
Cash and cash equivalents at end of the period	$49,340	$350,848	$350,848	$49,340

Supplemental Schedule of Non-Cash Financing Activities
Deferred underwriters' compensation		$2,415,000	$2,415,000	$2,415,000
Adjustment for warrant liability in connection with public offering		$9,162,500	$9,162,500	$9,162,500

See accompanying notes to interim financial statements.

F-37

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

Note 1. Interim Financial Information

The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2013 and June 30, 2012 and the results of operations for the nine months ended March 31, 2013, the nine months ended March 31, 2012, the period from March 11, 2011 (date of inception) to March 31, 2012 and the period from March 11, 2011 (date of inception) to March 31, 2013. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of the results of operations to be expected for a full fiscal year.

These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2013.

Note 2. Organization and Business Operations

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

Effective December 30, 2012, the Company changed its fiscal year end from February 28 to June 30 solely for financial accounting purposes. As a result of this change, the Company’s current fiscal year will end on June 30, 2013.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective on July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 6).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 8).

F-38

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 4) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

F-39

Liquidation/Going Concern Consideration

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 4).

The Company will pay the costs of liquidation from its remaining assets outside the Trust Account. If such funds are insufficient to cover these costs and expenses, up to $50,000 of the net interest earned on the Trust Account may be released to the Company to pay these costs. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Note 3. Significant Accounting Policies

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through March 31, 2013, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at March 31, 2013 and June 30, 2012, principally consist of cash invested directly in Treasury securities or in a money market account held by the Company through its Trust Account.

Net Income/(Loss) Per Share

Basic net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  For the periods presented, the effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted income/(loss) per ordinary share because their effect would be anti-dilutive. As a result, dilutive income/(loss) per ordinary share is equal to basic income/(loss) per ordinary share.

Redeemable Ordinary Shares

As discussed in Note 2, all of the 8,050,000 ordinary shares sold as part of a Public Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

F-40

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at March 31, 2013 and June 30, 2012, 6,782,032 and 6,597,441 shares, respectively, of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value (approximately $9.97 per share at March 31, 2013 and June 30, 2012) is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2013 or June 30, 2012. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of March 31, 2013 and for the period from March 11, 2011 (date of inception) to March 31, 2013. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

F-41

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the market price of the warrants at each reporting date.

Underwriting Agreement —   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

F-42

Note 5. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s Initial Business Combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the Initial Business Combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $4,886,667 and $7,330,000 as of March 31, 2013 and June 30, 2012, respectively. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations

Note 6. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

 Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

F-43

Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act”). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

Note 7. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. Approximately $90,000, $90,000, $90,000 and $210,000 was incurred under this agreement for the nine months ended March 31, 2013, the nine months ended March 31, 2012, the period from March 11, 2011 (date of inception) to March 31, 2012 and the period from March 11, 2011 (date of inception) to March 31, 2013, respectively. As of March 31, 2013 and June 30, 2012, there were net outstanding balances of $60,000 and nil payable to the Sponsor for unpaid administrative fees.

Notes Payable

On April 1, 2011, the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

In January and March 2013, the Company issued unsecured promissory notes for $200,000 and $100,000 respectively, to Blue Wolf MHC Ltd.  The proceeds from the notes have been used to fund operating costs. The notes are non-interest bearing and due on demand.

F-44

Note 8. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the proceeds of the private placement, has been placed in the Trust Account. The Company is permitted to invest the proceeds of the Trust Account in U.S. “government securities,” within the meaning of Section 2(a)(16) of the 1940 Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act.

At June 30, 2012, the proceeds held in trust, including reinvested interest, of $80,244,448 were invested in a money market fund which invested exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

As of March 31, 2013, the trust proceeds are invested in directly in U.S. government securities with a maturity of 180 days or less, which consist of $80,248,700 in United States Treasury Bills and $91 of cash equivalents. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, "Investments - Debt and Equity Securities.” Held to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at March 31, 2013 a re as follows:

		Unrealized
	Carrying	Holding
	Amount	Gain / (Loss)	Fair Value
Held-to-maturity
U.S. Treasury Securities - March 31, 2013	80,248,700	-	80,248,700

Note 9. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following tables presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2013 and June 30, 2012, respectively, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

F-45

Fair Value of Financial Assets and Liabilities as of March 31, 2013

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	March 31,	Active Markets	Inputs	Inputs
Description	2013	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,248,791	$80,248,791	$—	$—
Total	$80,248,791	$80,248,791	$—	$—

Liabilities:
Warrant liability	$4,886,667	$—	$4,886,667	$—
Total	$4,886,667	$—	$4,886,667	$—

Fair Value of Financial Assets and Liabilities as of June 30, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,244,448	$80,244,448	$—	$—
Total	$80,244,448	$80,244,448	$—	$—

Liabilities:
Warrant liability	$7,330,000	$—	$7,330,000	$—
Total	$7,330,000	$—	$7,330.000	$—

Note 10. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying interim balance sheets.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 11. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited ordinary shares authorized. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At March 31, 2013 and June 30, 2012, there were 3,280,468 and 3,465,059 ordinary shares outstanding, respectively. Ordinary shares outstanding at March 31, 2013 and June 30, 2012 excludes 6,782,032 and 6,597,441 ordinary shares subject to possible redemption, respectively.

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At March 31, 2013 and June 30, 2012, there were no preferred shares outstanding.

F-46

Note 12. Subsequent Events

On April 15, 2013, Blue Wolf Mongolia Holdings Corp. held a Meeting of Shareholders (the “Meeting”). At the Meeting, shareholders approved the following: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) extending the date by which the Company must consummate its initial business combination from April 20, 2013 to July 22, 2013 (the “Extension Amendment”), (ii) an amendment to the Charter removing the requirement that the Company acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Company’s Trust Account (the “ 80% Amendment”) and (iii) an amendment to the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company permitting the withdrawal and distribution of an amount not to exceed $69,854,955 from the Company’s Trust Account to certain persons holding ordinary shares who wish to exercise their redemption rights in connection with the Extension Amendment and extending the date on which to liquidate the Company’s Trust Account to July 22, 2013 (the “IMTA Amendment”). The affirmative vote of sixty-five percent of the issued and outstanding shares of the Company was required to approve each of the proposals.

The Company also announced on April 15, 2013 the results of its tender offer to purchase up to 7,006,515 of its ordinary shares in connection with the extension and the other shareholder proposals. The tender offer expired at 11:59 p.m., New York City time, on April 16, 2013. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 5,794,119 ordinary shares had been validly tendered and not properly withdrawn for a total purchase price of approximately $57.8 million. Such ordinary shares represent approximately 58% of the Company’s issued and outstanding ordinary shares as of April 16, 2013.

On April 12, 2013, the Company entered into an agreement with the underwriters to amend the deferred compensation arrangement in the original underwriting agreement (see Note 10). Under the new arrangement, the underwriters will receive upon the closing of an Initial Business Combination, in lieu of the original $2.415 million fee, an amount equal to the sum of (i) $1,000,000 and (ii) (a) $1,400,000, multiplied by (b) the quotient of (x) the amount of cash retained in the Trust Account at the closing of the Initial Business Combination after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to the Company, divided by (y) $80,237,500. As a result of the tender on April 15, 2013, the maximum fee will be approximately $1.4 million.

F-47

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Li3 Energy, Inc.

(An Exploration Stage Company)

Providencia, Santiago, Chile

We have audited the accompanying consolidated balance sheets of Li3 Energy, Inc. (an Exploration Stage Company) as of June 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended and for the period from June 24, 2005 (inception) to June 30, 2012. These consolidated financial statements are the responsibility of Li3 Energy, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Li3 Energy, Inc., as of June 30, 2012 and 2011, and the results of their operations and their cash flows for the years then ended and for the period from June 24, 2005 (inception of the exploration stage) to June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has no source of recurring revenue; negative working capital and cash flows; and has suffered recurring losses from operations; which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

October 15, 2012

F-48

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Balance Sheets

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash	$27,689	$952,401
Deferred financing costs	-	103,250
Prepaid expenses and advances	8,841	41,809
Total current assets	36,530	1,097,460
Mineral rights	63,741,000	64,041,000
Property and equipment, net	175,220	-
Other assets	10,650	-
Total non-current assets	63,926,870	64,041,000
Total assets	$63,963,400	$65,138,460

Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable	$2,331,722	$259,992
Accounts payable - related parties	104,326	110,986
Accrued expenses	994,827	433,028
Accrued registration rights penalties	518,243	-
Zero-coupon convertible debt, net of unamortized discount of $-0- and $1,304,674, respectively	1,783,181	372,764
Notes payable	1,245,000	95,000
Total current liabilities	6,977,299	1,271,770
Derivative liabilities - warrant instruments	7,653,928	15,244,754
Total liabilities	14,631,227	16,516,524
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 990,000,000 shares authorized; 323,782,553 and 279,913,920 shares issued and outstanding as of June 30, 2012 and June 30, 2011, respectively	323,783	279,914
Additional paid-in capital	63,578,079	58,307,796
Other comprehensive income	83,563	-
Deficit accumulated during exploration stage	(37,773,845)	(35,461,774)
Total stockholders' equity of Li3 Energy, Inc.	26,211,580	23,125,936
Non-controlling interests	23,120,593	25,496,000
Total stockholders' equity	49,332,173	48,621,936
Total liabilities and stockholders' equity	$63,963,400	$65,138,460

See accompanying notes to the consolidated financial statements.

F-49

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Operations

			June 24, 2005
			(Inception)
	Years ended June 30,		through
	2012	2011	June 30, 2012
Revenues	$-	$-	2,278

Cost of goods sold	-	-	(1,182)

Gross profit	-	-	1,096

Operating expenses:
Exploration expenses	6,193,533	560,075	9,089,387
Mineral rights impairment expense	300,000	4,120,000	9,138,785
Loss on settlements, net	-	1,497,500	1,497,500
Inventory impairment	-	-	1,469
General and administrative expenses	6,996,043	5,448,667	15,395,323
Total operating expenses	13,489,576	11,626,242	35,122,464

Other (income) expense:
Loss on debt extinguishment	841,752	-	841,752
Change in fair value of derivative liabilities - warrant instruments	(10,780,342)	6,116,147	1,559,352
Warrant modification expense	-	1,068,320	1,068,320
Gain on foreign currency transactions	(14,142)	(1,383)	(10,365)
Interest expense	1,150,634	410,056	1,568,825
Total other (income) expense	(8,802,098)	7,593,140	5,027,884

Net loss	(4,687,478)	(19,219,382)	(40,149,252)
Net loss attributable to the noncontrolling interest	(2,375,407)	-	(2,375,407)
Net loss attributable to Li3 Energy, Inc.	$(2,312,071)	$(19,219,382)	$(37,773,845)

Net loss per common share - basic and diluted	$(0.01)	$(0.16)

Weighted average number of common shares outstanding - basic and diluted	313,997,372	123,690,841

Comprehensive income (loss)
Net loss	$(4,687,478)	$(19,219,382)	$(40,149,252)
Other comprehensive income - foreign currency translation adjustments	83,563	-	83,563
Total comprehensive loss	(4,603,915)	(19,219,382)	(40,065,689)
Comprehensive loss attributable to noncontrolling interests	(2,375,407)	-	(2,375,407)
Comprehensive loss attributable to Li3 Energy, Inc.	$(2,228,508)	-	$(37,690,282)

See accompanying notes to the consolidated financial statements.

F-50

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statement of Changes in Stockholders’ Equity

From June 24, 2005 (Inception) through June 30, 2012

					Deficit
					Accumulated		Total
			Additional	Other	During the	Non-	Stockholders'
	Common Stock		Paid-in	Comprehensive	Exploration	Controlling	Equity
	Shares	Par Value	Capital	Loss	Stage	Interest	(Deficit)

Balance at June 24, 2005 (inception)	-	$-	$-	$-	$-	$-	$-

Stock issued for cash, June 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Net loss	-	-	-	-	-	-	-

Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Stock issued for cash, March 2006	47,368,454	47,368	2,632	-	-	-	50,000

Net loss	-	-	-	-	(14,068)	-	(14,068)

Balance, June 30, 2006	118,421,126	118,420	(60,920)	-	(14,068)	-	43,432

Net loss	-	-	-	-	(16,081)	-	(16,081)

Balance, June 30, 2007	118,421,126	118,420	(60,920)	-	(30,149)	-	27,351

Stock issued for cash, February 2008	2,631,595	2,632	47,368	-	-	-	50,000

Net loss	-	-	-	-	(95,656)	-	(95,656)

Balance, June 30, 2008	121,052,721	121,052	(13,552)	-	(125,805)	-	(18,305)

Net loss	-	-	-	-	(67,905)	-	(67,905)

Balance, June 30, 2009	121,052,721	121,052	(13,552)	-	(193,710)	-	(86,210)

Cancellation of shares in connection with merger	(71,052,626)	(71,052)	71,052	-	-	-	-

Stock issued for cash:
Stock and warrants in offered 2009 Unit Offering and First 2010 Offering, less offering costs of $410,680	18,000,000	18,000	2,265,139	-	-	-	2,283,139

Stock based compensation:
Stock issued to chief executive officer for services	1,500,000	1,500	3,300	-	-	-	4,800
Stock issued to a consultant for services	1,125,000	1,125	805,125	-	-	-	806,250
Stock options issued to consultant for services	-	-	114,783	-	-	-	114,783
Amortization of stock-based compensation expense	-	-	84,614	-	-	-	84,614
Fair value of stock contributed by CEO to employees and director for services	-	-	129,500	-	-	-	129,500

Stock issued for property acquisitions:
Stock issued for March 2010 acquisition of mineral rights	4,000,000	4,000	3,636,000	-	-	-	3,640,000

Net loss	-	-	-	-	(16,048,682)	-	(16,048,682)

Balance, June 30, 2010	74,625,095	74,625	7,095,961	-	(16,242,392)	-	(9,071,806)

Stock issued for cash:
Stock and warrants offered in First 2010 Unit Offering, less offering costs of $51,991	2,160,000	2,160	248,901	-	-	-	251,061
Stock and warrants offered in Second 2010 Unit Offering, no offering costs	4,000,000	4,000	44,639	-	-	-	48,639
Stock and warrants offered in Third 2010 Unit Offering, less offering costs of $223,088	11,666,663	11,667	757,473	-	-	-	769,140
Stock and warrants offered in 2011 Offering, less offering costs totaling $737,271	23,920,071	23,920	3,554,723	-	-	-	3,578,643
Stock issued for cash upon exercise of Double Options	3,800,000	3,800	186,200	-	-	-	190,000
Exercise of $0.05 per share D Warrants for cash	2,000,000	2,000	98,000	-	-	-	100,000
Cashless exercise of $0.05 per share D warrants	515,254	515	-	-	-	-	515
Exercise of $0.15 per share E Warrants for cash	7,623,336	7,624	1,135,926	-	-	-	1,143,550

Stock-based compensation:
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	500,000	500	(500)	-	-	-	-
Stock issued to MIZ, a related party for salary and bonus under Employment Service Agreement	736,842	737	281,763	-	-	-	282,500
Stock issued for services	2,728,310	2,728	1,027,871	-	-	-	1,030,599
Amortization of stock-based compensation	-	-	777,963	-	-	-	777,963
Stock issued for Investment Agreement with investor	1,638,349	1,638	382,830	-	-	-	384,468

Stock issued to settle liabilities:
Stock issued for Lacus settlement	500,000	500	192,000	-	-	-	192,500
Stock issued for settlement with Puna Lithium	6,000,000	6,000	1,914,000	-	-	-	1,920,000

Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	2,582,116	-	-	-	2,582,116
Fair value of E warrants reclassified from derivative liability to equity upon exercise	-	-	2,022,430	-	-	-	2,022,430
Beneficial conversion of convertible debt issued May 2011	-	-	368,000	-	-	-	368,000

Stock issued for property acquisitions:
Stock issued for August 2010 acquisition of mineral rights	10,000,000	10,000	3,890,000	-	-	-	3,900,000
Stock issued for acquisition of May 2011 mineral rights	127,500,000	127,500	31,747,500	-	-	-	31,875,000

Consolidation of Maricunga non-controlling interest	-	-	-	-	-	25,496,000	25,496,000

Net loss	-	-	-	-	(19,219,382)	-	(19,219,382)

Balance, June 30, 2011	279,913,920	279,914	58,307,796	-	(35,461,774)	25,496,000	48,621,936

Stock issued for cash:
Stock and warrants offered to POSCO, less offering costs of $685,944	38,095,300	38,095	3,495,996	-	-	-	3,534,091
Exercise of $0.05 per share D Warrants for cash	4,200,000	4,200	205,800	-	-	-	210,000
Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	590,462	-	-	-	590,462
Beneficial conversion of convertible debt waiver agreement	-	-	330,019	-	-	-	330,019

Stock based compensation:
Amortization of stock-based compensation	-	-	514,380	-	-	-	514,380
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	300,000	300	(300)	-	-	-	-
Common stock issued for services	1,273,333	1,274	133,926	-	-	-	135,200

Foreign currency translation adjustments	-	-	-	83,563	-	-	83,563

Net loss		-	-	-	(2,312,071)	(2,375,407)	(4,687,478)

Balance, June 30, 2012	323,782,553	$323,783	$63,578,079	$83,563	$(37,773,845)	$23,120,593	$49,332,173

See accompanying notes to the consolidated financial statements.

F-51

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

			June 24, 2005
	Year	Year	(Inception)
	Ended	Ended	through
	June 30,	June 30,	June 30,
	2012	2011	2012
Cash flows from operating activities
Net loss	$(4,687,478)	$(19,219,382)	$(40,149,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	51,560	3,946	71,060
Mineral rights impairment expense	300,000	4,120,000	9,138,785
Loss on settlements, net	-	1,497,500	1,497,500
Inventory impairment	-	-	1,469
Stock-based compensation	649,580	2,668,520	4,458,047
Loss on debt extinguishment	841,752	-	841,752
Change in fair value of derivative liabilities - warrant instruments	(10,780,342)	6,116,147	1,559,352
Warrant modification expense	-	1,068,320	1,068,320
Zero coupon interest accretion and amortization of debt
discount on convertible notes	995,059	372,764	1,367,823
Amortization of deferred financing costs	36,875	29,500	66,375
Loss on foreign currency transactions	14,142		14,142
Changes in operating assets and liabilities:
Increase in inventory	-	-	(1,469)
Decrease (increase) in prepaid expenses and advances	33,295	14,667	(8,514)
Increase in other assets	(10,650)	-	(10,650)
Increase (decrease) in accounts payable	2,055,939	(397,108)	2,315,931
Increase (decrease) in accounts payable - related parties	(6,246)	100,315	104,740
Increase in accrued expenses	562,707	29,988	1,575,245
Increase in accrued registration rights penalties	518,243	-	518,243
Net cash used in operating activities	(9,425,564)	(3,594,823)	(15,571,101)

Cash flows from investing activities
Acquisition of mineral rights	-	(6,550,000)	(7,968,785)
Acquisition of equipment	(226,780)	-	(236,280)
Payments for leasehold improvements	-	-	(10,000)
Net cash used in investing activities	(226,780)	(6,550,000)	(8,215,065)

Cash flows from financing activities
Proceeds from zero coupon convertible debt offering	-	1,500,000	1,500,000
Payment of deferred financing costs	-	(75,000)	(75,000)
Payment of waiver fee for convertible debt	(30,000)	-	(30,000)
Proceeds from notes payable	1,150,000	-	1,245,000
Proceeds from issuance of common stock, net	7,314,069	7,935,828	19,446,717
Proceeds from exercise of warrants	210,000	1,433,575	1,643,575
Net cash provided by financing activities	8,644,069	10,794,403	23,730,292

Effect of exchange rate changes on cash	83,563	-	83,563

Net increase (decrease) in cash	(924,712)	649,580	27,689

Cash at beginning of the year	952,401	302,821	-

Cash at end of the year	$27,689	$952,401	$27,689

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$5,792	$-	$5,792
Non-cash financing transactions:
Fair value of derivative warrant instruments issued in
private offerings	$3,779,978	$3,228,345	$8,874,504
Reclassification of warrant liabilities to additional paid-in capital
for warrant exercises	$590,462	$4,604,000	$5,195,008
Debt discount due to beneficial conversion feature	$330,019	$-	$698,019
Issuance of common stock for acquisition of mineral rights	$-	$35,775,000	$39,415,000
Warrants issued for services	$-	$157,010	$157,010
Warrants issued for offering costs	$-	$57,750	$57,750
Debt discount due to warrant derivative liabilities issued with
convertible debt	$-	$1,132,000	$1,132,000
Consolidation of non-controlling interest of the
Maricunga Companies	$-	$25,496,000	$25,496,000
Common stock cancelled	$-	$-	$71,052

See accompanying notes to the consolidated financial statements.

F-52

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005. Initially, the Company’s principal products were soy-blend wax candles (the “Legacy Business”). In 2009, the Company redirected its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America, but has more recently focused solely on South America.

On October 19, 2009, the Company filed an amendment to its articles of incorporation with the Secretary of State of the State of Nevada, pursuant to which it changed its name from NanoDynamics Holdings, Inc., to Li3 Energy, Inc., to reflect the Company’s plans to focus its business strategy on the energy sector and related lithium mining opportunities in North and South America.

The Company’s six subsidiaries include: Li3 Energy Peru SRL (“Li3 Peru”), a wholly owned subsidiary in Peru, formed to explore mining opportunities in Peru and in South America; Minera Li Energy SPA (“Minera Li”), a wholly owned subsidiary in Chile; Alfredo Holdings, Ltd. (“Alfredo”), an exempted limited company incorporated under the laws of the Cayman Islands; Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”), which is a subsidiary of Alfredo; and Noto Energy S.A. (“Noto”), an Argentinean corporation. Also, in May 2011, Minera Li acquired 60% ownership of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”).

During March 2011, the Company amended its Articles of Incorporation to provide for the issuance of 1,000,000,000 shares of capital stock (increased from 300,000,000 shares of capital stock), of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are undesignated preferred stock, par value $0.001 per share.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Li3 Energy, Li3 Peru, Alfredo, PRMC, Noto, and Minera Li which holds the six majority-owned subsidiaries consisting of the Maricunga Companies. All intercompany amounts have been eliminated in consolidation.

b.  Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 - Development Stage Entities . Its activities to date have been limited to capital formation, organization, and development of its business, including acquisitions of mineral rights.

c. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $0 cash equivalents at June 30, 2012 and 2011. The Company has not experienced any losses on its deposits of cash and cash equivalents.

d.  Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value .. During the years ended June 30, 2012 and 2011, the Company recorded mineral rights impairment charges of $300,000 and $4,120,000, respectively.

F-53

e. Impairment of long-lived assets

Long-lived assets, including mineral rights, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. The long-lived assets are tested by comparing the carrying value and fair value of the assets. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair

f.  Property and Equipment

Property and equipment are stated at cost. Equipment and fixtures are being depreciated using the straight-line method over the estimated useful lives ranging from 3 to 7 years.

g.   Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and for net operating loss carry-forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

For financial statement purposes, we recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any uncertain income tax positions or accrued interest or penalties included in our consolidated balance sheets at June 30, 2012, or 2011, and did not recognize any interest and/or penalties in its consolidated statements of operations during the years ended June 30, 2012 or 2011.

h.   Share-based Payments

Pursuant to the provisions of FASB ASC 718, Compensation - Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company estimates volatility by considering the historical stock volatility. The Company has opted to use the simplified method for estimating expected term, which is generally equal to the midpoint between the vesting period and the contractual term.

i.   Earnings (Loss) per Share

Basic net loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding over the reporting period.  In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation of diluted net loss per share amounts as the effect would be anti-dilutive.

For the years ended June 30, 2012 and 2011, the following convertible debt, stock options and warrants to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive:

F-54

	Years Ended
	June 30, 2012	June 30, 2011
Stock options	533,333	433,333
Stock warrants	89,284,712	54,200,565
Convertible debt	14,859,842	3,750,000
	104,677,887	58,383,898

j. Foreign Currency

The capital accounts are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate during the period.  Translation adjustments are included in other comprehensive income (loss) within stockholders’ equity. Foreign currency transaction gains and losses are included in the statement of operations as other income (expense).

k.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has made significant estimates related to the fair value of shares issued for mineral acquisitions; the fair value of derivative liabilities; stock-based payments; and contingencies.

l. Non-Controlling Interests

The Company is required to report its non-controlling interests as a separate component of shareholders’ equity. The Company is also required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interests and to the shareholders of the Company separately in its consolidated statements of operations. Losses applicable to the non-controlling interests are allocated to the non-controlling interests even when those losses are in excess of the non-controlling interests’ investment basis. During the years ended June 30, 2012 and 2011, the Company recorded a net loss allocable to non-controlling interests of $2,375,407 and $-0-, respectively.

m.  Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”, which amends ASC 820, Fair Value Measurement . ASU 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or International Financial Reporting Standards (IFRSs). ASU 2011-04 changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The Company does not anticipate that the adoption of ASU 2011-04 will have a material impact on its consolidated financial statements.

There were various accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our consolidated financial position, operations or cash flows.

n. Subsequent Events

The Company evaluated material events occurring between the end of our fiscal year, June 30, 2012, and through the date when the consolidated financial statements were issued for disclosure consideration.

NOTE 3.   GOING CONCERN

At June 30, 2012, the Company had no source of current revenue, a cash balance on hand of $27,689, negative working capital of $6,940,769 and the Company recognized negative cash flows from operations of $15,567,909 during the period from June 24, 2005 (inception) through June 30, 2012. On August 17, 2012, the Company received $10,000,000 in funding from POSCAN. The Company believes its current positive working capital position is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for at least the next 12 months, however, at budgeted levels of activity the Company would be required to raise substantial additional funds.

F-55

In the course of its development activities, the Company has sustained and continues to sustain losses.  The Company cannot predict if and when the Company may generate profits.  In the event we identify commercial reserves of lithium or other minerals, we will require substantial additional capital to develop those reserves and certain governmental permits to exploit such resources.  The Company expects to finance its future operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

Further, the development and exploitation of the properties in which we have mineral interests require permits at various stages of development. Mineral resources in our principal project, Maricunga, are designated as a national resource and cannot be mined and sold unless the government of Chile issues a permit which may not occur or could require payments in excess of the Company’s available funds or could be subject to competitive bidding.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain the necessary rights to exploit its mineral rights; meet its financial and operational obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4.  MINERAL RIGHTS

Mineral rights consist of the following at June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Maricunga	$63,741,000	$63,741,000
Noto	-	300,000
	$63,741,000	$64,041,000

Maricunga

On November 30 and December 1, 2010, the Company signed non-binding exclusive letters of intent with the shareholders (the “Maricunga Sellers”) of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”), to acquire a percentage of the Maricunga Companies, which collectively own the Maricunga Project (“Maricunga”). During December 2010, the Company paid $250,000 to the Maricunga Sellers in connection with signing the non-binding letters of intent which provided the Company with additional time to perform its due diligence and prepare definitive purchase agreements. The Maricunga property is undeveloped and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions, each held by a separate legal entity, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile . Each concession grants the owner the right to explore for mineral deposits at the Maricunga property.

On May 20, 2011, the Company and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga (the “Acquisition Agreement”), whereby the Company, through its Chilean subsidiary, Minera Li, acquired from the Maricunga Sellers a 60% interest in each of the Maricunga Companies. The purchase price, including amounts paid to agents, was $6,370,000 in cash and 127,500,000 restricted shares of common stock of the Company (the “Maricunga Purchase Price Shares”) which had a fair value of $31,875,000 based on the market price on the date of issuance. The $6,370,000 in cash includes a $250,000 deposit paid in December 2010 and $120,000 due to agents. Pursuant to the Acquisition Agreement, closing occurred on June 2, 2011, the date by which the Maricunga Sellers and agents received their shares of common stock (which were registered in Chile) and the remaining $6,000,000 of cash. The agents received $120,000 at closing.

F-56

The assets of the Maricunga Companies consist solely of undeveloped mineral rights and were recorded as an asset purchase. The Company consolidated Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga and recorded the assets at 100% based on purchase price of $6,370,000 in cash and 127,500,000 restricted shares of common stock which had a fair value of $31,875,000. The Company recorded a non-controlling interest for the 40% of the Maricunga Companies that were not acquired, or $25,496,000.

The Company has agreed to register under the Securities Act one-half of the 127,500,000 Maricunga Purchase Price Shares on a “best efforts” basis by January 31, 2012 and the remainder by October 31, 2012. In the event that the SEC limits the number of shares that may be sold pursuant to the registration statement, we may remove from the registration statement such number of shares as specified by the SEC, and may file subsequent registration statements covering the resale of additional shares of such common stock. Accordingly, we are not obligated to pay any penalties in the event we are unable to register the shares, or obtain or maintain an effective registration statement related to such shares.

The Company has incurred exploration expenses for the development of the Maricunga property of $5,938,517 and $0 for the year ended June 30, 2012 and 2011, respectively. Future development expenditures are forecasted to be at least $200 million.

Pursuant to a shareholders’ meeting held by the Maricunga Companies on October 6, 2011 in Chile (“Shareholder Meeting”), the majority shareholders of the Maricunga Companies approved a quota to cover expenses relating to the preservation and exploration of the mining concessions owned by the Maricunga Companies. Pursuant the Shareholder Meeting, Minera Li and the 40% non-controlling interest owners of the Maricunga Companies were required to make payments totaling $6,975,136 to bank accounts held by the Company within ninety days of the Shareholder Meeting, or January 4, 2012. Of the total $6,975,136 payments, Minera Li was to provide $4,185,083 and the 40% non-controlling interest shareholders (“minority shareholders”) were to provide $2,790,053. The minority shareholders have not made their required payments to the Company. As a result, all the expenses incurred by the Maricunga Companies during the year ended June 30, 2012, of $5,938,517, were funded by the Company. The Company recorded 40% of the expenses incurred by the Maricunga Companies to the non-controlling interest, or $2,375,407 for the year ended June 30, 2012.

The Chilean Mining Code requires shareholders of legal mining companies (such as the Maricunga Companies) to contribute their pro rata portion of exploration and exploitation expenses that are established at a shareholders meeting (“Required Contributions”). The Chilean Mining Code permits any legal mining company to initiate an executive trial, the final resolution of which would state that shares held by shareholders who fail to make any Required Contribution must be sold at a public auction. The Chilean Mining Code establishes that the minimum bid in such auction shall be the amount of the Required Contribution that the defaulting shareholders failed to contribute (the “Default Amount”). The proceeds of such auction shall go first to the relevant legal mining company in the amount of the Default Amount, and any proceeds in excess thereof shall be paid to the defaulting shareholders. If the minimum bid is not achieved in the auction, then the defaulting shareholders’ shares in the legal mining company will be cancelled and each non-defaulting shareholder’s funding obligations will increase proportionally.

As the majority shareholder of each of the six Maricunga Companies, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile against the minority shareholders. Certain minority shareholders have filed counterclaims against the Company to declare, among other things, the invalidation of the Shareholder Meeting on October 6, 2011 at which, required contributions were established that such minority shareholders failed to make. We are currently preparing our response. Our future plans are not dependent on the outcome of this matter with respect to the development of the Maricunga project

The Company has determined that neither the minority shareholders’ default nor the proposed auction is (or will be) a triggering event that would require the Company to test the long-lived assets for recoverability.

On September 24, 2012, the Ministry of Mining opened the bids and informed the Company that the Consortium’s bid was not the winning bid. However, on October 1, 2012, the Ministry of Mining informed the Company that the Chilean Government decided to invalidate the CEOL process and the results announced on September 24, 2012, due to an administrative error.

Currently the Company does not have the permit to exploit lithium from the Maricunga properties. Accordingly, the Company evaluated the recoverability of the investment in the Maricunga properties using the discounted cash flow approach both assuming the Company is able to obtain a permit to exploit its lithium resources and also assuming it is not able to exploit its lithium resources. The Company can exploit alternative minerals, like potassium, on its Maricunga properties that do not require special permits and are exploitable via regular mining concessions according to the Chilean Mining Code. Based on that assumption, the Company used the discounted cash flow approach and determined that the fair value of Maricunga properties exceeds its carrying value and, accordingly, no impairment loss was required.

F-57

The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

Noto

Pursuant to an Assignment Agreement dated March 12, 2010 (the “Assignment Agreement”), the Company purchased all of Puna Lithium Corporation’s (“Puna”) interests in and rights for the acquisition of Noto Energy S.A. (”Noto”) under a letter of intent dated November 23, 2009, as amended, entered into by and among Puna, Lacus Minerals S.A., and the shareholders of Noto Energy S.A. (“Noto Shareholders”), an Argentinian corporation.

On March 12, 2010, the Company entered into a Share Purchase Agreement with the Noto Shareholders (the “Share Purchase Agreement”) for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Noto, which beneficially owns a one hundred percent (100%) undeveloped mineral interest in over 2,995 acres situated on brine salars in Argentina, known as Cauchari (the “Noto Properties”).

Under the Share Purchase Agreement, the Company acquired upon closing on July 30, 2010, one hundred percent (100%) of the issued and outstanding shares of Noto, for $300,000 in cash, of which $200,000 was paid during the year ended June 30, 2010, and $100,000 was paid on July 30, 2010 when the transaction closed. Noto’s only asset is the mineral interest in the Noto Properties. Accordingly, the Company recorded the acquisition as an asset purchase. The Company determined that the mineral rights related to the Noto Properties are not recoverable and the Company recorded impairment expense of $300,000 during the year ended June 30, 2012.

Alfredo

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“Alfredo SPA”) with Pacific Road Capital A Pty. Limited, as trustee for several entities holding all of the shares of Alfredo Holdings, Ltd. (“Alfredo”), to acquire all of the outstanding shares of Alfredo. Alfredo beneficially holds an option to acquire 100% of six mining concessions with respect to approximately 6,669 acres of mining tenements near Pozo Almonte, Chile.

Pursuant to the Alfredo SPA, the Company issued an aggregate of 10,000,000 shares of common stock (the “Purchase Price Shares”) valued at $3,900,000 ($0.39 per share) to the Alfredo sellers and their designees. Pursuant to the Option to Purchase Agreement, the Company was required to make additional periodic payments aggregating $360,000 during 2010, of which the Company paid $80,000, in order to maintain its rights. In order to exercise the option and purchase the Alfredo property, the Company would have been required to pay the option exercise price of $4,860,000 by March 30, 2011 and contingent payments set forth in the Alfredo SPA. The Company did not make required payments in 2010 or the option exercise price payment of $4,860,000 on March 30, 2011. Under the terms of the option agreement, the option terminated and the Company recorded impairment expense for the amounts previously paid for the Alfredo property of $4,070,000 during the year ended June 30, 2011.

The Company allowed the option to expire because the Company determined that the project was not economically viable. Pursuant to an amendment to our agreement with the Alfredo sellers, if and when certain milestones are achieved with respect to any future Li3 Energy Chilean iodine nitrate project, we must make additional payments to the Alfredo sellers in an aggregate amount of up to $5,500,000.

Peru

On February 23, 2010, the Company acquired, through a new wholly-owned subsidiary, 100% of the assets of the Loriscota, Suches and Vizcachas Projects located in the Provinces of Puno, Tacna and Moquegua, Peru. The assets consist solely of undeveloped mineral rights and were recorded as an asset purchase.  The aggregate purchase price for the assets was $50,000 which was paid in cash. During the year ended June 30, 2011, the Company determined that these mineral rights are not recoverable and the Company recorded impairment expense for the Peru property of $50,000 during the year ended June 30, 2011.

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Puna Lithium 2010 Impairment

On March 12, 2010, the Company entered into an assignment agreement whereby the Company would purchase all of the Puna Lithium Corporation’s (“Puna”) interests in and rights of Puna, Lacus Minerals S.A. (“Lacus”), and the shareholders of Noto Energy S.A., and the Company entered into a certain Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options, to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina.

In August 2010, the Company determined that this project was not economic viable. Lacus subsequently terminated the Master Option Agreement on August 24 2010. The Company expensed $742,178 of capitalized acquisition costs as impairment expense in the consolidated statement of operations during the year ended June 30, 2010.

On November 24, 2010, the Company entered into a termination, settlement and release agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of common stock to settle potential Lacus claims. The 500,000 shares are recorded in the amount of $192,500, which was based on a fair value of $0.385 per share of common stock on the measurement date.  As the Company had recorded $765,000 of accrued liabilities as of June 30, 2010 related to Lacus, the Company recorded a gain on settlement of $422,500 during the year ended June 30, 2011 as a result of the settlement.   The Company paid the $150,000 cash payment to Lacus during January 2011, and issued the 500,000 shares in February 2011 in final satisfaction of all obligations.

During the year ended June 30, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna. The Company recorded settlement expense of $1,920,000 determined based upon the fair value of the common stock on the issuance date.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2012	June 30, 2011
Leasehold improvement and office equipment	$72,015	$19,195
Field equipment	173,960	-
Less: Accumulated depreciation	(70,755)	(19,195)
	$175,220	$-

Depreciation expense for the years ended June 30, 2012 and 2011 was $51,560 and $3,946, respectively.

NOTE 6.   RELATED PARTY TRANSACTIONS

POSCAN

On August 24, 2011 and August 17, 2012, POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a Korean company), purchased a combined 100,595,238 shares of the Company’s common stock. See Notes 10 and 14.

MIZ Comercializadora, S de R.L.

The Company is party to a services agreement between MIZ Comercializadora, S de R.L. (“MIZ”) and the Company in which Tom Currin (a beneficial owner of MIZ) serves as Chief Operating Officer of the Company.

Pursuant to the Chief Operating Officer’s Employment Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”). The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by the Company by MIZ for good reason (as defined in the Employment Services Agreement) or by the Company for any reason other than for cause (as defined in the Employment Services Agreement). If his employment is terminated by the Company for cause as defined in the Employment Services Agreement, or by Mr. Currin for any reason other than good reason, then all unvested Restricted Stock will immediately expire.

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The grant date of the 2,500,000 restricted shares was August 11, 2010. The stock price on the grant date was $0.38 per share. Total compensation expense which may be recognized in connection with these restricted shares is $950,000 if all of the shares vest. A milestone was achieved in January 2011, resulting in the vesting of 500,000 shares of common stock and the Company recorded $190,000 of stock-based compensation expense during the year ended June 30, 2011. In March 2012, the Company’s Board determined to accelerate the restricted stock as if the milestone regarding execution of a binding off-take agreement had been achieved, resulting in the vesting of 300,000 shares of common stock. As of June 30, 2012, all of these vested shares were issued. The remaining 1,700,000 restricted shares contain various vesting requirements that the Company estimates will be achieved between December 2012 and December 2013. During the years ended June 30, 2012 and 2011, the Company recorded $250,921 and $303,101, respectively, of compensation expense for these shares based on the estimated vesting dates.

In February 2011, the Company signed an Amendment to the Employment Services Agreement with MIZ, under which MIZ agreed to accept 500,000 shares of common stock in lieu of salaries payable. These shares were issued in February 2011. The Company recorded stock compensation expense of $192,500, which represents the fair value of the common stock on the performance grant date, or $0.385 per share. In addition, in February 2011, the Company issued 236,842 shares to MIZ which were previously granted in accordance with the Employment Services Agreement and an expense of $90,000 was recorded, which represents the fair value the common stock on the grant date, or $0.38 per share. MIZ was also paid $75,000 in cash for the year ended June 30, 2011. For the year ended June 30, 2012, MIZ’s compensation was $212,500, of which $20,830 was unpaid.

The Company also incurred $114,420 and $186,090 of stock-based compensation during the years ended June 30, 2012 and 2011, respectively, related to stock options granted to MIZ. See Note 10.

R&M Global Advisors

The Company is party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”) and the Company. Eric Marin (a partial owner of R&M Global Advisors) served as interim Chief Financial Officer of the Company. R&M Global Advisors was paid $145,187 and $10,000 in cash for compensation during the years ended June 30, 2012 and 2011, respectively. As of June 30, 2012, R&M Global Advisors was owed $81,300.

On June 30, 2012, the Company entered into Amendment No. 1 to the R&M Agreement (the “R&M Amendment”) with R&M Global Advisors. Pursuant to the R&M Amendment, R&M Global Advisors and the Company mutually agreed to terminate Eric Marin’s services as our Interim Chief Financial Officer at the close of business on June 30, 2012.

Related party payable

In November 2009, Li3 Energy started utilizing the administrative personnel and office space of a company with an office located in Lima, Peru in which Li3 Energy’s Chief Executive Officer functions in the same capacities (the “Related Party Company”) for which the Company was obligated for reimbursement of administrative salaries, rent, utilities and maintenance expenses. On July 31, 2010, the Company assumed an assignment of the lease and its related expenses. As a result, for the years ended June 30, 2012 and 2011, this is no longer a related party. As of June 30, 2012 and 2011, the payable due to the Related Party Company is $11,400 and $10,986, respectively.

Legal Services

During the year ended June 30, 2011, one of the Company’s directors was a Partner in a law firm that the Company engaged to perform certain legal services.  On October 25, 2010, the Partner resigned as a Director of the Company and as a result, these legal services are no longer considered related party in nature. The Company paid for such legal services at the standard rates that the firm charges its unrelated clients. During the year ended June 30, 2011, the total legal fees the Company incurred to such firm were approximately $69,000.

NOTE 7.  NOTES PAYABLE

On March 23, 2012, the Company entered into a $300,000 unsecured promissory note with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. The total interest and penalties accrued on this note at June 30, 2012 is $8,375. The maturity date of this Note was extended to November 2, 2012.

On April 2, 2012, the Company entered into a $100,000 unsecured promissory note with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. The total interest and penalties accrued on this note at June 30, 2012 is $3,148. This note was repaid in September 2012.

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On April 20, 2012, the Company entered into a $250,000 unsecured promissory note payable with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was due on May 21, 2012. The total interest and penalties accrued on this note at June 30, 2012 was $7,842. A portion of this note amounting to $120,000 was paid in September 2012, and the maturity date of the remaining balance of $130,000 was extended to November 2, 2012.

On June 8, 2012, the Company entered into a $500,000 unsecured promissory note payable with a third party. The promissory note bears interest at 25% per annum, and was due on June 22, 2012. The total interest accrued on this note at June 30, 2012 is $2,778. On August 20, 2012, this loan was repaid.

On June 5, 2008, the Company issued a $50,000 unsecured promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company, and the terms and conditions of such note allow for prepayment of the principal and accrued interest any time without penalty. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued at June 30, 2012 and 2011 was $16,298 and $12,298, respectively.  This note is in default as of June 30, 2012 and remains payable to Milestone. To date, no demand or communication has been made from Milestone.

On April 30, 2009, the Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date.  The Company and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at June 30, 2012 and 2011 was $11,678 and $7,965, respectively. The Convertible Note is in default as of June 30, 2012 and remains payable to Milestone. To date, no demand or communication has been made from Milestone.

NOTE 8. CREDIT AGREEMENT

On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at the February 2, 2012 maturity was $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”). The Lender Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair values of the Lender Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $1,132,000 at the issuance date. This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

The convertible debentures were analyzed for a beneficial conversion feature at which time it was concluded that a beneficial conversion feature existed.  The beneficial conversion feature was measured using the commitment-date stock price and was determined to be $368,000.  This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

The Company agreed to pay finder’s fees consisting of cash in the amount of 5% of the aggregate issue price of the notes, or $75,000 in total , and warrants to purchase an aggregate of 75,000 shares of common stock, exercisable for five years at an initial exercise price of $0.40 per share (the “Arranger Warrants”). The Arranger Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair value of the Arranger Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the Arranger Warrants at the issuance date was $57,750, which was recorded as deferred financing costs. The deferred financing costs of $132,750 were amortized over the life of the debt on a straight-line basis which approximated the effective interest method. During the years ended June 30, 2012 and 2011, the Company recorded $103,250 and $29,500, respectively, of interest expense on deferred financing costs.

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On August 25, 2011, the Company entered into an Amendment and Waiver Agreement with the holders of the zero-coupon bridge notes (the “Waiver Agreement”).  Pursuant to the Waiver Agreement, effective upon the closing of POSCAN’s initial $8 million investment under the SPA (see Note 11), the zero-coupon bridge notes maturity date was extended to June 30, 2012, and the Company was not required to make any prepayment out of the proceeds of the SPA.  As the POSCAN closing occurred on September 14, 2011, the Waiver Agreement was deemed effective on that date.  The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the $1.5 million zero-coupon bridge notes from $0.40 to $0.12 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee of $30,000.

In connection with the Waiver Agreement, the convertible debentures were analyzed for a beneficial conversion feature after the debt modification at which time it was concluded that a beneficial conversion feature existed. The beneficial conversion feature was measured using the commitment-date stock price and was determined to be $330,019. This amount was recorded as a debt discount and will be amortized to interest expense over the term of the debentures. See detail summary below for carrying value of debt as of June 30, 2012.

Post-Modification Debt:
Estimated fair value of debt after modification	$1,584,192
Less: Beneficial conversion feature discount	(330,019)
Carrying value at September 14, 2011	1,254,173
Accrued interest	198,989
Amortization of debt discount	330,019
Carrying value at June 30, 2012	$1,783,181

Loss on Debt Extinguishment

The Company concluded that the Waiver Agreement resulted in a substantial modification of terms of the debt because the fair value of the embedded conversion feature increased by more than 10% as a result of the decrease in the conversion price from $0.40 per share to $0.12 per share. Accordingly, the Company recognized the amendment as an extinguishment of debt and recorded a loss on debt extinguishment.   The Company determined that the fair value of the Credit Agreement approximated the initial $1.5 million face value of the notes plus accrued interest of $84,192 due to the short-term nature of the notes.  As a result, the Company recorded a loss on debt extinguishment of $841,752 during the year ended June 30, 2012, as summarized below.

Loss on Extinguishment:
Estimated fair value of debt after modification	$1,584,192
Waiver fee	30,000
Fair value of assets given	1,614,192
Less: Carrying Value of pre-modification debt	(838,815)
Unamortized deferred financing costs	66,375
Loss on debt extinguishment	$841,752

Second Amendment and Waiver Agreement

On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes maturity date was extended to September 28, 2013. The Waiver Agreement also reduced the conversion price of the $1.5 million zero-coupon bridge notes from $0.12 to $0.095 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee of $37,600.

The Company applied ASC 470-50-40/55 (formerly APB 26) “Debtor’s Accounting for a Modification or Exchange of Debt Instrument” and concluded that the revised terms constituted a debt extinguishment rather than debt modification because the change in the fair value of the embedded conversion features immediately before and after the modification exceeded 10% of the original loan balance. Accordingly, the Company will record a total of $153,319 in September 2012 as gain on debt extinguishment.

F-62

NOTE 9. DERIVATIVE LIABILITIES

The Company has determined that certain warrants the Company has issued contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40.

The warrants (including any Agent warrants) issued in connection with the 2009 Unit Offering (as defined below) the 2010 Unit Offerings (as defined below), the Incentive warrants (as defined below), the 2011 Unit Offering warrants (as defined below), the Lender Warrants, the Warrants issued for advisory services (as defined below) and the Arranger Warrants contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time. In addition, the number of shares issuable upon exercise of the 2010 Unit Offering Warrants (as defined below), the Incentive warrants (as defined below) and all warrants issued to agents under both the 2009 Unit Offering, and the 2010 Unit Offerings will be increased inversely proportional to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of the warrants issued in the 2009 Unit Offering, the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering, the Lender Warrants, the Arranger warrants, the warrants issued for advisory services and the POSCAN Warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

Activity for derivative warrant instruments during the year ended June 30, 2012, was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	June 30,
	2011	the period	Liability	warrants	2012
2009 Unit Offering warrants	$3,854,119	$-	$(2,981,907)	$-	$872,212
First 2010 Unit Offering warrants	2,911,244	-	(1,270,600)	-	1,640,644
Second 2010 Unit Offering warrants	1,800,265	-	(972,377)	(590,462)	237,426
Third 2010 Unit Offering warrants	1,156,744	-	(644,403)	-	512,341
Incentive warrants	1,072,441	-	(492,681)	-	579,760
2011 Unit Offering warrants	3,736,897	-	(2,241,859)	-	1,495,038
Lender warrants	523,234	-	(248,848)	-	274,386
Warrants for advisory services
and Arranger warrants	189,810	-	(106,600)	-	83,210
POSCAN warrants	-	3,779,978	(1,821,067)	-	1,958,911
	$15,244,754	$3,779,978	$(10,780,342)	$(590,462)	$7,653,928

During the year ended June 30, 2012, 4,200,000 warrants were exercised for aggregate proceeds of $210,000. The Company reduced the derivative liability by $590,462 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

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Activity for derivative warrant instruments during the year ended June 30, 2011 was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	June 30,
	2010	the period	Liability	warrants	2011
2009 Unit Offering warrants	$6,313,769	$-	$(2,459,650)	$-	$3,854,119
First 2010 Unit Offering warrants	1,715,959	236,937	958,348	-	2,911,244
Second 2010 Unit Offering warrants	-	151,360	4,231,216	(2,582,311)	1,800,265
Third 2010 Unit Offering warrants	-	757,772	2,421,207	(2,022,235)	1,156,744
Incentive warrants	-	1,068,320	4,121	-	1,072,441
2011 Unit Offering warrants	-	2,142,276	1,594,621	-	3,736,897
Lender warrants	-	1,132,000	(608,766)	-	523,234
Warrants for advisory services and Arranger warrants	-	214,760	(24,950)	-	189,810
	$8,029,728	$5,703,425	$6,116,147	$(4,604,546)	$15,244,754

During the year ended June 30, 2011, the Company issued 800,000 warrants to a third party company for advisory services (“Warrants for advisory services”). The Warrants for advisory services contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The fair values of the Warrants for advisory services were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $157,010 at the issuance date. This amount was recorded as general and administrative expenses for the year ending June 30, 2011.

During the year ended June 30, 2011, 14,023,336 warrants and Double Options, which are treated as warrants, were exercised for aggregate proceeds of $1,433,575. The Company reduced the derivative liability by $4,604,546 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

The following is a summary of the assumptions used in the modified lattice valuation model as of the initial valuations of the derivative warrant instruments issued during the years ended June 30, 2012 and June 30, 2011, respectively, and as of June 30, 2012, and June 30, 2011, respectively:

	Initial	Initial
	Valuations -	Valuations -
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Common stock issuable upon exercise of warrants	38,095,300	46,750,323	89,284,712	54,200,565
Market value of common stock on measurement date (1)	$0.145	$0.12-$0.43	$0.09	$0.23
Adjusted exercise price	$0.40	$0.05-$0.50	$0.05-$0.48	$0.05-$0.54
Risk free interest rate (2)	0.42%	0.67%-2.20%	0.33%-0.49%	0.81%-1.76%
Warrant lives in years	3.0	2.8-5.0	1.8-3.8	2.8-4.7
Expected volatility (3)	205%	151%-197%	132%-241%	169%-197%
Expected dividend yields (4)	None	None	None	None
Assumed stock offerings per year over next five years (5)	1-2	1-2	1-2	1-2
Probability of stock offering in any year over five years (6)	100%	100%	100%	100%
Range of percentage of existing shares offered (7)	10%-31%	10%-31%	10%-31%	10%-31%
Offering price range (8)	$0.21-$0.45	$0.25-$1.50	$0.15-$0.50	$0.25-$0.45

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(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)	The risk-free interest rate was determined by management using the 3 or 5 - year Treasury Bill as of the respective Offering or measurement date.

(3)	Because the Company does not have adequate trading history to determine its historical trading volatility, the volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

(5)	Management estimates the Company will have at least one stock offering in each of the next five years.

(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.

(7)	Management estimates that the range of percentages of existing shares offered in each stock offering will be between 10% and 31% of the shares outstanding.

(8)	Represents the estimated offering price range in future offerings as determined by management.

Subsequent to June 30, 2012, the exercise price of certain warrants and the number of shares issuable upon exercise of certain warrants were further adjusted. See Note 14.

NOTE 10. STOCKHOLDERS’ EQUITY

Sales of Common Stock

Common stock issued for cash during the years ended June 30, 2005 through June 30, 2010

The table below summarizes sales of common stock from June 24, 2005 (inception) through June 30, 2010, and includes the portion of proceeds received which was allocated to warrants issued in conjunction with these sales of common stock.

Fiscal Year	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to warrants	Amount allocated to common stock and paid-in capital	Per share price range
2005 (1)	71,052,672	$7,500	$-	$7,500	$-	$7,500	$0.0001
2006	47,368,454	50,000	-	50,000	-	50,000	0.0011
2007	-	-	-	-	-	-	-
2008	2,631,595	50,000	-	50,000	-	50,000	0.019
2009	-	-	-	-	-	-	-
2010	18,000,000	4,500,000	410,680	4,089,320	1,806,181	2,283,139	0.25
2011	55,685,324	10,381,739	1,012,361	9,369,378	3,288,346	6,081,032	0.05 - 0.27
2012	42,295,300	8,210,013	685,944	7,524,069	3,779,978	3,744,091	0.05 - 0.21

(1)	On October 19, 2009, 71,052,626 shares of the Company’s common stock owned by the founding shareholder, were surrendered and cancelled in exchange for the Company’s interest in a wholly-owned subsidiary. The net assets of the Company’s wholly-owned subsidiary prior to the exchange were $0 as of October 19, 2009. Therefore, the share cancellation was valued at $0.

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2011 Activity:

First 2010 Unit Offering

In June 2010, the Board of Directors authorized the Company to offer up to a maximum of 20,000,000 units (the “First 2010 Unit Offering”) at a purchase price of $0.25 per unit (a “C Unit”). Each C Unit consisted of (i) one share of the Company’s common stock, and (ii) a warrant (a “C Warrant”) representing the right to purchase one share of common stock, exercisable for a period of two years at an exercise price of $0.50 per share.

Sales of C Units during the year ended June 30, 2011 pursuant to the First 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to C Warrants	Amount allocated to common stock and paid-in capital
July 2010	2,000,000	$500,000	$47,245	$452,755	$219,871	$232,884
September 2010	160,000	40,000	4,757	35,243	17,066	18,177
	2,160,000	$540,000	$52,002	$487,998	$236,937	$251,061

In connection with the Second C Closing, the Company also became obligated to issue to a placement agent C Agent Warrants to purchase an aggregate of 140,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $35,000, which is included in offering costs above.

Second 2010 Unit Offering

In November 2010, the Company held a private placement offering (the “Second 2010 Unit Offering”) of 4,000,000 units of its securities to investors for gross proceeds of $200,000, at an offering price of $0.05 per unit (a “D Unit”). The Second 2010 Unit Offering provides each investor with the right (the “Double Option”), subject to certain conditions, to purchase, at any time prior to one year from subscription, a number of additional D Units up to the number of D Units purchased at the closing of the Second 2010 Unit Offering (“Double Units”). Each “D Unit” consists of one share of the Company’s common stock and a warrant (a “D Warrant”) to purchase one share of common stock at an exercise price of $0.05 per share. The D Warrants will be exercisable from issuance until five years after the final closing of the Second 2010 Unit Offering.

The Company determined that, in substance, the Second 2010 Unit Offering involved the issuance of three separate derivative instruments, one being the D Warrants included in the D Units, and the other two being components of the Double Options, which consist of the right to purchase (the “Double Option Common Component“) the shares of common stock included in the Double Units for $0.05 until November 7, 2011, and the additional D Warrants (the “Double D Warrants”) that would be included in any Double Units issued upon exercise of the Double Option.

Sales of D Units during the year ended June 30, 2011 pursuant to the Second 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to D Warrants	Amount allocated to common stock and paid-in capital
November 2010	4,000,000	$200,000	$-	$200,000	$151,361	$48,639
	4,000,000	$200,000	$-	$200,000	$151,361	$48,639

The subscription agreements provide the investors with certain “piggyback” registration rights covering the shares of Common Stock included in the D Units (including any Double Units) and the shares of Common Stock issuable upon exercise of the D Warrants (including D Warrants included in any Double Units).

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Third 2010 Unit Offering

In December 2010, the Company held a private placement offering (the “Third 2010 Unit Offering”) of up to 13,333,334 units of its securities at a purchase price of $0.15 per unit (an “E Unit”). Each “E Unit” consisted of (i) one share of the Company’s common stock, and (ii) a warrant (“E Warrant”) representing the right to purchase one share of common stock, exercisable for a period of five years at an exercise price of $0.15 per share.

Sales of E Units during the year ended June 30, 2011 pursuant to the Third 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to E Warrants	Amount Allocated to common stock and paid-in capital
December 2010	9,483,330	$1,422,500	$165,585	$1,256,915	$601,752	$655,163
January 2011	1,783,333	267,500	41,033	226,467	133,212	93,255
February 2011	400,000	60,000	16,470	43,530	22,808	20,722
	11,666,663	$1,750,000	$223,088	$1,526,912	$757,772	$769,140

2011 Offering

On March 22, 2011, the Company held a private placement offering (the “2011 Offering”) of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”).  Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering Warrant”). The G Warrants are exercisable for a period of three years.

Sales of the G Units during the year ended June 30, 2011 pursuant to the 2011 Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to G Warrants	Amount Allocated to common stock and paid-in capital
April 2011	23,920,071	$6,458,189	$737,271	$5,720,918	$2,142,276	$3,578,643
	23,920,071	$6,458,189	$737,271	$5,720,918	$2,142,276	$3,578,643

The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, we agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date (June 21, 2011) to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use our best efforts to cause such registration statement to become effective within 150 days after the filing date, all at our own expense.  Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, we have agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%).  The Company did not file the registration statement with the Securities and Exchange Commission until July 1, 2011.  The Company recorded an accrual for monetary penalties of $38,750 in accrued liabilities during the year ended June 30, 2011.

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Warrants exercises

Issuances of common stock for cash upon exercise of warrants were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Amount Allocated to common stock and paid-in capital
D Warrants - February 2011	3,800,000	$190,000	$-	$190,000	$190,000
D Warrants - May 2011	2,000,000	100,000	-	100,000	100,000
D Warrants (cashless) - June 2011	515,254	-	-	-	-
E Warrants	7,623,336	1,143,550	-	1,143,550	1,143,550
	13,938,590	$1,433,550	$-	$1,433,550	$1,433,550

During February 2011, 3,800,000 Double Options were exercised for gross proceeds of $190,000 to purchase 3,800,000 Double Units. Also, during the year ended June 30, 2011, 2,000,000 D Warrants were exercised for gross proceeds of $100,000, and 600,000 warrants were exercised in a cashless exercise resulting in the issuance of 515,254 shares of common stock.

On March 2, 2011, as an incentive to each holder of the E warrants (each “E Warrantholder”), of which there were 12,389,996 warrants outstanding prior to this incentive, the Company offered each of the E Warrantholders an additional ½ warrant (“F Warrant”, or “Incentive Warrant”) with a $0.50 exercise price exercisable until February 22, 2016 for each E warrant exercised prior to March 23, 2011, and then subsequently extended to May 31, 2011. A total of 7,623,336 E warrants were exercised during the year ended June 30, 2011, in connection with this warrant inducement, resulting in gross proceeds of $1,143,550. As a result, the Company issued 3,811,671 F Warrants.  The Company recorded the value of the Incentive Warrants as a $1,068,320 warrant modification expense in the consolidated income statement during the year ended June 30, 2011.

2012 Activity:

POSCAN

On August 24, 2011, the Company entered into a Securities Purchase Agreement (the “SPA”) and an Investor Rights Agreement (the “IRA”) with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a Korean company), (together, the “POSCAN Agreements”), pursuant to which on September 14, 2011, POSCAN purchased 38,095,300 units for $0.21.  Each unit consisted of one share of our common stock and a three-year warrant (“POSCAN Warrants”) to purchase one share of our common stock at an exercise price of $0.40 per share. The Company incurred finders’ fees equal to 7% of the gross proceeds received from the SPA.  At June 30, 2012, the Company has paid $493,000 of the fees and has $67,000 of finders’ fees payable recorded in accounts payable in the consolidated balance sheet.

Sales of the “Units” during the year ended June 30, 2012 pursuant to the SPA were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to POSCAN Warrants	Amount Allocated to common stock and paid-in capital
August 2011	38,095,300	$8,000,013	$685,944	$7,314,069	$3,779,978	$3,534,081
	38,095,300	$8,000,013	$685,944	$7,314,069	$3,779,978	$3,534,081

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POSCAN committed to purchase an additional 47,619,000 Units at the same $0.21 price per Unit (for an aggregate additional purchase price of approximately $10 million) upon satisfaction of certain conditions, including:  (i) completion of an updated Measured and Indicated Resource Report prepared in compliance with Canadian National Instrument (“NI”) 43-101 standards that concludes that our Maricunga property meets certain technical requirements and that proceeding to the feasibility study phase for the Maricunga project is warranted; (ii) completion of a work program agreed to by us and POSCAN; and (iii) having the necessary permits and approvals in place for building and operating a brine test facility on the Maricunga property.  The SPA provides that the Company is to use the proceeds from such investments exclusively for activities related to the development of the Maricunga project pursuant to budgets mutually agreeable to us and POSCAN.

The SPA includes provisions for POSCAN to purchase brine from the Maricunga property and test it at POSCAN’s test facility in Korea.  In addition, the SPA provides that the Company and POSCAN will discuss and evaluate the development, financing and construction of a brine testing facility on the Maricunga property, and that if such facility is built, the Company would (i) supply the test facility with brine and other materials and utilities and (ii) assist POSCAN in obtaining any rights, licenses and permits required to build and operate such facility.

The securities purchased by POSCAN are restricted and may not be sold (subject to customary exceptions) until the earlier of nine months from their issuance or November 20, 2012.  Pursuant to the IRA, the Company has granted POSCAN the right to demand registration of the common stock included in the Units, and issuable upon exercise of the warrants included in the Units, commencing 12 months after the date of issuance of the Units and ending five years after the date of the IRA.  The Company’s obligation to register any such shares shall terminate once they may be sold without registration in any 30 day period pursuant to Rule 144 under the Securities Act.  Upon a registration demand made by POSCAN pursuant to the IRA, the Company must file a registration statement covering the shares within 75 calendar days of such demand, and use our best efforts to have it declared effective within 120 calendar days of filing.  If the Company does not meet these deadlines, the Company must pay liquidated damages of 2% of the purchase price of the securities per month until such failures are cured (up to an aggregate maximum of 10%).  POSCAN will also have “piggy-back” registration rights with respect to such shares. To date, POSCAN has not required the Company to register the shares.

The IRA provides that the Company will appoint a director nominated by POSCAN to our Board of Directors, and will continue to nominate a POSCAN-designee at each annual meeting for as long as POSCAN owns not less than 10% of the issued and outstanding shares of our common stock.  So long as POSCAN holds any shares of our common stock (subject to customary exceptions), the Company shall not issue any new securities to any person unless the Company has also offered to POSCAN the right to purchase its pro rata share of such securities on the same terms and conditions as are offered, as to maintain its then percentage interest in our outstanding capital.  The IRA also provides that, until the earlier of (i) POSCAN owning less than 10% of our issued and outstanding common stock and (ii) our aggregate market capitalization exceeding $250 million, the Company may not undertake certain actions without the approval of POSCAN (which approval may be evidenced by the affirmative vote or consent of POSCAN’s director nominee), including:  a liquidation, merger or reorganization; a sale of all or substantially all of the Company’s assets; incurring indebtedness in excess of $1,000,000 (subject to certain exceptions); create or take any action that results in our the Company’s holding the capital stock of any subsidiary that is not wholly owned (with certain exceptions); transfer or license our proprietary technology to a third party; substantially change the scope of the Company’s business; or amend or waive any non-competition or non-solicitation provision applicable to the Company’s Chief Executive Officer or Chief Operating Officer.

POSCO (with its subsidiaries) is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world.   There can be no assurance that any final agreement will be reached with POSCAN with respect to a pilot plant, a commercial plant, any further investment by POSCAN, any purchase by POSCAN of our production, or otherwise.

Warrants exercises

During the year ended June 30, 2012, 4,200,000 D Warrants were exercised for gross proceeds of $210,000.

Common Stock issued for acquisition of mineral rights

On August 3, 2010, the Company issued 10,000,000 shares of its common stock valued at $3,900,000 as part of its acquisition of mineral rights in connection with the Alfredo acquisition (See Note 4). Management determined the fair value of the stock issued to be $0.39 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

On June 2, 2011, the Company issued of 127,500,000 shares of its common stock valued at $31,875,000 as part of its acquisition of mineral rights in connection with the Maricunga acquisition (See Note 4). Management determined the fair value of the stock issued to be $0.25 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

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Common Stock issued for services

Common stock issued for services during the years ended June 30, 2005 through June 30, 2010

The table below summarizes sales of common stock from June 24, 2005 (inception) through June 30, 2012, and includes the portion of proceeds received which was allocated to warrants issued in conjunction with these sales of common stock.

Fiscal Year	Shares	Fair value of shares issued	Amount allocated to common stock par value	Amount allocated to paid-in capital	Per share price range
2005	-	$-	$-	$-	$0.00
2006	-	-	-	-	0.00
2007	-	-	-	-	0.00
2008	-	-	-	-	0.00
2009	-	-	-	-	0.00
2010	2,625,000	811,050	2,625	808,425	0.003 - 0.93
2011	5,603,501	1,697,567	5,603	1,691,964	0.235 - 0.385
2012	1,573,333	135,200	1,574	133,626	0.106

2011 Activity:

On November 24, 2010, the Company entered into an agreement (the “Compensation Modification Agreement”) with LW Securities, Ltd. (the “Finder”) in connection with private placement offerings which closed at various times between June 9, 2010, and September 13, 2010. The Compensation Modification Agreement provides, among other things, that in lieu of $105,000 of cash fees, the Company would issue the Finder 1,000,000 shares of common stock. In February 2011, the Company issued the Finder 1,000,000 shares in accordance with the Compensation Modification Agreement. The Company valued the shares issued pursuant to the Compensation Modification Agreement at $385,000, which is equal to 1,000,000 shares of common stock issued at the measurement date at a closing price of $0.385 per share. The Company recorded the difference of $280,000 as general and administrative expenses.

On December 30, 2010, the Company reached an agreement with its legal counsel (the “Firm”), pursuant to which the Company issued in February 2011, 608,310 shares of common stock to the Firm for outstanding legal fees and expenses. The value of the shares was determined based on the $0.385 closing price of the common stock on the measurement date, and totaled $234,199. The Company recorded the amount to general and administrative expenses.

On December 30, 2010, the Company reached an agreement (the “Settlement Agreement”) with an individual the Company had been considering hiring as an executive officer (the “Candidate”) to settle certain potential claims relating to the Company’s proposed employment of the Candidate. Pursuant to the Settlement Agreement, the Company issued in February 2011, 1,000,000 shares of common stock to the Candidate. The Company valued the 1,000,000 shares of common stock at $385,000 based on the $0.385 closing price of the common stock on the measurement date. The Company recorded general and administrative expenses of $385,000 in connection with this agreement.

On June 27, 2011, the Company issued 120,000 shares of common stock for services to a vendor. The value of the issuable shares was determined based on the $0.22 closing price of the common stock on the measurement date, and totaled $26,400. The Company recorded the amount to general and administrative expenses.

Investment Agreement

The Company entered into an Investment Agreement (the “Investment Agreement”) with Centurion Private Equity, LLC (the “Investor”), dated December 2, 2010, pursuant to which, subject to certain conditions, the Company may sell newly issued shares of common stock (the “Put Shares”) to the Investor from time to time during the commitment period (each such sale, a “Put”) subject to certain dollar and share volume limitations for each Put. Provided that the relevant conditions are met, the Company may make Puts under the Investment Agreement from time to time until 24 months from the date the Registration Statement (as defined below) is declared effective or until all Puts under the Investment Agreement have reached an aggregate gross sales price of $10 million, if sooner.

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In connection with the Investment Agreement, the Company issued 87,096 shares of common stock to the Investor on August 27, 2010 and recorded general and administrative expense of $26,129 based on the $0.30 per share market price of common stock on that date. As consideration for entering into the Investment Agreement, the Company also issued 1,551,253 shares to the Investor on December 2, 2010 and recorded general and administrative expense of $358,339 based on the $0.231 per share market price of the common stock on that date.

On September 14, 2011, the Company delivered a Notice of Termination to the Investor, terminating the Company’s right to make any Puts under the Investment Agreement.

2012 Activity:

On March 6, 2012, the Board of Directors approved an agreement with a third party consultant to issue 500,000 shares of common stock for services, of which 250,000 were issued in March 2012 and 250,000 shares were issued in May 2012. The value of the shares was determined based on the $0.13 per share closing price of the common stock on the measurement date, and totaled $65,000, all of which was expensed during the year ended June 30, 2012.

On March 6, 2012, the Board of Directors approved the issuance of 540,000 shares of common stock to various third party consultants for services, all of which were issued during March 2012. The value of the shares was determined based on the $0.13 per share closing price of the common stock on the measurement date, and totaled $70,200, which was expensed during the year ended June 30, 2012.

Common Stock issued in connection with Settlement Agreements

During the year ended June 30, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna. The Company recorded settlement expense of $1,920,000 ($0.32 per share) determined based upon the fair value of the common stock on the issuance date.

On November 24, 2010, the Company entered into a termination, settlement and release agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of common stock to settle potential Lacus claims related to the Puna Lithium transaction. The 500,000 shares are recorded in the amount of $192,500, which was based on a fair value of $0.385 per share of common stock on the measurement date.  As the Company had recorded $765,000 of accrued liabilities as of June 30, 2010 related to Lacus, the Company recorded a gain on settlement of $422,500 during the year ended June 30, 2011 as a result of the settlement.

2009 Equity Incentive Plan

On October 19, 2009, stockholders representing approximately fifty-nine percent (59%) of the Company’s issued and outstanding capital stock executed a written consent in lieu of a meeting and approved the creation of the 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

On May 2, 2012, the Company’s Board of Directors amended the 2009 Plan to increase the maximum number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2009 Plan (the “Plan Limit”) from 5,000,000 shares to 30,000,000 shares (the "Plan Expansion Amendment"). After further review, and pursuant to the recommendation of its Compensation Committee, on June 17, 2012, the Board amended the 2009 Plan to decrease the Plan Limit from 30,000,000 shares to 5,000,000 shares, effectively rescinding the Plan Expansion Amendment.

In May 2012, the Company committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares to members of its Board of Directors. Such restricted stock units of these restricted stock units shall vest over a period over three years starting from later of July 1, 2011 and the initial date of the applicable director’s substantial involvement with the Board’s activities,. However, the Company does not currently have enough shares authorized for issuance under our 2009 Plan to satisfy all of these obligations. The Company recorded compensation expense of $19,327 during the year ended June 30, 2012.

On May 2, 2012, the Board of Directors amended the 2009 Plan to increase the maximum number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2009 Plan from 5,000,000 shares to 30,000,000 shares. However, on June 17, 2012, the Board amended the 2009 Plan to decrease the Plan Limit from 30,000,000 shares to 5,000,000 shares, effectively rescinding the May 2, 2012 amendment.

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Restricted Stock Units

On June 27, 2011, the Company granted its Chief Executive Officer an award of 700,000 restricted stock units under the 2009 Plan which vests in 1/3 increments each January 15th of 2012, 2013 and 2014. The value of the issuable shares was determined based on the $0.22 per share closing price of the common stock on the measurement date, and totaled $154,000. The Company will record stock compensation expense over the 3 year service period. During the year ended June 30, 2012, the Company recorded $103,830 of stock compensation in connection with this agreement. 233,333 shares of common stock have been issued during the year ended June 30, 2012.

During December 2011, the Company entered into a one-year employment agreement with a new Vice President of Finance (the “VP of Finance”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the VP of Finance was granted 250,000 restricted stock units under its 2009 Plan which will vest over 3 years. The value of the issuable shares was determined based on the $0.13 closing price of the common stock on the measurement date, and totaled $34,500. The Company will record stock compensation expense for these restricted stock units over the 3 year service period which begins on March 1, 2012, of which the Company recorded expense of $11,500 during the year ended June 30, 2012.

Stock Option Awards

On December 9, 2009, the Company granted non-statutory options to purchase (i) 500,000 shares of its common stock to a newly appointed director and (i) 50,000 shares of its common stock to each of two newly appointed directors.  These were granted with an exercise price equal to $0.25 per share, which was the price at which the Company was selling 2009 Units in the contemporaneous 2009 Unit Offering.   The stock price on the grant date was $0.46 per share.  As a result, the intrinsic value for these options on the grant date was $126,000. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

A director resigned on February 18, 2010, and in connection with this termination, 50,000 stock options were forfeited. The resigning director entered into a consulting arrangement with the Company at such time, and subsequently received a separate option under the 2009 Plan to purchase 50,000 shares of common stock with a two-year term and an exercise price equal to $1.00 per share that immediately vested.  The fair value of the options of $37,091 was immediately expensed and the options had no intrinsic value on the date of issuance.

On April 22, 2010, the Company’s Board of Directors granted options under the 2009 Plan to purchase 200,000 shares of its common stock to a consultant.  These options vested immediately and have a 5-year term. They were granted with an exercise price equal to $0.32 per share. The stock price on the grant date was $0.67 per share.  As a result, the intrinsic value and fair value for these options on the grant date was $70,000 and $114,783, respectively. The fair value of $114,783 was immediately expensed.

On August 26, 2010, the Company granted 1,000,000 options to purchase shares of its common stock to MIZ in connection with the Company’s hiring of an affiliate of MIZ as its Chief Operating Officer.  These options were granted with an exercise price of $0.38 per share, which was also the stock price on the grant date.  As a result, the intrinsic value and estimated fair value for these options on the grant date was $0 and $343,310, respectively. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

A summary of stock option activity is presented in the table below:

			Weighted-average
		Weighted-average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (years)	Value
Outstanding at June 30, 2010	800,000	$0.31	7.73	$-
Granted	1,000,000	0.38	10.00	-
Exercised	-	-	-	-
Expired/Forfeited	-	-	-	-
Outstanding at June 30, 2011	1,800,000	0.35	8.06	-
Granted	250,000	0.40	5.00	-
Exercised	-	-	-	-
Expired/Forfeited	(600,000)	0.31	6.82	-
Outstanding at June 30, 2012	1,450,000	$0.38	6.79	$-
Exercisable at June 30, 2012	533,333	$0.36	6.13	$-

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During the year ended June 30, 2012, the 250,000 options that were granted had a weighted average grant-date fair value of $0.13 per share.  During the year ended June 30, 2011, the 1,000,000 options that were granted had a weighted average grant-date fair value of $0.34 per share.  During the years ended June 30, 2012, and 2011, the Company recognized stock-based compensation expense of $121,210 and $283,759, respectively related to stock options, of which $121,210 and $186,090, respectively, was attributable to a related party.  As of June 30, 2012, there was approximately $77,670 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately 1.54 years.

The fair value of the options granted during the years ended June 30, 2012 and 2011 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	June 30, 2012	June 30, 2011
Market value of common stock on grant date	$0.14	$0.38
Risk free interest rate (1)	0.83%	2.08%
Dividend yield	None	None
Volatility factor	230%	150%
Weighted average expected life in years (2)	3.3	6.0
Expected forfeiture rate	5%	5%

(1)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(2)	Due to a lack of stock option exercise history, the Company uses the simplified method under SAB 107 to estimate expected term.

Warrants

Summary information regarding common stock warrants outstanding is as follows:

		Weighted-average
	Number of	Exercise
	Warrants	Price
Outstanding at June 30, 2010	18,493,150	$0.66
Issued	46,750,323	0.25
Warrants issued pursuant to anti-dilution provisions	2,980,428	0.34
Exercised	(14,023,336)	0.10
Outstanding at June 30, 2011	54,200,565	0.35
Issued	38,095,300	0.40
Warrants issued pursuant to anti-dilution provisions	1,188,847	0.38
Exercised	(4,200,000)	0.05
Outstanding at June 30, 2012	89,284,712	0.37

Warrants outstanding as of June 30, 2012 are as follows:

		Outstanding		Exercisable
	Exercise	number	Remaining	number
Issuance Date	price	of shares	life	of shares
November 10, 2009 - December 23, 2009	$0.31	7,162,305	2.4 - 2.5 years	7,162,305
November 10, 2009 - December 23, 2009	$0.48	7,211,339	2.4 - 2.5 years	7,211,339
June 9, 2010 - September 13, 2010	$0.32	9,575,516	2.9 - 3.2 years	9,575,516
June 9, 2010 - July 13, 2010	$0.20	527,891	2.9 - 3.0 years	527,891
November 8-15, 2010	$0.05	1,400,000	3.4 years	1,400,000
December 9, 2010 - March 24, 2011	$0.15	4,806,878	3.4 - 3.6 years	4,806,878
March 24, 2011	$0.45	4,256,827	3.7 years	4,256,827
April 7, 2011	$0.37	11,960,050	1.9 years	11,960,050
April 7, 2011	$0.26	1,913,606	1.9 years	1,913,606
May 2, 2011	$0.43	1,500,000	3.8 years	1,500,000
May 2, 2011	$0.36	75,000	3.8 years	75,000
June 27, 2011	$0.37	800,000	1.8 years	800,000
September 14, 2011	$0.40	38,095,300	2.2 years	38,095,300
		89,284,712		89,284,712

The intrinsic value of warrants outstanding at June 30, 2012 was $70,000.

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NOTE 11.   FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 - 10, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 - 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 - 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (See Note 9).

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2012:

	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2012
Derivative liabilities - warrant instruments	$-	$-	$7,653,928	$7,653,928

F-74

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2011:

	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2011
Derivative liabilities - warrant instruments	$-	$-	$15,244,754	$15,244,754

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Years Ended June 30,
	2012	2011
Beginning balance	$(15,244,754)	$(8,029,728)
Change in fair value	10,780,342	(6,116,147)
Additions	(3,779,978)	(4,635,105)
Warrant modification	-	(1,068,320)
Exercise of warrants	590,462	4,604,546
Ending balance	$(7,653,928)	$(15,244,754)

Change in unrealized gains (losses) included in earnings for the year ended June 30, 2012 and 2011	$10,780,342	$(6,116,147)

During the years ended June 30, 2012 and 2011, the Company recorded a realized loss of $590,462 and $4,069,165, respectively, on the settlement of a portion of the warrant derivative liability due to the exercise of certain warrants, which is included in the change in the fair value of warrant derivative liability in the consolidated income statements.

NOTE 12. INCOME TAXES

The Company files a U.S. federal income tax return.  The Company’s foreign subsidiaries file income tax returns in their jurisdictions.

The components of the consolidated taxable net loss are as follows as of the years ended June 30, 2012:

	2012	2011
U.S.	$(5,224,954)	$(4,481,089)
Foreign	(7,601,114)	(679,850)
Total	$(12,826,068)	$(5,160,939)

The components of the Company’s deferred tax assets at June 30, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets:
Net operating loss carry-forwards	$6,654,049	$3,421,876
Stock-based compensation	1,391,211	1,294,879
Impairment of mineral rights	3,098,687	2,996,687
Accrued expenses	255,085	-
Loss contingency	167,108
Valuation allowance	(11,441,020)	(7,611,366)
Total deferred tax assets	125,120	102,076
Deferred tax liability:
Beneficial conversion feature and other	(125,120)	(102,076)
Net deferred tax assets	$-	$-

F-75

The following table provides reconciliation between income taxes computed at the federal statutory rate and our provision for income taxes at June 30, 2012:

	2012	2011
Federal income taxes at 34%	$(466,035)	$(6,490,627)
Change in fair value of derivative liability - warrant instruments	(3,665,316)	2,079,490
Warrant modification expense	-	363,229
Amortization of beneficial conversion feature	175,042	126,740
Meals and entertainment	14,617
Restricted stock units	124,525
Change in valuation allowance	3,814,448	3,874,974
Other	2,719	46,194
Provision for income taxes	$-	$-

Unless previously utilized, $9,899,863 of federal tax loss carry-forwards will begin to expire in 2029 and $8,280,964 foreign loss can be carried forward indefinitely.  Federal tax laws limit the time during which the net operating loss carry-forwards may be applied against future taxes, and if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carry-forwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at June 30, 2012 and 2011.

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Mining Permits

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on the Company’s properties at economically viable costs.

In Chile, lithium is not exploitable via traditional mining concessions. The Chilean Mining Code (“CMC”) establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither the Company nor its subsidiaries have sufficient authority (or permits) to explore and exploit lithium in Chile.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of a lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.  In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction.  As required under the rules established by the Ministry of Mining, on September 14th, 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed the Company that the Consortium’s bid was not the winning bid.

On October 1, 2012, the Ministry of Mining informed the Company that the Chilean Government decided to invalidate the CEOL process and the results announced on September 24, 2012 due to an administrative error.

F-76

The Company is currently in the process of pursuing the Chilean Government to reconsider its decision to invalidate the CEOL process. The Company requested that the Chilean Government should award the CEOL to the second highest bidder, the Consortium´s offer. The Company put together a “Request for Reconsideration” (RFR).   This is deemed to be a friendly recourse which anybody can request an authority to change their decision.

If such action is turned down, a fast track Court Action called “Protection Recourse” might take place. Under that circumstance, Courts would determine on rule whether or not the Government is abusing by its action.   If they rule in the Company´s favor, the Government would be forced to complete the process and grant the CEOL to the Consortium.

Pending the outcome of the permitting process, the Company is exploring other strategies that could enable the Company to obtain rights to exploit lithium in Chile, whether from our Maricunga project or otherwise. Additionally, the Company is evaluating the Maricunga project as a potential producer of potassium nitrate.  However, there can be no assurances that the Company will be able to do so in the near future or at all.

There has been a recent trend in Argentina, at the National and Provincial levels, of seeking to limit and/or to restrict certain mining activities within the territory of certain Provinces. The Province of Jujuy, which is adjacent to the Province of Salta, where the Noto Properties are located, issued in March 2011 a Decree declaring lithium reserves as strategic natural resources for the Province, subjecting lithium exploration and exploitation projects to the evaluation of an Experts Committee, and the subsequent approval of different government bodies and the favorable recommendation of the Experts Committee. There can be no assurance that similar regulations will not be issued in the Province of Salta.

In October 2010, the National Law No. 26,639, "Regime of Minimum Principles for the Preservation of Glaciers and Periglacial Environment" (the "Glaciers Law"), was promulgated. The Glaciers Law is aimed at the protection and preservation of glaciers and the periglacial environment. The Glaciers Law regulates, limits, and in certain cases, bans certain activities developed on glacial and periglacial areas. Depending on how the Glaciers Law is interpreted - and, specifically, the definition of the term “periglacial” - this regulation could have a negative effect on the potential activities to be conducted on the Noto Properties.

The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities, but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for our future operations, or that the Company will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.

Non-Binding Agreement - New World Resource Corp.

On January 19, 2012, the Company entered into a non-binding agreement whereby the Company would acquire certain options (the “New World Options”) held by New World Resource Corp., with respect to a the Pastos Grandes lithium brine project in the Sud Lipez province within the Department of Potosi, Bolivia (the “Pastos Project”), as well as certain other assets.

The agreement contemplated a purchase price for the New World Options and other assets consisting of equity representing 22.5% of the Company after completion of such transaction.

The Company advanced $150,000 to fund a required payment under the New World Options that was due in February 2012. The Company then elected to not pursue this transaction and expensed this $150,000 payment during the year ended June 30, 2012.

Non-Binding Agreement - Claritas, Lithium and Bongo Mining Properties

On November 30, 2011, the Company entered into a non-binding agreement with three companies consisting of SLM Claritas, SLM Bongo and SLM Lithium (collectively, the “SLM Sellers”) with mining concessions with respect to an aggregate of 3,721 acres (1,506 hectares) in Chile (the “Chilean Prospect”) located near the Company’s Maricunga property. Pursuant to the non-binding agreement, the Company made a one-time nonrefundable payment (the “SLM Deposit”) of $250,000 on January 5, 2012. The SLM Deposit provided the Company with 60 days to perform due diligence procedures to determine whether or not to proceed with negotiating definitive agreements with the SLM Sellers regarding the Chilean Prospect. The Company elected to not proceed on negotiations related to the definitive agreements and has written off the SLM Deposit during the year ended June 30, 2012.

F-77

2011 Offering - Registration Rights Penalties

On March 22, 2011, the Board of Directors approved a private placement offering (the “2011 Offering”) to investors of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”). Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering warrant”). The G Warrants are exercisable for a period of three years. On April 7, April 13, May 3, May 6, and May 19, 2011, the Company held closings of the 2011 Offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at the Company’s own expense. Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, the Company has agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819). The Company was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and the Company recorded a monetary penalties accrual of $38,750, which has not yet been paid as of June 31, 2012. The Company was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and the Company increased the monetary penalties accrual to $530,243 (which includes accrued interest of $41,438 and is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of June 30, 2012. Although the Company intends to seek a waiver for these monetary penalties, there is no assurance the Company will be successful in obtaining a waiver.

R3 Fusion

R3 Fusion, Inc. (“R3”) is a technology company that has developed, patented, demonstrated and is currently commercializing its Short Path Condensate Recovery (SPaCeR) technology, which utilizes waste process heat and engineering designed to achieve a highly cost effective means of environmentally friendly fluid processing.

The Company believes the SPaCeR technology may speed the rate of mineral recovery from brine. However there can be no assurance that it will do so on a commercially favorable basis or at all. Not only do we believe R3’s SPaCeR technology can aid in the recovery of lithium, but we believe it will allow brine mining operations to use smaller facilities, reducing their footprint by as much as 1,000-fold.

On January 13, 2012, Li3 Energy entered into an agreement with R3 (the “R3 Agreement”) to apply R3’s SPaCeR in processing brine from the Company’s properties. Pursuant to the R3 Agreement, R3 will provide the Company with a demonstration plant consisting of two units having a design flow capacity of at least 1.6 liters per second each, and on-site training. Upon installation of the facilities Li3 Energy will pay R3 equipment use fees of $37,500 per month for the first twelve months following successful installation and commissioning of the system, and, if Li3 Energy elects to keep the equipment on site thereafter, $12,500 per month for up to an additional 36 months.

The R3 Agreement also provides that Li3 Energy will be given the exclusive license, subject to final negotiations, to exploit R3’s SPaCeR technology throughout the world for the processing of lithium-containing brine for so long as Li3 Energy is using such systems in the processing of brine at our facilities in South America.

Nevada

Under the BSV Option Agreement, as amended, the Company was required to pay to GeoXplor $100,000 on June 30, 2010, which the Company has not paid.   During the year ended June 30, 2011, the Company became obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which is recorded in accrued expenses as of June 30, 2011.  At June 30, 2012 and 2011, the Company has recorded $189,600 in accrued liabilities related to this agreement.

F-78

Employment Agreement

The Company has entered into an Employment Services Agreement with our Chief Executive Officer, Mr. Luis Saenz, effective as of August 24, 2011.  Under the Employment Services Agreement, the Company will pay Mr. Saenz such base salary as may be determined by its Board of Directors.  The Employment Services Agreement has an initial term of one year and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.  The Company may also pay Mr. Saenz an annual bonus at such time and in such amount as may be determined by its Board of Directors in its sole discretion.

Mr. Saenz’s employment by the Company remains “at-will” and terminable at any time for any reason or for no reason.  If Mr. Saenz’s employment is terminated by the Company without Cause, the Company must continue to pay him any base salary at the rate then in effect for a period of 18 months.  If Mr. Saenz terminates the Employment Services Agreement for Good Reason, or in the event of a termination of employment due to a permanent disability, the Company will continue to pay him any base salary at the rate then in effect for a period of 18 months.

For the duration of the employment period and, unless the Company terminates Mr. Saenz’s employment without Cause, for a period of 18 months thereafter, Mr. Saenz has agreed not to directly or indirectly compete with any business engaged in by us or proposed to be engaged in by us during the period of his employment anywhere within the countries in which the Company is then operating.

Gain contingency

As at June 30, 2012, the Company did not capitalize any Chilean value-added taxes (“VAT”) amounting to $770,153 arising from various purchases of goods and services in Chile . The Company expensed these amounts during the year ended June 30, 2012 due to the uncertainty of recoverability and is included in exploration expenses on the consolidated statement of operations. Under Chilean regulation, this VAT is recoverable from future VAT payable.

Operating leases

Rental expense for office operating leases was $87,769 and $43,662 during the years ended June 30, 2012 and 2011, respectively. Future minimum rental commitments under long-term non-cancellable facilities operating leases in place as of June 30, 2012 are as follows:

Years ending June 30	Amount
2013	$93,308
2014	100,041
2015	42,304
2016	-
2017	-
Thereafter	-
Total minimum lease payments	$235,653

NOTE 14. SUBSEQUENT EVENTS

POSCO

On August 17, 2012, the Company closed on POSCAN’s second tranche of investment under the SPA (the “Second Closing”), selling 62,499,938 units to POSCAN for $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

On the same date, the Company entered into an Additional Agreement to Stock Purchase Agreement (the “Additional Agreement”) with POSCAN which, among other things, modifies certain provisions of the SPA. The Additional Agreement reduced POSCAN’s purchase price per unit for the Second Closing from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the SPA from $0.40 per share to $0.21 per share. The Company revalued the modified warrants before and after the modification date and the increase in fair value is estimated to be $219,322 which will be recorded as a modification expense.

Pursuant to the Additional Agreement, the Company also agreed to issue to POSCAN a two-year warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

F-79

The Additional Agreement provides restrictions on our use of the proceeds from the Second Closing, and includes the Company’s agreement to use its best efforts to obtain a Chilean lithium production concession and to take certain steps towards commercialization of its flagship Maricunga property.

Stock Settlement Agreements

In September 2012, the Company entered into several stock settlement agreements with certain parties to whom the Company was obligated as of June 30, 2012 (“Receivable Holders”). The Company has entered into settlement agreements with respect to an aggregate of $390,326 of obligations, and has issued an aggregate of 5,825,761 shares of the Company’s common stock pursuant thereto. Each settlement agreement that the Company has entered into to date has provided for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder.

The majority of the settlement agreements above were for obligations to directors and officers of the Company as of June 30, 2012.

Second Waiver Agreement

In September 2012, the Company obtained the Second Waiver Agreement from the holders of the zero-coupon convertible notes. See Note 8.

Mining Permit

In September 2012, the Company received update on its permit request for the exploitation right of Lithium from the Government of Chile. See Note 13.

F-80

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash	$2,349,834	$27,689
Prepaid expenses and advances	99,931	8,841
Total current assets	2,449,765	36,530
Mineral rights	63,741,000	63,741,000
Property and equipment, net	137,551	175,220
Other assets	11,183	10,650
Total non-current assets	63,889,734	63,926,870
Total assets	$66,339,499	$63,963,400

Liabilities and Equity
Current liabilities:
Accounts payable	$246,104	$2,331,722
Accounts payable - related parties	6,329	104,326
Accrued expenses	555,102	994,827
Accrued registration rights penalties	518,243	518,243
Common stock payable	489,631	-
Zero-coupon convertible debt, net of discount of $100,629 and $-0-, respectively	1,779,371	1,783,181
Notes payable	50,000	1,200,000
Convertible notes payable	45,000	45,000
Total current liabilities	3,689,780	6,977,299
Derivative liabilities - warrant instruments	5,849,223	7,653,928
Total liabilities	9,539,003	14,631,227

Commitments and contingencies
Common stock subject to rescission	3,041	-

Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 990,000,000 shares authorized; 394,041,586 and 323,782,553 shares issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	394,042	323,783
Additional paid-in capital	69,253,081	63,578,079
Other comprehensive income	-	83,563
Deficit accumulated during exploration stage	(35,782,363)	(37,773,845)
Total stockholders' equity of Li3 Energy, Inc.	33,864,760	26,211,580
Non-controlling interests	22,932,695	23,120,593
Total equity	56,797,455	49,332,173
Total liabilities and equity	$66,339,499	$63,963,400

See accompanying notes to unaudited consolidated financial statements.

F-81

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

					June 24, 2005
					(inception)
	Three Months Ended March 31,		Nine Months Ended March 31,		through March 31,
	2013	2012	2013	2012	2013

Revenues	$-	$-	$-	$-	$2,278
Cost of goods sold	-	-	-	-	(1,182)
Gross profit	-	-	-	-	1,096
Operating expenses:
Exploration expenses	(79,336)	(2,156,317)	(456,945)	(5,608,579)	(9,546,332)
Mineral rights impairment expense	-	-	-	-	(9,138,785)
Loss on settlements, net	-	-	(5,816)	-	(1,503,316)
General and administrative expenses	(1,291,630)	(2,188,072)	(3,700,329)	(4,988,436)	(19,097,121)
Total operating expenses	(1,370,966)	(4,344,389)	(4,163,090)	(10,597,015)	(39,285,554)
Other income (expense):
Loss on debt extinguishment	-	-	(37,235)	(841,752)	(878,987)
Change in fair value of derivative liability - warrant instruments	213,163	(3,765,995)	6,453,869	7,837,564	4,894,517
Warrant modification expense	-	-	(171,150)	-	(1,239,470)
Gain (loss) on foreign currency transactions	(426)	74,258	19,723	33,395	30,088
Interest expense	(57,274)	(182,048)	(298,533)	(880,332)	(1,867,358)
Total other income (expense)	155,463	(3,873,785)	5,966,674	6,148,875	938,790
Net income (loss)	$(1,215,503)	$(8,218,174)	$1,803,584	$(4,448,140)	$(38,345,668)
Net loss attributable to non-controlling interests	31,734	773,206	187,898	2,043,413	2,563,305
Net income (loss) attributable to Li3 Energy, Inc.	$(1,183,769)	$(7,444,968)	$1,991,482	$(2,404,727)	$(35,782,363)
Earnings (loss) per common share - basic	$(0.00)	$(0.02)	$0.01	$(0.01)
Earnings (loss) per common share - diluted	$(0.00)	$(0.02)	$0.01	$(0.01)
Weighted average number of common shares outstanding
Basic	394,002,697	322,583,762	380,373,535	310,810,095
Diluted	394,002,697	322,583,762	395,841,166	310,810,095
Comprehensive income (loss)
Net income (loss)	$(1,215,503)	$(8,218,174)	$1,803,584	$(4,448,140)	$(38,345,668)
Foreign currency translation adjustments	-	-	(83,563)	-	-
Total comprehensive income (loss)	$(1,215,503)	$(8,218,174)	1,720,021	$(4,448,140)	$(38,345,668)
Comprehensive loss attributable to non-controlling interests	31,734	773,206	187,898	2,043,413	2,563,305
Comprehensive income (loss) attributable to Li3 Energy, Inc. shareholders	$(1,183,769)	$(7,444,968)	$1,907,919	$(2,404,727)	$(35,782,363)

See accompanying notes to unaudited consolidated financial statements.

F-82

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Changes in Equity (Deficit)

From June 24, 2005 (Inception) through March 31, 2013

 (Unaudited)

					Deficit
					Accumulated
			Additional	Other	During the	Non-	Total
	Common Stock		Paid-in	Comprehensive	Exploration	Controlling	Equity
	Shares	Par Value	Capital	Loss	Stage	Interest	(Deficit)

Balance at June 24, 2005 (inception)	-	$-	$-	$-	$-	$-	$-

Stock issued for cash, June 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Net loss	-	-	-	-	-	-	-

Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Stock issued for cash, March 2006	47,368,454	47,368	2,632	-	-	-	50,000

Net loss	-	-	-	-	(14,068)	-	(14,068)

Balance, June 30, 2006	118,421,126	118,420	(60,920)	-	(14,068)	-	43,432

Net loss	-	-	-	-	(16,081)	-	(16,081)

Balance, June 30, 2007	118,421,126	118,420	(60,920)	-	(30,149)	-	27,351

Stock issued for cash, February 2008	2,631,595	2,632	47,368	-	-	-	50,000

Net loss	-	-	-	-	(95,656)	-	(95,656)

Balance, June 30, 2008	121,052,721	121,052	(13,552)	-	(125,805)	-	(18,305)

Net loss	-	-	-	-	(67,905)	-	(67,905)

Balance, June 30, 2009	121,052,721	121,052	(13,552)	-	(193,710)	-	(86,210)

Cancellation of shares in connection with merger	(71,052,626)	(71,052)	71,052	-	-	-	-

Stock issued for cash	18,000,000	18,000	2,265,139	-	-	-	2,283,139

Stock based compensation	2,625,0002	2,625	1,137,322	-	-	-	1,139,947

Stock issued for property acquisition	4,000,000	4,000	3,636,000	-	-	-	3,640,000

Net loss	-	-	-	-	(16,048,682)	-	(16,048,682)

Balance, June 30, 2010	74,625,095	74,625	7,095,961	-	(16,242,392)	-	(9,071,806)

Stock issued for cash	55,685,324	55,686	6,025,862	-	-	-	6,081,548

Stock-based compensation	5,603,501	5,603	2,469,927	-	-	-	2,475,530

Stock issued to settle liabilities	6.500.000	6.500	2.106.000	-	-	-	2.112.500

Equity impact of derivative liability warrants and debt	-	-	4,972,546	-	-	-	4,972,546

Stock issued for property acquisitions	137,500,000	137,500	35,637,500	-	-	-	35,775,000

Consolidation of Maricunga, non-controlling interest	-	-	-	-	-	25,496,000	25,496,000

Net loss	-	-	-	-	(19,219,382)	-	(19,219,382)

Balance, June 30, 2011	279,913,920	279,914	58,307,796	-	(35,461,774)	25,496,000	48,621,936

Stock issued for cash:
Stock and warrants offered to POSCO, less offering costs of $685,944	38,095,300	38,095	3,495,996	-	-	-	3,534,091
Exercise of $0.05 per share D Warrants for cash	4,200,000	4,200	205,800	-	-	-	210,000

Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	590,462	-	-	-	590,462
Beneficial conversion of convertible debt waiver agreement	-	-	330,019	-	-	-	330,019

Stock-based compensation:
Amortization of stock-based compensation	-	-	514,380	-	-	-	514,380
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	300,000	300	(300)	-	-	-	-
Stock issued for services	1,273,333	1,274	133,926	-	-	-	135,200

Foreign currency translation adjustments	-	-	-	83,563	-	-	83,563

Net loss	-	-	-	-	(2,312,071)	(2,375,407)	(4,687,478)

Balance, June 30, 2012	323,782,553	323,783	63,578,079	83,563	(37,773,845)	23,120,593	49,332,173

Stock issued for cash:
Stock and warrants issued to POSCAN, less offering costs totaling $500,000	62,499,938	62,500	4,959,476	-	-	-	5,021,976

Stock-based compensation:
Amortization of stock-based compensation	-	-	311,427	-	-	-	311,427
Modification of stock options and stock issued for services	2,336,319	2,336	43,814	-	-	-	46,150

Stock issued to settle liabilities:
Stock issued to settle accrued director's fees and salaries and bonus	5,422,776	5,423	363,326	-	-	-	368,749

Common stock subject to rescission	-	-	(3,041)	-	-	-	(3,041)

Foreign currency translation adjustments	-	-	-	(83,563)	-	-	(83,563)

Net income (loss)	-	-	-	-	1,991,482	(187,898)	1,803,584

Balance, March 31, 2013	394,041,586	$394,042	$69,253,081	$-	$(35,782,363)	$22,932,695	$56,797,455

See accompanying notes to unaudited consolidated financial statements.

F-83

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Cash Flow

(Unaudited)

			June 24, 2005
	Nine Months	Nine Months	(Inception)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2013	2012	2013
Cash flows from operating activities
Net income (loss)	$1,803,584	$(4,448,140)	$(38,345,668)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	31,113	15,579	102,173
Loss on write off of fixed assets	6,556	-	6,556
Mineral rights impairment expense	-	-	9,138,785
Loss on settlements, net	5,816	-	1,503,316
Stock-based compensation	867,908	497,437	5,325,955
Loss on debt extinguishment	37,235	841,752	878,987
Change in fair value of derivative liabilities - warrants	(6,453,869)	(7,837,564)	(4,894,517)
Warrant modification expense	171,150	-	1,239,470
Zero coupon interest accretion and amortization of debt
discount on convertible notes	102.297	827,226	1,470,120
Amortization of deferred financing costs	-	36,875	66,375
Gain on foreign currency transactions	(19,723)	(33,395)	(30,088)
Changes in operating assets and liabilities:
Increase (decrease) in prepaid expenses and advances	(91,088)	34,000	(99,602)
Increase in other assets	(533)	(10,873)	(11,183)
Increase (decrease) in accounts payable	(2,071,726)	1,202,814	268,712
Increase (decrease) in accounts payable - related parties	(97,913)	(52,227)	6,827
Increase (decrease) in accrued expenses	(197,489)	682,819	1,377,756
Increase in accrued registration rights penalties	-	-	518,243
Net cash used in operating activities	(5,906,682)	(8,243,697)	(21,477,783)

Cash flows from investing activities
Acquisition of mineral rights	-	-	(7,968,785)
Deposit on mineral properties	-	(250,000)	-
Acquisition of equipment	-	(214,097)	(236,280)
Payments for leasehold improvements	-	-	(10,000)
Net cash used in investing activities	-	(464,097)	(8,215,065)

Cash flows from financing activities
Proceeds from zero coupon convertible debt offering	-	-	1,500,000
Payment of deferred financing costs	-	-	(75,000)
Payment of arranger fee for convertible debt	(37,600)	(30,000)	(67,600)
Proceeds from notes payable	-	300,000	1,245,000
Payments on notes payable	(1,150,000)	-	(1,150,000)
Proceeds from issuance of common stock, net	9,499,990	7,314,069	28,946,707
Proceeds from exercise of warrants	-	210,000	1,643,575
Net cash provided by financing activities	8,312,390	7,794,069	32,042,682

Effect of exchange rate changes on cash	(83,563)	-	-

Net increase (decrease) in cash	2,322,145	(913,725)	2,349,834

Cash at beginning of the period	27,689	952,401	-

Cash at end of the period	$2,349,834	$38,676	$2,349,834

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$280,953	$-	$286,745
Non-cash financing transactions:
Fair value of derivative warrant instruments issued in private offerings	$4,478,014	$3,779,978	$13,352,518
Reclassification of warrant liabilities to additional paid-in capital for warrant exercises	$-	$590,462	$5,195,008
Warrants issued for services	$-	$-	$157,010
Warrants issued for offering costs	$162,350	$-	$220,100
Debt discount due to beneficial conversion feature	$-	$330,019	$698,019
Debt discount due to warrant derivative liabilities issued with convertible debt	$-	$-	$1,132,000
Settlement of accrued interest through modification of debt	$105,742	$-	$105,742
Settlement of accrued liabilities through issuance of stock	$368,749	$-	$368,749
Issuance of common stock for acquisition of mineral rights	$-	$-	$39,415,000
Consolidation of non-controlling interest of the Maricunga Companies	$-	$-	$25,496,000
Common stock cancelled	$-	$-	$71,052
Common stock subject to rescission	$3,041	$-	$3,041

See accompanying notes to unaudited consolidated financial statements.

F-84

NOTE 1.   NATURE OF BUSINESS AND BASIS OF PRESENTATION

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005. In 2009, the Company established its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America, but has more recently focused solely on South America.

Part of our strategic plan is to explore and develop our existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium, potassium, nitrates and other industrial minerals properties.

The Company’s six subsidiaries include: Li3 Energy Peru SRL (“Li3 Peru”), a wholly owned subsidiary in Peru, formed to explore mining opportunities in Peru and in South America; Minera Li Energy SPA (“Minera Li”), a wholly owned subsidiary in Chile; Alfredo Holdings, Ltd. (“Alfredo”), an exempted limited company incorporated under the laws of the Cayman Islands; Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”), which is a subsidiary of Alfredo; and Noto Energy S.A. (“Noto”), an Argentinean corporation. Also, in May 2011, Minera Li acquired 60% ownership of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”).

The accompanying unaudited interim consolidated financial statements of Li3 Energy, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended June 30, 2012, as reported in Form 10-K, have been omitted.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Li3 Peru, Alfredo, PRMC, Noto, and Minera Li, which holds the six majority owned subsidiaries consisting of the Maricunga Companies. All intercompany amounts have been eliminated in consolidation.

b. Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Management has made significant estimates related to the fair value of the warrant derivative liability, accrued expenses and contingencies.

c. Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 - Development Stage Entities . Its activities to date have been limited to capital formation, organization, and development of its business, including acquisitions of mineral rights.

d. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2013 and June 30, 2012, respectively. The Company has not experienced any losses on its deposits of cash and cash equivalents.

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 e. Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value. During the nine months ended March 31, 2013 and 2012, no impairment charges were recorded by the Company.

f. Impairment of Long-lived Assets

Long-lived assets, including mineral rights, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. We account for asset impairment in accordance with ASC 360, Property Plant and Equipment . Long-lived assets such as property, plant and equipment, mineral properties and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to exist if the total estimated future cash flow on an undiscounted basis is less than the carrying amount of the related assets. An impairment loss is measured and recorded based on the discounted estimated future cash flows.

g. Foreign Currency

The Company has determined that the functional currency of the parent company and each of its foreign subsidiaries is U.S. Dollars.

Foreign currency transaction gains and losses are included in the statement of operations as other income (expense).

 h. Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and for net operating loss carry-forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

For financial statement purposes, we recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any uncertain income tax positions or accrued interest or penalties included in our consolidated balance sheets at March 31, 2013 or June 30, 2012, and did not recognize any interest and/or penalties in its consolidated statements of operations during the nine months ended March 31, 2013 or 2012.

i. Non-Controlling Interests

The Company is required to report its non-controlling interests as a separate component of stockholders’ equity. The Company is also required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interests and to the stockholders of the Company separately in its consolidated statements of operations. Losses applicable to the non-controlling interests are allocated to the non-controlling interests even when those losses are in excess of the non-controlling interests’ investment basis. During the nine months ended March 31, 2013 and 2012, the Company recorded a net loss allocable to non-controlling interests of $187,898 and $2,043,413, respectively.

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j. Earnings per Share

Basic net earnings per share amounts are computed by dividing the net income available to Li3 Energy, Inc. shareholders by the weighted average number of common shares outstanding over the reporting period. In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation of diluted earnings per share as the effect would be anti-dilutive.

k. Subsequent Events

The Company evaluated all material subsequent events from March 31, 2013 through the date of the issuance of these consolidated financial statements for disclosure consideration.

l. Recent Accounting Pronouncements

Recently issued or adopted accounting pronouncements are not expected to, or did not have, a material impact on our financial position, results of operations or cash flows.

m. Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

NOTE 3.   GOING CONCERN

As of March 31, 2013, the Company had no source of current revenue, a cash balance on hand of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. The Company had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, the Company received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”). On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar. After such payment, the Company´s cash balance was approximately $100,000.

The Company does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. The Company requires immediate cash flow for which it is seeking interim funding.

In the course of its exploration activities, the Company has sustained and continues to sustain losses. The Company cannot predict if and when it may generate profits. In the event the Company identifies commercial reserves of lithium or other minerals, it will require substantial additional capital to develop those reserves. The Company expects to finance its future operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable. Further, the development and exploitation of the properties in which the Company has mineral interests requires permits, our efforts to obtain which are at various stages. Lithium resources in our principal project, Maricunga, are designated as a national resource and cannot be mined and sold unless the government of Chile issues a special permit, which may not occur or could require payments in excess of the Company’s available funds, or could be subject to competitive bidding. In September 2012, the Company was an unsuccessful bidder for a lithium mining permit in Chile. In November 2012, the Chilean Government invalidated the auction process and the lithium mining permit was not awarded. The Company cannot predict if and when it might be able to obtain a permit for lithium exploitation. The Company has alternative mineral exploitation opportunities for its Maricunga properties and is currently pursuing a business plan to exploit minerals that do not require special mining permits including the acquisition of an additional property located in the Maricunga Salar which does not require a special permit for the production of lithium.

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These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4.  MINERAL RIGHTS

Mineral rights as of March 31, 2013 and June 30, 2012 consist of the Maricunga property.

The Maricunga property consists solely of undeveloped mineral rights. On May 20, 2011, the Company acquired 60% of the Maricunga Companies, which in the aggregate, held the mineral rights to the Maricunga property for a purchase price of $6,370,000 in cash and 127,500,000 restricted shares of common stock which had a fair value of $31,875,000. The Company also recorded an additional $25,496,000 to reflect the non-controlling interest for the 40% of the Maricunga Companies that were not acquired.

Matters Related to Non-controlling Interests

The Company agreed to register under the Securities Act one-half of the 127,500,000 Maricunga Purchase Price Shares on a “best efforts” basis by January 31, 2012 and the remainder by October 31, 2012.

On December 27, 2012 the Company filed a registration statement with the SEC requesting to register a total of 127,500,000 shares. On January 24, 2013, such registration statement was declared effective by the SEC. The total of 127,500,000 shares are registered.

The Company has incurred exploration expenses with respect to the Maricunga property of $6,408,263 to date. Future development expenditures are forecasted to be at least $100 - $200 million. The minority shareholders have not made payments to the Company for their respective shares of the exploration expenses incurred to date. As a result, all the expenses incurred by the Maricunga Companies during the nine months ended March 31, 2013 were funded by the Company. The Company recorded 40% of the expenses incurred by the Maricunga Companies to the non-controlling interest, or $187,898 and $2,043,413 respectively for the nine months ended March 31, 2013 and 2012. The total exploration expenses recorded to non-controlling interest since May 2011 is $2,563,305.

As the majority shareholder, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority shareholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority shareholders have not paid their required contributions to the costs of conservation and exploration , which were agreed upon at the shareholders’ meeting on October 6, 2011. In December 2012, we received a favorable decision from one of the civil courts to auction approximately 4% of the shares once the judgment is executed. This is being opposed by the shareholders, and we are awaiting the court’s decision after which the second court of Copiapo should set a date and time for the auction. Evidence is currently being presented in the lawsuits in the other civil courts, after which a final decision should be issued.

Certain minority shareholders have filed counter claims against us, in two civil courts of Santiago, to declare, among other things, the invalidation of such shareholders’ meeting at which required contributions were established that such minority shareholders failed to make. In one of the courts, the process is on hold because the minority shareholders have not filed a new claim, as requested by the court. In the other court, we have filed our defense claiming that the lawsuits should be dismissed on the basis that the decision made in the shareholders´meeting on October 6, 2011 was made in accordance with Chilean law, and that the amounts are necessary for the conservation and exploration of the mining property. This lawsuit is still in the discovery stage.

The Company has determined that neither the minority shareholders’ default nor the proposed auction are (or will be) triggering events that would require the Company to test the long-lived assets for recoverability.

Matters Related to Exploitation Permits

In 2012, the Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs), which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a 7% royalty.

F-88

In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp. and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. The Company is waiting for an answer.

Currently, the Company does not have a permit to exploit lithium from the Maricunga properties. Accordingly, the Company evaluated the recoverability of the investment in the Maricunga properties in accordance with ASC 360, Property Plant and Equipment assuming it is not able to exploit its lithium resources. The Company can exploit alternative minerals, like potassium, on its Maricunga properties that do not require special permits and are exploitable via regular mining concessions according to the Chilean Mining Code. Based on that assumption, the Company determined that the total estimated future cash flows on an undiscounted basis of the Maricunga properties exceeds its carrying value and, accordingly, no impairment loss was required.

We are exploring other strategies that could enable us to obtain rights to exploit lithium in Chile, whether from our flagship Maricunga project or otherwise. Additionally, we are evaluating the Maricunga project as a potential producer of potash, which combined with a nitrate resource, could be processed to produce potassium nitrate. However, there can be no assurances that we will be able to do so in the near future, on favorable terms, or at all.The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium.

In March 2013, the Company obtained approval of the Environmental Impact Declaration for its Maricunga project from the Chilean Environmental Authority. The Company is currently in discussions with consultants regarding the next steps to be taken in order to allow on-site work to continue in October 2013, after the winter season.

The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2013	June 30, 2012
Leasehold improvement and office equipment	$56,675	$73,761
Field equipment	168,277	168,277
Less: Accumulated depreciation	(87,401)	(66,818)
Net property and equipment	$137,551	$175,220

Depreciation expense for the nine months ended March 31, 2013 and 2012 was $31,113, and $15,579, respectively.

NOTE 6.   RELATED PARTY TRANSACTIONS

POSCAN

On September 14, 2011 and August 17, 2012, POSCAN, a greater than 5% shareholder and a wholly owned subsidiary of POSCO (a Korean company), purchased a combined 100,595,238 shares of the Company’s common stock. See Note 10.

F-89

MIZ Comercializadora, S de R.L.

The Company was party to a services agreement (“Services Agreement”) between MIZ Comercializadora, S de R.L. (“MIZ”) and the Company in which Tom Currin (a beneficial owner of MIZ) served as Chief Operating Officer of the Company. Pursuant to the Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”) upon the achievement of certain milestones. Additionally, pursuant to the Services Agreement, the Company granted 1,000,000 stock options to MIZ which were to vest over three years.

On December 5, 2012, MIZ and the Company terminated its Services Agreement. In connection with the termination of the Services Agreement, all of the Restricted Stock was deemed fully vested and issued to MIZ (of which 1,700,000 shares were previously held in escrow, and 800,000 shares had previously been issued to MIZ). The Company recorded stock based compensation expense of $183,360 and $208,071 in connection with the Restricted Stock during the nine months ended March 31, 2013 and 2012, respectively.

On November 30, 2012, the Company reduced the exercise prices of 333,333 options from $0.38 to $0.13 per share and the exercise price of 666,667 options were reduced from $0.38 to $0.21 per share. On February 15, 2013, the Company further modified the exercise price of the total 1,000,000 stock options granted to MIZ to $0.16 per share. The Company recorded $18,747 of stock compensation expense in connection with the modifications of exercise price as the incremental difference between the fair value of the stock options immediately before and after each modification, consisting of $16,682 in relation to the November modification and $2,065 in relation to the February modification.

In February 2013, the Company entered into a stock settlement agreement with MIZ with respect to $20,700 of obligations that were outstanding at December 31, 2012, and agreed to issue 306,667 shares of the Company´s common stock for $20,547 pursuant thereto, with the balance of $153 to be settled in cash. An accrual of $20,547 has been recorded in stock compensation expense during the nine months ended March 31, 2013 in connection with this agreement. These shares have not been issued as of March 31, 2013, and are reflected as common stock payable on the accompanying balance sheet at March 31, 2013.

The Company incurred $67,670 (including $18,747 of stock option modification expense) and $84,456 of stock-based compensation during the nine months ended March 31, 2013 and 2012, respectively, related to stock options granted to MIZ. See Note 10. As of March 31, 2013, all of the stock options granted to MIZ are fully vested and exercisable.

On December 5, 2012, the Company entered into a Consulting Services Agreement with MIZ in which Mr. Currin is to provide consulting services to the Company. Pursuant to the agreement, the Company pays MIZ $5,000 per month for up to four days of work with additional fees of $2,000 per day to be paid for additional days worked. The agreement will terminate on December 5, 2013 or in the event either party causes a material breach of the agreement.

MIZ was paid $188,750 and $266,667 for cash compensation during the nine months ended March 31, 2013 and March 31, 2012. MIZ was owed $0 and $20,234 as of March 31, 2013 and June 30, 2012, respectively, for cash compensation. MIZ was owed $20,547 for common stock payable at March 31, 2013.

R&M Global Advisors

The Company was party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”) and the Company in which Eric Marin (a partial owner of R&M Global Advisors) served as interim Chief Financial Officer of the Company. On June 30, 2012, R&M Global Advisors and the Company mutually agreed to terminate Eric Marin’s services as the Company’s Interim Chief Financial Officer at the close of business on June 30, 2012.

R&M Global Advisors was paid $85,359 for the nine months ended March 31, 2013, of which $81,300 was included in accounts payable as of June 30, 2012, and $118,159 in cash for compensation during the nine months ended March 31, 2012. No amounts were due to R&M Global Advisors as of March 31, 2013.

NOTE 7. NOTES PAYABLE

On March 23, 2012, the Company entered into a $300,000 unsecured promissory note with a third party. On September 28, 2012, this note was amended and the maturity date was extended to November 2, 2012. On November 5, 2012, the Company paid 15%, (or $45,000), of the outstanding principal balance along with accrued interest totaling $49,925 and the note was amended with the maturity date extended to December 5, 2012. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum. During December 2012, the note and related accrued interest were paid in full.

On April 2, 2012, the Company entered into a $100,000 unsecured promissory note with a third party. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. During September 2012, the note and related accrued interest were paid in full.

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On April 20, 2012, the Company entered into a $250,000 unsecured promissory note payable with a third party. A portion of this note amounting to $120,000 was paid in September 2012. On September 28, 2012, the note for the remaining amount due was amended and the maturity date was extended to November 2, 2012. On November 5, 2012, the Company paid 15%, (or $19,500), of the outstanding principal balance along with accrued interest totaling $21,634 and the note was amended with the maturity date extended to December 5, 2012. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum. During December 2012, the note and related accrued interest were paid in full.

On June 8, 2012, the Company entered into a $500,000 unsecured promissory note payable with a third party. The promissory note bore interest at 25% per annum after the maturity date, and was due on June 22, 2012. During August 2012, the note and related accrued interest were paid in full.

On June 5, 2008, the Company issued a $50,000 unsecured promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company, and the terms and conditions of such note allow for prepayment of the principal and accrued interest at any time without penalty. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued as of March 31, 2013 and June 30, 2012 was $19,290 and $16,298, respectively. This note is in default as of March 31, 2013 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

On April 30, 2009, the Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date.  The Company and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at March 31, 2013 and June 30, 2012 was $14,454 and $11,678, respectively. The Convertible Note is in default as of March 31, 2013 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

NOTE 8. CREDIT AGREEMENT

On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at the February 2, 2012 maturity was $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”). The Lender Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair values of the Lender Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $1,132,000 at the issuance date. This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

On August 25, 2011, the Company entered into an Amendment and Waiver Agreement with the holders of the zero-coupon bridge notes (the “Waiver Agreement”).   The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.40 to $0.12 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee (“arranger fee”) of $30,000.

On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes’ maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1%. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee (“arranger fee”) of $37,600.

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In connection with the Second Waiver Agreement, the convertible debentures were analyzed for a beneficial conversion feature after the debt modification at which time it was concluded that no beneficial conversion feature existed. See detail summary below for carrying value of debt as of March 31, 2013.

Post-Modification Debt:
Estimated fair value of debt after modification	$1,880,000
Less: Original issue discount	(202,926)
Carrying value at September 28, 2012 (date of modification)	1,677,074
Amortization of debt discount	102,297
Carrying value at March 31, 2013	$1,779,371

Second Amendment and Waiver Agreement

The Company applied ASC 470-50-40/55 “Debtor’s Accounting for a Modification or Exchange of Debt Instrument” and concluded that the Second Amendment and Waiver Agreement dated September 28, 2012 constituted a debt extinguishment rather than debt modification because the change in the fair value of the embedded conversion features immediately before and after the modification exceeded 10% of the original loan balance. As a result, the Company recorded a loss on debt extinguishment of $37,235 during the nine months ended March 31, 2013, as summarized below:

Loss on Extinguishment:
Estimated fair value of debt after modification	$1,880,000
Arranger fee	37,600
Less: Original issue discount	(202,926)
Fair value of assets given	1,714,674
Less: Carrying value of pre-modification debt	(1,677,439)
Unamortized deferred financing costs	-
Loss on debt extinguishment	$37,235

NOTE 9. DERIVATIVE LIABILITIES

The Company has determined that certain warrants the Company has issued contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40.

The warrants (including any Agent warrants) issued in connection with the 2009 Unit Offering the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering warrants, the Lender Warrants, the Warrants issued for advisory services and the Arranger Warrants contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time. In addition, the number of shares issuable upon exercise of the 2010 Unit Offering Warrants, the Incentive warrants and all warrants issued to agents under both the 2009 Unit Offering, and the 2010 Unit Offerings will be increased inversely proportional to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of the warrants issued in the 2009 Unit Offering, the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering, the Lender Warrants, the Arranger warrants, the warrants issued for advisory services and the POSCAN Warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

In conjunction with the closing of POSCAN’s second tranche of investment on August 17, 2012, the Company adjusted the exercise price of the warrants previously issued to POSCAN from $0.40 to $0.21 per share. The incremental value of the warrants before and after the modification was $171,150 and was reported as warrant modification expense.

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On August 17, 2012, the Company closed on POSCAN’s second tranche of investment under the SPA (the “Second Closing”), selling 62,499,938 units to POSCAN for gross proceeds of $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

The Company has determined that these warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants’ respective exercise prices based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

Activity for derivative warrant instruments during the nine months ended March 31, 2013 was as follows:

		Initial valuation
		of derivative		Increase
		liabilities upon		(decrease) in
	Balance at	issuance of new		fair value of	Exercise	Balance at
	June 30,	warrants during	Modification	derivative	of	March 31,
	2012	the period	expense	liabilities	warrants	2013
2009 Unit Offering warrants	$872,212	$-	$-	$(283,868)	$-	$588,344
First 2010 Unit Offering warrants	1,640,644	-	-	(1,109,454)	-	531,190
Second 2010 Unit Offering warrants	237,426	-	-	(144,920)	-	92,506
Third 2010 Unit Offering warrants	512,341	-	-	(312,306)	-	200,035
Incentive warrants	579,760	-	-	(364,660)	-	215,100
2011 Unit Offering warrants	1,495,038	-	-	(1,170,908)	-	324,130
Lender warrants	274,386	-	-	(194,373)	-	80,013
Warrants for advisory services and Arranger warrants	83,210	-	-	(64,536)	-	18,674
POSCAN warrants	1,958,911	4,478,014	171,150	(2,808,844)	-	3,799,231
	$7,653,928	$4,478,014	$171,150	$(6,453,869)	$-	$5,849,223

Warrant Modification Expense

On August 17, 2012, the Company measured the modified warrants using a modified lattice valuation model. Below is the summary of the valuation:

Fair value of warrant on August 17, 2012 with exercise price $0.40 and stock price $0.069	$1,091,513
Fair value of warrant on August 18, 2012 with exercise price $0.21 and stock price $0.067	1,262,663
Modification expense	$171,150

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Activity for derivative warrant instruments during the nine months ended March 31, 2012 was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	March 31,
	2011	the period	liabilities	Warrants	2012
2009 Unit Offering warrants	$3,854,119	$-	$(1,886,141)	$-	$1,967,978
First 2010 Unit Offering warrants	2,911,244	-	(1,232,660)	-	1,678,584
Second 2010 Unit Offering warrants	1,800,265	-	(1,010,243)	(590,462)	199,560
Third 2010 Unit Offering warrants	1,156,744	-	(668,389)	-	488,355
Incentive warrants	1,072,441	-	(514,774)	-	557,667
2011 Unit Offering warrants	3,736,897	-	(1,914,928)	-	1,821,969
Lender warrants	523,234	-	(303,049)	-	220,185
Warrants for advisory services and Arranger warrants	189,810	-	(110,213)	-	79,597
POSCAN warrants	-	3,779,978	(197,167)	-	3,582,811
	$15,244,754	$3,779,978	$(7,837,564)	$(590,462)	$10,596,706

During the nine months ended March 31, 2012, 4,200,000 warrants were exercised for aggregate proceeds of $210,000. The Company reduced the derivative liability by $590,462 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

The following is a summary of the assumptions used in the modified lattice valuation model as of the initial valuations of the derivative warrant instruments issued during the nine months ended March 31, 2013 and 2012, respectively, and as of March 31, 2013 and 2012, respectively:

	Initial	Initial
	Valuations -	Valuations -	Valuation as of	Valuation as of
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012
Common stock issuable upon exercise of warrants	62,499,938	38,095,300	155,395,482	89,484,712
Market value of common stock on measurement date (1)	$0.07	$0.145	$0.058	$0.100
Adjusted exercise price	$0.21	$0.40	$0.05-$0.38	$0.05-$0.48
Risk free interest rate (2)	0.31%	0.42%	0.14%-0.36%	0.36%-0.83%
Warrant lives in years	3.0	3.0	1.02-3.09	2.1-4.0
Expected volatility (3)	182%	205%	139%-152%	202%-230%
Expected dividend yields (4)	None	None	None	None
Assumed stock offerings per year over next five years (5)	1-2	1-2	1-2	1-2
Probability of stock offering in any year over five years (6)	100%	100%	100%	100%
Range of percentage of existing shares offered (7)	15%-31%	10%-31%	8%-24%	10%-31%
Offering price range (8)	$0.21-$0.45	$0.21-$0.45	$0.15-$0.45	$0.15-$0.50

(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)	The risk-free interest rate was determined by management using the 1, 2, 3 or 5 - year Treasury Bill as of the respective Offering or measurement date.

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(3)	The historical trading volatility was determined by the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

(5)	Management estimates the Company will have at least one stock offering in each of the next five years.

(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.

(7)	Management estimates that the range of percentages of existing shares offered in each stock offering will be between 8% and 31% of the shares outstanding.

(8)	Represents the estimated offering price range in future offerings as determined by management.

NOTE 10.  STOCKHOLDERS’ EQUITY

Common Stock Issuable for Services

In September 2012, the Company entered into several stock settlement agreements with certain parties to whom the Company was obligated as of June 30, 2012 (“Receivable Holders”). The Company has entered into settlement agreements with respect to an aggregate of $390,336 of obligations (including $363,336 to officers, directors, and employees), and has issued an aggregate of 5,825,761 shares of the Company’s common stock pursuant thereto. Each settlement agreement that the Company has entered into to date has provided for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder. The stock price on the grant date of these shares was $0.068 therefore a loss on settlement of $5,816 was recorded in relation to these settlement agreements for the nine months ended March 31, 2013.

Common Stock Sales

July 1, 2012 through March 31, 2013

On August 17, 2012, the Company closed on POSCAN’s second tranche of investment (the “Second Closing”) under the Securities Purchase Agreement between the Company and POSCAN, dated as of August 24, 2011 (the “POSCAN SPA”), selling 62,499,938 units to POSCAN for gross proceeds of $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share (the “Additional Agreement”). Further, the Company also agreed to issue to POSCAN a two-year warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share, valued at $192,500. The Company analyzed the instruments for derivative accounting consideration and determined that derivative accounting does not apply to these warrants. The Company determined the fair value of these warrants on the grant date using the Black-Scholes option pricing model with the following assumptions: stock price on the measurement date of $0.07 per share, term of 2 years, expected volatility of 141%, and a discount rate of 0.29%.

The Company recorded proceeds from the common stock, the three-year warrants and the two-year warrants on a relative fair values basis. The fair values were allocated as follows:

Common stock	$4,829,476
3-year warrant derivative liability	4,478,014
2-year warrant	192,500
$9,499,990

Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing (see Note 9).

During the nine months ended March 31, 2013, the Company entered into certain agreements and issued shares which may have triggered this provision. The Company is seeking clarification of this provision and, if necessary, a waiver of this provision for the following transactions:

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•	During September 2012, the Company entered into settlement agreements providing for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 3,386,161 shares. As a result, the Company recorded stock-based compensation expense estimated at $230,259 during the nine months ended March 31, 2013.

•	On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”), under which the conversion price of the zero-coupon bridge notes was modified from $0.12 to $0.095 per share. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 2,905,412 shares. As a result, the Company recorded stock-based compensation expense estimated at $232,433 during the nine months ended March 31, 2013.

•	In February 2013, the Company entered into a settlement agreement with MIZ providing for the Company to issue 306,667 shares of the Company´s common stock in settlement of $20,547 of obligations. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 178,250 shares. As a result, the Company recorded stock-based compensation expense estimated at $6,239 during the nine months ended March 31, 2013.

On January 11, 2011, the Company engaged a consultant to provide advisory services to facilitate equity or debt fund raising for the Company. In connection with the closing of POSCAN’s second tranche of investment on August 17, 2012, the Company paid 5% of the gross proceeds of $9,999,990, or $500,000, which has been recorded as offering costs for the nine months ended March 31, 2013.

In addition, the Company has agreed to provide the consultant a five-year warrant to purchase 2,380,950 shares of our common stock at an exercise price of $0.21 per share. The Company analyzed the instruments for derivative accounting consideration and determined that derivative accounting does not apply to these warrants. The Company determined the fair value of these warrants on the grant date using the Black-Scholes option pricing model with the following assumptions: stock price on the measurement date of $0.07 per share, term of 5 years, expected volatility of 216%, and a discount rate of 0.81%.

The net proceeds from the closing of POSCAN’s second tranche of funding of $9,499,990 were allocated $5,021,976 to common stock and additional paid-in capital and $4,478,014 to derivative liabilities related to the warrants.

2009 Equity Incentive Plan

On October 19, 2009, stockholders holding shares representing approximately fifty-nine percent (59%) of the Company’s issued and outstanding common stock executed a written consent in lieu of a meeting and approved the creation of the 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

Common Stock Subject to Rescission

Purchasers of 65,000 shares of common stock between January 20, 2013 and February 1, 2013 in open market transactions pursuant to a prospectus that was no longer effective may have rescission rights or claims for damages, depending on whether or not they still own such shares. Shares that are subject to rescission or redemption requirements that are outside of the control of the Company are classified outside of permanent equity until they are no longer subject to rescission or redemption. Accordingly, the Company has reclassified $3,041 as common stock subject to rescission.

 Restricted Stock Units

On June 27, 2011, the Company granted its Chief Executive Officer an award of 700,000 restricted stock units under the 2009 Plan which vests in 1/3 increments each January 15th of 2012, 2013 and 2014. The value of the issuable shares was determined based on the $0.22 per share closing price of the common stock on the measurement date, and totaled $154,000. The Company will record stock compensation expense over the 3-year service period. During the nine months ended March 31, 2013 and 2012, the Company recorded $32,897 and $92,046 of stock compensation in connection with this agreement. As of March 31, 2013, 466,667 shares of common stock have been issued in relation to the restricted stock units which vested on January 15, 2012 and January 15, 2013.

During December 2011, the Company entered into a one-year employment agreement with its new Vice President of Finance (now called the Chief Financial Officer, the “CFO”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the CFO was granted 250,000 restricted stock units under its 2009 Plan which will vest over 3 years. The value of the issuable shares was determined based on the $0.13 closing price of the common stock on the measurement date, and totaled $34,500. The Company will record stock compensation expense for these restricted stock units over the 3 year service period which begins on March 1, 2012, of which the Company recorded expense of $10,456 and $965 during the nine months ended March 31, 2013 and 2012, respectively. As of March 31, 2013, no shares of common stock have been issued in relation to the 83,334 restricted stock units which vested on March 1, 2013.

F-96

In May 2012, the Company committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares to members of its Board of Directors. Such restricted stock units shall vest over a period of three years starting from the later of July 1, 2011 and the initial date of the applicable director’s substantial involvement with the Board’s activities. However, the Company does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations. The Company is analyzing the required steps to increase the number of shares under the plan. The Company recorded compensation expense related to these units of $15,560 during the nine months ended March 31, 2013.

On December 19, 2012, the Company committed to grant 100,000 restricted stock units to a new member of the Board of Directors.  The restricted stock shall vest over a period of three years beginning on the director’s start date.  The value of the issuable shares was determined based on the $0.05 closing price of the common stock on the measurement date, and totaled $5,000. The Company recorded compensation expense related to these units of $466 during the nine months ended March 31, 2013.

Stock Option Awards

Summary of stock option activity is presented in the table below:

			Weighted-average
		Weighted-average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (years)	Value
Outstanding at June 30, 2012	1,450,000	$0.38	6.79	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired/Forfeited	-	-	-	-
Outstanding at March 31, 2013	1,450,000	$0.22	3.28	$-
Exercisable at March 31, 2013	1,200,000	$0.19	3.15	$-

During the nine months ended March 31, 2013 and 2012, the Company recognized stock-based compensation expense of $68,687 and $93,655, respectively, related to stock options (of which $48,923 and $84,456 was related party for the nine months ended March 31, 2013 and 2012, respectively - See Note 6).  As of March 31, 2013, there was approximately $8,984 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized ratably over a weighted-average period of approximately 0.42 years.

Warrants

Summary information regarding common stock warrants issued and outstanding at March 31, 2013, is as follows:

		Weighted-average
	Exercise of	Exercise
	Warrants	Price
Outstanding at June 30, 2012	89,284,712	0.25
Issued	69,880,888	0.20

Additional shares issuable upon exercise of warrants as a result of adjustments pursuant to anti-dilution provisions	3,610,832	n/a
Exercised	-	-
Outstanding at March 31, 2013	162,776,432	0.23

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Warrants outstanding as of March 31, 2013

		Outstanding		Exercisable
	Exercise	number	Remaining	number
Issuance Date	price	of shares	life	of shares
November 10, 2009 - December 23, 2009	$0.26	7,198,584	1.61 - 1.73 years	7,198,584
November 10, 2009 - December 23, 2009	$0.38	7,269,374	2.4 - 2.5 years	7,269,374
June 9, 2010 - September 13, 2010	$0.26	11,729,615	2.19 - 2.45 years	11,729,615
June 9, 2010 - July 13, 2010	$0.17	646,645	2.19 - 2.28 years	646,645
November 8-15, 2010	$0.05	1,400,000	2.61 years	1,400,000
December 9, 2010 - March 24, 2011	$0.15	4,890,418	2.69 - 2.90 years	4,890,418
March 24, 2011	$0.35	5,416,953	2.98 years	5,416,953
April 7, 2011	$0.29	11,960,049	1.14 years	11,960,049
April 7, 2011	$0.22	1,913,606	1.14 years	1,913,606
May 2, 2011	$0.43	1,500,000	3.09 years	1,500,000
May 2, 2011	$0.29	75,000	3.09 years	75,000
June 27, 2011	$0.29	800,000	1.02 years	800,000
September 14, 2011	$0.20	38,095,300	1.46 years	38,095,300
August 17, 2012	$0.20	62,499,938	2.38 years	62,499,938
August 17, 2012	$0.15	5,000,000	1.38 years	5,000,000
August 17, 2012	$0.21	2,380,950	4.38 years	2,380,950
		162,776,432		162,776,432

The intrinsic value of warrants outstanding at March 31, 2013 was $11,200.

NOTE 11. FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 - 10, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 - 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:    Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 - 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (See Note 9).

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2013:

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	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	March 31,
Description	(Level 1)	(Level 2)	(Level 3)	2013

Derivative liabilities - warrant instruments	$-	$-	$5,849,223	$5,849,223

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2012:

	Quoted prices
	in Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2012

Derivative liabilities - warrant instruments	$-	$-	$7,653,928	$7,653,928

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Nine months ended March 31,
	2013	2012
Beginning balance as of June 30,	$(7,653,928)	$(15,244,754)
Change in fair value	243,205	6,948,644
Additions	(4,478,014)	(3,779,978)
Warrant modification	(171,150)	-
Exercise of warrants	-	561,965
Ending balance as of September 30,	$(12,059,887)	$(11,514,123)
Change in fair value	5,997,501	4,654,915
Exercise of warrants	-	28,497
Ending balance as of December 31,	$(6,062,386)	$(6,830,711)
Change in fair value	213,163	(3,765,995)
Additions	-	-
Warrant modification	-	-
Exercise of warrants	-	-
Ending balance as of March 31,	$(5,849,223)	$(10,596,706)

Change in unrealized gains (loss) included in earnings for the three months ended March 31, 2013 and 2012	213,163	(3,765,995)
Change in unrealized gains included in earnings for the nine months ended March 31, 2013 and 2012	$6,453,869	$7,837,564

During the nine months ended March 31, 2013 and 2012, the Company recorded a realized loss of $-0- and $590,462, respectively, on the settlement of a portion of the warrant derivative liability due to the exercise of certain warrants, which is included in the change in the fair value of warrant derivative liability in the consolidated income statements.

F-99

NOTE 12.  EARNINGS PER SHARE

Following is a reconciliation of basic earnings per share (“EPS”) and diluted EPS for the three months and nine months ended March 31, 2013 and 2012:

	Three months ended March 31, 2013			Three months ended March 31, 2012
	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount
Basic EPS	$(1,183,769)	394,002,697	$(0.00)	$(7,444,968)	322,583,762	$(0.02)
Dilutive effect of convertible debt	-	-	-	-	-	-
Dilutive effect of warrants calculated using the treasury stock method	-	-	-	-	-	-
Dilutive effect of restricted stock and restricted stock units	-	-	-	-	-	-
Diluted EPS	$(1,183,769)	394,002,697	$(0.00)	$(7,444,968)	322,583,762	$(0.02)

	Nine months ended March 31, 2013			Nine months ended March 31, 2012
	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Loss	Shares	Amount
Basic EPS	$1,991,482	380,373,535	$0.01	$(2,404,727)	310,810,095	$(0.01)
Dilutive effect of convertible debt	100,001	14,859,842	-	-	-	-
Dilutive effect of warrants calculated using the treasury stock method	(21,201)	204,814	-	-	-	-
Dilutive effect of restricted stock and restricted stock units	-	402,975	-	-	-	-
Diluted EPS	$2,070,282	395,841,166	$0.01	$(2,404,727)	310,810,095	$(0.01)

F-100

The following table sets forth the schedule of anti-dilutive securities excluded from the computation of diluted income per share:

	Three months ended
	March 31, 2013	March 31, 2012
Stock options	1,450,000	600,000
Stock warrants	162,776,432	89,284,712
Convertible debt	-	13,461,233

	Nine months ended
	March 31, 2013	March 31, 2012
Stock options	1,450,000	600,000
Stock warrants	161,376,432	89,284,712
Convertible debt	-	13,461,233

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Mining Permits

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on the Company’s properties at economically viable costs.

In Chile, lithium is not exploitable via traditional mining concessions. The Chilean Mining Code (“CMC”) establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither the Company nor its subsidiaries have sufficient authority (or permits) to explore and exploit lithium in Chile.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of a lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.  In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction.  As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. The Company is waiting for an answer.

The Company is exploring other strategies that could enable the Company to obtain rights to exploit lithium in Chile, whether from our Maricunga project or otherwise. Additionally, the Company is evaluating the Maricunga project as a potential producer of potash and potassium nitrate. The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and is exploitable via regular mining concessions, according to the Chilean Mining Code. However, there can be no assurances that the Company will be able to do so in the near future, on favorable terms, or at all.

F-101

The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities, but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for our future operations, or that the Company will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.

2011 Offering - Registration Rights Penalties

On March 22, 2011, the Board of Directors approved a private placement offering (the “2011 Offering”) to investors of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”). Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering warrant”). The G Warrants are exercisable for a period of three years. On April 7, April 13, May 3, May 6, and May 19, 2011, the Company held closings of the 2011 Offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at the Company’s own expense. Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, the Company has agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819). The Company was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and the Company recorded a monetary penalties accrual of $38,750, which has not yet been paid as of March 31, 2013. The Company was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and the Company increased the monetary penalties accrual to $518,243, (plus accrued interest of $111,401, included in accrued expenses, which is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of March 31, 2013. Although the Company intends to seek a waiver for these monetary penalties, there is no assurance the Company will be successful in obtaining a waiver. No demands have been made with respect to the registration rights penalties.

Gain Contingency

As of March 31, 2013, the Company did not capitalize any Chilean value-added taxes (“VAT”) amounting to $784,360 arising from various purchases of goods and services in Chile. The Company expensed $14,207 during the nine months ended March 31, 2013 due to uncertainty of recoverability and these amounts are included in general and administrative expenses on the consolidated statement of operations. Under Chilean regulation, this VAT is recoverable from future VAT payable.

Operating Leases

Rental expense for office operating leases was $71,179 and $97,540 during the nine months ended March 31, 2013 and 2012, respectively. Future minimum rental commitments under long-term non-cancellable facilities operating leases in place as of March 31, 2013 are as follows:

Period ending March 31,	Amount
2014	47,200
2015	7,200
Total minimum lease payments	$54,400

In January 2013, the Company cancelled its lease on office space in Lima, Peru which was due to expire in February, 2015, and commenced a one-year lease on reduced office space.

F-102

NOTE 14.  SUBSEQUENT EVENTS

On April 16, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) to purchase all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”), which will become a wholly owned subsidiary of the Company. SLM owns the group of mining concessions “Cocina 19 through 27” (the “Properties”). Pursuant to the Purchase Agreement, the Company paid the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million to be paid 90 days following the Closing Date, $1.8 million to be paid 180 days after the Closing Date and $100,000 to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014.

The Properties are located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. They are comprised of 450 hectares, increasing Li3’s land holdings within Maricunga to 1,888 hectares. The Properties adjoin the company´s existing Litio 1-6 properties and were constituted prior to the 1979 Lithium Exploitation Restrictions, meaning that there is no need to apply for a special permit in order to exploit the lithium on those concessions. The exploitation of these properties are not subject to obtaining a CEOL permit for the exploitation of lithium in Chile; however, the Acquisition does not provide the necessary permits to exploit lithium from the Company’s existing Maricunga property.

During April and May 2013, the Company issued the following common stock:

•	1,372,533 shares for the settlement of $91,960 relating to certain outstanding liabilities at March 31, 2013
•	83,334 shares with respect to the restricted stock units granted to the CFO which vested on March 1, 2013.

F-103

Annex I

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Li3 ENERGY, INC.,

BLUE WOLF MONGOLIA HOLDINGS CORP.,

AND

BLUE WOLF ACQUISITION SUB, INC.

Dated as of May 21, 2013

AGREEMENT OF PLAN AND MERGER

3.2	Capitalization of the Company	30
3.3	Authorization; Binding Agreement	31
3.4	Governmental Approvals	32
3.5	No Violations	32
3.6	SEC Filings and Company Financial Statements	33
3.7	Absence of Undisclosed Liabilities	34
3.8	Compliance with Laws	34
3.9	Regulatory Agreements; Permits; Qualifications	35
3.10	Absence of Certain Changes	35
3.11	Taxes and Returns	36
3.12	Restrictions on Business Activities	37
3.13	Employee Benefit Plans	37
3.14	Employee Matters	37
3.15	Intellectual Property	37
3.16	Real Property	38
3.17	Environmental Matters	38
3.18	Material Contracts	38
3.19	Litigation	38
3.20	Transactions with Affiliates	39
3.21	Investment Company Act	39
3.22	Books and Records	39
3.23	Finders and Investment Bankers	39
3.24	Information Supplied	39
ARTICLE IV	COVENANTS	40
4.1	Access and Information; Confidentiality	40
4.2	Conduct of Business of Li3	41
4.3	No Solicitation	44
4.4	Preparation of Registration Statement and Prospectus; Shareholders/ Stockholders Meeting	46
4.5	Directors and Officers of the Company After Closing	48
4.6	Listing	48
ARTICLE V	ADDITIONAL COVENANTS OF THE PARTIES	48
5.1	Notification; Commercially Reasonable Efforts	48
5.2	Public Announcements	51
5.3	Further Assurances	51
5.4	Tender Offer; Other Actions	52
5.5	Required Information	54
5.6	Survival of Representations and Warranties; Indemnification	54
ARTICLE VI	CONDITIONS	55
6.1	Conditions to Each Party’s Obligations	55
6.2	Conditions to Obligations of the Company	56
6.3	Conditions to Obligations of Li3	57
6.4	Frustration of Conditions	58
ARTICLE VII	TERMINATION AND EXPENSES	58
7.1	Termination	58

7.2	Effect of Termination	59
7.3	Fees and Expenses	59
7.4	Amendment	60
7.5	Waiver	60
ARTICLE VIII	TRUST FUND WAIVER	60
8.1	Waiver of Claims Against Trust	60
ARTICLE IX	MISCELLANEOUS	61
9.1	Survival	61
9.2	Notices	61
9.3	Binding Effect; Assignment	62
9.4	Governing Law; Jurisdiction	62
9.5	Waiver of Jury Trial	63
9.6	Counterparts	63
9.7	Interpretation	63
9.8	Entire Agreement	64
9.9	Severability	64
9.10	Specific Performance	64
9.11	Third Parties	64
9.12	Further Assurances	64
9.13	Certain Definitions	65

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 21, 2013 by and among, Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company (the “Company”), Blue Wolf Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Li3 Energy, Inc., a Nevada corporation (“Li3”). The Company, Merger Sub, and Li3 are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

A.           Li3, the Company and Merger Sub intend to effect the merger of Merger Sub with and into Li3 (the “Merger”), with Li3 continuing as the surviving entity in the Merger, as a result of which all of the issued and outstanding common stock of Li3, par value $0.001 per share (the “Li3 Common Stock”), immediately prior to the Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), all in accordance with the terms of this Agreement.

B.           The boards of directors of each of Li3, the Company and Merger Sub have approved this Agreement, the Merger and the transactions contemplated hereby, and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of Li3, the Company and Merger Sub and their respective shareholders and stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

TERMS OF THE MERGER

1.1           The Merger.

(a)          Upon the terms and subject to the conditions of this Agreement and in accordance with NRS, at the Effective Time, Merger Sub shall be merged with and into Li3. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Li3, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the NRS as a wholly-owned subsidiary of the Company.

1

(b)          Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic executed copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than one (1) Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, the Closing shall occur no later than July 22, 2013 (the “Drop Dead Date”). The Drop Dead Date may be changed to a different date upon the written mutual agreement of the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

(c)          Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file articles of merger (in any case, the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger). The time when the Merger shall become effective is herein referred to as the “Effective Time”.

(d)          From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Li3 and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Li3 and Merger Sub shall remain the claims, obligations, liabilities, debts and duties of the Surviving Company.

(e)          Each share of common stock, $.001 par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Company. This shall constitute the only capital stock of the Surviving Company following the Effective Time.

(f)          By virtue of the Merger, (i) the articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company, and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

(g)          If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Li3 or Merger Sub, or otherwise carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Li3 and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Li3 or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(h)          Notwithstanding the potential application of Section 367 of the Internal Revenue Code of 1986, as amended (the “Code”), it is the intent of each of the Parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

2

1.2           Merger Consideration. At the Effective Time, the Company shall cause to be issued to each stockholder of record of Li3 as of the Effective Time, in accordance with the terms and conditions of this Agreement, ordinary shares of the Company, no par value (the “Ordinary Shares”), equal to one (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock (the “Exchange Ratio”) owned by such stockholder at the Effective Time (the “Merger Consideration”).

1.3           Exchange Procedure.

(a)          As soon as practicable after the Effective Time, the Company shall cause Continental Stock Transfer & Trust Company (the “Exchange Agent”) to mail each holder of record holding an Li3 Common Stock certificate (the “Certificate”) a letter of transmittal as prepared by Li3 and the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefore a certificate representing the number of whole Ordinary Shares to which such holder of Li3 Common Stock shall have become entitled to hereunder and in accordance with this Agreement, and the Certificate or Certificates so surrendered shall be canceled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(b)          If any certificate representing Ordinary Shares is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)          After the Effective Time, there shall be no transfers on the stock transfer books of Li3 of Li3 Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of shares of Li3 Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they shall represent the right to receive the Merger Consideration as provided in Section 1.2.

3

(d)          Any portion of the Merger Consideration that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Time shall be returned to the Company. Any former stockholder of Li3 who has not theretofore complied with this Section 1.3 shall thereafter look only to the Company (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) for payment of the Merger Consideration to such stockholder as determined pursuant to this Agreement. Any consideration remaining unclaimed immediately prior to such time when such consideration would otherwise escheat or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Li3, the Surviving Company, the Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(e)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(f)          No certificates or scrip representing fractional shares of Ordinary Shares or book-entry credit of the same shall be issued upon the surrender of the Li3 Common Stock for exchange. Any portion of the Merger Consideration payable in a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

(g)          The Company and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable to the stockholders of Li3 pursuant to the Merger any such amounts as are required under the Code, or any applicable provision of state, local or foreign Tax Law, provided, however, that if the Company or Surviving Company intends to withhold any amount, the Company or Surviving Company, as applicable, shall provide reasonable advance written notice to Li3 of its intent to so withhold and a summary of the rationale for such withholding. Each of the Company and Surviving Company acknowledge that, as of the date hereof, neither it nor any of its affiliates has any knowledge that any amount is required to be withheld by the Company or Surviving Company from any portion of the Merger Consideration payable pursuant to this Agreement. To the extent that such amounts are so withheld by the Company or the Surviving Company such withheld amounts shall be treated for all purposes as having been paid to the stockholders of Li3 in respect of which such deduction and withholding was made by the Company or the Surviving Company, as the case may be, and such amounts shall be immediately, upon receipt, deposited with the applicable taxing authority.

4

1.4           Options and Warrants.

(a)          At the Effective Time, each option to purchase shares of Li3 Common Stock which is outstanding immediately prior to the Effective Time (each, a “Li3 Option”), shall cease to represent a right to acquire shares of Li3 Common Stock and shall be converted, at the Effective Time, into a right to acquire Ordinary Shares (a “Converted Option”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Li3 Option or other related agreement or award pursuant to which such Li3 Option was granted. The number of Ordinary Shares subject to each such Converted Option shall be equal to (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock underlying each such Li3 Option. Each Converted Option shall have an exercise price per share equal to the exercise price per share of Li3 Common Stock, subject to the Exchange Ratio. Any portion of a Li3 Option exercisable for a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

(b)          At the Effective Time, each warrant to purchase shares of Li3 Common Stock which is outstanding immediately prior to the Effective Time (each, a “Li3 Warrant”), shall cease to represent a right to acquire shares of Li3 Common Stock and shall be converted, at the Effective Time, into a right to acquire Ordinary Shares (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Li3 Warrant or other related agreement or award pursuant to which such Li3 Warrant was granted. The number of Ordinary Shares subject to each such Converted Warrant shall be equal to (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock underlying each such Li3 Warrant. Each Converted Warrant shall have an exercise price per share equal to the exercise price per share of Li3 Common Stock, subject to the Exchange Ratio. Any portion of a Li3 Warrant exercisable for a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

1.5           Dissenting Stockholders; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if holders of shares of Li3 Common Stock that are issued and outstanding immediately prior to the Effective Date (the “Appraisal Shares”) properly demand appraisal pursuant to, and in compliance with, Chapter 92A of the NRS, the Appraisal Shares shall not be converted into Merger Consideration as provided in Section 1.2, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Chapter 92A of the NRS; provided, however, that if any such holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Chapter 92A of the NRS, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Date into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 1.2.

1.6           Sponsor Agreement. Concurrent with the execution of this Agreement, Blue Wolf MHC Ltd. (“Sponsor”) entered into an agreement with the Company, pursuant to which Sponsor agreed that, at the Effective Time, (a) One Million Six Hundred Ten Thousand (1,610,000) Ordinary Shares held by the Sponsor shall be canceled without any further consideration and (b) warrants to purchase Three Million Three Hundred Thirty Three Thousand and Three Hundred Thirty Three (3,333,333) Ordinary Shares held by the Sponsor shall be canceled without any further consideration (the “Sponsor Agreement”). The Sponsor Agreement further provides that any remaining Ordinary Shares owned by Sponsor subsequent to the Closing shall not be subject to any forfeiture provisions in effect at the Effective Time.

5

Article II

REPRESENTATIONS AND WARRANTIES OF Li3

Except as set forth in the disclosure schedule delivered by Li3 to the Company on the date hereof (the “Li3 Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Li3 represents and warrants to the Company as follows:

2.1           Due Organization and Good Standing. Each of Li3 and each wholly owned or partially owned subsidiary of Li3 (each a “Li3 Subsidiary”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Li3 and each Li3 Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Li3 Material Adverse Effect (as defined below). Li3 has heretofore made available to the Company accurate and complete copies of Li3’s articles of incorporation and by-laws, as amended to date and as currently in effect (the “Li3 Organization Documents”), and the certificate of incorporation, by-laws or equivalent organizational document of each of the Li3 Subsidiaries, each as amended to date and as currently in effect (the “Li3 Subsidiary Organization Documents”). None of Li3 or any Li3 Subsidiary is in violation of any Li3 Organization Document or Li3 Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Li3 Material Adverse Effect” shall mean, with respect to Li3 and/ or any Li3 Subsidiary, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Li3 and/ or any Li3 Subsidiary, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as Li3 and/ or any Li3 Subsidiary is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which Li3 and/ or any Li3 Subsidiary conducts business that is material to the business of Li3 and/ or any Li3 Subsidiary, so long as Li3 and/ or any Li3 Subsidiary is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, (iv) any change in GAAP (as defined herein) or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

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2.2           Capitalization of Li3.

(a)          The authorized capital stock of Li3 consist of 990,000,000 shares of Li3 Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, 395,497,453 shares of Li3 Common Stock are issued and outstanding, and no shares of preferred stock are currently issued and outstanding. All outstanding shares of Li3 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Li3 Organization Documents or any contract to which Li3 is a party or by which Li3 is bound. Except as set forth in Section 2.2(a) of the Li3 Disclosure Schedule, there are no outstanding contractual obligations of Li3 to repurchase, redeem or otherwise acquire any shares of Li3 Common Stock or any capital equity of Li3 and there are no outstanding contractual obligations of Li3 to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)          Except as set forth in Section 2.2(b) of the Li3 Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital stock of Li3 or obligating Li3 to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, its capital stock or securities convertible into or exchangeable for such capital stock, or obligating Li3 to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital stock. There are no outstanding obligations of Li3 to repurchase, redeem or otherwise acquire any capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)          Except as disclosed in Section 2.2(c)(i) of the Li3 Disclosure Schedule, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Li3 is a party or by which Li3 is bound with respect to any of its capital stock or securities. Except as set forth in this Agreement or disclosed in Section 2.2(c)(ii) of the Li3 Disclosure Schedule, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Li3 are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Li3 accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(d)          Except as disclosed in Section 2.2(d) of the Li3 Disclosure Schedule, no Indebtedness (as hereafter defined) of Li3 or any of the Li3 Subsidiaries contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Li3 or any of the Li3 Subsidiaries or (iii) the ability of Li3 or any of the Li3 Subsidiaries to grant any Encumbrance (as hereafter defined) on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses, capitalized lease expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such Person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E). For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(e)          Since October 19, 2009, Li3 has not declared or paid any distribution or dividend in respect of its capital stock and, except for as expressly contemplated by this Agreement, has not repurchased, redeemed or otherwise acquired any securities or equity interest of Li3, and the Li3 Board of Directors has not authorized any of the foregoing.

2.3           Subsidiaries.

(a)          Section 2.3(a)(i) of the Li3 Disclosure Schedule sets forth a true, complete and correct list of each of the Li3 Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3(a)(ii) of the Li3 Disclosure Schedule, all of the capital stock and other equity interests of the Li3 Subsidiaries are owned, directly or indirectly, by Li3 free and clear of any Encumbrance (other than any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Li3 Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Li3 Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of, or other equity interests in, any of the Li3 Subsidiaries or obligating any of the Li3 Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity interest or securities convertible into or exchangeable for such securities, or obligating any of the Li3 Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. There are no outstanding obligations of the Li3 Subsidiaries to repurchase, redeem (except as expressly contemplated by this Agreement) or otherwise acquire any capital stock of, or other equity interests in, any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Neither Li3 nor any Li3 Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Li3 Subsidiaries owned by Li3 or another Li3 Subsidiary.

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(b)          Section 2.3(b) of the Li3 Disclosure Schedule lists all jurisdictions in which each of Li3 and each Li3 Subsidiary is qualified to conduct its respective business.

2.4           Authorization; Binding Agreement. Li3 has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which Li3 is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by Li3, and (ii) no other corporate proceedings, other than the Li3 Stockholder Vote (as defined hereinafter), on the part of Li3 are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Li3 is a party shall be when delivered, duly and validly executed and delivered by Li3 and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Li3, enforceable against Li3 in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5           Governmental Approvals. Except as otherwise described in Section 2.5 of the Li3 Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Li3 or any of the Li3 Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Li3 of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Li3 of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined below), (iii) such filings as contemplated by this Agreement pursuant to the Merger, and (iv) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Li3 Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

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2.6           No Violations. Except as otherwise described in Section 2.6 of the Li3 Disclosure Schedule, the execution and delivery by Li3 of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Li3 of the transactions contemplated hereby and thereby, and compliance by Li3 with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Li3 Organization Document or Li3 Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Li3 Material Contract (as defined below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (other than any Permitted Encumbrances (as defined below)) upon any of the properties, rights or assets of Li3 or any of the Li3 Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Li3 or any of the Li3 Subsidiaries or any of their respective assets or properties are subject. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for Taxes or assessments and similar governmental charges or levies, which either are (A) not delinquent or (B) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Encumbrances arising under this Agreement or any ancillary agreement hereto.

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2.7           SEC Filings and Li3 Financial Statements.

(a)          Since October 19, 2009, Li3 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Li3 with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, or the Securities Act, together with any amendments, restatements or supplements thereto. Section 2.7(a)(i) of the Li3 Disclosure Schedule lists, and Li3 has made available to the Company copies in the form filed with the SEC of all of the following, except in each such case, to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Li3’s Annual Reports on Form 10-K for each fiscal year of Li3 since October 19, 2009, (ii) Li3’s Quarterly Reports on Form 10-Q for each fiscal quarter that Li3 was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Li3 referred to in clause (i) above, (iii) all proxy statements relating to Li3’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 2.7) filed by Li3 with the SEC since October 19, 2009 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Li3 SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Li3 SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Li3 SEC Reports did not, as of their respective effective dates (in the case of Li3 SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Li3 SEC Reports) (except to the extent that information contained in any Li3 SEC Report has been revised or superseded by a later filed Li3 SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications were each true and correct on the date made. To the extent required by the Exchange Act, Li3 and the Li3 Subsidiaries have established and maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Li3 and the Li3 Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Li3’s filings with the SEC and other public disclosure documents. Li3’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Li3’s auditors and the Li3 Board of Directors (x) all significant deficiencies in the design or operation of internal controls that could adversely affect Li3’s ability to record, process, summarize and report financial data and have identified for Li3’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Li3’s internal controls.  Since October 19, 2009, Li3’s Board of Directors has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the financial accounting or auditing methods, principles or practices of Li3. Except as set forth in Section 2.7(a)(ii) of the Li3 Disclosure Schedule, to the knowledge of Li3, each director and executive officer of Li3 has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since October 19, 2009.

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(b)          The financial statements and notes contained or incorporated by reference in the Li3 SEC Reports and /or included in the Registration Statement, Proxy Statement or Tender Offer (the “Li3 Financials”) (i) in all material respects accurately reflect the books and records of Li3 as of the times and for the periods referred to therein, (ii) were prepared in accordance with (x) GAAP, and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, result in a Li3 Material Adverse Effect) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable (iii) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Li3 and the Li3 Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and mailings to the Company’s shareholders or Li3’s stockholders, comply, in all material respects with the Securities Act, Regulation S-X, the Exchange Act and the published general rules and regulations of the SEC. To the extent required by the Exchange Act, Li3 has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Li3 and the Li3 Subsidiaries are required by GAAP to be included in the consolidated financial statements of Li3. Section 2.7(b) of the Li3 Disclosure Schedule contains a description of all non-audit services performed by Li3’s auditors for Li3 and the Li3 Subsidiaries since October 19, 2009 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Li3 Board of Directors. Li3 has no off-balance sheet arrangements. For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(c)          Since October 19, 2009, neither Li3 nor any Li3 Subsidiary, or to Li3’s knowledge, any director, officer or employee of Li3 or any Li3 Subsidiary, or any auditor or accountant of Li3 or the Li3 Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Li3 or any Li3 Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Li3 or any Li3 Subsidiary has engaged in questionable accounting or auditing practices. To Li3’s knowledge, since October 19, 2009, no employee and no member of the Li3 Board of Directors nor any attorney representing Li3 or any Li3 Subsidiary, whether or not employed by Li3 or any Li3 Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Li3, the Li3 Subsidiaries or any of their respective officers, directors, employees or agents or reported written evidence of any such violation to the Li3 Board of Directors or any committee thereof or to any director or executive officer of Li3.

(d)          The Li3 Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8           Absence of Certain Changes.

(a)          From January 1, 2013 through the date hereof, except as described in Section 2.8(a) of the Li3 Disclosure Schedule and as expressly contemplated by this Agreement, Li3 and the Li3 Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

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(b)          From January 1, 2013 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Li3 Material Adverse Effect.

2.9           Absence of Undisclosed Liabilities. Neither Li3 nor any Li3 Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Li3 Financials other than liabilities or obligations reflected in Section 2.9 of the Li3 Disclosure Schedule, except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a Li3 Material Adverse Effect.

2.10         Compliance with Laws. Except as set forth in Section 2.10 of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries are in conflict with, or in default or violation of, nor has it received, since October 19, 2009, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Li3 or any Li3 Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Li3 Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Li3 Material Adverse Effect.

2.11         Regulatory Agreements; Permits; Qualifications.

(a)          Except as disclosed in Section 2.11(a) of the Li3 Disclosure Schedule, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Li3 or any Li3 Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 2.11(b) of the Li3 Disclosure Schedule, each of Li3, the Li3 Subsidiaries, and each employee of Li3 or any Li3 Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Li3 or such Li3 Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, Consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, Consents and approvals and has made all registrations necessary to lawfully conduct Li3’s or the Li3 Subsidiaries’ respective business as presently conducted, and to own, lease and operate Li3’s or the Li3 Subsidiaries’ respective assets and properties (collectively, the “Li3 Permits”), except for any such permits, licenses, franchises, grants, authorizations, Consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 has made available to the Company true, correct and complete copies of all material Li3 Permits. All of Li3 Permits are in full force and effect, and no suspension or cancellation of any of Li3 Permits is pending or, to Li3’s knowledge, threatened, except, in each case, where the failure of any Li3 Permits to have been in full force and effect, or the suspension or cancellation of any of Li3 Permits, would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries are not in violation in any material respect of the terms of any Li3 Permit, except for any violations which would not reasonably be expected to result in a Li3 Material Adverse Effect.

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(c)          To Li3’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Li3 or any Li3 Subsidiary is pending or threatened in writing.

2.12         Litigation.

(a)          Except as disclosed in Section 2.12(a)(i) of the Li3 Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction and/ or any arbitrator, agency, court or tribunal, foreign or domestic (each, an “Action”), or, to the knowledge of Li3, threatened against Li3, any of the Li3 Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Li3 Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Li3, any of the Li3 Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Li3 Material Adverse Effect. Except as disclosed in Section 2.12(a)(ii) of the Li3 Disclosure Schedule, there is no material Action that Li3 or any of the Li3 Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Li3, threatened against Li3 involving a claim against Li3 or any Li3 Subsidiary for false advertising with respect to any of Li3’s or any Li3 Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Li3 Material Adverse Effect.

(b)          There is no Action or, to the knowledge of Li3, threatened Action against Li3 or any Li3 Subsidiary relating to the transactions contemplated by this Agreement, nor, to the knowledge of Li3, is there any basis therefor. Li3 and the Li3 Subsidiaries are not subject to or bound by any Order that will prevent the consummation of the transactions contemplated by this Agreement.

(c)          The expenses fixed by each Maricunga Company (as defined herein) for the maintenance and exploration expenses of each of the respective Litio 1-6 Concessions (as defined herein) were: (i) duly approved at a meeting of shareholders of each Maricunga Company and (ii) necessary to maintain and explore the respective Litio 1-6 Concessions.

2.13         Restrictions on Business Activities. There is no Order binding upon Li3 or any of the Li3 Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Li3 or any of the Li3 Subsidiaries as their businesses are currently conducted, any acquisition of property by Li3 or any of the Li3 Subsidiaries, the conduct of business by Li3 or any of the Li3 Subsidiaries as currently conducted, or the ability of Li3 or any Li3 Subsidiary to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Li3 Material Adverse Effect.

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2.14         Material Contracts.

(a)          Section 2.14(a) of the Li3 Disclosure Schedule sets forth a true, correct and complete list of, and Li3 has made available to the Company, true, correct and complete copies of, each material written or oral contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Li3 or any Li3 Subsidiary is a party or by which Li3, any Li3 Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Li3 Material Contract”) that:

(i)          contains covenants that materially limit the ability of Li3 or any Li3 Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person, except, in each case, for any such contract that may be canceled without any penalty or other liability to Li3 or any Li3 Subsidiary upon notice of thirty (30) days or less;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Li3 and the Li3 Subsidiaries, taken as a whole;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        by its terms calls for aggregate payments by Li3 or any Li3 Subsidiary under such contract of more than $100,000 per year;

(vii)       with respect to any material acquisition of another Person, pursuant to which Li3 or any Li3 Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

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(viii)      obligates Li3 or any Li3 Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)         is between Li3 or any Li3 Subsidiary, on one hand, and any of their respective directors, managers or executive officers, on the other hand, that cannot be cancelled by Li3 (or the applicable Li3 Subsidiary) within thirty (30) days’ notice without material liability, penalty or premium;

(x)          obligates Li3 or any Li3 Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi)         relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Li3 or any Li3 Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b)          Except as disclosed in Section 2.14(b) of the Li3 Disclosure Schedule, with respect to each Li3 Material Contract: (i) such Li3 Material Contract is valid and binding and enforceable in all respects against Li3 or the Li3 Subsidiary party thereto (subject to Enforceability Exceptions) and, to Li3’s knowledge, the other party thereto and are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Li3 Material Contract against Li3 or such Li3 Subsidiary and, to Li3’s knowledge, the other party thereto; (iii) neither Li3 nor any Li3 Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Li3 or any Li3 Subsidiary, or permit termination or acceleration by the other party thereto, under such Li3 Material Contract; (iv) to Li3’s knowledge, no other party to such Li3 Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Li3 or any of the Li3 Subsidiaries, under such Li3 Material Contract, and (v) no other party to such Li3 Material Contract has the right to terminate or modify or has notified Li3 or any Li3 Subsidiary in writing that it is terminating or modifying, or considering terminating or modifying, the handling of its business by Li3 or any Li3 Subsidiary or in respect of any particular product, project or service of Li3 or any Li3 Subsidiary, or is planning to materially reduce its future business with Li3 or any Li3 Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing that would not reasonably be expected to result in a Li3 Material Adverse Effect.

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2.15         Intellectual Property.

(a)          Section 2.15(a)(i) of the Li3 Disclosure Schedule contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Li3 or any of the Li3 Subsidiaries and is material to the business of Li3 and/ or any Li3 Subsidiary as currently conducted (“Li3 Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Li3 or any of the Li3 Subsidiaries and is material to the business of Li3 and/ or any Li3 Subsidiary (“Li3 Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Li3 Material Adverse Effect, each of Li3 and the Li3 Subsidiaries (x) has all right, title and interest in and to the Li3 Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, (y) has valid rights to use the Li3 Licensed Intellectual Property, and (z) Li3 and the Li3 Subsidiaries are not obligated or under any liability to make royalty or other payments to any owner, licensor, or other claimant to, any Li3 Licensed Intellectual Property or other intangible assets with respect to the use thereof or in connection with the conduct of the business of Li3 or the Li3 Subsidiaries or otherwise. Except as set forth in Section 2.15(a)(ii) of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the Li3 Disclosure Schedule, to the knowledge of Li3, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the Li3 Disclosure Schedule, to Li3’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Li3’s or any Li3 Subsidiary’s rights to any Li3 Intellectual Property or Li3 Licensed Intellectual Property. To Li3’s knowledge, all of Li3 Intellectual Property and the license rights to the Li3 Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Li3’s knowledge, threatened that challenges the rights of Li3 or any of the Li3 Subsidiaries in any material respect of any Li3 Intellectual Property or Li3 Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Li3 Intellectual Property and the Li3 Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Li3 or the Li3 Subsidiaries and used in or necessary for the operation by Li3 and the Li3 Subsidiaries of their respective businesses as currently conducted. Neither Li3 nor any of the Li3 Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Li3 Licensed Intellectual Property, except for any such breaches and defaults which would not reasonably be expected to result in a Li3 Material Adverse Effect.

(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

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2.16         Employee Benefit Plans.

(a)          Section 2.16(a) of the Li3 Disclosure Schedule lists, with respect to Li3 and the Li3 Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from Li3 to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Li3 Benefit Plans”). The term Li3 Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Li3 and the Li3 Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Li3 ERISA Affiliate”) may have any liability.

(b)          Other than as would not reasonably be expected to result in a Li3 Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Li3 or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Li3 Benefit Plan, (ii) each Li3 Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Li3 and each Li3 ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Li3 Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Li3 or any Li3 ERISA Affiliate to any Li3 Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Li3 is threatened, against or with respect to any such Li3 Benefit Plan, including any audit or inquiry by the Internal Revenue Service (“IRS”), United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to result in a Li3 Material Adverse Effect). Each Li3 Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each Li3 Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such Li3 Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither Li3 nor any Li3 Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such Li3 Benefit Plan under Section 401(a) of the Code.

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(c)          Except as disclosed in Section 2.16 of the Li3 Disclosure Schedule, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Li3 Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Li3 is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Li3 or any of the Li3 Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Li3 or any of the Li3 Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Li3, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of the Li3 Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Li3 Benefit Plan maintained by Li3 or any of the Li3 Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Li3 or any of the Li3 Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Li3 nor any Li3 ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 2.16(g) of the Li3 Disclosure Schedule, no Li3 Benefit Plan is maintained outside the jurisdiction of the United States (any such Li3 Benefit Plan set forth in Section 2.16(g) of the Li3 Disclosure Schedule, “Li3 Foreign Benefit Plans”). All Li3 Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Li3 Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Li3 Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Li3 or Li3 Subsidiary entity.

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2.17         Taxes and Returns.

(a)          Except as set forth in Section 2.17(a) of the Li3 Disclosure Schedule, Li3 has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Li3 Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Li3 Financials have been established.

(b)          Section 2.17(b) of the Li3 Disclosure Schedule sets forth each jurisdiction where Li3 and each Li3 Subsidiary files or is required to file a Tax Return.

(c)          To the Knowledge of Li3, neither Li3 nor any of the Li3 Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Li3 or any of the Li3 Subsidiaries in respect of any Tax, and neither Li3 nor any of the Li3 Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Li3 or any of the Li3 Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Li3 Financials have been established or are immaterial in amount).

(e)          There are no material liens with respect to any Taxes upon any of Li3’s or the Li3 Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Li3 Financials have been established.

(f)          Neither Li3 nor any of the Li3 Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Li3 or any of the Li3 Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither Li3 nor any of the Li3 Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)          Neither Li3 nor any of the Li3 Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither Li3 nor any Li3 Subsidiary has any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

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(j)          Neither Li3 nor any Li3 Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Li3 or any Li3 Subsidiary with respect to any period following the Closing Date.

(k)          Neither Li3 nor any Li3 Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18         Finders and Investment Bankers. Except as set forth in Section 2.18 of the Li3 Disclosure Schedule, Li3 and/ or any Li3 Subsidiary have not incurred, nor will any of them incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Li3 and/ or any Li3 Subsidiary.

2.19         Title to Properties; Assets.

(a)          Section 2.19(a)(i) of the Li3 Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of Li3 or any of the Li3 Subsidiaries from or to any Person (collectively, the “Li3 Real Property”). The list set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule contains, with respect to each of Li3 Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Li3 or any of the Li3 Subsidiaries is a party or by which Li3 or any of the Li3 Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Li3 Leases”), the terms of which have been complied with by Li3 and any Li3 Subsidiary, except for any non-compliances as would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 Real Property set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of Li3 and the Li3 Subsidiaries. Li3 does not own any real property. Except as set forth in Section 2.19(a)(ii) of the Li3 Disclosure Schedule, Li3 or a Li3 Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

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(b)          A true, correct, complete and full execution copy of each Li3 Lease set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule has been made available to the Company. Except as set forth in Section 2.19(b)(i) of the Li3 Disclosure Schedule, Li3 or Li3 Subsidiary’s interests in each of the Li3 Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Li3 Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Li3 Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries nor, to the knowledge of Li3, any other party to any Li3 Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Li3 Leases, except for any breaches or defaults which would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries enjoy peaceful and undisturbed possession under all such Li3 Leases and have not received notice of any material default, delinquency or breach on the part of Li3 or any Li3 Subsidiary.

2.20         Employee Matters.

(a)          There are no material Actions pending or, to the knowledge of Li3, threatened involving Li3 or any Li3 Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. Since October 19, 2009, there has been: (i) to Li3’s knowledge, no labor union organizing or attempting to organize any employee of Li3 or any of the Li3 Subsidiaries into one or more collective bargaining units with respect to their employment with Li3 or any of the Li3 Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Li3 or any of the Li3 Subsidiaries pending with respect to their employment with Li3 or any of the Li3 Subsidiaries or threatened against Li3 or any of the Li3 Subsidiaries. Neither Li3 nor any of the Li3 Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Li3 or any of the Li3 Subsidiaries and no such agreement is currently being negotiated.

(b)          Except as set forth in Section 2.20(b) of the Li3 Disclosure Schedule, Li3 and the Li3 Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Li3 or any of the Li3 Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a Li3 Material Adverse Effect. Except as would not reasonably be expected to result in a Li3 Material Adverse Effect, there are no Actions pending or, to the knowledge of Li3, threatened against Li3 or any Li3 Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)          Section 2.20(c) of the Li3 Disclosure Schedule lists all of the employees of Li3, including title, salary and benefits. Except for the employment agreements referenced in Section 2.20(c) of the Li3 Disclosure Schedule and other than pursuant to ordinary arrangements of compensation to personnel, Li3 is not under any obligation or liability to any officer, director, consultant or staff member of Li3.

2.21         Environmental Matters. Except as set forth in Section 2.21 of the Li3 Disclosure Schedule or as would not reasonably be expected to result in a Li3 Material Adverse Effect:

(a)          Neither Li3 nor any of the Li3 Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Li3 nor any of the Li3 Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Li3 and the Li3 Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither Li3 nor any of the Li3 Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws;

(d)          Li3 and the Li3 Subsidiaries have no liability (and Li3, the Li3 Subsidiaries or their respective predecessors, have not treated, handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, or owned or operated any property or facility in any manner that could form the basis for any present or future Action against Li3 or any Li3 Subsidiary giving rise to any liability) for damage to any site (including any real property), location, or body of water (surface or subsurface) or for illness or personal injury;

(e)          Li3 and the Li3 Subsidiaries have delivered or caused to be delivered to the Company all environmental assessments, reports, audits and other documents in its or their possession, or under their respective control that relate to real property that Li3, the Li3 Subsidiaries, or any of their predecessors currently occupies or has occupied at any time in the past; and

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(f)          Each of Li3 and the Li3 Subsidiaries holds and is in compliance in all material respects with all Li3 Permits required to conduct its business and operations under all applicable Environmental Laws.

For purposes of this Agreement, “Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof. “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, all substances regulated by the Law of Chile.

2.22         Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Li3 or any Li3 Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of capital stock or equity securities of Li3 or any Li3 Subsidiary or such Person’s employment with Li3 or any Li3 Subsidiary, (v) as set forth in Section 2.22 of the Li3 Disclosure Schedule, or (vi) as stated in the Li3 Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Li3 or any of the Li3 Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either Li3 or any of the Li3 Subsidiaries or (z) record or beneficial owner of more than five percent (5%) of the outstanding securities of Li3 and/ or any Li3 Subsidiary as of the date hereof (each, a “Li3 Affiliate Transaction”).

2.23         Insurance.  Section 2.23 of the Li3 Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Li3 or any Li3 Subsidiary, or pursuant to which Li3, any Li3 Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Li3 nor any Li3 Subsidiary is in any material respect, in breach of or default under, and neither Li3 nor any Li3 Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Li3, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Li3 knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

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2.24         Books and Records. All of the financial books and records of Li3 and the Li3 Subsidiaries are complete and accurate in all material respects and, since October 19, 2009, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25         Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Li3 and/or the Li3 Subsidiaries, in accordance with GAAP (the “Li3 Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to Li3 and/ or the Li3 Subsidiaries arising from their respective businesses. To Li3’s knowledge, none of the Li3 Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Li3 Financials.

2.26         Listing. The Li3 Common Stock is quoted on the OTCBB. Except as set forth in Section 2.26 of the Li3 Disclosure Schedule, there is no action or proceeding pending or, to Li3’s knowledge, threatened against Li3 by the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entity to suspend, prohibit or terminate the quotation of the Li3 Common Stock on the OTCBB.

2.27         Investment Company Act. Li3 is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.28         Title to Mining Concessions.

(a)          Section 2.28 of the Li3 Disclosure Schedule contains a correct and complete list of all mining concessions owned by Li3 directly or indirectly through its subsidiaries.

(b)          With respect to the following groups of mining exploitation concessions: Litio 1, 1 al 29; Litio 2, 1 al 30; Litio 3, 1 al 58; Litio 4, 1 al 60; Litio 5, 1 al 60, Litio 6, 1 al 60 (collectively, the “Litio 1-6 Mining Concessions”), Li 3 warrants and represents that:

(i)	Each of the Litio 1-6 Mining Concessions is fully owned by each of the following Chilean legal mining companies, respectively: Sociedad Legal Minera Litio 1 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 2 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 3 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 4 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 5 de la Sierra Hoyada de Maricunga; and Sociedad Legal Minera Litio 6 de la Sierra Hoyada de Maricunga (collectively, the “Maricunga Companies”);

(ii)	Each of the Litio 1-6 Mining Concessions is valid and in good standing, free and clear from all Encumbrances, with the corresponding license (patente) duly and timely paid;

(iii)	The area covered by the Litio 1-6 Mining Concessions corresponds to the core of the lithium reserves found in the project that Li3 has named the Maricunga Project;

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(iv)	The area covered by each of the Litio 1-6 Mining Concessions does not overlap with the area covered by any other mining concession (whether to explore or to exploit, constituted or in process of constitution) of third party(ies);

(v)	The area covered by each of the Litio 1-6 Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park;

(vi)	Each of the Maricunga Companies is a Chilean legal mining company, valid and in good standing;

(vii)	Minera Li Energy SpA (“Minera Li”) holds 60% equity interest in each of the Maricunga Companies;

(viii)	Minera Li’s shares in each of the Maricunga Companies are fully paid, free and clear from all Encumbrances;

(ix)	Minera Li is a Chilean sociedad por acciones company, valid and in good standing;

(x)	Li3 is the exclusive shareholder of Minera Li; and

(xi)	Li3’s shares in Minera Li are fully paid, free and clear from all Encumbrances.

(c)          With respect to the group of mining exploitation concessions named “Cocina 19 al 27” (the “Cocina Mining Concessions”), Li 3 warrants and represents that:

(i)	As of April 16, 2013, the Cocina Mining Concessions were fully owned by the Chilean legal mining company named “Cocina Diecinueve de la Hoyada de Maricunga” (the “Cocina Company”);

(ii)	As of April 16, 2013, the Cocina Company was valid and in good standing;

(iii)	As of April 16, 2013, the exclusive shareholders of the Cocina Company were Messrs. José Resk Nara and Carlos Alfonso Iribarren;

(iv)	In December 2009, Messrs. José Resk Nara and Carlos Alfonso Iribarren, in their capacity as exclusive shareholders of the Cocina Company, entered into an option agreement with a third party whereby (i) such third party was granted the option to purchase all of the outstanding shares of the Cocina Company; and (ii) Cocina Company’s shares were pledged, Cocina Mining Concessions were mortgaged; and both said shares and concessions were prohibited from being sold or, in general, used as consideration for any act or contract, all of the above in favor of the third party and as collateral for its option;

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(v)	The third party’s option to purchase the shares of the Cocina Company expired on April 15, 2013;

(vi)	By public deed granted in the notary of Copiapó of Mr. Hernán Cañas Valdés, dated April 16, 2013, Mr. José Resk Nara sold each and all his shares in the Cocina Company to Minera Li;

(vii)	By another public deed granted in the same notary and date Mr. Carlos Alfonso Iribarren sold each and all his shares in the Cocina Company to Minera Li;

(viii)	The registration of the Cocina Company shares in the name of Minera Li has already been requested to the Registry of Mines of Copiapó and is still pending;

(ix)	Except for Encumbrances granted in favor of the third party in connection with its expired option to purchase the shares of the Cocina Company, each and all the shares of the Cocina Company thereby sold were fully paid and free of Encumbrances at the time of the sale;

(x)	Except for Encumbrances granted in favor of a third party in connection with its expired option to purchase the shares of the Cocina Company, each and all the Cocina Mining Concessions were free of all Encumbrances, valid and in good standing at the time of the sale, with the corresponding license (patente) duly and timely paid;

(xi)	Subsequent to the public deeds whereby it purchased all the outstanding shares of the Cocina Company, Minera Li has not entered into any agreement with any party with respect to those shares or with respect to the Cocina Mining Concessions (other than those necessary to implement the agreements included in said public deeds, if any);

(xii)	The area covered by the Cocina Mining Concessions comprises approx. 450 hectares, adjoin the Litio 1-6 Mining Concessions and were constituted prior to the 1979 Lithium Exploitation Restrictions;

(xii)	Because of its proximity with the Litio 1-6 Mining Concessions and on a preliminary basis, Li3 has reasons to believe that lithium reserves per hectare in the area covered by the Cocina Mining Concessions may be similar to those that Li3 reasonably consider exist in the area covered by the Litio 1-6 Mining Concessions;

(xiii)	The area covered by each of the Cocina Mining Concessions does not overlap with the area covered by any other mining concession (whether to explore or to exploit, constituted or in process of constitution) of third party(ies);

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(xiv)	The area covered by each of the Cocina Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park;

(d)          With respect to the following mining exploration concessions: Amarillo, Verde and Isidora (collectively, the “Exploration Mining Concessions”), Li3 warrants and represents that:

(i)	Minera Li is the exclusive owner of each of the Exploration Mining Concessions;

(ii)	Each of the Exploration Mining Concessions is valid and in good standing, free and clear from all Encumbrances, with the corresponding license (patente) duly and timely paid;

(iii)	The Exploration Mining Concessions Verde and Amarillo cover an area located out of the Salar de Maricunga and close to the Litio 1-6 Concessions;

(iv)	The Exploration Mining Concession Isidora overlaps with the Litio 1-6 Concessions and has been constituted for protection purposes; and

(v)	The area covered by each of the Exploration Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park.

2.29         Information Supplied. None of the information relating to Li3 or any Li3 Subsidiary, which is supplied or to be supplied by Li3 or any Li3 Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to the Company’s shareholders and/ or the Li3’s stockholders as it relates to the Tender Offer, the Registration Statement or the Proxy Statement will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Li3 and the Li3 Subsidiaries or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Li3 and the Li3 Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Li3 and the Li3 Subsidiaries or that is included in the Ancillary Public Disclosures). Notwithstanding the foregoing, Li3 makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company.

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Article III

REPRESENTATIONS AND WARRANTIES OF the company and MERGER SUB

Except as set forth in the disclosure schedule delivered by the Company to Li3 on the date hereof (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company represents and warrants to Li3 as follows:

3.1           Due Organization and Good Standing.

(a)          The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Li3 accurate and complete copies of the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter” or the “Company Organizational Documents”), as currently in effect.

(b)          For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such Party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which the Company conducts business that is material to the business of the Company, so long as the Company is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, (iv) any change in GAAP or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

(c)          Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. Merger Sub has heretofore made available to Li3 accurate and complete copies of the Merger Sub’s Articles of Incorporation (the “Merger Sub Organizational Documents”), as currently in effect.

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3.2           Capitalization of the Company.

(a)          The authorized capital shares of the Company consists of an unlimited number of shares, with no par value, consisting of six (6) classes of shares which includes (i) an unlimited number of Ordinary Shares, and (ii) an unlimited number of preferred shares divided into five (5) classes of preferred shares. As of the date hereof, (x) 4,268,381 Ordinary Shares are issued and outstanding, and (y) no classes of preferred shares are currently issued and outstanding. The Company issued 8,050,000 units in connection with its IPO (as defined herein), with each unit comprised of one (1) Ordinary Share and a warrant to purchase one (1) Ordinary Share. As of the date hereof, warrants to purchase 12,216,667 Ordinary Shares are issued and outstanding, of which 8,050,000 warrants were issued as part of the foregoing units in the IPO. All issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Company Organizational Documents or any contract to which the Company is a party. None of the outstanding securities of the Company has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 3.2(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Ordinary Shares or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Ordinary Shares or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Ordinary Shares. Other than the Tender Offer (as defined herein), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Ordinary Shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)          There are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any issued shares of the Company other than as listed in Section 3.2(c) of the Company Disclosure Schedule.

(d)          No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Encumbrance (as hereafter defined) on its properties or assets.

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(e)          Since the date of the Company’s formation, and except as contemplated by this Agreement, the Company has not declared or paid any distribution or dividend in respect of the Ordinary Shares and has not repurchased, redeemed or otherwise acquired any Ordinary Shares, and the Company’s board of directors has not authorized any of the foregoing.

(f)          The authorized capital stock of Merger Sub consists of 75,000,000 shares of Merger Sub Common Stock and no preferred stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. Except for the foregoing, no capital stock, equity interests or other securities of Merger Sub are issued, reserved for issuance or outstanding. Each share of Merger Sub Common Stock is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of all Encumbrances. No Merger Sub Common Stock is subject to or issued in violation of any provision of any foreign, federal or state securities Laws, the NRS, the Subsidiary Organizational Documents of Merger Sub or any contract to which Merger Sub is a party. There are no other outstanding securities of Merger Sub other than the Merger Sub Common Stock. Except for the Merger Sub, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and Merger Sub does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.3           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company, and (ii) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company or its shareholders are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions,.

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3.4         Governmental Approvals. Except as otherwise described in Section 3.4 of the Company Disclosure Schedule, no Consent of or with any Governmental Authority on the part of the Company or the Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined herein), (iii) such filings as contemplated by this Agreement, (iv) any filings required with the NASDAQ Capital Market (“NASDAQ”) with respect to the transactions contemplated by this Agreement, including the Tender Offer (defined below), the Registration Statement (defined below), and issuance of the Ordinary Shares, (v) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (vi) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Materially Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

3.5         No Violations. Except as otherwise described in Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company and Merger Sub of this Agreement and each other ancillary agreement related hereto and the consummation by the Company and Merger Sub of the transactions contemplated hereby and thereby and compliance by the Company and Merger Sub with any of the provisions hereof or thereof will not, as the case may be, (i) conflict with or violate any provision of the Company Organizational Documents or Merger Sub Organizational Documents, as the case may be, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined herein), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of the Company, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such Consent or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which the Company or any of its respective assets or properties are subject.

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3.6         SEC Filings and Company Financial Statements.

(a)         The Company, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/ or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Section 3.6 of the Company Disclosure Schedule lists and, except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to Li3 any copies in the form filed with the SEC of all of the following: (i) the Company’s Annual Reports and Transition Reports on Form 10-K/A and/ or Form 20-F/A for each fiscal year of the Company beginning with the first year the Company was required to file such a form, (ii) the Company’s Quarterly Reports on Form 10-Q/A or Reports of Foreign Issuer on Form 6-K, as applicable, for each fiscal quarter that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”) and (vi) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, and (x) the Sarbanes-Oxley Act with respect to any report referred to in clause (i) above (collectively, the “Company Certifications”). The Company SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) (except to the extent that information contained in any Company SEC Report has been revised or superseded by a later Company SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Li3 is aware that the Company has restated certain of its Company SEC Reports for the reason set forth in the Form 6-K filed by the Company on April 29, 2013 (the “Restatement”). To the extent required by the Exchange Act, the Company Certifications were each true and correct on the date made. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Company’s board of directors (x) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)         The financial statements and notes contained or incorporated by reference in the Company SEC Reports, as amended for the Restatement (the “Company Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). No financial statements other than those of the Company are required by GAAP to be included in the financial statements of the Company. The Company has no off-balance sheet arrangements. The Company Financials, to the extent required for inclusion in the filings with the SEC and mailings or other distributions to the Company’s shareholders as they relate to the Tender Offer, will comply in all material respects with the Exchange Act and the published general rules and regulations of the SEC.

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(c)         Since March 11, 2011, neither the Company, or to the Company’s knowledge, any director, officer or employee of the Company, or any auditor or accountant of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the Company’s knowledge, since March 11, 2011, no employee and no member of the Company Board nor any attorney representing the Company, whether or not employed by the Company, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents or reported written evidence of any such violation to the Company Board or any committee thereof or to any director or executive officer of the Company

3.7         Absence of Undisclosed Liabilities. The Company is not subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities or obligations reflected in Section 3.7 of the Company Disclosure Schedule.

3.8         Compliance with Laws. The Company is in compliance with all Laws applicable to it and the conduct of its business as currently conducted. The Company is not in conflict with, or in default or violation of, nor since its formation, has received any notice of any conflict with, or default or violation of, (A) any applicable Law by which the Company or its property or assets is bound or affected, or (B) any Company Material Contract (as defined herein) to which the Company is a party or by which the Company or any property, asset or right of the Company is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, (x) since the date of the Company’s formation, the Company has given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between the Company any affiliate are in compliance in all material respects with the requirements of all applicable Laws. There is no pending or, to the knowledge of the Company, threatened proceeding or investigation to which the Company is subject before any Governmental Authority regarding whether the Company has violated in any material respect any applicable Laws. Since the date of its formation, the Company has not received notice of any material violation of, or noncompliance with, any Law applicable to the Company or directing the Company to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws. Since its date of formation, the Company has timely filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company with any Governmental Authority that have not been remedied.

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3.9         Regulatory Agreements; Permits; Qualifications.

(a)         There are no (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company or any property or asset owned by it, or (iii) resolutions or policies or procedures adopted by the Company at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company to conduct its business as currently being conducted, (B) in any manner impose any requirements on the Company in respect of the provision of its products, services and/ or business that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require the Company or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company, or (D) in any manner relate to the ability of the Company to pay dividends or otherwise materially restrict the conduct of business of the Company in any respect.

(b)         The Company holds all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.9(b) of the Company Disclosure Schedule sets forth each Company Permit. The Company is not in violation of the terms of any Company Permit that would reasonably be expected to result in a Company Material Adverse Effect.

(c)         No investigation, review or market conduct examination by any Governmental Authority with respect to the Company, or its affiliates, is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

3.10        Absence of Certain Changes.

(a)         Except as set forth in Section 3.10 of the Company Disclosure Schedule or as consented to in writing by the Company (and excluding the transactions contemplated hereby), since its date of formation, the Company has conducted its business in the ordinary course of business consistent with past practice.

(b)         Except as contemplated by this Agreement, since the date of the Company’s formation, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Company Material Adverse Effect.

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3.11        Taxes and Returns.

(a)         The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Company Tax Returns”), which Company Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)         Section 3.11(b) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and the Merger Sub files or is required to file a Company Tax Return.

(c)         To the Knowledge of the Company, the Company is not being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)         There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(e)         There are no material liens with respect to any Taxes upon any of the Company’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

(f)         The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)         The Company has not made any change in accounting methods or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)         The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)         The Company does not have any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

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(j)         The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company with respect to any period following the Closing Date.

(k)         The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)         Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor the Merger Sub: (i) are presently subject to U.S. taxation on their activities, or (ii) are subject to U.S. tax filing obligations.

3.12        Restrictions on Business Activities. There is no agreement or Order binding upon the Company which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company as its business as is currently conducted, any acquisition of property by the Company, or restricting in any material respect the ability of the Company from engaging in business as currently conducted by it or from competing with other Persons.

3.13        Employee Benefit Plans. The Company does not maintain, and has no liability under, any (i) employee benefit plans (as defined in Section 3(3) of ERISA), (ii) material loans from the Company to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant or director, or which could reasonably be expected to have any material liabilities or obligations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.14        Employee Matters. The Company has no paid employees.

3.15        Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any Intellectual Property.

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3.16        Real Property. The Company does not own or lease any real or personal property.

3.17        Environmental Matters. Except for such matters that are not reasonably expected to have a Company Material Adverse Effect, the Company: (i) has, to the knowledge of the Company, complied with all applicable Environmental Laws (ii) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (iii) is not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

3.18        Material Contracts.

(a)         Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by the Company on less than thirty (30) days’ prior notice without payment of a penalty or termination fee (the “Company Material Contracts”). All Company Material Contracts have been made available to Li3 other than those that are exhibits to the Company SEC Reports.

(b)         With respect to each Company Material Contract: (i) the Company Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company and, to the Company’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Company is not in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Company, or permit termination or acceleration by the other party, under the Company Material Contract that would reasonably be expected to have a Company Material Adverse Effect; and (iv) to the Company s knowledge, no other party to the Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under any Company Material Contract.

3.19        Litigation. Except as disclosed in Section 3.19(a)(i) of the Company Disclosure Schedule, there is no Action pending, or, to the knowledge of the Company, threatened against the Company, the Merger Sub, or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no Order binding against the Company, Merger Sub, or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Merger Sub are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in Section 3.19(a)(ii) of the Company Disclosure Schedule, there is no material Action that the Company or the Merger Sub has pending against other parties.

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3.20         Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company and any (i) present or former director, officer, employee or affiliate of the Company, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the Company’s outstanding Ordinary Shares as of the date hereof.

3.21         Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.22         Books and Records. All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

3.23         Finders and Investment Bankers. Except as set forth on Section 3.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.24         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (a) any Report on Form 6-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the mailings or other distributions to the Company’s shareholders, including the Proxy Materials, Offer Documents, or any amendment thereto, will, when filed, mailed or distributed, as applicable, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures shall, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Li3.

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Article IV

COVENANTS

4.1         Access and Information; Confidentiality.

(a)         Li3 shall give, and shall direct the Li3 Subsidiaries and its and the Li3 Subsidiaries’ accountants and legal counsel to give, the Company and its Representatives (as defined herein), at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company in advance), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Li3 or any Li3 Subsidiary, as the Company or its Representatives may reasonably request regarding Li3’s or any Li3 Subsidiary’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct Li3’s Representatives to reasonably cooperate with the Company in its investigation; provided, however, that the Company shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Li3.

(b)         The Company shall give, and shall direct the Company Subsidiaries and its and the Company Subsidiaries’ accountants and legal counsel to give, Li3 and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Li3 in advance), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Company or any Company Subsidiary, as Li3 or its Representatives may reasonably request regarding the Company or any Company Subsidiary’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct the Company’s Representatives to reasonably cooperate with Li3 in its investigation; provided, however, that Li3 shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

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(c)         All information obtained by Li3 and the Company pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the Mutual Non-Disclosure Agreement, dated as of February 5, 2013, by and between the Company and Li3 (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates, (ii) as required to carry out a Party’s obligations hereunder, (iii) as may be required under this Agreement, or (iv) as may be required to defend any action brought against such Person in connection with this Agreement, and in the case of clause (iv), in accordance with and subject the terms and conditions of the Confidentiality Agreement.

(d)         In no event shall a Party have access to any information that (x) based on advice of counsel, disclosure of such information (A) would violate applicable Laws, including U.S. Antitrust Laws, or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, or (y) in the reasonable judgment of the other Party, could result in the disclosure of any trade secrets of third parties and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 4.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.2         Conduct of Business of Li3.

(a)         Unless the Company hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.2 of the Li3 Disclosure Schedule, (i)  Li3 shall, and shall cause each Li3 Subsidiary to, conduct its business, in all material respects, in the ordinary course of business consistent with past practice, and (ii)  Li3 shall, and shall cause each Li3 Subsidiary to, preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets, all as consistent with past practice.

(b)         Without limiting the generality of the Section 4.2(a) and except as contemplated by the terms of this Agreement or as set forth on Section 4.2 of the Li3 Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects), during the Executory Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Li3 shall not, and shall cause each Li3 Subsidiary not to:

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(i)         amend, waive or otherwise change, in any respect, any of the Li3 Organizational Documents or Li3 Subsidiary Organizational Documents;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock, equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock or equity securities, including any securities convertible into or exchangeable for any of its capital stock or equity securities of any class and any other securities-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or equity securities;

(iii)        split, combine, recapitalize or reclassify any of its capital stock or issue any other equity securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, securities or property or any combination thereof) in respect of its capital stock or equity securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital stock or equity securities;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) not to exceed $3,000,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v)         increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2012 or 2013, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Li3 Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Li3 Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Li3 Intellectual Property or Li3 Licensed Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)       terminate or waive or assign any material right under any Li3 Material Contract or any tenant lease or enter into any contract (A) involving amounts potentially exceeding $50,000 per year or (B) that would be a Li3 Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

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(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Li3 or any Li3 Subsidiary in an amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by Li3’s outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by Li3) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)      close or materially reduce Li3’s or any Li3 Subsidiary’s activities, or effect any layoff or other Li3 or any Li3 Subsidiary initiated personnel reduction or change, at any of Li3’s or any Li3 Subsidiary’s facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)       make capital expenditures in excess of $200,000 (individually or in the aggregate);

(xvii)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)     voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $3,000,000 (individually or in the aggregate) other than pursuant to the terms of a Li3 Material Contract or Li3 Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of Li3 Common Stock;

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(xxi)         take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Li3 Affiliate Transaction; or

(xxiii)      authorize or agree to do any of the foregoing actions.

4.3         No Solicitation.

(a)         For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving Li3 or any Li3 Subsidiary, on one hand, and any third Person, on the other hand, or the acquisition or purchase of fifty percent (50%) or more of Li3’s or any Li3 Subsidiary’s assets or business, and any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third Person beneficially owning fifty percent (50%) or more of any class of capital stock or voting securities of Li3 or any Li3 Subsidiary.

(b)         During the Executory Period, in order to induce the Company to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, except as previously disclosed to the Company in writing, Li3 shall not, and shall cause the Li3 Subsidiaries not to, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Li3 or any Li3 Subsidiary to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which Li3 or any Li3 Subsidiary is a party. Without limiting the foregoing, Li3 shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. Li3 shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

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(c)         Li3 shall notify the Company as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by Li3, any Li3 Subsidiary and/ or the Li3’s Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, other than any Acquisition Proposal that would come from a party previously disclosed to the Company in writing as exempted in Section 4.3(b), and (ii) any request for non-public information relating to Li3 or any Li3 Subsidiary specifying in the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information, other than any request that would come from a party previously disclosed to the Company in writing as exempted in Section 4.3(b). Li3 shall keep the Company promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, except as previously disclosed to the Company in writing, Li3 shall, and cause Li3 Subsidiaries to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct its Representatives to cease and terminate any such solicitations, discussions or negotiations.

(d)         Notwithstanding anything in this Section 4.3 to the contrary, at any time prior to the Li3 Stockholder Vote, if Li3 receives a bona fide Acquisition Proposal which the Li3 Board of Directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below) that was made after the date hereof and that did not result from a breach of this Section 4.3 by Li3, the Li3 Board of Directors may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the Li3 Board of Directors to its stockholders under applicable Law, the Li3 Board of Directors may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Company, the approval or recommendation by such board or committee of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “Li3 Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that Li3 shall not be entitled to exercise its right to make a Li3 Change of Board Recommendation pursuant to this sentence unless Li3 has: (A) provided the Company five (5) Business Days’ prior written notice (such notice, a “Li3 Notice of Superior Proposal”), which notice shall not be deemed to be a Li3 Change of Board Recommendation, advising the Company that the Li3 Board of Directors intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Li3 Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Li3 Notice of Superior Proposal and a new five (5) Business Day notice period), (B) during the applicable notice period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Company following a Li3 Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

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(e)         A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Li3 Board of Directors determines, in its good faith judgment, is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Li3 pursuant to which the stockholders of Li3 immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any Person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Li3), directly or indirectly, of ownership of 100% of the then outstanding shares of Li3 Common Stock, in each case on terms (including conditions to consummation of the contemplated transaction) that the Li3 Board of Directors determines, in its good faith judgment, to be more favorable to the stockholders of Li3 than the Merger and for which financing, to the extent required, is then committed.

4.4         Preparation of Registration Statement and Prospectus; Shareholders/Stockholders Meeting.

(a)         As promptly as practicable, but in no event more than one week following the execution of this Agreement, the Company and Li3 shall prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (the “Registration Statement”), which will include a proxy statement/ prospectus of Li3 (the “Proxy Statement”). Each of Li3 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Li3 will cause the Proxy Statement to be mailed to its stockholders promptly after the Registration Statement is declared effective under the Securities Act. Li3 acknowledges that a substantial portion of the prospectus contained in the Registration Statement shall include disclosure regarding Li3 and its management, operations and financial condition. Accordingly, Li3 agrees to promptly provide the Company with the information concerning Li3, its management and operations and financial condition required to be included in the Registration Statement. Li3 shall make its, and cause each Li3 Subsidiary to make its, managers, directors, officers and employees available to the Company and its counsel in connection with the drafting of the Proxy Statement and Registration Statement and responding in a timely manner to comments thereon from the SEC. The Company, with the cooperation and assistance of Li3, shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Li3 shall use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Li3 shall promptly furnish all information concerning Li3 and the holders of Li3 Common Stock as may be reasonably requested in connection with the foregoing actions. The Company shall, as promptly as reasonably practicable after receipt thereof, provide Li3 copies of any written comments and advise Li3 of any oral comments, with respect to the Registration Statement received from the SEC. Each Party shall also advise the other Party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspensions of the qualification of the Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction. The Parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, the Company or Li3 has knowledge of any information relating to the Company, Li3 or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Registration Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of the Company.

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(b)         Each of the Company and Li3 shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Company, Li3 or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the offer and sale of the Merger Consideration.

(c)         Each of the Company and Li3 shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such Party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

(d)         Li3 shall bear all expenses of the Registration Statement, including fees and expenses, if any, of legal counsel or other advisors.

(e)         Li3 shall duly give notice of, convene and hold a meeting of its stockholders (the “Li3 Stockholders Meeting”) as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the sole purpose of obtaining stockholder approval of the Merger (the “Li3 Stockholder Vote”). Li3 shall use commercially reasonable efforts to solicit approval of the Merger from the stockholders of Li3 and include in the Proxy Statement the recommendation of the Li3 Board of Directors to its stockholders to vote in favor the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, Li3 may adjourn or postpone the Li3 Stockholders Meeting as and to the extent required by applicable Law. The Company shall make its and the Merger Sub’s directors, officers, employees and consultants available to Li3 and its counsel in connection with obtaining the Li3 Stockholders Vote and the drafting of the Proxy Statement. If, prior to the Effective Time, any material event occurs with respect to the Company or the Merger Sub, or any material change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Company shall promptly notify Li3 of such event, and Li3 and the Company shall cooperate in the prompt preparation and distribution of any necessary amendment or supplement to the Registration Statement and Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Li3.

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(f)         Li3 shall promptly transmit any amendment or supplement to the Li3 stockholders, if at any time prior to the Li3 Stockholders Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

4.5         Directors and Officers of the Company After Closing. The Parties shall take all necessary action, including causing the directors of the Company prior to the Closing to resign, so that seven (7) individuals (of whom four (4) shall be appointed by Li3 and three (3) shall be appointed by the Company) shall be appointed to the board of directors of the Company immediately after the Closing Date. Immediately after the Closing Date, the Parties shall take all necessary action to designate and appoint Luis Francisco Saenz, Patrick Cussen, Patricio Campos, Harvey McKenzie, SungWon Lee, Myron Manternach and Jonathan Lee to be appointed to the board of directors of the Company. Immediately after the Closing Date, the Parties shall take all necessary action to designate and appoint Luis Francisco Saenz (President and Chief Executive Officer) and Luis Santillana (Chief Financial Officer, Secretary and Treasurer) as officers of the Company.

4.6         Listing. On and after the Effective Time and subject to the provisions of this Agreement, the Company shall use its best efforts to have the Ordinary Shares listed in Canada on the TSX Venture Exchange and to continue to have the Ordinary Shares listed in the United States on the NASDAQ.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

5.1         Notification; Commercially Reasonable Efforts.

(a)         Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Li3, as applicable, any officer or director, in his or her capacity as such, of the Company or Li3, as applicable, or any of their affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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(b)         Commercially Reasonable Efforts.

(i)         Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals (as defined below)), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (x) the Company shall prepare (with the assistance of Li3) and file with the SEC the Schedule TO (as defined herein) as promptly as practicable after the date hereof and shall commence and conduct a Tender Offer (as defined herein) to repurchase certain of its Ordinary Shares prior to Closing and, in connection therewith, Li3 shall cooperate with the Company in preparing all documents needed by it for, and taking all other actions reasonably requested by the Company in connection with, the Tender Offer, and (y) to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(ii)         Li3 and the Company shall, in connection with the efforts referenced in Section 5.1(b)(i) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the SEC or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the SEC or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ, the SEC or such other applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/ or responding to requests or objections made by any Governmental Authority.

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(c)         As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities, requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for representatives to be present for such hearing or meeting.

(d)         If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby

(e)         In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement

(f)         Prior to the Effective Time, the Parties shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

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(g)         Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Company Material Adverse Effect or Li3 Material Adverse Effect, as the case may be, to such Party, or (ii) such Party having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

(h)         Li3 shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Li3 or its directors and officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without the Company’s consent.

(i)         For purposes of Section 5.1, “commercially reasonable efforts” shall not include nor require any Party or any of its subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have an Li3 Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Merger), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have an Li3 Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Merger), as the case may be. Notwithstanding anything herein to the contrary, neither Li3, the Company, nor any of their respective subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Merger without the prior written consent of the other Parties

5.2         Public Announcements. The Parties hereto agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any of their affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

5.3         Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.4         Tender Offer; Other Actions.

(a)         Tender Offer. As soon as is reasonably practicable after receipt by the Company from Li3 of all financial and other information required in the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”), the Company shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase the remaining outstanding Ordinary Shares sold in its IPO (the “Tender Offer”) for cash in accordance with the Company’s Charter. In connection therewith, the Company shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “Offer Documents”) for the purpose of conducting the Tender Offer. Li3 shall furnish to the Company all information concerning Li3, Li3 Subsidiaries and their respective businesses required to be set forth in the Offer Documents. Li3 and its counsel shall be given an opportunity to review and comment on the Schedule TO and Offer Documents prior to its or their filing with the SEC. The Company, with the assistance of Li3, shall promptly respond to any SEC comments on the Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. The Company shall promptly distribute the completed Offer Documents to the holders of its Ordinary Shares and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Ordinary Shares properly tendered to the Company pursuant to the Tender Offer.

(b)         Offer Documents. The Company shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of the Laws of the British Virgin Islands in the preparation, filing and distribution of the Offer Documents, the conduct of the Tender Offer thereunder, and the purchase of the Ordinary Shares thereunder. Without limiting the foregoing, the Company shall ensure that the Offer Documents do not, as of the date on which it is first distributed to the shareholders of the Company, and as of the date of the closing of the Tender Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c)         Li3 Cooperation. Li3 acknowledges that a substantial portion of the filings with the SEC and mailings to the Company’s shareholders with respect to the Tender Offer shall include disclosure regarding Li3, Li3 Subsidiaries and their respective management, operations and financial condition. Accordingly, Li3 agrees to provide, as promptly as practicable, the Company with such information as shall be reasonably requested by the Company for inclusion in or attachment to the Offer Documents to be filed and/ or mailed as of and following the commencement of the Tender Offer, ensure that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about Li3 as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. Li3 understands that such information shall be included in the Offer Documents and/ or responses to comments from the SEC or its staff in connection therewith and mailings. Li3 shall, and shall cause the Li3 Subsidiaries to, make its directors, officers and employees available to the Company and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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(d)         Other Actions. As promptly as practicable after the execution of this Agreement, the Parties shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, the Company shall prepare and file a pre-commencement Schedule TO-C or Schedule TO-I amendment and/ or Report on Form 6-K and Li3 shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which Li3 and the Company, respectively, shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, the Company shall prepare a draft amendment to Schedule TO and/ or Report on Form 6-K announcing the completion of the Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (“Closing Filing”), which Li3 shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, the Parties shall mutually agree on and issue a press release announcing the results of the Tender Offer and, if applicable, the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release and each of the Company and Li3 shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter. In connection with the preparation of the Signing Filing, the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, and for such other reasonable purposes, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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5.5         Required Information. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of the Company, Merger Sub and/or Li3 to any Government Authority, FINRA or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, Li3, the Company and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers, shareholders and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of Li3, the Company or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.6         Survival of Representations and Warranties; Indemnification.

(a)         Survival. The representations, warranties and covenants to be performed prior to the Closing of a Party which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the two (2) year anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.7, 2.9, 2.16, 2.17, 2.19, 2.21, 2.29, 3.7, 3.11, and 3.24 will survive until the applicable statute of limitations, and (ii) any representation, warranty or covenant the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

(b)         Indemnification by the Company. Subject to the terms and conditions of this Section 5.6 and Section 8.1, Li3, its affiliates and each of their respective directors, officers, agents, successors and permitted assigns (each, an “Li3 Indemnified Party”) shall be entitled to indemnification, from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) that such Li3 Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Company of any representations, warranties, covenants or agreements contained in this Agreement.

(c)         Indemnification by Li3. Subject to the terms and conditions of this Section 5.6, the Company, its affiliates and each of their respective directors, officers, agents, successors and permitted assigns (each, a “Company Indemnified Party”) shall be entitled to indemnification, from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Li3 of any representations, warranties, covenants or agreements contained in this Agreement.

(d)         Certain Limitations on Indemnification. No claim may be asserted nor may any action be commenced for indemnification hereunder unless the Person entitled to indemnification hereunder (the “Indemnified Party”) shall have notified the Party obligated to indemnify hereunder (the “Indemnifying Party”) in writing of the existence of such claim or action, and such notice describes in reasonable detail the facts and circumstances which relate to the subject matter of such claim or action to the extent then known.

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(e)         Third Party Actions. If any Action is begun, made or instituted by a third Person as a result of which any Indemnifying Party may become obligated to an Indemnified Party, such Indemnified Party shall give written notice to the Indemnifying Party. The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any Action at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at his, her or its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails to timely defend, contest or otherwise protect against such Action or send a reservation of rights as set forth in clause (A) below, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Action, and the Indemnifying Party shall be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party. If the Indemnifying Party assumes the defense of any Action, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification, unless the Indemnifying Party delivers written notice to the Indemnified Party reserving the right to deny indemnification and/ or defense of the Action thereafter (in which case the Indemnified Party may assume the defense of such Action unless such reservation of rights is withdrawn within thirty (30) days), and (B) no compromise or settlement of such claims may be effected by any Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld or delayed).

Article VI

CONDITIONS

6.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)         Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)         Tender Offer. The Tender Offer shall have been completed in accordance with Section 5.4 and the Company shall have accepted for payment the Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender Offer.

(c)         Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)         Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), shall have been obtained or made.

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(e)         No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

(f)         Litigation. There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer or director in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect.

(g)         Li3 Stockholder Vote. The Li3 Stockholder Vote shall have been obtained in accordance with the NRS and Li3’s Organizational Documents.

6.2         Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a)         Representations and Warranties. Each of the representations and warranties of Li3 set forth in this Agreement shall be true and correct.

(b)         Agreements and Covenants. Li3 shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under this Agreement.

(c)         Officer Certificate. Li3 shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Li3 in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)         Secretary’s Certificate. Li3 shall have delivered to the Company a true copy of the resolutions of the Li3 Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of Li3 or similar officer.

(e)         Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Li3 since the date of this Agreement.

(f)         Legal Opinion. The Company shall have received opinions from Li3‘s counsels, including Anslow & Jaclin, LLP, Baker & McKenzie LLP and Cane Clark LLP, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

(g)         Requisite Consents. The Consents required to be obtained by Li3 from or made with any third Person in order to consummate the transactions contemplated by this Agreement, as set forth in Schedule 6.2(g) of the Li3 Disclosure Schedule, shall have each been obtained or made.

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(h)         Good Standing. The Company shall have received a certificate of good standing of Li3, dated no more than three (3) days prior to the Closing Date, issued by the appropriate Governmental Authority.

(i)         Lock-Up and Support Agreement. Holders of a minimum of 51% of the Li3 Common Stock shall have entered into lock-up and support agreements with the Company and Li3, pursuant to which such stockholders, agree, on his, her or its own behalf and on behalf of entities, successors, permitted assigns, family members or trusts affiliated with or controlled by him, her or it: (a) to vote in favor of the Merger at the Li3 Stockholders Meeting and (b) not to offer, issue, grant any option on, sell, transfer or otherwise dispose of any Merger Consideration owned directly or indirectly by such stockholders until the earlier of (A) one (1) year after the consummation of the Merger or (B) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the completion of the Merger that results in the Company shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”); provided, however, if the Company’s Ordinary Share price reaches or exceeds $11.50 for any twenty (20) trading days within any 30-trading day period during the Lock-Up Period, fifty percent (50%) of such stockholder’s Merger Consideration will be released from the lock-up and, if the Company’s Ordinary Share price reaches or exceeds $15.00 for any twenty (20) trading days within any 30-trading day period during the Lock Up Period, the remaining fifty percent (50%) of each shareholder’s Merger Consideration shall be released from the lock-up.

(j)         Investor Rights Agreement. POSCO Canada Ltd. (“POSCO”) shall have entered into an investor rights agreement with the Company and Li3, pursuant to which POSCO will be entitled to certain rights as a stockholder of the Company, including without limitation, preemptive rights, consent rights, information rights and the right to nominate one director to the Company’s board of directors.

6.3         Conditions to Obligations of Li3. The obligations of Li3 to consummate the Merger are subject to the satisfaction (or waiver by Li3) of the following additional conditions:

(a)         Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct.

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under this Agreement.

(c)         Officer Certificate. The Company shall have delivered to Li3 a certificate, dated the Closing Date, signed by an executive officer, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

(d)         Secretary’s Certificate. The Company shall have delivered Li3 a true copy of the resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of the Company or similar officer.

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(e)         Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(f)         Good Standing. Li3 shall have received a certificate of good standing of the Company, dated no more than three (3) days prior to the Closing Date, issued by the appropriate Governmental Authority.

(g)         Legal Opinion. Li3 shall have received an opinion from the Company’s counsel, Ellenoff Grossman & Schole LLP and Forbes Hare, in form and substance reasonably satisfactory to Li3, addressed to Li3 and dated as of the Closing Date.

(h)         Requisite Consents. The Consents required to be obtained by the Company from or made with any third Person in order to consummate the transactions contemplated by this Agreement, as set forth in Schedule 6.3(h) of the Company Disclosure Schedule , shall have each been obtained or made.

(i)         Trust Account.          The Company having a minimum of $5.0 million (including funds remaining in the Trust Account) upon the closing of the Tender Offer and after payment of the Company’s expenses, including expenses relating to the Tender Offer, the Merger, the balance due on the promissory note with the Sponsor, and deferred underwriting commissions payable to the underwriters of the Company’s IPO.

(j)         Directors. The Company shall have caused the directors set forth in Section 4.5 to be appointed to the board of directors of the Company as of the Closing Date.

(k)         Name Change. The Company shall have taken all actions necessary to change its corporate name to “Li3 Energy Corp.”

6.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII

TERMINATION AND EXPENSES

7.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(a)         by mutual written consent of the Company and Li3;

(b)         by written notice by any Party if any of the Closing conditions set forth in Article VI have not been satisfied or waived by the Drop Dead Date; provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the failure by such Party to fulfill any obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date;

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(c)         by written notice by Li3, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of the Company shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days of notice of such breach or inaccuracy; or

(d)         by written notice by the Company, if (i) there has been a material breach by Li3 of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Li3 shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days of notice of such breach or inaccuracy.

7.2         Effect of Termination.

(a)         In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) Sections 4.1(c), 5.6, 7.2 and Articles VIII and IX shall survive the termination of this Agreement, and (ii) subject to Section 5.6, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 5.6, this Section 7.2 and Section 7.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

(b)         In the event of a termination of this Agreement for any reason, Li3 shall pay the Company a termination fee equal up to a maximum of $150,000 for Expenses documented and actually incurred by the Company in connection with the preparation of this Agreement, the Registration Statement, the Tender Offer as well as the proxy solicitation and tender offer conducted by the Company prior to the execution of this Agreement (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds within ten (15) Business Days after Li3 receiving the documented Expenses, to an account designated in writing by the Company, except that Li3 will have an additional ten (10) days to review and pay any Expense not generally associated with the type of transaction contemplated by this Agreement.

7.3         Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/ or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto and all other matters related to the consummation of this Agreement. With respect to the Company, Expenses shall include any and all deferred underwriting commissions payable to the underwriters of the Company’s IPO upon consummation of a business combination.

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7.4          Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

7.5         Waiver. Any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1         Waiver of Claims Against Trust. Reference is made to the final prospectus of the Company, dated July 14, 2011 (File No. 333-173419) (the “Prospectus”). Li3 warrants and represents that it has read the Prospectus and understands that the Company has established a trust account containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of $80,237,500 for the benefit of the Company’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (i) to the Public Shareholders in the event they elect to redeem their shares of the Company in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Shareholders if the Company fails to consummate its Business Combination on or prior to July 22, 2013, (iii) to the Company after or concurrently with the consummation of its Business Combination, and (iv) in any manner as provided in the Company’s Charter. For and in consideration of the Company entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Li3 hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Li3 and the Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Li3 hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Li3 agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and Li3 further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent Li3 commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, Li3 hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Li3 (or any party claiming on Li3’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Li3 commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from Li3 the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

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Article IX

MISCELLANEOUS

9.1         Survival. The Confidentiality Agreement, Sections 4.1(c), 5.6, 7.2 and 7.3, Article VIII and this Article IX shall survive any termination of this Agreement.

9.2         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Li3, to:

Li3 Energy, Inc.

Marchant Pereira 150

803 Providencia

Santiago de Chile, Chile

Attn: Luis Francisco Saenz
E-mail: info@li3energy.com

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with a copy to (but which shall not constitute notice to Li3):

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, New Jersey 07726

Attn: Richard I. Anslow, Esq.

Facsimile: (732)577-1188

(ii)	if to the Company, to:

Blue Wolf Mongolia Holdings Corp.
Suite 409, Central Tower

2 Sukhbaatar Square, Sukhbaatar District 8

Ulaanbaatar 14200, Mongolia

Attn: Lee O. Kraus
E-mail: lee.kraus@bluewolfmngl.com

with a copy to (but which shall not constitute notice to the Company):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Douglas Ellenoff, Esq.
Facsimile: (212) 370-7889

9.3         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of his, her or its obligations hereunder.

9.4         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any state or federal court located in New York, New York, for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of himself, herself or itself, or his, her or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.5         Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right he, she or it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that he, she or it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7         Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total capital stock or equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge of any director or executive officer of the Company, each after due inquiry, and when used with respect to Li3, shall mean the actual knowledge of any director or executive officer of Li3, each after due inquiry, (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close, and (vi) the term “Dollars” or “$” means United States dollars unless expressly stated otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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9.8         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Li3 Disclosure Schedule and the Company Disclosure Schedule referred to herein, which exhibits and disclosure schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

9.9         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

9.10         Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12         Further Assurances. Each Party shall further cooperate with the other Parties and use such Party’s respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

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9.13         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

Term	Section
Acquisition Proposal	4.3(a)
Action	2.12
Affiliate	9.7
Aggregate Cap	5.3(d)(ii)
Agreement	Preamble
Ancillary Public Disclosures	2. 29
Antitrust Laws	5.1(b)
Appraisal Shares	1.5
Articles of Merger	1.1(c)
Business Combination	8.1
Business Day	9.7
Certificate	1.3(a)
Certifications	2.7(a)
Charter	3.1(a)
Claims	8.1
Closing	1.1(b)
Closing Date	1.1(b)
Closing Filing	5.4(d)
Closing Press Release	5.1(d)
Cocina Company	2.29(c)
Cocina Mining Concessions	2.29(c)
Code	1.1(h)
Commercially reasonable efforts	5.1(h)
Company	Preamble
Company Certifications	3.6(a)
Company Disclosure Schedule	Preamble Article III
Company Financials	3.6(b)
Company Indemnified Party	5.6(c)
Company Material Adverse Effect	3.1(b)
Company Material Contracts	3.18(a)
Company Permits	3.9(b)
Company Organizational Documents	3.1(a)
Company SEC Reports	3.6(a)
Company Tax Returns `	3.11(a)
Confidentiality Agreement	4.1(c)
Consent	2.5
Converted Option	1.4(a)
Converted Warrant	1.4(b)
Damages	5.8(b)
DOJ	5.1(b)

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Term	Section
DOL	2.16(b)
Dollars	9.7
Drop Dead Date	1.1(b)
Effective Time	1.1(c)
Encumbrance	2.2(d)
Enforceability Exceptions	2.4
ERISA	2.16(a)
Environmental Laws	2.21
Exchange Act	2.5
Exchange Agent	1.3(a)
Exchange Ratio	1.2
Executory Period	4.2(a)
Exploration Mining Concessions	2.28(d)
Expenses	7.3
FINRA	2.26
FTC	5.1(b)
GAAP	2.7(b)
Governmental Authority	2.5
Hazardous Substance	2.21
Indebtedness	2.2(d)
Indemnified Party	5.6(d)
Indemnifying Party	5.6(d)
Intellectual Property	2.15(b)
IPO	8.1
Knowledge	9.7
Law or Laws	2.6
Li3	Preamble
Li3 Accounts Receivable	2.25
Li3 Affiliate Transaction	2.22
Li3 Benefit Plans	2.16(a)
Li3 Change of Board Recommendation	4.3(d)
Li3 Common Stock	Recitals
Li3 Disclosure Schedule	Preamble Article II
Li3 ERISA Affiliate	2.16(a)
Li3 Financials	2.7(b)
Li3 Foreign Benefit Plans	2.16(g)
Li3 Indemnified Party	5.6(b)
Li3 Intellectual Property	2.15(a)
Li3 Leases	2.19(a)
Li3 Licensed Intellectual Property	2.15(a)
Li3 Material Adverse Event	2.1
Li3 Material Contract	2.14(a)
Li3 Notice of Superior Proposal	4.3(d)

66

Term	Section
Li3 Option	1.4(a)
Li3 Organization Documents	2.1
Li3 Permits	2.11(b)
Li3 Real Property	2.19(a)
Li3 SEC Reports	2.7(a)
Li3 Stockholders Meeting	4.4(e)
Li3 Stockholder Vote	4.4(e)
Li3 Subsidiary	2.1
Li3 Subsidiary Organization Documents	2.1
Li3 Warrant	1.4(b)
Lock-up Period	6.2(h)
Maricunga Companies	2.28(b)
Merger	Recitals
Merger Consideration	1.2
Merger Sub	Preamble
Merger Sub Common Stock	1.1(e)
Merger Sub Organizational Documents	3.1(c)
Minera Li	2.28(b)
NASDAQ	3.4
NRS	Recitals
Off-the-Shelf Software Agreements	2.14(a)
Offer Documents	5.4(a)
Order	2.12
Ordinary Shares	1.2
Party or Parties	Preamble
Permitted Encumbrances	2.6
Person	9.7
POSCO	6.2(j)
Prospectus	8.1
Proxy Statement	4.4(a)
Public Shareholders	8.1
Registration Statement	4.4(a)
Representatives	4.1(c)
Requisite Regulatory Approvals	6.1(d)
Restatement	3.6(a)
Sarbanes-Oxley Act	2.7(a)
Schedule TO	5.6(a)
SEC	2.7(a)
Securities Act	2.3
Signing Filing	5.4(d)
Signing Press Release	5.4(d)
Sponsor	1.6
Sponsor Agreement	1.6

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Term	Section
Subsidiary	9.7
Superior Proposal	4.3(e)
Surviving Company	1.1(a)
Tax or Taxes	2.17(l)
Tax Returns	2.17(a)
Tender Offer	5.4(a)
Termination Fee	7.2(b)
Trust Account	8.1

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by him, her or its respective duly authorized officer as of the date first above written.

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: Chief Executive Officer

BLUE WOLF ACQUISITION SUB, INC.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: President

Li3 ENERGY, INC.

By:	/s/ Luis Francisco Saenz
Name: Luis Francisco Saenz
Title: Chief Executive Officer

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IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT BLUE WOLF BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Blue Wolf Mongolia Holdings Corp.

Suite 409, Central Tower

2 Sukhbaatar Square, Sukhbaatar District 8

Ulaanbaatar 14200, Mongolia

Tel: 976-7010-0248

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

By Facsimile (for Eligible Institutions only) (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (917) 262-2378

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers set forth below. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400

mngl.info@morrowco.com

Offer to Purchase

July 5, 2013